Filed Pursuant to Rule 424(b)(4)
Registration No. 333-187450

PROSPECTUS

13,700,500 Shares

Common Stock

This is the initial public offering of American Residential Properties, Inc., an internally managed real estate company that acquires, owns and manages single-family homes as rental properties. We are offering 13,700,000 shares of our common stock, $0.01 par value per share, and the selling stockholder named in this prospectus is offering 500 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our short taxable year ended December 31, 2012. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter generally limits beneficial and constructive ownership by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” for a description of the ownership and transfer restrictions applicable to our common stock.

Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the New York Stock Exchange, or the NYSE, under the symbol “ARPI,” subject to official notice of issuance.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we will be subject to reduced public company reporting requirements.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 24.

PRICE $21.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before Expenses, to Us(1)	Proceeds, before Expenses, to Selling Stockholder
Per Share	$21.00	$1.365	$19.635	$19.635
Total	$287,710,500.00	$18,701,182.50	$268,999,500.00	$9,817.50

(1)	We will also pay certain of the underwriters a structuring fee equal to $1,438,500 (0.50% of the gross proceeds of this offering to us). In addition, we will pay the fees and expenses related to obtaining the required approval of certain terms of this offering from the Financial Industry Regulatory Authority, Inc., or FINRA. See “Underwriting.”

We have granted the underwriters an option to purchase up to 2,055,000 additional shares of our common stock from us, at the initial price to public, less underwriting discounts and commissions, within 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on May 14, 2013.

Morgan Stanley	BofA Merrill Lynch	FBR	Jefferies

Raymond James	Zelman Partners LLC

May 8, 2013

AMERICAN RESIDENTIAL PROPERTIES

# *A New Door to Real Estate Investment*

American Residential Properties, Inc. is driven by our commitment to deliver attractive, risk-adjusted returns to our stockholders; to provide quality homes and superior service to our residents; and to foster an environment that promotes creativity and professional growth for our employees.

Phoenix, AZ

Phoenix, AZ

## *Intelligent Growth. Resident Centric. Proven Operators.*

NV
CA
AZ
TX
IL
IN
NC
SC
GA
FL

The pictures shown in this prospectus are of our single-family homes. They were purchased between June 2012 and March 2013 at prices ranging from $98,000 to $178,000. Each home is representative of the homes we own in its market.

# AMERICAN RESIDENTIAL PROPERTIES

Phoenix, AZ

Winston-Salem, NC

Las Vegas, NV

## 2008

- Our founders pioneered the "REO to Rental" investment strategy, forming a private investment firm, ARP, LLC, and began acquiring homes to capitalize on the extraordinary price deterioration and asset re-pricing in the single-family housing sector.

## 2009

- Utilizing their own capital, our founders began developing a disciplined acquisition and management model and acquiring homes in Phoenix, Arizona to manage as rental properties.

## 2010

- Our founders launched Phoenix Fund, a private investment fund formed to invest in single-family homes as rental properties, fully committed with 608 homes in 2013.
- Phoenix Fund was one of the first to raise institutional equity and a revolving credit facility dedicated to the single-family rental sector.

Phoenix, AZ

Cathedral City, CA

Dallas, TX

| 2011 | 2012 | 2013 |
| --- | --- | --- |
| • Phoenix Fund increased its portfolio to include over 17 cities in the Greater Phoenix area. | • We were formed in March.<br>• We grew our presence to 7 states with 1,775 homes.<br>• We raised gross proceeds of approximately $371 million in an initial private offering and a follow-on private offering of our common stock. | • We secured one of the first institutional asset-based debt financing facilities in the single-family rental sector.<br>• We deployed approximately $329 million from our formation through March 31st.<br>• We expanded our presence to 10 states and 2,531 homes. |

Phoenix, AZ

Dallas, TX

Through and including June 2, 2013 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We, the selling stockholder and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling stockholder and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of the respective dates of such documents or as of the date or dates which are specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Certain Terms Used in This Prospectus

Except where the context suggests otherwise, we define certain terms in this prospectus as follows:

“We,” “our,” “us” and “our company” refer to American Residential Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries, including: (1) American Residential Properties OP, L.P., a Delaware limited partnership, or our operating partnership; (2) American Residential GP, LLC, a Delaware limited liability company that is our wholly owned subsidiary and the sole general partner of our operating partnership; (3) American Residential Leasing Company, LLC, a Delaware limited liability company that is a wholly owned subsidiary of our operating partnership; and (4) American Residential Properties TRS, LLC, a Delaware limited liability company, or our TRS, that is a wholly owned subsidiary of our operating partnership and that we have elected to treat as a taxable REIT subsidiary.

“ARM” refers to American Residential Management, Inc., an entity that is jointly owned by our founders, Stephen G. Schmitz, our Chief Executive Officer and Chairman, and Laurie A. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors. ARM holds 175,000 units of limited partnership interest in our operating partnership, or OP units.

“Phoenix Fund” refers to ARP Phoenix Fund I, LP, a Delaware limited partnership. Phoenix Fund, which as of March 31, 2013 owned 608 single-family homes and 150,000 shares of our common stock, is a fully committed private investment fund that we manage.

“Aggregate investment” in a home represents the purchase price, broker commissions, closing costs and capital expenditures associated with the home, including restoration costs incurred to prepare the home for rent.

Except where the context suggests otherwise, we define the following metropolitan statistical areas, or MSAs, and metropolitan divisions or metro divisions, in this prospectus as follows:

•	“Atlanta, GA” means the Atlanta-Sandy Springs-Marietta, GA MSA;

•	“Charlotte, NC-SC” means the Charlotte-Gastonia-Concord, NC-SC MSA;

•	“Charleston, SC” means the Charleston-North Charleston, SC MSA;

•	“Chicago, IL” means the Chicago-Joliet-Naperville, IL metro division;

•	“Dallas-Fort Worth, TX” means the Dallas-Plano-Irving, TX metropolitan division;

•	“Houston, TX” means Houston-Sugar Land-Baytown, TX MSA;

•	“Indianapolis, IN” means the Indianapolis-Carmel, IN MSA;

•	“Inland Empire, CA” means the Riverside-San Bernardino-Ontario, CA MSA;

•	“Las Vegas, NV” means the Las Vegas-Paradise, NV MSA;

•	“Other-California (non-Inland Empire)” means multiple MSAs in California, not including Inland Empire, CA, in which we own homes;

•	“Fort Myers, FL” means the Cape Coral-Fort Myers, FL MSA;

•	“Phoenix, AZ” means the Phoenix-Mesa-Glendale, AZ MSA;

•	“Raleigh-Cary, NC” means the Raleigh-Cary, NC MSA; and

•	“Winston-Salem, NC” means the Winston-Salem, NC MSA.

Market, Industry and Other Data

We disclose estimates, forecasts and projections throughout this prospectus, in particular in the sections entitled “Prospectus Summary,” “Industry Overview and Market Opportunity” and “Our Business and Investments.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC, or JBREC, a real estate consulting firm. We have agreed to pay JBREC a total fee of $62,572 for that market study, of which $16,202 has been paid and $46,370 will be paid upon completion of this offering. Such information is included in this prospectus in reliance on JBREC’s authority as an expert on such matters. The estimates, forecasts and projections prepared by JBREC are based on data (including third-party data), significant assumptions, proprietary methodologies, and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. There is no assurance that any of the forecasted or projected outcomes will be achieved, and investors should not place undue reliance on them. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations. See “Experts.”

In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been derived from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We believe that these data are generally reliable, but we have not independently verified this information.

ii

PROSPECTUS SUMMARY

This prospectus summary highlights some of the information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information set forth under the caption “Risk Factors,” as well as the financial statements and related notes included elsewhere in this prospectus. Unless indicated otherwise, the information in this prospectus assumes no exercise of the over-allotment option described on the front cover page of this prospectus.

Our Company

American Residential Properties, Inc. is an internally managed real estate company that acquires, owns and manages single-family homes as rental properties. In 2008, our founders, Stephen G. Schmitz, our Chief Executive Officer and Chairman, and Laurie A. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, identified a unique opportunity to acquire homes at distressed pricing and lease them at attractive rental rates. They subsequently began developing a vertically integrated platform to acquire and manage single-family homes on an institutional scale. We were formed to expand upon our founders’ vision, strategy and platform, through which, as of March 31, 2013, they have acquired 3,139 homes since 2008.

As of March 31, 2013, we owned 2,531 properties in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, South Carolina and Texas with an aggregate investment of $293.1 million, and we managed an additional 608 properties for Phoenix Fund in Arizona and Nevada. For the period from April 1, 2013 to April 12, 2013, we acquired or have contracted to acquire 785 single-family homes for a total purchase price of approximately $84.5 million, of which 43 homes are in Arizona, 4 homes are in California, 66 homes are in Florida, 25 homes are in Georgia, 35 homes are in Illinois, 114 homes are in Indiana, 214 homes are in North Carolina, 9 homes are in South Carolina and 275 homes are in Texas. We actively evaluate new markets to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. There is no assurance that we will close on the properties we have under contract.

Our primary business strategy is to acquire, restore, lease and manage single-family homes as well-maintained investment properties to generate attractive risk-adjusted returns over the long-term. We believe our founders’ four years of direct experience in the single-family rental sector provides us with the expertise to successfully execute our business strategy nationally to institutional standards. We have the infrastructure to acquire large numbers of properties through multiple acquisition channels. We source individual properties through auctions and brokers, and portfolios of properties through brokerages or directly from operators, investors or banks, and, in the future, we may source assets from these channels and government-sponsored entities, or GSEs. We have the experience and resources necessary to restore homes to “rent-ready” condition in an efficient and cost-effective manner, to a standard that we believe appeals to our target tenants’ preferences, enabling us to attract qualified tenants and to provide a high level of service to retain our tenants. We believe that our vertically integrated acquisition and management platform is critical to executing our strategy.

In addition to our primary business strategy of acquiring, restoring, leasing and managing single-family homes, we have a private mortgage financing strategy that generates attractive returns on invested capital and provides us access to acquisition opportunities and valuable market data. As of March 31, 2013, our private mortgage portfolio had an aggregate outstanding principal balance of $25.3 million, a weighted-average interest rate of 12.1% per annum and a weighted-average remaining term of 146 days. We also owned an additional $1.2 million in long-term mortgage investments. Additionally, for the period from April 1, 2013 to April 12, 2013, we funded or committed to fund approximately $10.0 million in private mortgage loans. There is no assurance that we will fund all of the loans that we have committed to fund.

Our History and Capitalization

In October 2008, Mr. Schmitz and Ms. Hawkes co-founded American Residential Properties, LLC, or ARP LLC, a private investment firm, to capitalize on the extraordinary price deterioration in the single-family housing sector following the collapse in the housing and mortgage industries. Using their own capital, Mr. Schmitz and Ms. Hawkes began acquiring single-family homes with the intent of managing them as rental properties and developing a vertically integrated real estate acquisition and management platform. In February 2010, Mr. Schmitz and Ms. Hawkes launched Phoenix Fund, a private investment fund formed to invest opportunistically in single-family homes as rental properties, which is now fully committed and has purchased 608 homes. We were formed in March 2012 to expand upon our founders’ vision, strategy and platform. As part of our formation transactions, we completed an initial private offering of our common stock in May 2012, raising gross proceeds of approximately $223.9 million and acquired the proprietary, vertically integrated real estate acquisition and management platform developed by our founders. In December 2012, we raised an additional approximately $147.3 million of gross proceeds in a follow-on private offering of our common stock. In January 2013, we raised an additional approximately $0.8 million of gross proceeds in a direct private placement of our common stock. We are in the process of deploying the net proceeds from the follow-on private offering and the private placement to acquire, restore, lease and manage single-family homes and to provide short-term private mortgage financing in accordance with our business strategy.

Industry Overview and Market Opportunity

Residential housing is the largest real estate asset class in the United States with a size of approximately $17.7 trillion, according to the 2012 fourth quarter Federal Reserve Flow of Funds release. Historically, according to the U.S. Census Bureau, approximately one-third of this asset class has been rented and single-family homes currently comprise roughly one-third of all residential rental housing.

While a large and growing asset class, single-family rental properties have historically been managed by relatively small-scale, “mom and pop” owner-operators or by a limited number of local and regional property management organizations. More recently, the ownership profile of single-family rental properties has shifted to larger investors and national owner-operators, including our company, seeking to efficiently acquire large numbers of homes at distressed values, generate attractive rental cash flow streams and benefit from any potential future home price appreciation. We believe the return profile, from rental yields and the potential for home price appreciation, is significant enough to encourage investment in the systems, structures and technologies that can make possible economies of scale, resulting in an opportunity for broader industry consolidation by larger and better-capitalized investors that are introducing a higher standard of institutional management to this asset class.

After nearly a decade of solid home price appreciation from 1998 to 2006, which we believe in many markets was in excess of underlying fundamentals, a significant over-correction has occurred in the pricing of the single-family housing sector. Home prices declined approximately 35% in some of the largest U.S. housing markets (as measured by the not-seasonally adjusted S&P/Case-Shiller Composite 20 Home Price Index from its peak on July 1, 2006 to its trough on March 1, 2012). We believe that home prices continue to be significantly below replacement costs in many of these markets. Additionally, over the next five years, a substantial number of non-performing loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. As a result, we believe there may be the opportunity for experienced and well-capitalized operators to acquire large volumes of single-family rental homes at attractive pricing and generate operational efficiencies. We believe these dynamics will result in the emergence of a small number of leaders in a fragmented market.

Over the past two years, the U.S. rental housing market has begun a sustained recovery. In many markets, rental vacancy has fallen and rents have risen, even in areas hardest hit during the housing and economic downturn. Specifically, the recent drop in home prices, constraints on mortgage lending, job volatility requiring greater geographic mobility, economic uncertainty, evolving demographics and expanded rental options are changing the way many Americans live. Many people, who in the past might have become homeowners, are instead becoming long-term renters of single-family homes. According to JBREC, for every 1.0% decline in the homeownership rate, the occupants of approximately 1.1 million homes become prospective tenants, and JBREC believes that the homeownership rate will continue to decrease through 2015 and then begin to increase again. While single-family prices are in the early stages of recovery, multi-family prices have been improving during the last two years and have returned to levels on par with early 2006, as measured by the National Council of Real Estate Investment Fiduciaries, or NCREIF, Index. Although multi-family and single-family homes do not generally compete for the same tenants due to demographic and preference differences, we believe that many of the same characteristics that make multi-family properties attractive to investors apply to single-family homes.

We believe that there has been an over-correction in housing prices in certain housing markets, which has led to home prices being significantly below replacement cost in many of these markets. As the economy slowly strengthens and the housing market returns to long-term pricing norms or reverts to mean pricing levels, we believe there is the potential for home price appreciation. We also believe that there continues to be a large amount of potential supply that we can purchase at potentially attractive pricing. According to Mortgage Bankers Association data, a total of 4.7 million single-family residential mortgage loans are currently non-performing.

We believe these factors taken together contribute to the single-family rental asset class potentially generating attractive risk-adjusted returns to investors through both current and growing yield as well as through home price appreciation. Furthermore, we believe that by acquiring, restoring, leasing and managing homes in markets that meet our selection criteria we can provide attractive risk-adjusted returns to our stockholders.

Our Competitive Strengths

Our company is differentiated from others in the market by the following strengths, which we believe provide us with a formidable competitive advantage to successfully execute our business strategy:

•

Pioneer in Institutionalizing the Single-Family Rental Sector. Our founders were early to recognize a unique opportunity to institutionalize ownership and management of the single-family rental sector. Mr. Schmitz and Ms. Hawkes successfully acted on this foresight by founding ARP LLC in 2008, launching Phoenix Fund in 2010 and forming our company in 2012. Through our company and Phoenix Fund, our founders have raised a total of approximately $415.8 million of equity capital and, as of March 31, 2013, acquired 3,139 homes. We believe that the expertise, experience and innovative thinking of our founders provide us the foundation necessary to successfully execute our business strategy with institutional quality on a national scale.

•

Proven Track Record Operating in the Single-Family Rental Sector. Our founders have over four years of direct experience acquiring, restoring, leasing and managing single-family rental homes, which we believe is one of the longest track records of any large-scale operator in the single-family rental sector. Specifically, our founders have been instrumental in all activities related to the underwriting, acquisition, restoration, leasing and management of single-family homes. Given the scale, geographic dispersion and asset granularity necessary to successfully operate in the single-family rental sector, we believe our experience and established platform provide us with a meaningful competitive advantage.

•

Internally Managed Company with an Aligned Governance Structure. We believe that our internally managed structure aligns management and stockholder interests, avoiding the conflicts of interest and additional fees common in many externally managed companies. Additionally, we believe that we will achieve greater operational efficiencies and realize superior economies of scale as compared to externally managed companies, as our portfolio grows. By performing property management functions internally for our self-managed properties, we establish direct relationships with our tenants and have tighter control over the quality and the cost of restoration, ongoing tenant services and re-tenanting. In addition, we believe that we will benefit from the significant public REIT experience and other public company experience of our executive team and independent directors.

•

Scalable, Vertically Integrated Real Estate Acquisition and Management Platform. We have a scalable, institutional-quality real estate acquisition and management platform that we believe is one of the most established in the single-family rental sector. We believe our platform is critical to growing a high-volume acquisition business and achieving the national scale contemplated for our company. Our platform integrates proprietary processes and technology that support the functions necessary to grow and manage a large portfolio of single-family rental homes, including: property-sourcing research and analytics; property underwriting; property restoration evaluation, cost budgeting, workflow monitoring and quality control; prospective tenant credit underwriting; property leasing; and ongoing property management and tenant services.

•

Portfolio of Scale in Markets with Attractive Investment Characteristics. We invest in markets that we believe possess attractive housing and rental fundamentals. As of March 31, 2013, we had purchased 2,531 homes in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, South Carolina and Texas. For the period from April 1, 2013 to April 12, 2013, we acquired or have contracted to acquire 785 single-family homes for a total purchase price of approximately $84.5 million, of which 43 homes are in Arizona, 4 homes are in California, 66 homes are in Florida, 25 homes are in Georgia, 35 homes are in Illinois, 114 homes are in Indiana, 214 homes are in North Carolina, 9 homes are in South Carolina and 275 homes are in Texas. We actively evaluate new markets to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. There is no assurance that we will close on the properties we have under contract.

•

Disciplined Investment Strategy and Key Strategic Relationships. We will seek to continue acquiring properties to create a substantial portfolio of appealing, affordable and well-managed single-family homes for rent. We focus on markets that we believe have strong near- and long-term supply and demand fundamentals for rental housing, and we focus on properties that we believe can be rented to qualified tenants at attractive yields. In addition, through our founders’ four years of “hands-on” experience in the single-family rental sector, we have a deep network of relationships with portfolio owner-operators across the country. Through these owner-operators, we have been able to source attractive portfolio acquisitions, and we believe they may provide us with additional attractive privately negotiated acquisition opportunities that in some cases may not be available to other market participants.

•

Demonstrated Ability to Access Institutional Debt and Equity Capital. We believe the ability to access and secure institutional capital is an increasingly important driver of success in the single-family rental sector, and our founders have demonstrated their ability to access and secure significant amounts of institutional debt and equity capital. For example, they secured for Phoenix Fund one of the first institutional asset-based debt financing facilities in the single-family rental sector, and we have obtained a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. In addition, we have raised approximately $372.0 million in gross proceeds from diversified groups of institutional investors and others: approximately $223.9 million in gross proceeds in our initial private offering completed in May 2012, approximately $147.3 million in gross proceeds in our follow-on private offering completed in December 2012 and approximately $0.8 million in gross proceeds in a direct private placement completed in January 2013. We believe that our founders’ extensive capital-raising track record since 2009 and our senior officers’ strong institutional relationships will provide us access to significant amounts of capital, across a wide variety of sources and structures, and at attractive terms, to facilitate our growth.

•

Senior Management Team Depth and Experience. We believe the extensive single-family rental sector experience of our executive team coupled with their relationships and expertise in real estate, public and private capital markets, finance, information technology, systems development and operations will drive our business and growth. Both Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, have more than 30 years of experience originating, underwriting, financing, acquiring and managing various classes of commercial and residential real estate, as both intermediaries and principals, together completing more than $25 billion of commercial and residential real estate transactions. Shant Koumriqian, our Chief Financial Officer, has over 17 years of experience, including experience as a chief financial officer and a senior executive of a publicly traded REIT. Andrew G. Kent, our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary, has over 22 years of experience, including senior management and legal roles at a publicly traded REIT, and has participated in the origination of several billion dollars in real estate and structured finance transactions. Lani B Porter, our Senior Vice President, Operations, has spent over 17 years working on technology-oriented real estate solutions, particularly in the context of high-volume, small-asset business models.

Our Business and Growth Strategies

Our primary objective is to be a leader in the creation and expansion of the single-family rental business as an institutional-quality asset class with national scale. We believe we can achieve this objective through the following strategies:

•

Active Property Management. We seek to ensure tenant satisfaction by providing high-quality service at our self-managed properties. Our internally managed and vertically integrated property management platform allows us to control all aspects of a rental home, including restoring a newly acquired home, actively supervising its leasing, maintaining property quality and opportunistically selling it when appropriate. Our founders have direct field experience with all aspects of the acquisition, restoration and management of single-family homes and provide “hands-on” oversight to all facets of our business. We believe that our ability to improve asset quality and tenant retention, increase our homes’ useful lives and decrease turnover costs is an important element of our business and is instrumental in driving stockholder returns.

•

Disciplined Acquisition Strategy and Expertise in Privately Negotiated Sourcing. We plan to continue acquiring high-quality, single-family homes in select submarkets that meet our disciplined market selection criteria, such as above-average median household incomes, well-regarded school districts and low crime levels. We believe these characteristics will attract creditworthy tenants, produce high rental rates and occupancy levels, help to generate long-term home price appreciation and provide our stockholders with attractive risk-adjusted returns.

We source acquisition opportunities through a variety of channels. We source individual property purchases through auction, short-sale, real estate owned, or REO, and traditional multiple-listing services, or MLS, processes. We source portfolios of leased and vacant properties through brokerages or directly from operators, investors or banks. Due to the depth of our industry knowledge, experience, relationships and position as a prominent industry operator, we believe we have access to investment opportunities that are “privately negotiated” and not available to other industry participants or capital providers.

In new markets, we sometimes acquire portfolios of leased properties from established and well-respected local operators who share our philosophy of intensive asset management and tenant service through our “preferred operator” program. In this program, we acquire portfolios of leased properties for which the operator retains day-to-day management responsibilities pursuant to a longer-term lease.

In these arrangements, the operator is responsible for all property-related expenses and we receive payments from the operator that escalate over the term of the lease. As of March 31, 2013, 1,010 of our properties were leased to and managed by local operators through our preferred operator program.

•

Targeted Geographic Expansion. Our portfolio is diversified across several geographic markets, and we have properties under contract in several new markets. We continually monitor the markets in which we operate and evaluate new markets on an ongoing basis to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. Currently, we are evaluating markets in the following states for investment, each of which we believe meets our investment criteria: Colorado, Idaho, Kansas, Missouri, Oregon, Tennessee and Washington. We believe that our strategy to have and grow a geographically diverse investment portfolio provides us with the ability to expand our market presence where the supply and demand characteristics create the most compelling acquisition and rental opportunities. As further described under “Our Business and Investments—Investment Criteria for Market Selection,” we select our markets based a comprehensive set of investment criteria, including strength of rental demand and rates of job growth, population growth and unemployment.

•

Capitalize on an Industry Consolidation Opportunity. According to JBREC, as of February 2013, approximately 10.5% of the residential market was comprised of single-family rental housing, representing approximately 14.0 million homes. Historically, most of these single-family rental homes have been owned either by local “mom and pop” operators or, more recently, short-term, trade-oriented asset accumulators. Due to our extensive experience in the single-family rental sector and our vertically integrated, internally managed structure, together with the depth of our network of relationships and financial resources, we believe that we are well-positioned as an early-moving industry consolidator to capitalize on this opportunity.

•

Maintain Conservative Growth-Oriented Capital Structure. We believe that having a flexible and conservative capital structure provides us with an advantage over many of our competitors. We have obtained a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. The credit facility matures in January 2015, has an optional one-year extension (assuming our compliance with applicable covenants) and bears interest at a rate of LIBOR plus a spread ranging from 2.50% to 3.25% based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the credit facility) ranging from less than or equal to 45% to greater than 55%. While we expect that debt will be an important component of our capital structure over time, we plan to maintain a conservative balance sheet to facilitate execution of our business strategy.

Our Business Activities and Operations

Since we commenced investment activities in May 2012, we have acquired, restored, leased and operated a significant portfolio of single-family homes. As of March 31, 2013, we owned 2,531 properties in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, South Carolina and Texas.

States in Which We Own Single-Family Homes

(as of March 31, 2013)

The following three tables present summary statistics of our single-family homes by MSA and metro division as of March 31, 2013. The first table includes our entire portfolio of single-family homes. The second table includes only the single-family homes that we manage. The third table includes only the single-family homes that our preferred operators manage.

Total Portfolio of Single-Family Homes—Summary Statistics

(as of March 31, 2013)

MSA / Metro Division	Number of Homes	Aggregate Investment	Average Investment Per Home(1)	Percent Leased(2)	Average Age (years)	Average Size (square feet)
Phoenix, AZ	1,045	$135,307,596	$129,481	83%	17	1,694
Chicago, IL	304	$39,756,816	$130,779	100%	57	1,396
Inland Empire, CA	209	$36,060,024	$172,536	70%	15	1,914
Winston-Salem, NC	136	$15,733,024	$115,684	82%	11	1,327
Indianapolis, IN	265	$14,194,815	$53,565	95%	57	1,199
Dallas-Fort Worth, TX	78	$12,381,876	$158,742	86%	11	2,141
Atlanta, GA	169	$11,923,660	$70,554	95%	20	1,515
Other-California (non-Inland Empire)	82	$9,597,854	$117,047	28%	36	1,336
Las Vegas, NV	63	$6,465,244	$102,623	94%	14	1,533
Fort Myers, FL	138	$6,347,448	$45,996	100%	9	1,126
Houston, TX	24	$2,867,232	$119,468	100%	7	1,808
Raleigh-Cary, NC	6	$1,181,004	$196,834	—%	13	2,347
Charlotte, NC-SC	11	$1,120,097	$101,827	100%	6	1,859
Charleston, SC	1	$136,520	$136,520	—%	7	1,360

Total / Weighted Average	2,531	$293,073,210	$115,793	86%	25	1,563

(1)	For self-managed homes, represents average purchase price (including broker commissions and closing costs) plus average capital expenditures. For preferred operator program homes, represents purchase price (including broker commissions and closing costs) paid by us for the portfolio divided by the number of homes in the portfolio and does not include past, expected or budgeted general and administrative expenses associated with ongoing monitoring activities of our investment. The preferred operator is obligated to pay for all taxes, insurance, other expenses and capital expenditures (including significant capital improvements) required for the management, operation and maintenance of the properties. Accordingly, absent a default by the preferred operator under a long-term lease agreement with us, we expect to incur no expenses related to properties under our preferred operator program, other than general and administrative expenses associated with ongoing monitoring activities of our investment.
(2)	Includes both self-managed homes and preferred operator program homes. We classify homes in our preferred operator program as 100% leased, because each preferred operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants. This does not mean that 100% of the homes leased to preferred operators are occupied by residential sub-tenants. If a preferred operator is unable to lease a material portion of the homes it leases from us to residential sub-tenants, it may adversely affect such operator’s ability to pay rent to us under the lease. We are also eligible to receive percentage rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes.

Portfolio of Self-Managed Single-Family Homes—Summary Statistics

(as of March 31, 2013)

									Leased Homes
MSA / Metro Division	Number of Homes	Average Purchase Price Per Home(1)	Average Capital Expenditures Per Home(2)	Average Investment Per Home(3)	Aggregate Investment	Percentage Leased	Average Age (years)	Average Size (square feet)	Average Monthly Rent Per Leased Home	Annual Average Rent per Leased Home as a Percentage of Average Investment Per Leased Home(4)
Phoenix, AZ	887	$138,686	$1,804	$140,490	$124,614,630	80%	11.2	1,775	$1,032	8.9%
Inland Empire, CA	209	$155,931	$16,605	$172,536	$36,060,024	70%	15.4	1,914	$1,393	9.8%
Winston-Salem, NC	136	$115,619	$65	$115,684	$15,733,024	82%	11.0	1,327	$1,076	11.3%
Dallas-Fort Worth, TX	78	$157,904	$838	$158,742	$12,381,876	86%	11.3	2,141	$1,505	11.3%
Other-California (non-Inland Empire)	82	$107,776	$9,271	$117,047	$9,597,854	28%	35.6	1,336	$1,215	10.5%
Las Vegas, NV	50	$103,084	$9,012	$112,096	$5,604,800	92%	6.7	1,620	$1,052	11.4%
Houston, TX	24	$119,372	$96	$119,468	$2,867,232	100%	6.8	1,808	$1,213	12.2%
Indianapolis, IN	20	$101,500	$65	$101,565	$2,031,300	40%	7.8	1,480	$1,047	13.4%
Atlanta, GA	28	$66,659	$2,174	$68,833	$1,927,324	68%	26.0	1,429	$884	15.1%
Raleigh-Cary, NC	6	$196,536	$298	$196,834	$1,181,004	—%	13.3	2,347	$—	—%
Charleston, SC	1	$136,455	$65	$136,520	$136,520	—%	7.3	1,360	$—	—%

Total / Weighted Average	1,521	$135,249	$4,222	$139,471	$212,135,588	76%	13.1	1,736	$1,115	9.6%

(1)	Average purchase price includes broker commissions and closing costs.
(2)	Represents average capital expenditures per home as of March 31, 2013. Does not include additional expected or future capital expenditures.
(3)	Represents average purchase price plus average capital expenditures.
(4)	Represents annualized average monthly rent per leased home as a percentage of our average investment (average purchase price per home plus average capital expenditures) per leased home. Does not include a provision for payment of ongoing property expenses (such as insurance, taxes, HOA fees and maintenance) or an allocation of our general and administrative expense, all of which materially impact our results. Accordingly, it should not be interpreted as a measure of profitability, and its utility in evaluating our business is limited. Average monthly rent for leased homes may not be indicative of average rents we may achieve on our vacant homes.

Portfolio of Preferred Operator Program Single-Family Homes—Summary Statistics

(as of March 31, 2013)

MSA / Metro Division	Number of Homes	Average Investment Per Home(1)	Aggregate Investment	Percent Leased(2)	Average Age (years)	Average Size (square feet)	Average Monthly Rent Per Home Paid by Preferred Operator to Us(3)	Annual Rent as a Percentage of Average Investment Per Home(4)
Chicago, IL	304	$130,779	$39,756,816	100%	57	1,396	$781	7.2%
Indianapolis, IN	245	$49,647	$12,163,515	100%	62	1,176	$372	9.0%
Phoenix, AZ	158	$67,677	$10,692,966	100%	47	1,239	$451	8.0%
Atlanta, GA	141	$70,896	$9,996,336	100%	19	1,532	$473	8.0%
Fort Myers, FL	138	$45,996	$6,347,448	100%	9	1,126	$307	8.0%
Charlotte, NC-SC	11	$101,827	$1,120,097	100%	6	1,859	$636	7.5%
Las Vegas, NV	13	$66,188	$860,444	100%	42	1,198	$441	8.0%

Total /Weighted Average	1,010	$80,136	$80,937,622	100%	44	1,303	$516	7.7%

(1)	Represents purchase price (including broker commissions and closing costs) paid by us for the portfolio divided by the number of homes in the portfolio and does not include past, expected or budgeted general and administrative expenses associated with ongoing monitoring activities of our investment. The preferred operator is obligated to pay for all taxes, insurance, other expenses and capital expenditures (including significant capital improvements) required for the management, operation and maintenance of the properties. Accordingly, absent a default by the preferred operator under a long-term lease agreement with us, we expect to incur no expenses related to properties under our preferred operator program, other than general and administrative expenses associated with ongoing monitoring activities of our investment.
(2)	We classify homes in our preferred operator program as 100% leased, because each preferred operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants. This does not mean that 100% of the homes leased to preferred operators are occupied by residential sub-tenants. If a preferred operator is unable to lease a material portion of the homes it leases from us to residential sub-tenants, it may adversely affect such operator’s ability to pay rent to us under the lease. We are also eligible to receive percentage rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes.
(3)	Represents the initial annual base rent payable to us by the preferred operator pursuant to the portfolio lease divided by 12 and then divided by the number of homes included in the lease. Does not include percentage rents we are also eligible to receive in addition to base rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes. The percentage rents we are eligible to receive fluctuate based on both the occupancy rates of the underlying homes and the rental rates paid by the residential sub-tenants.
(4)	Represents annualized average monthly rent paid by preferred operator to us as a percentage of our average investment per home.

The following charts present our homes as of March 31, 2013 by purchase price and by square footage.

Stabilized Properties

When we acquire a property that is not leased, we must possess, restore, market and lease the property before it becomes a revenue generating asset. We refer to this process as property stabilization. Based on our founders’ prior experience, we anticipate that, on average, the stabilization period for each non-leased property will range from 90 to 180 days, depending on factors such as the channel through which the property was acquired, the age and condition of the property and whether the property was vacant when we acquired it. Similarly, the time to market and lease a property is driven by local demand, our marketing techniques and the size of our available inventory. Consequently, we expect that most properties that were not leased at the time of acquisition should be stabilized within six months thereafter and that properties owned for more than six months provide the best indication of how our portfolio will perform over the long-term. As of March 31, 2013, we owned 729 properties for six months or longer, 82% of which were leased (classifying 138 homes in our preferred operator program as 100% leased because each preferred operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants).

The following table presents summary statistics of our portfolio of self-managed single-family homes we owned for at least six months as of March 31, 2013.

Portfolio of Self-Managed Properties Owned for Six Months or Longer—Summary Statistics

(as of March 31, 2013)

								Leased Homes
MSA / Metro Division	Number of Homes	Average Purchase Price Per Home(1)	Average Capital Expenditure Per Home(2)	Average Investment Per Home(3)	Homes Leased	Homes Vacant(4)	Percentage Leased	Average Monthly Rent Per Leased Home	Annual Average Rent Per Leased Home as a Percentage of Average Investment Per Leased Home(5)
Phoenix, AZ	327	$124,923	$2,007	$126,930	281	46	86%	$979	9.4%
Inland Empire, CA	193	$158,136	$16,834	$174,970	136	57	71%	$1,403	9.8%
Las Vegas, NV	34	$100,374	$8,100	$108,474	33	1	97%	$1,019	11.3%
Other-California (non-Inland Empire)	32	$102,837	$12,198	$115,035	6	26	19%	$1,285	12.3%
Dallas-Fort Worth, TX	5	$173,024	$2,312	$175,336	5	—	100%	$1,725	11.8%

Total / Weighted Average	591	$133,568	$7,754	$141,322	461	130	78%	$1,119	9.7%

(1)	Average purchase price includes broker commissions and closing costs.
(2)	Represents average capital expenditures per home as of March 31, 2013. Does not include additional expected or future capital expenditures.
(3)	Represents average purchase price plus average capital expenditures.
(4)	As of March 31, 2013, 87 homes were available for rent, 36 homes were undergoing renovation and seven homes had unauthorized occupants.
(5)	Represents annualized average monthly rent per leased home as a percentage of our average investment (average purchase price per home plus average capital expenditures) per leased home. Does not include a provision for payment of ongoing property expenses (such as insurance, taxes, HOA fees and maintenance) or an allocation of our general and administrative expense, all of which materially impact our results. Accordingly, it should not be interpreted as a measure of profitability, and its utility in evaluating our business is limited. Average monthly rent for leased homes may not be indicative of average rents we may achieve on our vacant homes.

Private Mortgage Portfolio

As a supplement to our primary business strategy of acquiring, restoring, leasing and managing single-family homes, we also have a private mortgage financing strategy that generates attractive returns on invested capital and provides us access to acquisition opportunities and valuable market data. Private mortgage financings are generally secured by first mortgage liens on single-family homes and are generally structured as interest only notes with short-term balloon maturities. Proceeds from these loans generally are used to finance the acquisition of homes for short-term resale or to provide temporary financing to investors who intend to refinance their acquisition of homes with longer term bank financing. As of March 31, 2013, our private mortgage portfolio had an aggregate outstanding principal balance of $25.3 million, a weighted-average interest rate of 12.1% per annum and a weighted-average remaining term of 146 days. We also owned an additional $1.2 million in long-term mortgage investments. To date, the properties securing the mortgage loans we have funded have been in Arizona, California and Nevada. Additionally, for the period from April 1, 2013 to April 12, 2013, we funded or committed to fund approximately $10.0 million in private mortgage loans. There is no assurance that we will fund all of the loans that we have committed to fund.

Acquisition Activity

We have aggressively grown our portfolio of single-family homes and our portfolio of private mortgage loans in a disciplined manner and intend to continue to do so. The following chart illustrates our monthly acquisition activity for the period from June 1, 2012 through March 31, 2013.

Acquisition Activity (June 1, 2012 through March 31, 2013)

Note:	Items marked “(LHS)” in graph above are measured against the left-hand-side vertical axis, and items marked “(RHS)” are measured against the right-hand-side vertical axis.

Recent Developments

April 13, 2013-April 30, 2013 Single-Family Home Investment Activity. For the period April 13, 2013 to April 30, 2013, we acquired 197 single-family homes for an aggregate purchase price of approximately $21.6 million. Additionally, as of April 30, 2013, we had agreed to purchase 753 single-family homes for an aggregate purchase price of approximately $89.5 million. The aggregate purchase price for these 950 single-family homes is approximately $111.1 million. There is no assurance that we will close on all of the properties we have agreed to purchase. These 950 homes are located in the following states:

Arizona	98	Florida	65	Georgia	13
Illinois	26	Indiana	25	Nevada	1
North Carolina	225	South Carolina	5	Tennessee	126
Texas	366

Aggregate April 2013 Single-Family Home Investment Activity. Giving effect to the 197 acquisitions described above and the acquisitions we closed earlier in the month, we acquired 349 single-family homes, of which 101 are included in our preferred operator program, for an aggregate purchase price of approximately $34.2 million during April 2013. Giving effect to the 753 single-family homes we had agreed to purchase as of April 30, 2013 and the 349 single-family homes we purchased during April 2013, the aggregate purchase price for these 1,102 single-family homes was approximately $123.7 million. There is no assurance that we will close on all of the properties we have agreed to purchase. These 1,102 homes are located in the following states:

Arizona	99	California	4	Florida	73
Georgia	15	Illinois	37	Indiana	114
Nevada	1	North Carolina	243	South Carolina	10
Tennessee	126	Texas	380

Select Balance Sheet Data. As of April 30, 2013, we had cash and cash equivalents of approximately $36.2 million and approximately $61.6 million outstanding under our senior secured revolving credit facility. As of May 2, 2013, we had approximately $88.7 million outstanding under our senior secured revolving credit facility.

Our Investment Process

We have a scalable real estate acquisition and management platform that we believe is among the most advanced in the single-family rental sector. Our founders began developing our platform in 2008, and the platform has been expanded and refined based upon actual operating experience over the past four years. Our platform integrates proprietary processes and technology that support the functions necessary for the acquisition and management of single-family homes on an institutional scale. We use our proven technology to identify attractive markets and investments and to restore and manage our properties.

Investment Criteria for Market Selection

Our acquisition strategy is based upon extensive market research. Notwithstanding the large number of homeowners experiencing financial distress, not all regions of the country offer attractive investment opportunities. When identifying desirable markets, we focus on factors such as the magnitude of housing price declines, strength of rental demand and rates of job growth, population growth and unemployment. We use data from a variety of sources and evaluate macroeconomic and microeconomic inputs (including housing market, demographic and economic data). Within markets that meet our selection criteria, we seek to identify the submarkets, subdivisions and neighborhoods that offer the most attractive mix of housing prices, rental demand and rental rates, which are often characterized by good access to transportation networks and employment centers, good schools and low levels of crime.

Our Property Management Process

We have the infrastructure, systems and personnel to provide the continuum of property management services, including securing a property upon acquisition, coordinating with utility companies, controlling the restoration process, managing the leasing process, communicating with tenants, collecting rents, conducting periodic inspections, managing routine property maintenance and repair, paying sales taxes and homeowners’ association, or HOA, fees and interfacing with vendors and contractors.

We currently own properties in ten states, and we have a total of approximately 29 employees (26 in Arizona, one in Illinois, one in Maine and one in Texas) who perform property management functions. We are directing several hundred restoration and re-tenancy projects, supervising the efforts of general contractors and sub-contractors nationwide and managing HOA memberships and utility services of all of our self-managed properties. The following functions are performed internally by our employees with respect to our self-managed properties: communicate with and receive all general inquiries and maintenance requests from our tenants; coordinate, supervise, approve and monitor completion of required work with third-party vendors, including but not limited to electricians, general contractors, HVAC technicians, landscaping professionals and plumbers; coordinate and supervise periodic property inspections performed by a combination of internal employees and service providers; coordinate, bid, award, supervise, monitor and inspect restoration and re-tenancy projects performed by third party general contractors; establish and cancel utility services upon lease commencement or lease expiration; communicate, monitor, coordinate and comply with all HOAs of which we are a member. By performing these functions internally with respect to our self-managed portfolio, we believe that we establish improved communications, foster direct relationships with tenants and gain tighter control over the quality and cost of restorations and property maintenance. In addition, we believe that our bottom-line focus will allow us to provide property management services for our self-managed portfolio more efficiently than other market participants who may contract with third parties on a fee-for-services approach.

Additionally, our tenants can make maintenance requests on a 24-hour basis through our website or emergency telephone hotline, both of which are administered and managed from our headquarters office. Upon receiving a maintenance request, our maintenance personnel and systems quickly identify an appropriate service provider from our network of vendor relationships and dispatch repair personnel to the home. We continually strive to exceed our tenants’ expectations with respect to maintenance and service in an effort to retain tenants and maintain the value of our properties.

Technology and Systems

We believe that robust information technology is essential to efficiently acquire and manage a large-scale portfolio of single-family rental homes. We have a scalable real estate acquisition and management platform, which our founders began developing in 2008 and have been expanding and refining over the past four years, that we believe is among the most advanced in the single-family rental sector. This technology is critical to expanding our business, seeking to maximize revenues and minimize expenses and achieving economies of scale. Our systems are designed to enable us to gather and evaluate large amounts of housing, demographic and economic data to support our ongoing acquisition activities. We are able to quickly evaluate opportunities presented through our various acquisition channels and adjust to rapidly changing market conditions. Additionally, the economic and market data captured by our systems allow us to evaluate potential mortgage investments as a supplement to our home acquisition activities as a means of seeking enhanced current return. Our systems also accumulate and analyze data at the individual property and portfolio levels. We capture, update and monitor economic and physical information about a property throughout the period of our ownership and management. This allows us to efficiently develop a restoration program, negotiate with and engage third-party vendors and service providers, market and lease our properties and monitor the value, market position and physical condition of our properties on an ongoing basis.

Technology is also essential to enhance tenant satisfaction, which we believe is an important means of reducing tenant turnover. In addition to offering 24-hour maintenance requests by telephone or through our website, we offer our tenants convenient ways to pay rent, including electronically.

Management of Phoenix Fund

As of March 31, 2013, we managed 608 properties for Phoenix Fund, a fully committed private investment fund formed by Mr. Schmitz and Ms. Hawkes in 2010 to invest opportunistically in single-family homes as rental properties. From the completion of our initial private offering through February 11, 2013, our TRS managed the properties of Phoenix Fund for a fee pursuant to a sub-management agreement with ARM. Since February 11, 2013, our TRS has managed the properties of Phoenix Fund for a fee pursuant to a management agreement with Phoenix Fund. See “Certain Relationships and Related Party Transactions.”

Our Financing Strategy

As of April 26, 2013, all of our assets were purchased with cash on hand and borrowings of approximately $61.6 million under our senior secured revolving credit facility. In the future, we expect to prudently finance our operations, in part, with borrowings under our senior secured revolving credit facility and with various other types of indebtedness. In January 2013, we obtained a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. The credit facility is secured by our ownership interest in American Residential Leasing Company, LLC, which is a wholly owned subsidiary of our operating partnership. The credit facility matures in January 2015, has an optional one-year extension (assuming our compliance with applicable covenants) and bears interest at a rate of LIBOR plus a spread ranging from 2.50% to 3.25% based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the credit facility) ranging from less than or equal to 45% to greater than 55%. In addition to customary affirmative and negative covenants, the credit agreement requires us to comply with various financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth and a minimum liquidity amount. As of March 31, 2013, we had cash and cash equivalents of approximately $46.0 million, and, as of April 26, 2013, we had approximately $61.6 million outstanding under our senior secured revolving credit facility.

Our Formation Transactions and Structure

We were incorporated in Maryland in March 2012. Our initial stockholders were Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, each of whom purchased 500 shares of our common stock upon our incorporation for a price of $1.00 per share.

We own all of our assets and conduct substantially all of our operations through American Residential Properties OP, L.P., or our operating partnership, and its subsidiaries, including American Residential Leasing Company, LLC. Our wholly owned subsidiary, American Residential GP, LLC, is the sole general partner of our operating partnership and the entity through which we have the exclusive power to manage and conduct the business and affairs of our operating partnership.

Upon closing our initial private offering in May 2012, we issued 11,198,757 shares of our common stock to various institutional investors and accredited investors at an offering price of $20.00 per share, and we received approximately $209.9 million of net proceeds, before expenses. Upon closing our follow-on private offering in December 2012, we issued 7,187,500 shares of our common stock to various institutional investors and accredited investors at an offering price of $20.50 per share, and we received approximately $139.2 million of net proceeds, before expenses. Upon closing our direct private placement in January 2013, we issued 37,600 shares of our common stock at a price of $20.50 per share, and we received approximately $0.8 million of gross proceeds, before expenses. We contributed the net proceeds from these offerings and our incorporation to our operating partnership in exchange for an aggregate of 18,424,857 OP units. In addition, upon closing our initial private offering, we acquired substantially all of the assets of ARM, a company co-owned by Mr. Schmitz and Ms. Hawkes, pursuant to a contribution and sale agreement between our operating partnership and ARM. ARM is the vehicle within which our founders further developed our proprietary real estate acquisition and management platform. Our operating partnership issued 175,000 OP units to ARM and we paid $85,000 in cash as consideration for our acquisition of the ARM assets. As a result, upon completion of our initial private offering, we owned our founders’ proprietary real estate acquisition and management platform. We consider May 11, 2012, the closing date of our initial private offering and of our acquisition of the ARM assets, to be the date on which we first commenced investment activities. See “Certain Relationships and Related Party Transactions.” In our initial private offering in May 2012, Phoenix Fund purchased 150,000 shares of our common stock at the offering price.

We have granted a total of 522,297 long-term incentive plan units, or LTIP units, and restricted shares of our common stock to our officers, employees and directors under the American Residential Properties, Inc. 2012 Equity Incentive Plan, or our 2012 Equity Incentive Plan. This total includes 15,875 restricted shares of our common stock that have been issued, or approved for issuance, to certain of our employees; throughout this prospectus, we have assumed that all of these shares have been issued. In connection with this offering, we will issue an aggregate of 416,665 LTIP units having an aggregate value of $8.75 million to our named executive officers under our 2012 Equity Incentive Plan. In lieu of receiving LTIP units, one of our executives may elect to receive up to $1.1 million of this award in the form of a like number restricted shares of our common stock; unless otherwise noted, the information in this prospectus assumes that this award will be satisfied with LTIP units. Giving effect to these outstanding vested and unvested awards, upon completion of this offering and assuming the entire offering award is satisfied with LTIP units, we will have a 96.7% partnership interest (including our 0.3% general partnership interest) in our operating partnership, our officers, employees and directors as a group will have a 2.8% partnership interest in our operating partnership and ARM will have a 0.5% partnership interest in our operating partnership.

The following chart illustrates our organizational structure, after giving effect to this offering:

(1)	Includes investors from our initial private offering, our follow-on private offering and our direct private placement.
(2)	Includes 15,875 restricted shares of our common stock held by certain of our employees and 150,000 shares of our common stock held by Phoenix Fund.
(3)

After giving effect to an aggregate of 506,422 vested and unvested LTIP units that have been granted to our officers and an aggregate of 416,665 LTIP units to be issued to our named executive officers in connection with this offering. In lieu of receiving LTIP units, one of our executives may elect to receive up to $1.1 million of this award in the form of a like number of restricted shares of our common stock.
(4)	This entity is the borrower under our $150 million senior secured credit facility.

Summary Risk Factors

An investment in our common stock is subject to significant risks. Listed below are some of the most significant risks relating to an investment in our common stock.

•	We are an early entrant in an emerging industry, and the long-term viability of our business strategy on an institutional scale is unproven.

•

We have not identified specific acquisitions or other uses for the net proceeds from this offering. Therefore, you will be unable to evaluate the allocation of the net proceeds from this offering or the economic merits of our investments before making an investment decision to purchase our common stock.

•

Our success depends to a significant degree upon the continued contributions of certain key personnel, each of whom would be difficult to replace. If we were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, particularly our founders, our operating results could suffer.

•

Our investments are, and will continue to be, concentrated in the single-family housing sector and in a number of markets nationally. This exposes us to the risk of downturns in that sector or in such markets, and we would be adversely affected by an economic downturn or other adverse events impacting the single-family housing sector or any of such markets.

•	Our dependence upon local, third-party service providers may harm our financial results or reputation if the third parties fail to perform.

•	Our long-term growth will depend significantly upon future acquisitions of single-family homes that meet our acquisition criteria.

•

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue.

•

Debt service obligations could adversely affect our operating results, may require us to sell properties and could adversely affect our ability to make or sustain distributions to our stockholders and the market price of our common stock.

•	We may be unable to renew leases and our occupancy rate could decline.

•

The large supply of single-family homes becoming available for purchase as a result of the heavy volume of foreclosures, combined with historically low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential tenants.

•	Declining real estate values and impairment charges could adversely affect our earnings and financial condition.

•	Mr. Schmitz and Ms. Hawkes have duties to Phoenix Fund which may create conflicts of interest, and these conflicts may not be resolved in our favor, which could adversely affect us.

•	Our fiduciary duties to the limited partners of our operating partnership could create conflicts of interest, which may impede business decisions that could benefit our stockholders.

•

There is currently no public market for our common stock, an active trading market for our common stock may never develop and our common stock price may be volatile and could decline substantially following this offering.

•	The price to public per share of our common stock offered by this prospectus may not accurately reflect the value of your investment.

•	The availability and timing of cash distributions are uncertain.

•

Members of our senior management team, our Board of Directors, continuing investors and Phoenix Fund collectively own a significant amount of our common stock, or OP units or LTIP units exchangeable for shares of our common stock, and future sales by these holders of shares of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock.

•

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distribution to our stockholders.

•	You may be restricted from acquiring or transferring certain amounts of our common stock.

Restrictions on Ownership and Transfer

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, subject to certain exceptions, our charter provides that no person may beneficially or constructively own, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Our charter also prohibits any person from, among other matters:

•

beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

•

transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons, effective beginning on the date on which we first have 100 stockholders;

•

beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•

beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions in our charter and may establish or increase an excepted holder percentage limit for such person if our Board of Directors obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT.

Our charter also provides that any ownership or purported transfer of our stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. If the transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Distribution Policy

We intend to make quarterly cash distributions to our stockholders, consistent with our intention to qualify as a REIT for federal income tax purposes. The amount, timing and frequency of any distributions will be determined by our Board of Directors in its sole discretion. Our Board of Directors will consider such factors as it deems relevant when authorizing any distributions, which may include, among others: our actual and projected results of operations; our liquidity, cash flows and financial condition; the revenue from our properties and other investments; our operating expenses; economic conditions; the timing of the investment of the net proceeds from this offering; applicable law; any debt service requirements; our capital expenditures; prohibitions and other limitations under our financing arrangements; our REIT taxable income; the annual distribution requirements under the REIT provisions of the Code; and other factors as our Board of Directors may deem relevant. We cannot guarantee whether or when we will be able to make distributions or that any distributions will be sustained over time. See “Distribution Policy.”

Our Tax Status

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended December 31, 2012. We believe that we have been organized and have operated in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner. To qualify and maintain our qualification as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. See “Material Federal Income Tax Considerations.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions provide that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•

be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•

be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

•

be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

We will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of our fiscal year following the fifth anniversary of the date of this offering;

•	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;

•	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

•

the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

Selling Stockholder

Pursuant to, and subject to the terms and conditions of, the registration rights agreements described below, persons who purchased shares of our common stock in our initial private offering in May 2012 and their respective transferees have the right to sell their common stock in this offering, subject to customary terms and conditions including underwriter cutback rights. We are including 500 shares of our common stock in this offering to be sold by a selling stockholder.

Registration Rights and Lock-Up Agreements

Pursuant to registration rights agreements between us and the initial purchaser/placement agent for our initial private offering in May 2012 and our follow-on private offering in December 2012, which we refer to as the registration rights agreements, we are required, among other things, to:

•

file with the Securities and Exchange Commission, or the SEC, a resale shelf registration statement registering all of the shares of our common stock sold in our private offerings that are not sold by the selling stockholder in this offering no later than April 30, 2013; and

•

use our commercially reasonable efforts to cause the resale shelf registration statement to become effective under the Securities Act of 1933, as amended, or the Securities Act, as promptly as practicable after the filing (such time of effectiveness may be deferred until up to 60 days after completion of this offering), and to maintain the resale shelf registration statement continuously effective under the Securities Act for a specified period.

Subject to certain exceptions, each of our officers, directors and Phoenix Fund has entered into a lock-up agreement with respect to shares of our common stock and securities exchangeable or exercisable for shares of our common stock, restricting the direct or indirect sale of such securities for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters of this offering. Additionally, all of our other stockholders have agreed with us not to directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of our common stock for 180 days, in the case of the holder who is the selling stockholder in this offering, or 60 days, in the case of holders who are not selling stock in this offering, in each case after the date of this prospectus. We have agreed not to waive or otherwise modify this agreement without the prior written consent of the representatives of the underwriters of this offering.

Corporate Information

Our principal executive offices are located at 7047 East Greenway Parkway, Suite 350, Scottsdale, Arizona 85254. Our main telephone number is (480) 474-4800. Our Internet website is www.americanresidentialproperties.com. Information on our website is not incorporated into or a part of this prospectus.

The Offering

Common stock offered by us	13,700,000 shares (plus up to an additional 2,055,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option in full)
Common stock offered by selling stockholder	500 shares
Common stock to be outstanding after this offering	32,140,732 shares(1)
Common stock, LTIP units and OP units to be outstanding after this offering	33,238,819 shares, LTIP units and OP units(1)(2)
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions, structuring fee and other estimated offering expenses payable by us, will be approximately $264.6 million ($304.7 million if the underwriters exercise their over-allotment option in full). We will use these net proceeds to acquire, restore, lease and manage single-family homes as rental properties, to provide short-term private mortgage financing secured by interests in single-family homes, repay amounts outstanding under our senior secured revolving credit facility and for general business purposes. Prior to the full deployment of the net proceeds of this offering as described above, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect that these initial investments will provide a lower net return than we expect to receive from the investments described above. See “Underwriting—Conflicts of Interest.”

We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Listing	Our common stock has been approved for listing on the NYSE under the symbol “ARPI,” subject to official notice of issuance.

(1)	Excludes 2,055,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option. Includes 15,875 restricted shares of our common stock issued to certain of our employees pursuant to our 2012 Equity Incentive Plan. Excludes 561,038 shares of our common stock that will be available for future issuance under our 2012 Equity Incentive Plan upon completion of this offering.
(2)	Includes (a) 175,000 OP units issued to ARM, an entity co-owned by Mr. Schmitz and Ms. Hawkes, in connection with our acquisition of the ARM assets, which units may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of our common stock on a one-for-one basis, (b) an aggregate of 506,422 LTIP units issued to our executive officers, certain of our employees and our independent directors pursuant to our 2012 Equity Incentive Plan and (c) an aggregate of 416,665 LTIP units to be issued to our named executive officers in connection with this offering.

Summary Selected Consolidated Financial Data

The following tables present selected historical consolidated financial data and selected portfolio data for the period from March 30, 2012 (inception) through December 31, 2012 and as of December 31, 2012. The selected historical consolidated financial data presented below under the captions “Consolidated Statement of Operations Data” and “Consolidated Balance Sheet Data” have been derived from our audited consolidated financial statements. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

Consolidated Statement of Operations Data

Period from March 30, 2012 (inception) through December 31, 2012
($ in thousands)
Revenue:
Rental	$2,195
Other	735

Total revenue	2,930
Expenses:
Property operating and maintenance	912
Real estate taxes	608
Homeowners’ association fees	330
Acquisition	760
Depreciation and amortization	1,804
General, administrative and other	4,837

Total expenses	9,251

Loss from continuing operations before equity in net income of unconsolidated ventures	(6,321)
Equity in net income of unconsolidated ventures	83

Net loss and comprehensive loss	$(6,238)

Consolidated Balance Sheet Data

As of December 31, 2012
($ in thousands)
Investment in real estate, net	$216,696
Cash and cash equivalents	$101,725
All other assets	$31,006
Total assets	$349,427
Total liabilities	$3,196
Total equity	$346,231

Selected Portfolio Data

As of December 31, 2012
Total properties owned	1,775
Properties owned for at least six months	70
Leased properties owned for at least six months	55
Occupancy percentage of properties owned for at least six months	79%

RISK FACTORS

Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, ability to implement our investment strategy, financial condition, liquidity, cash flows, results of operations and our ability to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are an early entrant in an emerging industry, and the long-term viability of our business strategy on an institutional scale is unproven.

Large-scale institutional investment in single-family residential homes as investment properties for rent is a relatively recent phenomenon that has emerged out of the mortgage and housing crisis that began in late 2007. Prior to that time, single-family homes were generally not viewed as a viable asset for investment on a large scale by institutional investors. Consequently, the long-term viability of single-family residential investment strategies at an institutional scale has not yet been proven. As an early entrant in this emerging industry, we are subject to the risk that single-family rental homes may not prove to be a viable long-term business strategy for a permanent capital vehicle at an institutional scale. If it turns out that our strategy is not a viable long-term business strategy for a permanent capital vehicle at an institutional scale, we may not be able to sustain the growth of our assets and our operations that we seek.

We are a recently organized corporation with a limited operating history, and we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were incorporated in March 2012 and commenced investment activities in May 2012, and we have a limited operating history. Our financial condition, results of operations and ability to make or sustain distributions to our stockholders will depend on many factors, including:

•	our ability to identify attractive acquisition opportunities that are consistent with our investment strategy;

•	our ability to consummate acquisitions on favorable terms;

•	our ability to achieve high occupancy rates and target rent levels;

•	our ability to contain restoration, maintenance, marketing and other operating costs;

•	real estate appreciation or depreciation in our markets;

•	the level and volatility of interest rates, and our access to short- and long-term financing on favorable terms;

•	our ability to absorb costs that are beyond our control, such as real estate taxes, HOA fees, insurance premiums, litigation costs and compliance costs;

•	our ability to adapt to judicial and regulatory developments affecting landlord-tenant relations that may affect or delay our ability to dispossess or evict occupants or increase rents;

•	our ability to respond to changes in population, employment or homeownership trends in our markets; and

•	economic conditions in our markets, as well as the condition of the financial and real estate markets and the economy generally.

We have many competitors and may not become an industry leader.

Recently, several institutional investors have begun acquiring single-family homes on a large scale. Traditionally, foreclosed properties and loans secured by properties in pre-foreclosure were sold individually to private home buyers and small-scale investors. The sale of these assets in portfolios and the entry into this market of large, well-capitalized institutional investors, including us, are relatively recent trends, which we expect to intensify in the near future. Other REITs and investment funds have recently deployed, or are expected to deploy in the near future, significant amounts of capital in the single-family housing sector and may have investment objectives that overlap with ours. In acquiring our target assets, we will compete with a variety of well-capitalized real estate investors, including pension funds, individual home buyers, banks, insurance companies, public and private real estate investors, such as REITs, real estate limited partnerships and other entities engaged in real estate investment activities. Some of our competitors may be larger and have greater financial, technical, leasing, marketing and other resources than we do. Some competitors may have a lower cost of capital and access to capital sources that may not be available to us. At this time, neither we nor any other company has established a market-leading position, and, even if we succeed in becoming an industry leader, there can be no assurance that it will confer any long-term competitive advantage or positive financial results.

Our single-family homes may be unable to compete successfully for tenants.

Our single-family homes compete for tenants with other single-family homes, including those owned by Phoenix Fund, and multi-family housing options, such as apartments and condominiums. Some of these competitors may offer more attractive properties or lower rents than we do, and they may attract the high-quality tenants to whom we seek to lease our properties. Additionally, some competing housing options may qualify for governmental subsidies that may make such options more affordable and therefore more attractive than our properties. Competition for tenants could reduce our occupancy and rental rates and adversely affect us.

We have not identified specific acquisitions or other uses for a significant portion of the net proceeds from this offering. Therefore, you will be unable to evaluate the allocation of this portion of the net proceeds from this offering or the economic merits of our investments before making an investment decision to purchase our common stock.

We have broad authority to invest the net proceeds from this offering in any real estate investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. You will be unable to evaluate the economic merit of our properties or mortgages before we invest in them and will be relying on our ability to select attractive investments. We also have broad discretion in implementing policies regarding tenant and borrower creditworthiness, and you will not have the opportunity to evaluate our tenants or borrowers. In addition, our investment policies may be amended or revised from time to time at the discretion of our Board of Directors, without a vote of our stockholders. These factors will increase the uncertainty, and thus the risk, of investing in our common stock.

Although we intend to use the net proceeds from this offering (exclusive of the portion used to repay amounts outstanding under our senior secured revolving credit facility) to acquire, restore, lease and manage single-family homes as rental properties and to provide short-term private mortgage financing secured by interests in single-family homes, we cannot assure you that we will be able to do so. Our failure to apply the net proceeds from this offering effectively or find suitable assets to acquire in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

Prior to the full deployment of the net proceeds of this offering as described above, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect that these initial investments will provide a lower net return than we expect to receive from the investments described above. We may not be successful in completing any investments we identify and the single-family homes and other investments we acquire may not produce our anticipated, or any, positive returns.

We intend to rapidly expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they have been in recent months, which could adversely impact anticipated yields.

Our long-term growth depends on the availability of acquisition opportunities in our current markets and other markets at attractive pricing levels. We believe various factors and market conditions have made homes available for purchase at prices that are significantly below replacement cost in many markets. However, we expect that in the future housing prices will stabilize and return to more normalized levels, and therefore future acquisitions may be more costly and result in lower yields. See “Industry Overview and Market Opportunity.” There are many factors that may cause a recovery in the housing market that would result in future acquisitions becoming more expensive and possibly less attractive than recent past and present opportunities, including:

•	improvements in the overall economy and job market;

•	a resumption of consumer lending activity and greater availability of consumer credit;

•	improvements in the pricing and terms of mortgage-backed securities;

•	increasing competition for single-family assets from private investors, entities with similar investment objectives to ours and owner-occupants; and

•	tax or other government incentives that encourage homeownership.

We will continue acquiring properties as long as we believe such properties offer an attractive total return opportunity. Accordingly, future acquisitions may have lower yield characteristics than recent past and present opportunities, and if such future acquisitions are funded through equity issuances, the yield and cash available for distribution per share will be reduced and the market price of our common stock may decline.

The past performance of our senior management and our limited operating history may not be indicative of our future results.

You should not rely upon the past performance of our senior management, as their past performance at Phoenix Fund, ARM or in their other prior professional endeavors may not be indicative of our future results. Furthermore, we only commenced our investment activities in May 2012, and our limited operating history and the prior operating history of our senior management may not be indicative of our future results.

Our success depends to a significant degree upon the continued contributions of certain key personnel, each of whom would be difficult to replace. If we were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, particularly our founders, our operating results could suffer.

As an internally managed company, our ability to achieve our investment objective and to make distributions to our stockholders depends upon the performance of our management team. We rely on our management team to, among other things, identify and consummate acquisitions, design and implement our financing strategies, manage our investments and conduct our day-to-day operations. We are dependent upon the performance of our senior executive team, which is comprised of Mr. Schmitz, our Chief Executive Officer and Chairman, Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, Mr. Koumriqian, our Chief Financial Officer, Mr. Kent, our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary, and Ms. Porter, our Senior Vice President, Operations. We cannot guarantee the continued employment of any of our key executives who may choose to leave our company for any number of reasons, such as other business opportunities, differing views on our strategic direction or other disagreements. We rely on the experience, efforts and abilities of these individuals, each of whom would be difficult to replace. We do not have any “key-man” life insurance on any of our employees. We have entered into employment agreements with each of these executives; however, the employment agreements do not guarantee their continued service to us.

Our future success depends, in part, upon our ability to efficiently hire and retain highly skilled managerial, investment, financial and operational personnel.

The growth of our business will require us to hire additional qualified personnel. Competition for highly skilled managerial, investment, financial and operational personnel is intense. As a recently formed company, we cannot assure you that we will be successful in attracting and retaining such skilled personnel or in integrating any new personnel into our organization. Moreover, additional employees could result in a substantial increase in compensation expense that may not be offset with additional revenue.

Operating our business on a larger scale could result in substantial increases in our expenses.

One of our goals is to implement our single-family rental business nationally. Our business model assumes that we can successfully use our vertically integrated platform to acquire and manage single-family homes on a larger scale than we have done to date without a directly proportional increase in our expenses. As our business grows in size and complexity, we can provide no assurance that our management platform will ultimately prove to be “scalable,” we will be able to achieve economies of scale or we will be able to manage additional properties in our current markets, successfully enter new markets or grow our business without incurring significant additional expenses.

Our investments are, and will continue to be, concentrated in the single-family housing sector and in a number of markets nationally. This exposes us to the risk of downturns in that sector or in such markets, and we would be adversely affected by an economic downturn or other adverse events impacting the single-family housing sector or any of such markets.

Our investment and geographic concentrations expose us to the risk of economic downturns and adverse regulatory, environmental or other developments in the single-family housing sector or any of the markets in which our properties are located, to a greater extent than if our strategy encompassed other sectors of the real estate industry and additional markets.

In addition to general, regional, national and international economic conditions, our business will be impacted by the economic conditions in the specific geographic areas and markets in which we operate. We intend to continue to acquire and manage single-family homes and to provide short-term private mortgage financing secured by single-family homes located in markets where we are currently invested, which, as of March 31, 2013, included Phoenix, Arizona; Las Vegas, Nevada; the Inland Empire and Central Valley regions of California; Fort Myers, Florida; Atlanta, Georgia; Chicago, Illinois; Indianapolis, Indiana; Charlotte, North Carolina; Raleigh-Cary, North Carolina; Winston-Salem, North Carolina; Charleston, South Carolina; Dallas, Texas; and Houston, Texas. We intend to invest in other markets as well. A significant assumption underlying our investment strategy is our belief that property values and operating fundamentals for single-family homes in these markets will improve significantly over the next several years. We can provide no assurance that this assumption will prove to be correct, and each of these markets has experienced substantial economic downturns in recent years and could experience similar economic downturns in the future. It is possible that the recent economic downturn in these markets could persist, and we may not accurately predict the timing of any economic improvement in these markets.

Our dependence upon local, third-party service providers may harm our financial results or reputation if the third parties fail to perform.

Though we are internally managed, we use local, third-party vendors and service providers to provide certain services for our properties. For example, we regularly rely on third-party home improvement professionals, leasing agents and property management companies to provide services to many of our properties. Selecting, managing and supervising these third-party service providers requires significant resources and expertise. We do not have exclusive or long-term contractual relationships with any of these third-party providers, and we can provide no assurance that we will have uninterrupted or unlimited access to their services.

If we do not select, manage and supervise appropriate third parties to provide these services, our reputation and financial results may suffer. Notwithstanding our efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, incompetence or theft by our third-party service providers. In addition, any removal or termination of third-party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations. Poor performance by third-party service providers will reflect poorly on us and could significantly damage our reputation among desirable tenants. In the event of fraud or misconduct by a third party, we could also be exposed to material liability and be held responsible for damages, fines and/or penalties.

Through our preferred operator program, we lease a significant number of our properties to third-party property operators pursuant to master leases that have longer terms than our leases with individual tenants who occupy our properties directly.

As of March 31, 2013, 1,010 of our properties were leased to third-party property operators pursuant long-term agreements. These operators in turn sub-lease these properties to tenants, and the operators are obligated to pay us rent and bear all costs associated with the properties, such as insurance, real estate taxes, HOA fees and maintenance costs. To the extent these operators do not maintain sufficient occupancy or rental rates at the properties, it is possible that they will not meet their obligations to pay rent to us. Moreover, if an operator defaults on its lease with us or chooses not to extend or renew its lease, we would be required to find a replacement operator or operate the properties ourselves. No assurance can be given that operators will choose to extend or renew their leases with us or that we would be able to locate acceptable replacement operators on terms as favorable as we previously did. Moreover, if we choose to operate the properties ourselves it could increase our costs, especially if we were required to expand our operations to a new geographic area. We have agreed to pay each third-party operator a portion of the net proceeds in excess of our initial purchase price if we sell a property that the third-party operator operates during the lease term. Though we believe this provides third-party operators an incentive to maintain these properties, we will not be able to capture all of any home price appreciation that these assets may experience.

Long-term leases may not result in fair market lease rates over time; therefore, our income and cash available for distribution to our stockholders could be lower than if we did not enter into long-term leases.

Through our preferred operator program, we enter into long-term leases with third-party property operators relating to portfolios of properties. These operators, in turn, lease the properties out to individual tenants. Our longer-term leases with third-party operators provide for rent increases over time and require that the operators pay us a portion of their gross sub-lease revenue to us in the form of percentage rent. If we do not accurately judge the potential for increases in market rental rates, the rent under our long-term leases with operators may be significantly less than then-current market rental rates, even after contractual rental increases and applicable percentage rents. Further, we may have no ability to terminate those leases or to adjust the rent to then-current market rates, or, for certain long-term leases with third-party operators, we may have termination rights but may be required to pay a termination payment to the operators in connection therewith. As a result, our revenues and cash available for distribution to our stockholders could be lower than if we did not enter into long-term leases relating to portfolios of properties.

Short-term leases of residential property may expose us to the effects of declining market rents.

We anticipate that a majority of our leases to tenant-occupants will be for a term of one year. As these leases permit the tenants to leave at the end of the lease term without penalty, we anticipate our rental revenues may be affected by declines in market rents more quickly than if our leases were for longer terms. Short-term leases may result in high turnover, which involves costs such as restoring the properties, marketing costs and lower occupancy levels. Because we have a limited operating history, our tenant turnover rate and related cost estimates may be less accurate than if we had more operating data upon which to base these estimates.

We rely on information supplied by prospective tenants in managing our business.

We rely on information supplied to us by prospective tenants in their rental applications to make leasing decisions, and we cannot be certain that this information is accurate. In particular, we rely on information submitted by prospective tenants regarding household income, tenure at current job, number of children and size of household. Moreover, these applications are submitted to us at the time we evaluate a prospective tenant, and we do not require tenants to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. Even though this information is not updated, we use it to evaluate the overall average credit characteristics of our portfolio over time. If tenant-supplied information is inaccurate or our tenants’ creditworthiness declines over time, we may make poor leasing or underwriting decisions and our portfolio may contain more credit risk than we believe. When we purchase properties that are subject to existing leases, we are not able to collect any information on tenant creditworthiness in connection with such purchases.

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract or replace tenants.

When tenants do not renew their leases or otherwise vacate their space, we often are required to expend funds for property restoration and leasing commissions in order to re-lease the property. If we have not established reserves for such expenditures, we will have to obtain financing from other sources. We may also have future financing needs for other capital improvements to restore our properties. If we need to secure financing for capital improvements in the future but are unable to secure such financing or are unable to secure financing on terms we feel are acceptable, we may be unable to make capital improvements or we may be required to defer such improvements. If this happens, it may cause our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property or existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, and our properties’ ability to generate revenue may be significantly impaired.

When evaluating a property for acquisition, we make a number of significant estimates and assumptions that may prove to be inaccurate. This could cause us to overpay for a property or incur restoration and marketing costs significantly in excess of our estimates.

In determining whether a particular property meets our investment criteria, we make a number of significant estimates and assumptions, including the amount of time it will take us to gain possession of the property, estimated restoration costs, the amount of time between acquiring the property and leasing it, annual operating costs, rental rates and tenant default rates. These estimates and assumptions may prove to be inaccurate and cause us to overpay for properties or overvalue our properties. If we determine to make the estimates and assumptions used in evaluating potential properties for purchase more stringent, it would likely reduce the number of properties that we deem acceptable for purchase. Increases in the market prices for or decreases in the inventory of single-family homes in our markets could also reduce the number of properties that meet our investment criteria. These factors could adversely affect our ability to deploy the net proceeds from this offering in accordance with our investment strategy.

Furthermore, we expect that there will be a significant degree of variability in the amount of time it takes us to gain possession of a property, the amount of restoration required at a property, the quality of construction of a property, the desirability of a property’s location and other property-specific issues. Our success will depend, to a significant degree, on our ability to evaluate these factors and identify and acquire properties that can be restored, rented and maintained at attractive yields. To the extent our evaluation of these factors or our assumptions are inaccurate, our investments may not meet our expectations.

In addition, the market and regulatory environments relating to single-family homes have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of homeowners now wait for an eviction notice or eviction proceedings to commence before vacating a foreclosed property, which significantly increases the time period between the acquisition and leasing of a property. Such changes affect the accuracy of our assumptions and, in turn, may adversely affect us.

Our long-term growth will depend significantly upon future acquisitions of single-family homes that meet our acquisition criteria.

The acquisition of single-family homes entails various risks, including the risks that we may overvalue a home, our homes may not perform as we expect, we may be unable to quickly and efficiently restore and lease our self-managed homes, our tenants may default and our cost estimates for restoring an acquired home may prove inaccurate. In addition, we cannot assure you of the continued availability of acquisition opportunities in our markets at attractive pricing levels.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue.

Many of the expenses associated with our business, such as acquisition costs, restoration and maintenance costs, HOA fees, personal and real property taxes, insurance, compensation and other general expenses are fixed and would not necessarily decrease proportionally with any decrease in revenue. Our assets also require a significant amount of ongoing capital expenditure. Our expenses, including capital expenditures, will be affected by, among other things, any inflationary increases, and cost increases may exceed the rate of inflation in any given period. Certain expenses incurred on a per-unit basis are recurring in nature, such as HOA fees, taxes, insurance and restoration and maintenance costs, which may not decrease on a per-unit basis as our portfolio grows through additional property acquisitions. By contrast, our revenue is affected by many factors beyond our control, such as the availability and price of alternative rental housing and economic conditions in our markets. As a result, we may not be able to fully, or partially, offset any increase in our expenses with a corresponding increase in our revenues. In addition, state and local regulations may require us to maintain our properties, even if the cost of maintenance is greater than the value of the property or any potential benefit we may receive from renting the property.

If we cannot obtain financing, our growth may be limited.

To qualify as a REIT, we will be required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. As a result, our ability to retain earnings to fund acquisitions, restorations or other capital expenditures will be limited. As of April 26, 2013, all of our assets were purchased with cash on hand and borrowings of approximately $61.6 million under our senior secured revolving credit facility. However, over time, we may determine that it is appropriate to use leverage as a component of our financing strategy in an effort to increase our return potential. We can provide no assurance that we will be able to obtain debt financing on favorable terms or at all.

Recent events in the financial markets have had an adverse impact on the credit markets, and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. Some lenders are imposing more stringent credit terms and there has been and may continue to be a general reduction in the amount of credit available. Many banks are either unable or unwilling to provide new asset-based lending. Tightening credit markets may have an adverse effect on our ability to obtain financing on favorable terms, thereby increasing financing costs and/or requiring us to accept financing with increasing restrictions. If adverse conditions in the credit markets—in particular with respect to single-family home finance—materially deteriorate, our business could be materially and adversely affected. Our long-term ability to grow through additional investments will be limited if we cannot obtain additional financing. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain debt or equity financing or that we will be able to obtain it on favorable terms.

We may also be limited in the amount of leverage that we may incur by the terms of various financing arrangements, including our $150 million senior secured revolving credit facility. The credit facility has an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. The credit facility matures in January 2015, has an optional one-year extension (assuming our compliance with applicable covenants) and bears interest at a rate of LIBOR plus a spread ranging from 2.50% to 3.25% based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the credit facility) ranging from less than or equal to 45% to greater than 55%.

Debt service obligations could adversely affect our operating results, may require us to sell properties and could adversely affect our ability to make or sustain distributions to our stockholders and the market price of our common stock.

Though we have not done so to date, we may finance future activities with indebtedness and we may be more likely to do so as our business grows. We may borrow for a number of reasons, such as financing acquisitions, capital expenditures or distributions necessary to qualify as a REIT. Our governing documents contain no limitations on the amount of debt that we may incur. As a result, we may incur substantial debt in the future.

Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

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we will be subject to restrictive covenants that require us to satisfy and remain in compliance with certain financial requirements or that impose limitations on the type or extent of activities we conduct;

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we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes; and

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay any debt we incur when it matures, we may need to refinance the debt or raise additional equity. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense could adversely affect our cash flows and, consequently, cash available for distribution to our stockholders. To the extent we are required to raise additional equity to satisfy such debt, existing stockholders would see their interests diluted. If we are unable to refinance our debt or raise additional equity on acceptable terms, we may be forced to dispose of substantial numbers of properties on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our properties that may be pledged to secure our obligations to foreclosure. Any unsecured debt agreements we enter into may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances.

The joint venture investments that we have made and the joint venture investments we may make in the future could be adversely affected by our lack of sole decision-making authority, our reliance on our co-venturer’s financial condition and disputes between us and our co-venturer.

On October 10, 2012, we invested approximately $5.5 million in Flat Iron VI LLC, a joint venture in which our equity interest is approximately 78% of the total amount invested. On December 31, 2012, we invested approximately $4.7 million in Siphon Draw LLC, a joint venture in which our equity interest is approximately 80% of the total amount invested. Both of these joint ventures used invested funds to purchase portfolios of performing residential mortgage loans. We may continue to co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for a property, partnership, joint venture or other entity. Under these circumstances, we may not be in a position to exercise sole decision-making authority regarding the assets held through the venture or the venture itself. Investments through joint ventures involve risks not present were a third party not involved in the investment, including the possibility that co-venturers may have rights that are superior to ours, become bankrupt, fail to fund their share of required capital contributions, make poor business decisions or block or delay actions that we believe are necessary or desirable. Co-venturers may have economic or other business interests or goals which are inconsistent with ours, including inconsistent goals relating to the sale of assets or properties held in a joint venture or the timing of the termination and liquidation of the venture, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, in circumstances in which neither we nor our co-venturer have full control over the partnership or joint venture. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, action by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may under certain circumstances be liable for the actions of our co-venturers.

Our Board of Directors may change our investment strategy, financing strategy or leverage policies without stockholder consent.

Our Board of Directors may change any of our strategies, policies or procedures with respect to property acquisitions and divestitures, asset allocation, growth, operations, indebtedness, financing and distributions at any time without the consent of our stockholders, which could result in our acquiring properties that are different from, and possibly riskier than, the types of single-family residential real estate and related investments described in this prospectus. These changes could adversely affect us.

Our financial results in the period or periods immediately following completion of this offering may not be reflective of our earning potential and may cause our stock price to decline.

Our financial results in the fiscal periods immediately following completion of this offering may not be representative of our future potential. Prior to the full deployment of the net proceeds from this offering, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect that these initial investments will provide a lower net return than we expect to receive from the investments described in this prospectus. In addition, since we expect to experience rapid growth following this offering, we will have a greater percentage of our portfolio invested in assets in the process of stabilization than we would expect to have as a more mature operation. It will take time and significant cash resources to restore, reposition and lease these properties in the process of stabilization. As a result, newly acquired properties, that are not leased at the time of acquisition, will not begin generating revenue for some period of time following this offering and will reduce our overall financial performance. In addition, future equity or debt financings may impact our financial results in the fiscal periods following such financings for the same reasons listed above.

We anticipate being involved in a variety of litigation.

We anticipate being involved in a range of court proceedings in the ordinary course of business. These actions may include eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights (including actions brought by prior owners alleging wrongful foreclosure by their lender or loan servicer) and issues with local housing officials arising from the condition or maintenance of a property. While we intend to vigorously defend any non-meritorious action or challenge, no assurance can be given that we will not incur significant expense relating to these matters or that they will not require significant management attention and adversely affect us.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current tenants, our employees and third-party service providers in our offices and on our networks. The secure processing and maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect our results of operations and competitive position.

We will incur significant expenses as a result of being a public company, which will negatively impact our financial performance.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as related rules implemented by the SEC and the NYSE, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional changes. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as officers. Although the JOBS Act recently enacted by the U.S. Congress and discussed in the next risk factor may for a limited period of time somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

•	the last day of its fiscal year in which it has annual gross revenue of $1.0 billion or more;

•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

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the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as the company (1) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (2) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) has filed at least one annual report pursuant to the Exchange Act.

Under this definition, we will be an “emerging growth company” upon completion of this offering and could remain an “emerging growth company” until as late as December 31, 2018.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

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be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

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be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•

be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

•	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other reduced requirements available to us, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be adversely affected.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and the NYSE regarding our internal control over financial reporting. We may not complete needed improvements to our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the market price of our common stock and your investment.

Upon completion of this offering, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal controls over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. In addition, as a public company we will be required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal controls over financial reporting by the time our annual report for the year ending December 31, 2014 is due and thereafter, which will require us to document and make significant changes to our internal controls over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, although, as described in the preceding risk factor, we could potentially qualify as an “emerging growth company” until December 31, 2018. As a result, we will be required to improve our financial and managerial controls, reporting systems and procedures, to incur substantial expenses to test our systems and to make such improvements and to hire additional personnel. If our management is unable to certify the effectiveness of our internal controls, if our independent registered public accounting firm cannot deliver (at such time as it is required to do so) a report attesting to the effectiveness of our internal control over financial reporting or if we identify or fail to remediate material weaknesses in our internal controls, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our reputation and the market price of our common stock. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our results of operations and financial condition.

The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.

This prospectus contains estimates, forecasts and projections relating to our primary markets that were prepared for us for use in connection with this offering by JBREC, a real estate consulting firm. See “Industry Overview and Market Opportunity.” The estimates, forecasts and projections relate to, among other things, replacement cost, home value indices, payroll employment growth, median household income, housing permits and household formation. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this prospectus. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this prospectus might not occur or might occur to a different extent or at a different time. For the foregoing reasons, neither we nor JBREC can provide any assurance that the estimates, forecasts and projections contained in this prospectus are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations.

Risks Related to Single-Family Housing

The value and operating fundamentals of single-family housing in our markets may not improve.

A substantial part of our business plan is based on our belief that the value and operating fundamentals of single-family housing in our markets will improve significantly over the next several years. We cannot assure you as to whether, when or to what extent property values and operating fundamentals will improve. In addition, it is possible that our belief is incorrect and that the value and operating fundamentals of single-family housing in our markets will not improve and may deteriorate.

Many factors impact the single-family residential rental market, and if rents in our markets do not increase sufficiently to keep pace with rising costs of operations, our cash available for distribution will decline.

The success of our business model will substantially depend on conditions in the single-family rental market in our geographic markets. Our asset acquisitions are premised on assumptions about, among other things, occupancy and rent levels, and if those assumptions prove to be inaccurate our cash flows will be lower than expected. Rental rates and occupancy levels have benefited in recent periods from macroeconomic trends affecting the U.S. economy and residential real estate markets in particular, including:

•	a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;

•	weak economic and employment conditions that have increased foreclosure rates and made it more difficult for families to remain in homes that were purchased prior to the economic downturn;

•	declining real estate values that have challenged the traditional notion that homeownership is a stable investment; and

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the unprecedented level of vacant housing comprising the REO by banks, GSEs, and other mortgage lenders or guarantors, and inventory held for sale by banks, GSEs, and other mortgage lenders or guarantors.

We do not expect these favorable trends in the residential rental market to continue indefinitely. Eventually, a strengthening of the U.S. economy and job growth, coupled with government programs designed to keep homeowners in their homes and/or other factors, may contribute to a stabilization or reversal of the current trend that favors renting rather than homeownership. In addition, we expect that as investors like us increasingly seek to capitalize on opportunities to purchase undervalued housing assets and convert them to productive uses, the supply of single-family rental properties will decrease and the competition for tenants will intensify. A softening of the rental market in our markets would reduce our rental revenue.

Acquiring properties during periods when the single-family home sector is experiencing substantial inflows of capital and intense competition may result in inflated purchase prices and increase the likelihood that our properties will not appreciate in value and may, instead, decrease in value.

The allocation of substantial amounts of capital for investment in the single-family home sector and significant competition for income producing real estate may inflate the purchase prices for such assets. To the extent we purchased or in the future purchase real estate in such an environment, it is possible that the value of our properties may not appreciate and may, instead, decrease in value, perhaps significantly, below the amount we paid for such properties. In addition to macroeconomic and local economic factors, technical factors, such as a decrease in the amount of capital allocated to the single-family home sector and the number of investors participating in the sector, could cause the value of our properties to decline.

Mortgage loan modification programs and future legislative action may reduce the number of properties that meet our investment criteria.

The U.S. government, through the Federal Reserve, the Federal Housing Administration and the Federal Deposit Insurance Corporation, has implemented a number of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures, including the Home Affordable Modification Program, which seeks to provide relief to homeowners whose mortgages are in or may be subject to foreclosure, and the Home Affordable Refinance Program, which allows certain borrowers who are underwater on their mortgage but current on their mortgage payments to refinance their loans. Several states, including states in which our current markets are located, have adopted or are considering similar legislation. These programs and other loss mitigation programs may involve, among other things, the modification or refinancing of mortgage loans or providing homeowners with additional relief from loan foreclosures. Such programs are intended to lead to fewer foreclosures and, if successful, will decrease the supply of properties that meet our investment criteria.

The pace of residential foreclosures is unpredictable and subject to numerous factors. In recent periods there has been a backlog of foreclosures, due to a combination of volume constraints and legal actions, including those brought by the U.S. Department of Justice, or the DOJ, the Department of Housing and Urban Development, or HUD, State Attorneys General, the office of the Comptroller of the Currency, or the OCC, and the Federal Reserve Board against mortgage servicers alleging wrongful foreclosure practices. Financial institutions have also been subjected to regulatory restrictions and limitations on foreclosure activity by the Federal Deposit Insurance Corporation. Legal claims brought or threatened by the DOJ, HUD and 49 State Attorneys General against the five largest residential mortgage servicers in the country were settled in 2012 for approximately $25 billion, and an enforcement action threatened by the OCC against ten residential mortgage servicers was settled in 2013 for approximately $8.5 billion. A portion of the funds from each settlement will be directed to homeowners seeking to avoid foreclosure through mortgage modifications, and servicers are required to adopt specified measures to reduce mortgage obligations in certain situations. It is expected that the settlements will help many homeowners avoid foreclosures that would otherwise have occurred in the near-term. It is also possible that other residential mortgage servicing companies will agree to similar settlements. These developments will reduce the number of homes in the process of foreclosure and decrease the supply of properties that meet our investment criteria.

In addition, the U.S. Congress and numerous state legislatures have considered, proposed or adopted legislation to constrain foreclosures, or may do so in the future. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, which supervises and enforces federal consumer protection laws as they apply to banks, credit unions and other financial companies, including mortgage servicers. It remains uncertain as to whether any of these measures will have a significant impact on foreclosure volumes or what the timing of that impact would be. If foreclosure volumes were to decline significantly, we would expect REO inventory levels to decline or to grow at a slower pace, which would make it more difficult to find target assets at attractive prices and might constrain our growth or reduce our long-term profitability. Also, the number of families seeking rental housing might be reduced by such legislation, reducing rental housing demand in our markets.

Claims of deficiencies in the foreclosure process may result in rescission of our purchases at auction or reduce the supply of foreclosed properties available to us.

Allegations of deficiencies in foreclosure practices could result in claims challenging the validity of some foreclosures that have occurred, potentially placing our claim of ownership to some of our properties at risk. We cannot be assured that our title insurance policies would provide protection in such instances or that such proceedings would not result in a complete dispossession of property from us without compensation.

Each state has its own laws governing the procedures to foreclose on mortgages and deeds of trust, and state laws generally require strict compliance with these laws in both judicial and non-judicial foreclosures. Recently, courts and administrative agencies have been more actively involved in enforcing state laws governing foreclosures, and, in some circumstances, have imposed new rules and requirements regarding foreclosures. Some courts have delayed or prohibited foreclosures based on alleged failures to comply with proper transfers of title, notice, identification of parties in interest, documentation and other legal requirements. The increase in the number of foreclosures since 2007 has led legislatures in many states to consider modifications to foreclosure laws to restrict and reduce foreclosures. For example, in 2012, California enacted a law imposing new limitations on foreclosures while a request for a loan modification is pending. Further, foreclosed owners and their legal representatives, including some prominent and well-financed legal firms, have brought litigation questioning the validity and finality of foreclosures that have already occurred. These developments may reduce, or slow the rate of growth in, the supply of foreclosed homes available to us for purchase. They may also call into question the validity of our title to homes acquired at foreclosure, or result in rescission rights or other borrower remedies, which could result in a loss of a property purchased by us that may not be covered by title insurance. This could result in an increase in litigation and property maintenance costs incurred with respect to properties obtained through foreclosure, or delays in stabilizing and leasing such properties promptly after acquisition.

Single-family homes that are being sold through foreclosure or short-sales are subject to risks of theft, vandalism or other damage that could impair their value.

When a single-family home is put into foreclosure, due to a default by the homeowner on mortgage obligations, or a homeowner seeks a short sale, due to the value of the property being substantially below the outstanding principal balance of the mortgage, it is possible that the homeowner may cease to maintain the property adequately, or that the property may be abandoned by the homeowner and become susceptible to theft or vandalism. Lack of maintenance, theft and vandalism can substantially impair the value of the property. If we purchase a large number of properties in foreclosure in bulk sales and are not able to inspect each property before closing or we are unable to rent the properties quickly after purchase and restoration, some of our properties could be impaired.

We generally are not able to conduct a thorough inspection before purchasing properties at auction or in bulk sales.

We have purchased and expect to continue to purchase properties at auction and in bulk sales. When we purchase properties in these manners, we generally do not have the opportunity to conduct interior inspections or conduct more than cursory exterior inspections on a portion of the properties. These inspection processes may fail to reveal major defects associated with such properties, which may cause the amount of time and expense required to restore such properties to substantially exceed our estimates.

Properties acquired in bulk may subject us to a variety of risks.

A substantial portion of our properties were, and we expect that a substantial portion of any future property acquisitions will be, purchased as portfolios in bulk from other owners of single-family homes. To the extent the management and leasing of such properties has not been consistent with our property management and leasing standards, we may be subject to a variety of risks, including risks relating to the condition of the properties, the credit quality and employment stability of the tenants and compliance with applicable laws, among others. In addition, financial and other information provided to us regarding such portfolios during our due diligence may not be accurate, and we may not discover such inaccuracies until it is too late to seek remedies against such sellers. To the extent we timely pursue such remedies, we may not be able to successfully prevail against the seller in an action seeking damages for such inaccuracies.

We incur significant costs in restoring our properties, and we may underestimate the costs or amount of time necessary to complete restorations.

Before renting a home, we typically perform a detailed assessment, with an on-site review of the home, to identify the scope of restoration to be completed. Beyond customary repairs, we often undertake improvements designed to optimize overall property appeal and increase the value of the property when such improvements can be done cost effectively. To the extent properties are occupied by existing tenants, restorations may be postponed until the tenant vacates the premises.

We expect that nearly all of our properties will require some level of restoration immediately upon their acquisition or in the future following expiration of a lease or otherwise. We may acquire properties that we plan to extensively restore. We may also acquire properties that we expect to be in good condition only to discover unforeseen defects and problems that require extensive restoration and capital expenditures. In addition, in order to reposition properties in the rental market, we will be required to make ongoing capital improvements and may need to perform significant restorations and repairs from time to time that tenant deposits and insurance may not cover. Our properties have infrastructure and appliances of varying ages and conditions. Consequently, we routinely retain third-party contractors and trade professionals to perform repair work and are exposed to the risks inherent in property restoration, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the timing of receiving necessary work permits and certificates of occupancy and poor workmanship. If our assumptions regarding the cost or timing of restorations across our properties prove to be materially inaccurate, we will be adversely affected.

The costs and amount of time necessary to secure possession and control of a newly acquired property may exceed our assumptions, which would delay our receipt of revenue from, and return on, the property.

Upon acquiring a new property, we may have to evict occupants who are in unlawful possession before we can secure possession and control of the property. The holdover occupants may be the former owners or tenants of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming. If these costs and delays exceed our expectations, our financial performance may suffer because of the increased expenses incurred or the unexpected delays in turning the properties into revenue-producing rented homes.

We depend on our tenants for a substantial majority of our revenues.

We depend on tenants for a substantial portion of our revenues. Our operating results and cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their lease obligations or failed to renew their leases with us. Widespread lay-offs and other adverse changes in the economic conditions in our markets could result in substantial tenant defaults or non-renewals. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord at that property and may incur costs in protecting our investment and re-leasing the property. We may be unable to re-lease the property for the rent previously received.

Through our preferred operator program, we often acquire portfolios of properties that are master leased to a third-party operator. Under these arrangements, the revenue we derive from these properties comes entirely from lease payments made by the third-party operator to us. If the third-party operator is unable to generate sufficient revenue from the operation of these properties to meet its obligations, including its obligation to pay rent to us, it is likely that the operator will not meet its lease obligations to us. This could result in the reduction or elimination of revenue relating to a large number of our properties. A third-party operator’s ability to make lease payments to us would be adversely affected if a significant number of the occupants of the properties were unable to meet their obligations to the operator, which could make it difficult for the operator to meet its obligations to us. The occupants’ ability to meet their obligations to our third-party operator is affected by the same factors that affect our tenants’ ability to meet their obligations to us with respect to our self-managed portfolio, such as local economic and employment conditions.

We may be unable to renew leases and our occupancy rate could decline.

We cannot assure you that tenants will renew their leases with us. If the rental rates for our properties decrease or our tenants do not renew their leases, our financial condition, results of operations, cash flow, cash available for distribution, market price of our common stock and our ability to satisfy our debt service obligations could be materially adversely affected.

Some or all of our properties may become vacant either by a default of tenants under their leases or the expiration or termination of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution. In addition, the resale value of the property could be reduced because the market value of a particular property may deteriorate if it remains unoccupied for an extended period of time.

A significant number of our properties are part of HOAs, and we and our tenants are subject to the rules and regulations of such HOAs, which may be arbitrary or restrictive. Violations of such rules may subject us to additional fees, penalties and litigation with such HOAs which would be costly.

A significant number of our properties are located within HOAs, which are private entities that regulate the activities of owners and occupants of, and levy assessments on, properties in a residential subdivision. HOAs in which we own properties may have or may enact onerous or arbitrary rules that restrict our ability to restore, market or lease our properties or require us to restore or maintain such properties at standards or costs that are in excess of our planned budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale or the requirement that specific construction materials be used in restorations. Some HOAs also impose limits on the number of property owners who may rent their homes, which, if met or exceeded, would cause us to incur additional costs to sell the property and opportunity costs of lost rental revenue. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have tenants who violate HOA rules and for which we may be liable as the property owner. Additionally, the boards of directors of the HOAs in which we own property may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing a property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on these properties.

We are subject to tenant relief laws and may be subject to rent control laws, which will negatively impact our rental revenue.

When we acquire distressed properties, we often will need to evict the occupant of the premises. Additionally, as an owner of many rental properties, we will regularly be seeking to evict tenants who are not paying their rent or are otherwise in material violation of the terms of their lease. Eviction activities will result in additional legal costs and require the time and attention of our management. The eviction process is typically subject to numerous legal requirements and mandatory “cure” policies, which may increase our costs and delay our ability to gain possession of and stabilize a property. Additionally, state and local landlord-tenant laws may impose legal duties on us to assist tenants in relocating to new housing, or restrict our ability to recover certain costs or charge tenants for damage tenants cause to our property. Because such laws vary by state and locality, we will need to be familiar with and take appropriate steps to comply with applicable landlord-tenant laws in the jurisdictions in which we operate, and we will need to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to civil litigation filed by individuals, a class of plaintiffs or by state or local law enforcement. We may be required to pay our adversaries’ litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

Furthermore, rent control laws may affect our rental revenue. Especially in times of recession and economic slowdown, rent control initiatives can receive significant political support. Were rent control to become applicable to certain of our properties, the effects on both our rental revenue and the value of such properties could be material and adverse.

Class action, tenants’ rights and consumer rights litigation may result in increased expenses and harm our results.

There are numerous tenants’ rights and consumer rights organizations that operate in our markets, and, as we grow in scale, we may attract attention from some of these organizations and become a target of legal demands or litigation. Many such organizations have become more active and better funded in connection with mortgage foreclosure-related issues, and, with the large settlements identified above and the increased market for single-family rentals arising from former homeowners, some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-tenant issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief. We cannot anticipate what form such legal actions might take or what remedies they may seek. Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us or may lobby state and local legislatures to pass new laws and regulations to constrain our business operations. If they are successful in any such endeavors, they could limit our business operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Poor tenant selection and defaults by our tenants may negatively affect our financial performance and reputation.

Our success will depend, in large part, upon our ability to attract and retain qualified tenants for our properties. This will depend, in turn, upon our ability to screen applicants, identify good tenants and avoid tenants who may default. We will inevitably make mistakes in our selection of tenants, and we may rent to tenants whose default on our leases or failure to comply with the terms of the lease or HOA regulations negatively affect our financial performance, reputation and the quality and value of our properties. For example, tenants may default on payment of rent, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, make use of our properties for illegal purposes, damage or make unauthorized structural changes to our properties which may not be fully covered by security deposits, refuse to leave the property when the lease is terminated, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sub-let to less desirable individuals in violation of our leases or permit unauthorized persons to live with them. In addition, defaulting tenants will often be effectively judgment-proof. The process of evicting a defaulting tenant from a family residence can be adversarial, protracted and costly. Furthermore, some tenants facing eviction may damage or destroy the property. Damage to our properties may significantly delay re-leasing after eviction, necessitate expensive repairs or impair the rental revenue or value of the property, resulting in a lower than expected rate of return. In addition, we will incur turnover costs associated with re-leasing the properties, such as marketing expense and brokerage commissions, and will not collect revenue while the property is vacant. Although we will attempt to work with tenants to prevent such damage or destruction, there can be no assurance that we will be successful in all or most cases. Such tenants will not only cause us not to achieve our financial objectives for the properties in which they live, but may subject us to liability, and may damage our reputation with our other tenants and in the communities where we do business.

Title defects and eminent domain could lead to material losses on our investments.

Although we have acquired, and currently intend to acquire in the future, title insurance on the majority of our residential properties when it is available, we will also acquire a number of our homes on an “as is” basis at auctions, without the benefit of title insurance prior to closing. Increased scrutiny of title matters, particularly in the case of foreclosures, could lead to legal challenges with respect to the validity of the sale. In the absence of title insurance, the sale may be rescinded, and we may be unable to recover our purchase price, resulting in a complete loss. Title insurance obtained subsequent to purchase offers little protection against discoverable defects as they are typically excluded from such policies. Although we endeavor to assess the state of title prior to purchase, there can be no assurance that our assessments will be completely effective, which could lead to a material if not complete loss on our investment in such properties. In addition, even if we are able to acquire title insurance on a property, the title insurance provider may assert that we are not entitled to coverage under the policy and deny any claims we have thereunder.

Our title to a property, especially those acquired at auction, may be challenged for a variety of reasons, including allegations of defects in the foreclosure process. Title insurance, if any, may not prove adequate in these instances.

It is also possible that governmental authorities may exercise eminent domain to acquire land on which our properties are built in order to build roads or other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected properties. Our acquisition strategy is premised on the concept that this “fair value” will be substantially less than the real value of the property for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain. Several cities are also exploring proposals to use eminent domain to acquire mortgages to assist homeowners to remain in their homes, potentially reducing the supply of single-family homes for sale in our markets.

The large supply of single-family homes becoming available for purchase as a result of the heavy volume of foreclosures, combined with historically low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential tenants.

The large supply of foreclosed homes, along with the low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, has made home ownership more affordable and more accessible for potential renters who have strong credit. The foregoing factors may encourage certain potential renters to purchase residences rather than lease them, thereby causing a decline in the number and quality of potential tenants available to us.

Declining real estate values and impairment charges could adversely affect our earnings and financial condition.

We intend to review the carrying value of our long-lived assets (including our real estate properties) for impairment whenever events or changes in circumstances, such as adverse market conditions, indicate that their carrying amount may not be recoverable. If our evaluation indicates that we may be unable to recover the carrying value of a material portion of our real estate investments, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the properties. These losses would have a direct impact on our net income, because recording an impairment loss results in an immediate negative adjustment to net income. They would also be reflected as a decrease in assets on our balance sheet. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A deteriorating real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for distribution and market price of our common stock.

Risks Related to Short-Term Private Mortgage Financing

The short-term private mortgage financings we provide are subject to risks of delinquency, default and loss.

Mortgage loans are subject to risks of delinquency, default and loss. The ability of a borrower to repay a loan secured by residential property typically is dependent primarily upon the income or assets of the borrower. In addition, the ability or motivation of the borrower to repay its mortgage loan may be affected by, among other things: changes in zoning laws for the property or its surrounding area; the condition of the property and neighborhood; environmental contamination at the property; the occurrence of any uninsured casualty at the property; changes in national, regional or local economic conditions; declines in regional or local real estate values; increases in interest rates; real estate tax rates; changes in governmental rules, regulations and fiscal policies, including environmental legislation; acts of God; terrorism; social unrest; and civil disturbances.

To the extent that the borrower purchased a property with the intent of rehabilitating and “flipping” the property to a third party, such borrower may not have adequate funds to complete the rehabilitation or otherwise may not be able to complete such rehabilitation prior to the maturity of the mortgage note. The inability to complete such improvements or an inability to sell the property to a third party upon completion of such rehabilitation may impair the borrower’s ability to repay the loan and may result in an event of default under such mortgage loan.

In the event of a default under a mortgage loan held by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral that we can realize upon foreclosure and sale and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and could limit the amount of cash available for distribution. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure on a mortgage loan can be an expensive and lengthy process that can have a substantial negative effect on our originally anticipated return on the foreclosed mortgage loan.

We may be subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

With respect to our investments in mortgage loans, we rely upon information supplied by borrowers and other third parties, including financial and other information provided by the applicant in connection with our funding of the loan, property appraisal reports or valuations, title information and other appropriate documentation. If any of this information is misrepresented or falsified and if we do not discover it prior to funding a loan, the actual value of such loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with a misrepresentation, whether it is made by the borrower, the mortgage broker, another third party or one of our employees. Although we may have rights against persons and entities who made or knew about the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect any monetary losses that we may have suffered.

Our mortgage lending activities are subject to a body of complex laws and regulation at the federal, state and local levels.

In connection with our mortgage lending activities, we are required to comply with applicable laws, rules and regulations, as well as judicial and administrative decisions, of all jurisdictions in which we fund mortgage loans, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations applicable to our business has increased in recent years. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. It may be more difficult to identify comprehensively, to interpret accurately, to program properly our information systems and to effectively train our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing the risks of non-compliance with these laws, rules and regulations. Our failure to comply with these laws, rules and regulations could prevent us from funding mortgage loans and could lead to civil and criminal liability, including potential monetary penalties, and negatively impact our ability to enforce loans or give borrowers the right to rescind or cancel loan transactions.

Risks Related to the Real Estate Industry Generally

Our performance and value are subject to general economic conditions and risks associated with our real estate assets.

The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If the properties we acquire do not generate income sufficient to meet operating expenses, including any debt service and capital expenditures, then our ability to make distributions to our stockholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as debt service (to the extent we borrow funds in the future), real estate taxes, HOA fees, insurance and maintenance costs) that generally do not decline when circumstances reduce the income from the property. Income from and the value of the properties we acquire may be adversely affected by the factors listed below, some of which are described in greater detail in the pages that follow:

•	downturns in international, national, regional and local economic conditions (particularly increases in unemployment);

•	the attractiveness of the properties we acquire to potential tenants and competition from other properties;

•	changes in supply of or demand for similar or competing properties in our markets;

•	bankruptcies, financial difficulties or lease defaults by our tenants;

•	inability to collect rent from tenants;

•	changes in interest rates, availability and terms of debt financing;

•	changes in operating costs and expenses and our ability to control rents;

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changes in, or increased costs of compliance with, governmental laws, rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

•	political, regulatory or other factors including terrorism;

•	illiquidity of real estate investments generally;

•	tenants’ perceptions of the safety, convenience and attractiveness of our properties and the neighborhoods in which our properties are located;

•	ongoing needs for capital improvements, particularly in older properties;

•	our ability to provide adequate maintenance and obtain adequate insurance;

•	changes in the cost or availability of insurance, including coverage for mold or asbestos;

•	environmental conditions or retained liabilities for such conditions;

•	unanticipated changes in costs associated with known adverse environmental conditions or retained liabilities for such conditions;

•	periods of high interest rates and tight money supply;

•	tenant turnover;

•	general overbuilding or excess supply in our markets;

•	disruptions in the global supply chain;

•	the ability or unwillingness of tenants to pay rent increases;

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civil unrest, acts of God, including earthquakes, hurricanes, tornadoes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001;

•	rent control or rent stabilization or other housing laws, which could prevent us from raising rents; and

•	increases in property-level maintenance and operating expenses.

For these and other reasons, we cannot assure you that we will become profitable or that we will realize growth in the value of our real estate properties.

Uninsured or underinsured losses relating to real property may adversely affect our returns.

We attempt to ensure that all of the properties we acquire are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that may not always be insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of the properties we acquire incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or restore a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect us and the market price of our common stock. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future.

Contingent or unknown liabilities could adversely affect our financial condition.

Our acquisition activities are subject to many risks. We may acquire properties that are subject to unknown or contingent liabilities, including liabilities for or with respect to liens attached to properties, unpaid real estate taxes, utilities or HOA charges for which a prior owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of vendors or other persons dealing with the acquired properties and tax liabilities, among other things. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown or contingent liabilities or conditions. As a result, if any such liability were to arise relating to our properties, or if any adverse condition exists with respect to our properties that is in excess of our insurance coverage, we might have to pay substantial sums to settle or cure it, which could adversely affect us. The properties we acquire may also be subject to covenants, conditions or restrictions that restrict the use or ownership of such properties, including prohibitions on leasing or requirements to obtain the approval of HOAs prior to leasing. We may not discover such restrictions during the acquisition process and such restrictions may adversely affect our ability to operate such properties as we intend.

In addition, purchases of single-family homes acquired at auction, in short sales, from lenders or in bulk purchases typically involve few or no representations or warranties with respect to the properties and may allow us limited or no recourse against the sellers of such properties. Such properties also often have unpaid tax, utility and HOA liabilities for which we may be obligated but fail to anticipate.

Environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.

Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by the activities of tenants, existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability and/or other sanctions.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental revenue from that property.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sales to our stockholders may be limited.

Real estate investments are relatively illiquid, and, as a result, we may have a limited ability to sell our properties should the need arise. When we sell our properties, we may not realize gains on such sales. We may elect not to distribute any proceeds from the sales of properties to our stockholders; for example, we may use such proceeds to:

•	purchase additional properties;

•	repay debt, if any;

•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;

•	create working capital reserves;

•	complete repairs, maintenance or other capital improvements or expenditures to our remaining properties; or

•	for general corporate purposes.

Our ability to sell our properties may also be limited by our need to avoid the 100% prohibited transactions tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization, we may be required to hold our properties for a minimum period of time and comply with certain other requirements in the Code or dispose of our properties through our TRS, which will be subject to federal and state income taxation as a corporation.

Our real properties are subject to property taxes that may increase in the future, which could adversely affect us.

Our real properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. Our leases with preferred operators provide that property taxes are the responsibility of the preferred operators, while our leases for our self-managed properties provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our expenses will increase. Moreover, if our preferred operators do not pay real estate taxes pursuant to the terms of their leases with us, we will be responsible for such taxes. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. In addition, at our self-managed properties, we are responsible for real property taxes.

Risks Related to Conflicts of Interest

Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, exercised significant influence with respect to the terms of the contribution of the ARM assets to us in our formation transactions that took place in May 2012, including the economic benefits they received, and as a result, the consideration paid by us for the ARM assets may have exceeded the fair market value of the ARM assets.

We did not conduct arm’s-length negotiations with respect to the terms of the contribution by Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, of the ARM assets to us in our formation transactions that took place in May 2012. In the course of structuring the contribution, Mr. Schmitz and Ms. Hawkes had the ability to influence the terms and conditions of the transaction and the benefits that they have received.

Mr. Schmitz and Ms. Hawkes also obtained certain other benefits in connection with our formation, such as employment agreements and LTIP unit grants and other compensation. The terms of the formation transactions may not reflect your best interest and may be overly favorable to Mr. Schmitz and Ms. Hawkes.

Mr. Schmitz and Ms. Hawkes have duties to Phoenix Fund which may create conflicts of interest, and these conflicts may not be resolved in our favor, which could adversely affect us.

Each of Mr. Schmitz and Ms. Hawkes owns a 50% interest in the general partner of Phoenix Fund. They also jointly own ARM, the former property manager of Phoenix Fund, which holds the 175,000 OP units that our operating partnership issued in connection with our acquisition of the ARM assets upon completion of our initial private offering and formation transactions in May 2012. They may have conflicting duties because they have a duty to both us and to the limited partners of Phoenix Fund (which will retain ownership of its properties and continue as a private fund until liquidated). Upon completion of our formation transactions in May 2012, Phoenix Fund agreed not to commit to purchase any additional single-family homes and, as a result, Phoenix Fund is not expected to compete with us for investments in single-family homes in our markets. However, some of Phoenix Fund’s properties may compete with our properties, including with respect to tenants. Our TRS is party to a management agreement with Phoenix Fund, pursuant to which it provides services, including, among other things, leasing management services, to Phoenix Fund for a fee in an amount equal to 6.0% of Phoenix Fund’s gross rental revenue.

It is possible that the duties owed by Mr. Schmitz and Ms. Hawkes to the limited partners of Phoenix Fund may conflict with the duties they owe to us. In addition, Mr. Schmitz and Ms. Hawkes are required to spend a portion of their working time attending to the obligations of the general partner of Phoenix Fund, which may detract from the amount of time and attention they are able to devote to us. Finally, Mr. Schmitz and Ms. Hawkes are entitled to receive certain compensation from Phoenix Fund in the event of a sale of the assets of Phoenix Fund, which could create incentives for them that are in conflict with our interests, particularly if we have an interest in buying those assets.

Our fiduciary duties to the limited partners of our operating partnership could create conflicts of interest, which may impede business decisions that could benefit our stockholders.

We, through our wholly owned subsidiary that serves as the sole general partner of our operating partnership, have a fiduciary duty to the other limited partners in our operating partnership, the discharge of which may conflict with the interests of our stockholders. The limited partners of our operating partnership (other than us) are Mr. Schmitz and Ms. Hawkes, as well as other members of our management and our Board of Directors who have received LTIP units. The limited partners of our operating partnership have agreed that, in the event of a conflict between the duties owed by us to our stockholders and to such limited partners, we are under no obligation to give priority to the interests of such limited partners.

In addition, Mr. Schmitz and Ms. Hawkes, as well as any other limited partners (other than us), have and will have the right to vote on certain amendments to the partnership agreement and to approve certain amendments that would adversely affect their rights. These voting rights may be exercised in a manner that conflicts with your interests.

We may also experience conflicts of interest with several members of our senior management team who are or may become limited partners in our operating partnership through the receipt of LTIP units granted under our equity incentive plan. See “Management—2012 Equity Incentive Plan.”

Risks Related to Our Organization and Structure

Provisions of our charter may limit the ability of a third party to acquire control of us by authorizing our Board of Directors to issue additional securities.

Our Board of Directors may, without stockholder approval, amend our charter to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued shares of our common or preferred stock, and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may authorize the issuance of additional shares or establish a series of common or preferred stock that may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if stockholders believe that a change in control is in their interest. These provisions, along with the restrictions on ownership and transfer contained in our charter and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our Board of Directors or stockholders to approve proposals to acquire our company or effect a change in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to Maryland corporations may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person (other than us or any subsidiary) who beneficially owns 10% or more of the voting power of our outstanding voting stock after the date on which we first had 100 or more beneficial owners of our stock, or an affiliate or associate of us who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock after the date on which we first had 100 or more beneficial owners of our stock) or an affiliate of any interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and, thereafter, any such business combination between us and an interested stockholder generally must be recommended by our Board of Directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of our outstanding voting stock and (2) two-thirds of the votes entitled to be cast by holders of our outstanding voting stock other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, our stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares; and

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“control shares” provisions provide that holders of our “control shares” (defined as shares of stock which, if aggregated with all other such shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of three ranges) acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer or (3) an employee of us who is also a director of the corporation.

By resolution of our Board of Directors, we have opted out of the business combination provisions of the MGCL and provided that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, our Board of Directors may by resolution elect to opt in to the business combination provisions of the MGCL, and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL at any time in the future, whether before or after an acquisition of control shares. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Control Share Acquisitions.”

Certain provisions of the MGCL permit our Board of Directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could be in the best interests of our stockholders. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our Board of Directors. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Maryland Unsolicited Takeovers Act.”

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

Our charter and bylaws provide for indemnification of our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director and officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Directors’ and Officers’ Liability and Indemnification.”

Our charter contains provisions that make removal of our directors difficult, and the employment agreements we have with some of our executives contain severance provisions that make termination of their employment under certain circumstances expensive for us, which could make it difficult for our stockholders to effect changes to our Board of Directors and our management.

Our charter provides that a director may be removed only for cause (as defined in our charter) and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. Our charter also provides that vacancies on our Board of Directors may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements prevent stockholders from removing directors except for cause and with a substantial affirmative vote and from replacing directors with their own nominees and may prevent a change in control of our company that is in the best interests of our stockholders.

We have entered into employment agreements with each of our executive officers containing severance provisions that could make it difficult and costly for us to terminate their employment.

The ability of our Board of Directors to change our major policies without the consent of stockholders may not be in your interest.

Our Board of Directors determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations and distributions to stockholders. Our Board of Directors may amend or revise these and other policies and guidelines from time to time without the vote or consent of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies and those changes could adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

We may structure acquisitions of property in exchange for limited partnership units in our operating partnership on terms that could limit our liquidity or our flexibility.

We may acquire properties by issuing limited partnership units in our operating partnership in exchange for a property owner contributing property to the partnership. If we enter into such transactions, in order to induce the contributors of such properties to accept units in our operating partnership, rather than cash, in exchange for their properties, it may be necessary for us to provide them additional incentives. For instance, our operating partnership’s limited partnership agreement provides that any holder of units may exchange limited partnership units for cash equal to the value of an equivalent number of shares of our common stock or, at our option, for shares of our common stock on a one-for-one basis. We may, however, enter into additional contractual arrangements with contributors of property under which we would agree to repurchase a contributor’s units for shares of our common stock or cash, at the option of the contributor, at set times. If the contributor required us to repurchase units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or make distributions to stockholders. Moreover, if we were required to repurchase units for cash at a time when we did not have sufficient cash to fund the repurchase, we might be required to sell one or more properties to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a limited partner in our operating partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to our operating partnership, we might agree not to sell a contributed property for a defined period of time or until the contributor exchanged the contributor’s units for cash or shares. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.

Risks Related to This Offering and Ownership of Our Common Stock

There is currently no public market for our common stock, an active trading market for our common stock may never develop and our common stock price may be volatile and could decline substantially following this offering.

Shares of our common stock are newly issued securities for which there is no established trading market. Our common stock has been approved for listing on the NYSE under the symbol “ARPI,” subject to official notice of issuance. However, there can be no assurance:

•	that an active trading market for our common stock will develop or be sustained;

•	that a liquid market for our common stock will develop or be sustained;

•	that our stockholders will be able to sell their common stock; or

•	as to the price that our stockholders may obtain for their common stock.

If an active market does not develop or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. Even if an active trading market develops for our common stock subsequent to this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

•	our financial condition, cash flows and liquidity or changes in our business strategy or prospects;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies or the stock market generally;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	future equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	additions or departures of company personnel who are key to us;

•	actions by our stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	our operating performance and the performance of other similar companies;

•	failure to qualify or maintain our qualification as a REIT;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or our industry.

The NYSE or another nationally recognized exchange may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our common stock has been approved for listing on the NYSE under the symbol “ARPI,” subject to official notice of issuance. In order to remain listed, we will be required to meet the continued listing requirements of the NYSE or, in the alternative, any other nationally recognized exchange to which we may apply. We may be unable to satisfy these listing requirements, and there is no guarantee that our common stock will remain listed on a nationally recognized exchange. If our common stock is delisted from the NYSE or any other nationally recognized exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our common stock;

•	reduced liquidity with respect to the market for our common stock;

•

a determination that our common stock is “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional shares of our common stock or obtain additional financing in the future.

The price to public per share of our common stock offered by this prospectus may not accurately reflect the value of your investment.

Immediately prior to this offering, there was no public market for our common stock. The initial price to public was determined by negotiations between us and the representatives of the underwriters of this offering. Among the factors considered in determining the initial price to public were our future prospects and those of our industry in general, our revenues, results of operations and certain other financial and operating information in recent periods, and the valuation measures, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

You will experience immediate and substantial dilution from the purchase of our common stock sold in this offering.

The per-share offering price to public of our common stock is higher than what our net tangible book value per share will be immediately after this offering. Accordingly, purchasers of our common stock in this offering will incur immediate dilution of approximately $2.77, or 13.2%, per share.

The availability and timing of cash distributions is uncertain.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year in order for us to qualify as a REIT under the Code, which requirement we currently intend to satisfy through quarterly cash distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus.

Our Board of Directors will determine the amount and timing of any distributions. In making such determinations, our directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditures, general operational requirements and applicable law. We intend over time to make regular quarterly distributions to holders of our common stock. However, we bear all expenses incurred by our operations, and the funds generated by our operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. In addition, our Board of Directors, in its discretion, may retain any portion of such cash in excess of our REIT taxable income for working capital. We cannot assure you how long it may take to generate sufficient available cash flow to fund distributions, nor can we assure you that sufficient cash will be available to make distributions to you. With a limited operating history, we cannot predict the amount of distributions you may receive, and we may be unable to make, maintain or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Because we may receive rents and income from our properties at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distribution will be affected by many factors, including without limitation, the amount of time it takes for us to deploy the net proceeds from this offering into our target assets, the amount of income we will earn from those investments, the amount of our operating expenses and many other variables. Actual cash available for distribution may vary substantially from our expectations.

While we intend to fund the payment of quarterly distributions to our stockholders entirely from distributable cash flows, we may fund our quarterly distributions to our stockholders from a combination of available net cash flows, equity capital and proceeds from borrowings. In the event we are unable to consistently fund future quarterly distributions to our stockholders entirely from distributable cash flows, the value of our shares may be negatively impacted.

We may use a portion of the net proceeds from this offering to make distributions, which would, among other things, reduce our cash available for investing.

Prior to the time we have fully invested the net proceeds from this offering or are generating positive cash flow from operations, we may fund any quarterly distributions out of the net proceeds from this offering, which would reduce the amount of cash we have available for investing and other purposes. The use of these net proceeds for distributions could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder’s basis in its shares of our common stock.

Future sales of our common stock or other securities convertible into our common stock could cause the market price of our common stock to decline and could result in dilution of your shares.

Our Board of Directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock (including equity or debt securities convertible into common stock), options, warrants and other rights, on terms and for consideration as our Board of Directors in its sole discretion may determine. Sales of substantial amounts of our common stock could cause the market price of our common stock to decrease significantly. To the extent the proceeds of any future equity offering are invested in residential assets that have less favorable yield characteristics than our then-existing portfolio, our stockholders will suffer dilution in their yield and distributable cash per share. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect the market price of our common stock.

Subject to certain exceptions, each of our officers, directors and Phoenix Fund has entered into a lock-up agreement with respect to shares of our common stock and securities exchangeable or exercisable for shares of our common stock, restricting the direct or indirect sale of such securities for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters of this offering. Additionally, all of our other stockholders have agreed with us not to directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of our common stock for 180 days, in the case of the holder who is the selling stockholder in this offering, or 60 days, in the case of holders who are not selling stock in this offering, in each case after the date of this prospectus. We have agreed not to waive or otherwise modify this agreement without the prior written consent of the representatives of the underwriters of this offering. The representatives of the underwriters of this offering may, at any time, release, or authorize us to release, as the case may be, all or a portion of our common stock subject to the foregoing lock-up provisions. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our common stock.

Members of our senior management team, our Board of Directors, continuing investors and Phoenix Fund collectively own a significant amount of our common stock, or OP units or LTIP units exchangeable for shares of our common stock, and future sales by these holders of shares of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock.

Mr. Schmitz, Ms. Hawkes and other members of our senior management team, our Board of Directors, continuing investors and Phoenix Fund will beneficially own, upon completion of this offering, an aggregate of approximately 58.8% of our outstanding shares of common stock (assuming the exchange of all outstanding OP units and LTIP units beneficially owned by them into shares of our common stock on a one-for-one basis). Future sales by these holders of shares of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock.

Holders of 18,423,857 shares of our common stock had registration rights that obligated us to offer to register the offer and sale of their shares under the Securities Act. We have registered the offer and sale of 12,842,040 of those shares, and they can be freely sold in the public market, subject to a 60-day lock-up agreement (except for shares held by our officers and directors, which are subject to a 180-day lock-up agreement).

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay a dividend or other distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to make distributions to our stockholders.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate on shares of our common stock or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of shares of our common stock could decrease because potential investors may require a higher distribution yield on shares of our common stock as market rates on our interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and make distributions to our stockholders.

Risks Related to Qualification and Operation as a REIT

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distribution to our stockholders.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ended December 31, 2012. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Hunton & Williams LLP that we qualified to be taxed as a REIT under the federal income tax laws for our short taxable year ended December 31, 2012, and our current and proposed method of operations will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2013 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distribution to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the market price of our common stock. See “Material Federal Income Tax Considerations.”

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure and state or local income, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold and/or dispose of some of our assets through our TRS or other subsidiary corporations that will be subject to regular corporate federal, state and local taxes.

Failure to make required distributions would subject us to federal corporate income tax.

We intend to continue to operate in a manner so as to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transactions tax in an amount equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through our TRS, which would be subject to federal and state income taxation as a corporation. For example, if we decide to acquire properties opportunistically to restore in anticipation of immediate resale, we will need to conduct that activity through our TRS to avoid the 100% prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which any such properties are contributed to our TRS, and, even if the contribution transaction is respected, our TRS may incur a significant tax liability as a result of any such sales.

We may pay taxable dividends of our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We may distribute taxable dividends that are payable in cash and common stock at the election of each stockholder. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and common stock.

If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we made a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may be viewed as economically equivalent to a dividend reduction and put downward pressure on the market price of our common stock. We do not currently intend to pay taxable dividends in the form of our common stock and cash, although we may choose to do so in the future.

Our ownership of our TRS is subject to limitations, and our transactions with our TRS will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. In addition, the Code limits the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on REITs for certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, we monitor the value of our respective investments in our TRS for the purpose of ensuring compliance with taxable REIT subsidiary ownership limitations and structure our transactions with our TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2012, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2012. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board of Directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our Board of Directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. These restrictions on ownership and transfer will not apply, however, if our Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer necessary in order for us to qualify as a REIT.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts that we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective, and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the federal income tax laws, regulations or administrative interpretations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, forecasts, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward- looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements included in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	our ability to effectively deploy the net proceeds from this offering;

•	our business and investment strategy;

•	our projected operating results;

•	economic, demographic or real estate developments in our markets;

•	home value appreciation, employment growth, residential building permits, median household income and household formation in our markets;

•	defaults on, early terminations of or non-renewal of leases by our tenants;

•	our ability to identify properties to acquire and completing acquisitions;

•	increased time and/or expense to gain possession and restore properties;

•	our ability to successfully operate acquired properties;

•	projected operating costs;

•	rental rates or vacancy rates;

•	our ability to obtain financing arrangements;

•	general volatility of the markets in which we participate;

•	our expected investments;

•	interest rates and the market value of our target assets;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	our ability to qualify and maintain our qualification as a REIT;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition; and

•	market trends in our industry, real estate values, the debt securities markets or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of future events, taking into account all information currently available to us. Forward-looking statements are not guarantees of future events or of our performance. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these events and factors are described in this prospectus under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Investments.” If a change occurs, our business, financial condition, liquidity, cash flows and results of operations may vary materially from those expressed in or implied by our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $264.6 million ($304.7 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions, structuring fee and approximately $3.0 million of other estimated offering expenses payable by us. We will contribute the net proceeds from this offering to our operating partnership, and we expect to cause our operating partnership to use these net proceeds to acquire, restore, lease and manage single-family homes as rental properties, to provide short-term private mortgage financing secured by interests in single-family homes, repay amounts outstanding under our senior secured revolving credit facility and for general business purposes. As of April 26, 2013, we had approximately $61.6 million outstanding under our senior secured revolving credit facility. We borrowed these funds to finance our acquisition and restoration activities. As of March 31, 2013, amounts outstanding under our senior secured revolving credit facility bear interest at 2.70% per annum. Prior to the full deployment of the net proceeds of this offering as described above, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect that these initial investments will provide a lower net return than we expect to receive from the investments described above.

Affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC and Raymond James & Associates, Inc. are lenders under our $150 million senior secured revolving credit facility and will receive a pro rata portion of the net proceeds from this offering used to repay amounts outstanding thereunder. Because affiliates of one or more of the underwriters are lenders under our senior secured revolving credit facility, it is possible that more than 5% of the proceeds from this offering (not including the underwriting discount) may be received by an underwriter and/or its affiliates. Nonetheless, the appointment of a qualified independent underwriter is not necessary in connection with this offering because REITs are excluded from the requirement of Rule 5121 of FINRA. See “Underwriting—Conflicts of Interest.”

We will not receive any proceeds from the sale of our common stock by the selling stockholder.

DISTRIBUTION POLICY

We intend to make quarterly cash distributions to our stockholders, consistent with our intention to qualify as a REIT for federal income tax purposes. To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material Federal Income Tax Considerations—Distribution Requirements.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

The amount, timing and frequency of any distributions will be determined by our Board of Directors in its sole discretion. Our Board of Directors will consider such factors as it deems relevant when authorizing any distributions, which may include:

•	our actual and projected results of operations;

•	our liquidity, cash flows and financial condition;

•	the revenue from our properties and other investments;

•	our operating expenses;

•	economic conditions;

•	the timing of the investment of the net proceeds from this offering;

•	applicable law;

•	any debt service requirements;

•	our capital expenditures;

•	prohibitions and other limitations under our financing arrangements;

•	our REIT taxable income;

•	the annual distribution requirements under the REIT provisions of the Code; and

•	other factors that our Board of Directors may deem relevant.

Any distributions we make in the future will depend significantly upon our actual results of operations, which may differ materially from our current expectations. For more information regarding risks that could materially and adversely affect our actual results of operations, see “Risk Factors.” We cannot assure you that distributions will be made or sustained or that our Board of Directors will not change our distribution policy in the future.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including selling certain of our assets, borrowing funds or using a portion of the net proceeds we receive in this offering or future offerings (and thus all or a portion of such distributions may constitute a return of capital for federal income tax purposes). We also may elect to pay all or a portion of any distribution in the form of a taxable distribution of our stock or debt securities.

We anticipate that any distributions generally will be taxable as ordinary income to our stockholders, although a portion of any distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “Material Federal Income Tax Considerations.”

Our charter allows us to issue preferred stock that could have a preference on distributions. We currently have no intention to issue any preferred stock, but, if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2012 (1) on a historical basis and (2) as adjusted to give effect to (a) net proceeds to us from the sale by us of 37,600 shares of our common stock in the direct private placement at a price of $20.50 per share and (b) the sale by us of 13,700,000 shares of our common stock in this offering at the initial price to public of $21.00 per share, less the underwriting discounts and commissions, structuring fee and other estimated offering expenses payable by us. You should read this table together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2012
	Historical	As Adjusted
	($ in thousands)
Cash and cash equivalents	$101,725	$367,057

Debt:	$—	$—

Equity:
American Residential Properties, Inc. stockholders’ equity
Common stock, $0.01 par value; 500,000,000 shares authorized, 18,387,257 shares issued and outstanding, historical and 32,140,732 shares issued and outstanding, as adjusted(1)	$184	$321
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding, historical and as adjusted
Additional paid-in capital	346,851	612,046
Accumulated deficit	(6,139)	(6,139)

Total American Residential Properties, Inc. stockholders’ equity	$340,896	$606,228
Non-controlling interests(2)	$5,335	$5,335

Total equity	$346,231	$611,563

Total capitalization	$346,231	$611,563

(1)	Includes 15,875 restricted shares of our common stock issued to certain of our employees pursuant to our 2012 Equity Incentive Plan. Excludes: (a) 561,038 shares of our common stock that will be available for future issuance under our 2012 Equity Incentive Plan upon completion of this offering and (b) 2,055,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option in full.
(2)	Includes: (a) 175,000 OP units held by ARM; (b) 506,422 LTIP units previously granted to our officers, employees and directors pursuant to our 2012 Equity Incentive Plan; and (c) an aggregate of 416,665 LTIP units to be issued to our named executive officers in connection with this offering.

As of March 31, 2013, we had approximately $46.0 million of cash and cash equivalents, and, as of April 26, 2013, we had approximately $61.6 million outstanding under our senior secured revolving credit facility.

DILUTION

Our net tangible book value as of December 31, 2012 was approximately $341.2 million, or $17.89 per share of our common stock (assuming the exchange of outstanding OP units and LTIP units for common stock on a one-for-one basis). Net tangible book value per share represents the amount of our consolidated total tangible assets minus our consolidated total liabilities, divided by the shares of our common stock that were outstanding on the date of calculation. Our as adjusted net tangible book value on December 31, 2012 would have been approximately $605.8 million, or $18.23 per share, after giving effect to (1) the sale by us of 37,600 shares of our common stock in the direct private placement at a price of $20.50 per share (2) the issuance of 15,875 restricted shares of our common stock to certain of our employees, (3) the assumed exchange of 1,098,087 OP units and LTIP units (which are either outstanding or to be issued in connection with this offering) for common stock on a one-for-one basis and (4) the sale by us of 13,700,000 shares of our common stock in this offering at the initial price to public of $21.00 per share, less the underwriting discounts and commissions, structuring fee and other estimated offering expenses payable by us. This amount represents an immediate increase in net tangible book value of $0.34 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $2.77 per share to new investors who purchase our common stock in this offering at the initial price to public of $21.00 per share. The following table shows this immediate per-share dilution:

Initial price to public per share	$21.00
Net tangible book value per share as of December 31, 2012, before giving effect to the direct private placement, the issuance of restricted shares, the assumed exchange of OP units and LTIP units for common stock and this offering(1)	$17.89
Increase in net tangible book value per share attributable to the direct private placement, the issuance of restricted shares, the assumed exchange of OP units and LTIP units for common stock and this offering	$0.34
As adjusted net tangible book value per share as of December 31, 2012, after giving effect to the direct private placement, the issuance of restricted shares, the assumed exchange of OP units and LTIP units for common stock and this offering	$18.23
Dilution in as adjusted net tangible book value per share to new investors(2)	$2.77

(1)	Includes our common stock outstanding as of December 31, 2012, assuming the exchange of outstanding OP units and LTIP units for common stock on a one-for-one basis.
(2)	Dilution is determined by subtracting as adjusted net tangible book value per share after giving effect to the direct private placement, the issuance of restricted shares, the assumed exchange of OP units and LTIP units for common stock and this offering from the initial price to public paid by a new investor for our common stock.

Assuming the underwriters fully exercise their over-allotment option, our as adjusted net tangible book value as of December 31, 2012 would have been approximately $645.9 million, or $18.30 per share. This represents an immediate dilution in as adjusted net tangible book value of $2.70 per share to new investors in this offering (assuming the exchange of outstanding OP units and LTIP units for common stock on a one-for-one basis).

Differences Between New Investors and Continuing Investors

The following table summarizes, as of December 31, 2012, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of our common stock in this offering at the initial price to public of $21.00 per share before deducting the underwriting discounts and commissions, structuring fee and other estimated offering expenses payable by us in this offering, in each case assuming the exchange of all outstanding OP units and LTIP units for shares of our common stock on a one-for-one basis:

	Shares / OP Units / LTIP Units Issued / Granted(1)		Total Consideration			Average Price Per Share
	Number	Percentage	Amount (in millions)		Percentage
Continuing investors	19,538,319	58.8%	$393.3	(2)	57.8%	$20.13
Selling stockholder	500	—	—		—	20.00
New investors	13,700,000	41.2	287.7		42.2	21.00

Total	33,238,819	100.0%	$681.0		100.0%	$20.49

(1)	Assumes no exercise of the underwriters’ option to cover over-allotments.
(2)	Consideration includes 503,922 LTIP units valued at their grant date fair value of $17.00 per unit, 15,875 restricted shares of our common stock and 2,500 LTIP units valued at $20.50 per share or unit (the offering price per share of our common stock in our follow-on offering and private placement), an aggregate of 416,665 LTIP units valued at $21.00 per unit and an aggregate of 175,000 OP units valued at $20.00 per unit that our operating partnership issued in connection with our acquisition of the ARM assets upon completion of our initial private offering and formation transactions in May 2012.

If the underwriters fully exercise their over-allotment option, the number of shares of our common stock held by existing holders will be reduced to 55.4% of the aggregate number of shares of our common stock outstanding after this offering, and the number of shares of our common stock held by new investors will be increased to 15,755,000, or 44.6%, of the aggregate number of shares of our common stock outstanding after this offering, in each case assuming the exchange of all outstanding OP units and LTIP units for shares of our common stock on a one-for-one basis.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present selected historical consolidated financial data and selected portfolio data for the period from March 30, 2012 (inception) through December 31, 2012 and as of December 31, 2012. The selected historical consolidated financial data presented below under the captions “Consolidated Statement of Operations Data” and “Consolidated Balance Sheet Data” have been derived from our audited consolidated financial statements. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

Consolidated Statement of Operations Data

Period from March 30, 2012 (inception) through December 31, 2012
($ in thousands)
Revenue:
Rental	$2,195
Other	735

Total revenue	2,930
Expenses:
Property operating and maintenance	912
Real estate taxes	608
Homeowners’ association fees	330
Acquisition	760
Depreciation and amortization	1,804
General, administrative and other	4,837

Total expenses	9,251

Loss from continuing operations before equity in net income of unconsolidated ventures	(6,321)
Equity in net income of unconsolidated ventures	83

Net loss and comprehensive loss	$(6,238)

Consolidated Balance Sheet Data

As of December 31, 2012
($ in thousands)
Investment in real estate, net	$216,696
Cash and cash equivalents	$101,725
All other assets	$31,006
Total assets	$349,427
Total liabilities	$3,196
Total equity	$346,231

Selected Portfolio Data

As of December 31, 2012
Total properties owned	1,775
Properties owned for at least six months	70
Leased properties owned for at least six months	55
Occupancy percentage of properties owned for at least six months	79%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the “Selected Consolidated Financial Data,” “Our Business and Investments” and consolidated financial statements and related notes that are included elsewhere in this prospectus. Where appropriate, the following discussion includes the effects of completion of this offering and the use of the net proceeds. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or in other parts of this prospectus.

Overview

Our Company

We are an internally managed real estate company that acquires, owns and manages single-family homes as rental properties. In 2008, our founders, Stephen G. Schmitz, our Chief Executive Officer and Chairman, and Laurie A. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, identified a unique opportunity to acquire homes at distressed pricing and lease them at attractive rental rates. They subsequently began developing a vertically integrated platform to acquire and manage single-family homes on an institutional scale. We were formed to expand upon our founders’ vision, strategy and platform, through which, as of March 31, 2013, they have acquired 3,139 homes since 2008.

As of March 31, 2013, we owned 2,531 properties in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, South Carolina and Texas with an aggregate investment of $293.1 million, and we managed an additional 608 properties for Phoenix Fund in Arizona and Nevada. For the period from April 1, 2013 to April 12, 2013, we acquired or have contracted to acquire 785 single-family homes for a total purchase price of approximately $84.5 million, of which 43 homes are in Arizona, 4 homes are in California, 66 homes are in Florida, 25 homes are in Georgia, 35 homes are in Illinois, 114 homes are in Indiana, 214 homes are in North Carolina, 9 homes are in South Carolina and 275 homes are in Texas. We actively evaluate new markets to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. There is no assurance that we will close on the properties we have under contract.

Our primary business strategy is to acquire, restore, lease and manage single-family homes as well-maintained investment properties to generate attractive risk-adjusted returns over the long-term. We believe our founders’ four years of direct experience in the single-family rental sector provides us with the expertise to successfully execute our business strategy nationally to institutional standards. We have the infrastructure to acquire large numbers of properties through multiple acquisition channels. We source individual properties through auctions and brokers, and portfolios of properties through brokerages or directly from operators, investors or banks, and, in the future, we may source assets from these channels and GSEs. We have the experience and resources necessary to restore homes to “rent-ready” condition in an efficient and cost-effective manner, to a standard that we believe appeals to our target tenants’ preferences, enabling us to attract qualified tenants and to provide a high level of service to retain our tenants. We believe that our vertically integrated acquisition and management platform is critical to executing our strategy.

In addition to our primary business strategy of acquiring, restoring, leasing and managing single-family homes, we have a private mortgage financing strategy that generates attractive returns on invested capital and provides us access to acquisition opportunities and valuable market data. As of March 31, 2013, our private mortgage portfolio had an aggregate outstanding principal balance of $25.3 million, a weighted-average interest rate of 12.1% per annum and a weighted-average remaining term of 146 days. We also owned an additional

$1.2 million in long-term mortgage investments. Additionally, for the period from April 1, 2013 to April 12, 2013, we funded or committed to fund approximately $10.0 million in private mortgage loans. There is no assurance that we will fund all of the loans that we have committed to fund.

We plan to continue acquiring single-family homes and other residential real estate related assets in markets that satisfy our investment criteria with the net proceeds from this offering. As of December 31, 2012, all of our properties and other assets were purchased with cash on hand. In the future, we expect to prudently finance our operations, in part, with borrowings under our senior secured revolving credit facility and with various types of indebtedness. As of April 26, 2013, we had borrowed approximately $61.6 million under our senior secured revolving credit facility.

Over time, we expect that the proportion of our total assets invested in self-managed properties, properties leased to and managed by third-party preferred operators and in private mortgage financings will vary depending upon available investment opportunities and other factors. In general, after investing the net proceeds from this offering, we expect that a substantial percentage of our total assets will be invested in self-managed properties and properties leased to and managed by third-party preferred operators and that the remaining portion of our total assets will be invested in private mortgage financings. The allocation of our total assets among self-managed properties, properties leased to and managed by preferred operators and private mortgage financings is likely to vary significantly over time.

We conduct substantially all of our operations through our operating partnership, in which we will own a 96.7% interest, including the sole 0.3% general partnership interest that we hold through a subsidiary, upon completion of this offering.

Formation Transactions

We were incorporated in Maryland in March 2012. Our initial stockholders were Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, each of whom purchased 500 shares of our common stock upon our incorporation for a price of $1.00 per share. Our operating partnership was formed as a Delaware limited partnership in April 2012. Its general partner, American Residential GP, LLC, our wholly owned subsidiary, was formed as a Delaware limited liability company in April 2012.

On May 11, 2012, as part of our formation transactions and in exchange for 175,000 OP units and approximately $85,000 in cash, we acquired from ARM the proprietary, vertically integrated real estate acquisition and management platform that our founders developed.

The platform we acquired from ARM enabled Phoenix Fund to purchase 608 homes in the greater Phoenix, Arizona and Las Vegas, Nevada markets in various subdivisions with an aggregate purchase price in excess of $73.8 million from February 2010 through March 31, 2013. Our acquisition of this platform, along with key employees we hired from ARM, provided us with an established and scalable infrastructure, including extensive research and high-volume acquisition and property management capabilities, which we believe positions us well for growth. Phoenix Fund purchased 150,000 shares of our common stock in our initial private offering and agreed not to commit to purchase any additional single-family homes.

On May 11, 2012, upon completion of our initial private offering and the contribution to our operating partnership of the ARM assets as described above, our TRS entered into a cancelable sub-management agreement with ARM pursuant to which, from May 11, 2012 through February 11, 2013, our TRS provided services to ARM to enable ARM to perform its obligations under the management agreement between ARM and Phoenix Fund. These services included property restoration, leasing, management and disposition services with respect to the properties owned by Phoenix Fund. These were essentially the same services that the ARM employees whom we hired in connection with the contribution transaction referenced above provide to us with respect to our self-managed properties. Under the sub-management agreement, ARM was required to reimburse our TRS for the actual expenses incurred by our TRS to perform its obligations under the sub-management agreement, plus a fee in an amount equal to 1.0% of the gross rental revenue earned by Phoenix Fund with respect to the properties managed by ARM. In order to simplify the relationships among these parties, on February 11, 2013, ARM, Phoenix Fund and our TRS terminated these arrangements, and our TRS entered into a management agreement directly with Phoenix Fund, pursuant to which our TRS provides the same services to Phoenix Fund for a fee in an amount equal to 6.0% of the gross rental revenue received by Phoenix Fund with respect to the properties managed by our TRS.

Factors Expected to Affect Our Results and Financial Condition

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. Key factors that impact our results of operations and financial condition include our pace of acquisitions and ability to deploy our capital, the amount of time and cost required to stabilize newly acquired properties and convert them to revenue generating assets, rental rates, occupancy levels, rates of tenant turnover, our expense ratios and capital structure.

Property Acquisitions

We have aggressively but prudently grown our portfolio of single-family homes and intend to continue to do so. Our ability to identify and acquire single-family homes that meet our investment criteria is impacted by home prices in our markets, the inventory of properties available for sale through our acquisition channels and competition for our target assets.

We have accumulated a substantial amount of recent data on acquisition costs, restoration costs and the amount of time required to convert an acquired single-family home to a rental property through our management platform and the experience of our founders over the past four years.

Property Stabilization

Unless it is already leased, before an acquired property becomes a revenue generating asset, we must possess, restore, market and lease the property. We refer to this process as property stabilization. The acquisition of properties involves the expenditure of capital in addition to payment of the purchase price, including payments for property inspections, closing costs, title insurance, transfer taxes, recording fees, broker commissions, property taxes, HOA fees (when applicable) and restoration costs. The time and cost involved in stabilizing our newly acquired properties impacts our financial performance and is affected by the amount of time it takes us to gain possession of a property, the amount of time and cost associated with property restoration and the amount of time it takes to market and lease the property. Our possession can be delayed for a multitude of reasons beyond our control, including applicable statutory rights of redemption, rescission rights and legal challenges to our ownership or unauthorized occupants living in the property at the time of purchase. As part of our underwriting criteria, we typically estimate restoration costs to be 7.5% to 15% of the purchase price, although actual costs may vary significantly based on market, age and condition of the property and other factors. The time to restore a newly acquired property can vary significantly among properties for several reasons, including the channel through which the property was acquired, the age and condition of the property and whether the property was vacant when we acquired it. Similarly, the time to market and lease a property is driven by local demand, our marketing techniques and the size of our available inventory. We actively monitor these measures and trends.

Based on our founders’ prior experience, we anticipate that, on average, the stabilization period for each non-leased property that we acquire will range from 90 to 180 days. We expect that most properties that were not leased at the time of acquisition should be stabilized within six months thereafter and that properties owned for more than six months provide the best indication of how our portfolio will perform over the long-term. As of December 31, 2012, we had 70 properties owned for six months or longer, of which 79% were leased. We continually track key metrics such as average time to obtain possession, restore, and lease our properties.

Revenue

Our revenue comes primarily from rents collected under lease agreements for our properties. These include both short-term leases that we enter into directly with tenants, which typically have a term of one year, and longer-term net leases, which typically have a term of five to ten years, that we enter into with preferred operators who sub-lease the properties to sub-tenants. Our rental revenue of approximately $2,195,000 for the period from March 30, 2012 (inception) through December 31, 2012 was comprised of approximately $1,746,000 of rental revenue from self-managed properties and of approximately $449,000 of revenue from preferred operator program properties. We also receive fees for providing management services to Phoenix Fund and interest on our portfolio of private mortgage financings. For the period from March 30, 2012 (inception) through December 31, 2012, approximately 74.9% of our total revenue was attributable to rental activity, 8.1% was attributable to management services and the remaining 17.0% was attributable to interest earned on our portfolio of private mortgage financings and on cash balances. Over time, we expect most of our revenue to be derived from leasing our properties. The most important drivers of revenue (aside from portfolio growth) are rental and occupancy rates. Our rental and occupancy rates are affected by macroeconomic factors and local and property-level factors, including market conditions, seasonality and tenant defaults, and the amount of time that it takes us to restore properties upon acquisition and the amount of time it takes us to restore and re-lease vacant properties.

In each of our markets, we monitor a number of factors that may impact the single-family real estate market and our tenants’ finances, including the unemployment rate, household formation and net population growth, income growth, size and make-up of existing and anticipated housing stock, prevailing market rental and mortgage rates, rental vacancies and credit availability. Growth in demand for rental housing in excess of the growth of rental housing supply, among other factors, will generally drive higher occupancy and rental rates. Negative trends in our markets with respect to these metrics or others could adversely impact our rental revenue. For a more detailed discussion of important factors that impact our revenue, see “Our Business and Investments.”

The growth of our portfolio has been significant in recent months, as we have increased the rate at which we acquire properties. When we commenced investment activities in May 2012, we began acquiring properties in Arizona, California and Nevada. More recently, we have also acquired properties in Florida, Georgia, Illinois and Texas, and we are actively identifying other markets in which to invest.

We expect that the occupancy of our portfolio will increase as the proportion of recently acquired properties declines relative to the size of our entire portfolio. Nevertheless, in the near term, our ability to drive revenue growth will depend in large part on our ability to efficiently restore and lease newly acquired properties, maintain occupancy in the rest of our portfolio and acquire additional properties, both leased and vacant.

The following table summarizes our acquisition and leasing activity from our commencement of investment activity in May 2012 through December 31, 2012.

		Acquisitions(1)
	Total Owned Properties as of May 31, 2012	One Month Ended June 30, 2012	Three Months Ended September 30, 2012	Three Months Ended December 31, 2012	Total Owned Properties as of December 31, 2012	Percent of Properties Leased as of December 31, 2012(2)
Properties	—	70	659	1,046	1,775	76%

(1)	We acquired our first property in June 2012.
(2)	It may take up to six months to stabilize a property that was vacant at the time of its acquisition and for it to begin generating revenue. In addition, properties may be leased more than once in a given period. The amount presented represents the properties that were leased as of the end of the period.

From March 30, 2012 (inception) through December 31, 2012, we acquired a total of 1,775 properties for an aggregate investment of $220.6 million. Before a vacant or foreclosure property is leased, we must possess, restore and market it. We typically estimate restoration costs on such properties to be 7.5% to 15% of the purchase price, although actual costs may vary significantly based on the market, age and condition of the property. From January 1, 2013 to March 31, 2013, we acquired 756 single-family homes, of which 66 are in Arizona, 96 are in Georgia, 100 are in Illinois, 265 are in Indiana, 16 are in Nevada, 153 are in North Carolina, 1 is in South Carolina and 59 are in Texas, and incurred renovation and re-tenancy costs on our existing portfolio, for a total investment of approximately $72.5 million. For the period from April 1, 2013 to April 12, 2013, we acquired or have under contract 785 single-family homes, of which 43 are in Arizona, 4 are in California, 66 are in Florida, 25 are in Georgia, 35 are in Illinois, 114 are in Indiana, 214 are in North Carolina, 9 are in South Carolina and 275 are in Texas, for a total investment of approximately $84.5 million. There is no assurance that we will close on the properties we have under contract.

Expenses

Our ability to acquire, restore, lease and maintain our portfolio in a cost-effective manner will be a key driver of our operating performance. We monitor the following categories of expenses that we believe most significantly affect our results of operations.

Property-Related Expenses

Once we acquire and restore a self-managed property, we have ongoing property-related expenses, including HOA fees (when applicable), taxes, insurance, ongoing costs to market and maintain the property and expenses associated with tenant turnover. Certain of these expenses are not subject to our control, including HOA fees, property insurance and real estate taxes. We expect that certain of our costs, including insurance costs and property management costs, will account for a smaller percentage of our revenue as we expand our portfolio, achieve larger scale and negotiate volume discounts with third-party service providers and vendors. For properties leased to preferred operators, we have no day-to-day operating responsibilities or property-related expenses, because such responsibilities and expenses are obligations of the operators pursuant to the terms of the leases. As of December 31, 2012, 547 of our properties were managed by local operators through our preferred operator program.

Property Management

We provide all property management functions for our self-managed properties. For the properties we manage, these functions include: securing the property upon acquisition; coordinating with the utilities; controlling the restoration process; managing the leasing process; communicating with tenants; collecting rents; conducting periodic inspections, routine property maintenance and repairs; paying HOA fees; interfacing with vendors and contractors; and accounting and compliance.

By performing these functions internally for our self-managed properties, we believe that we establish improved communications, foster direct relationships with tenants, gain tighter control over the quality and cost of restorations and property maintenance, gain increased attention and focus of third-party leasing agents and improve the timeliness of rental receipts. In addition, we believe that our internal management structure will allow us to manage properties more efficiently than many of our competitors who are externally managed.

Overhead

We will incur expenses associated with our vertically integrated real estate acquisition and management platform, such as compensation expense and other general and administrative costs. In the near term, as our business grows, we expect to hire additional employees, which will increase our general and administrative costs. In addition, we will incur additional costs related to operating as a public company due to increased legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. Over time, we expect these costs to decline as a percentage of revenue as our portfolio grows.

Based on our experience, we believe that the property-related expenses for vacancy, bad debt, property taxes, insurance, HOA fees, repairs and maintenance and capital expenditure reserves and the costs for property management services, such as managing the process of restoring, marketing, leasing and maintaining our stabilized single-family homes, will average between 55% and 60% of gross rental revenue. Variations in asset level returns will be due to a variety of factors, including location, age and condition of the property and the efficiency of our property management services.

Non-Recurring Compensation Expenses

In connection with our initial private offering of common stock in May 2012, we issued 262,460 LTIP units to members of senior management which vest on the first to occur of (1) the date on which a “change in control” (as defined in our 2012 Equity Incentive Plan) occurs, (2) the date on which any shares of our common stock become registered with the SEC under Section 5 of the Securities Act and listed on a national securities exchange or (3) May 11, 2015 (see Note 5 to our consolidated financial statements included elsewhere in this prospectus). Assuming completion of this offering, we expect to incur approximately $3.0 million of non-cash stock compensation expense in general, administrative and other expense for the three months ending June 30, 2013 related to the vesting of the LTIP units described above.

We entered into employment agreements with our Chief Executive Officer and our President pursuant to which we will be required to pay bonuses relating to the registration of our common stock. Each of these two executives became entitled to be paid a special cash bonus of $250,000 upon the filing with the SEC of the registration statement of which this prospectus forms a part registering the shares sold in our initial private offering for resale in accordance with the registration rights agreement that we entered into upon completion of our initial private offering. Each of these two executives is also entitled to be paid an additional special cash bonus of $250,000 if, prior to October 29, 2013 (or 60 days later if deferred as a result of our completion of our initial public offering prior to October 29, 2013), the shares sold in our initial private offering have become registered with the SEC and become listed on a national securities exchange, which will occur upon completion of this offering. We expect to incur approximately $1.0 million in general, administrative and other expense for the three months ending June 30, 2013 related to these arrangements.

Results of Operations

Our results of operations below are derived from the audited consolidated financial statements included elsewhere in this prospectus.

Consolidated Statement of Operations Information

Period from March 30, 2012 (inception) through December 31, 2012
($ in thousands)
Revenue:
Rental	$2,195
Management services	238
Interest and other	497

Total revenue	2,930
Expenses:
Property operating and maintenance	912
Real estate taxes	608
Homeowners’ association fees	330
Acquisition	760
Depreciation and amortization	1,804
General, administrative and other	4,837

Total expenses	9,251

Loss from continuing operations before equity in net income of unconsolidated ventures	(6,321)
Equity in net income of unconsolidated ventures	83

Net loss and comprehensive loss	$(6,238)

We commenced investment activities in May 2012 upon completion of our initial private offering, and through December 31, 2012, we acquired a total of 1,775 properties, with 70 homes acquired in June 2012, 659 homes acquired during the three months ended September 30, 2012 and 1,046 homes acquired during the three months ended December 31, 2012.

Rental Revenue

Rental revenue includes rental revenue from our residential properties, application fees and lease termination fees. As of December 31, 2012, approximately 76% of our properties were leased, generating rental revenue of approximately $2,195,000 for the period from March 30, 2012 (inception) through December 31, 2012.

Management Services Revenue

From the completion of our initial private offering through February 11, 2013, management services revenue represented fee income earned from ARM for property restoration, leasing and management services provided to Phoenix Fund under a sub-management agreement with ARM. Since February 11, 2013, management services revenue represents fee income earned from Phoenix Fund for property restoration, leasing and management services provided to Phoenix Fund under a management agreement between Phoenix Fund and our TRS.

Interest and Other Revenue

Interest and other revenue includes interest income earned on private mortgage financings and interest income earned on cash balances held with financial institutions.

Property Operating and Maintenance

Property operating and maintenance includes all direct and indirect costs related to operating our residential properties, including management personnel, insurance, utilities, landscaping and general repairs and maintenance, other than real estate taxes and HOA fees, which are presented separately in our consolidated statement of operations.

Real Estate Taxes

Upon acquisition of a home, its real estate taxes are set based upon municipal and state laws. These costs generally remain constant throughout the year and have little variation. Because these expenses are relatively fixed during each year, our operating margin has an opportunity to improve as vacant properties in our self-managed portfolio are leased and begin generating rental revenue.

Homeowners’ Association Fees

Like real estate taxes, these fees are determined upon acquisition and generally remain fixed based upon existing HOA agreements. Accordingly, our operating margin has an opportunity to improve as vacant properties in our self-managed portfolio are leased and begin generating rental revenue.

Acquisition

Acquisition expenses are transaction costs incurred in connection with the acquisition of properties with existing leases, including but not limited to, payments for property inspections, closing costs, title insurance, transfer taxes, recording fees and broker commissions. For properties that are leased at the time of acquisition, these costs are expensed, rather than capitalized as a component of the acquisition cost (which is the accounting treatment of these costs for properties that are vacant at the time of acquisition).

Depreciation and Amortization

Depreciation and amortization includes depreciation expense on our real estate portfolio using the straight-line method over the estimated useful lives of the respective assets, ranging from 5 to 27.5 years, from the date of acquisition. Depreciation and amortization also includes amortization expense related to in-place lease intangibles, deferred leasing costs and other direct costs capitalized associated with leasing our properties, amortized over the remaining term of the related leases.

General, Administrative and Other

General, administrative and other expense includes $1.9 million in non-cash stock compensation expense related to vesting of equity issued at the closing of our initial private offering.

Equity in Net Income of Unconsolidated Joint Venture

Equity in net income of unconsolidated joint venture includes our proportionate share of income in Flatiron VI LLC, a Delaware limited liability company that invests in residential mortgage loans.

Cash Flows

Our cash flows from operating activities primarily depend upon the occupancy level of our portfolio, the rental rates achieved on our leases, the collectability of rent from our tenants and the level of operating expenses and other general and administrative costs. Net cash used in operating activities was $(2.8) million for the period from March 30, 2012 (inception) through December 31, 2012. We acquired 1,775 properties from March 30, 2012 (inception) through December 31, 2012. Before any property we own begins generating revenue, we must take possession of, restore, market and lease the property. In the meantime, we incur both operating and overhead expenses without corresponding revenue, which contributed to the net use of cash during the same period.

Our net cash used in investing activities is generally used to fund property acquisitions and recurring and non-recurring capital expenditures. Net cash used in investing activities was $(242.5) million for the period from March 30, 2012 (inception) through December 31, 2012 due to the acquisition of 1,775 properties and subsequent restoration activities totaling $219.2 million and the investment of $14.4 million in private mortgage loans. Substantially all of the additions to investment in real estate of $2.8 million for the period from March 30, 2012 (inception) through December 31, 2012 were incurred on restorations on acquired properties.

Our net cash related to financing activities is generally impacted by any borrowings, capital activities net of any dividends and distributions paid to common stockholders and non-controlling interests. Net cash flows provided by financing activities totaled $347.0 million for the period from March 30, 2012 (inception) through December 31, 2012 due to net proceeds, after expenses paid, received from our initial private offering on May 11, 2012 and our follow-on private offering on December 21, 2012.

Critical Accounting Policies and Estimates

Our discussion and analysis of our historical financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Investment in Real Estate

Property acquired not subject to an existing lease is accounted for as an asset acquisition, with the property recorded at the purchase price, including acquisition costs, allocated between land and building and improvements based upon their relative fair values at the date of acquisition. Property acquired with an existing lease is recorded as a business combination. For properties acquired through portfolio transactions, we determine whether the acquisition qualifies as a business combination based on the nature and status of the properties as of the acquisition date. A portfolio comprised of properties that are substantially leased at acquisition is treated as a business combination. A portfolio comprised of properties that are substantially vacant at acquisition is treated as an asset acquisition. To date, portfolio acquisitions were comprised of properties that were substantially leased at acquisition and accordingly were accounted for as business combinations. For property acquisitions accounted for as business combinations, the land, building and improvements and the existing lease are recorded at fair value at the date of acquisition, with acquisition costs expensed as incurred.

Fair value is determined under the guidance of Financial Accounting Standards Board, or FASB, Codification Topic 820, Fair Value Measurements, primarily based on unobservable market data inputs, which are categorized as Level 3 inputs. In making estimates of fair values for purposes of allocating purchase price, we utilize our market knowledge and published market data. Our real estate portfolio is depreciated using the straight—line method over the estimated useful lives of the respective assets, ranging from 5 to 27.5 years.

In-place lease intangibles associated with the preferred operator program are valued based on management’s estimates of lost rent and carrying costs while in-place lease intangibles associated with the acquisition of self- managed homes are valued based on management’s estimate of lost rent during the time it would take to locate a tenant and execute a lease if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases (including leasing commissions) and other related costs. The value assigned to in-place leases is amortized on a straight-line basis as a component of depreciation and amortization expense over the remaining initial term of the related lease. The leases reflect market rental rates.

We incur costs to prepare our acquired properties to be rented. These costs (including direct internal costs) are capitalized and allocated to building costs. Costs related to the restoration or improvement of our properties (including direct internal costs, primarily comprised of payroll expense) that improve and extend their useful lives are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Significant indicators of impairment may include, but are not limited to, declines in home values, rental rates and occupancy percentages and significant changes in the economy. We make our assessment at the individual property level because it represents the lowest level of cash flows. If an impairment indicator exists, we compare the expected future undiscounted cash flows from the property against its net carrying amount. We prepare our future undiscounted cash flow analysis using estimates based on current rental rates, renewals and occupancy, operating expenses and inputs from our annual planning process and historical performance. When preparing these estimates, we consider each property’s historical results, current operating trends and current market conditions. These estimates may be impacted by variable factors including inflation, expected rental rates, the general health of the economy and market competition. If the sum of the estimated undiscounted cash flows is less than the net carrying amount of the property, we record an impairment loss for the difference between the estimated fair value of the individual property and the carrying amount of the property at that date. To determine the estimated fair value, we consider both recent comparable homes sales and the use of discounted projected future cash flows. The rates used to discount projected future cash flows reflect market discount rates. No impairments were recorded during the period from March 30, 2012 (inception) through December 31, 2012.

Revenue Recognition

We lease single-family residences we own and manage directly to tenants who occupy the properties under operating leases, generally, with terms of one year. Generally we perform credit investigations on prospective tenants and obtain security deposits. Rental revenue, net of any concessions, is recognized on a straight-line basis over the term of the lease, which is not materially different than if it were recorded when due from tenants and recognized monthly as it is earned. Properties that are subject to longer-term operating arrangements with preferred operators are leased to the operator for a minimum of five to ten years with renewal options. These operators are responsible for taxes, insurance and maintenance of the properties under the terms of the operating arrangements. Under our preferred operator program, we earn base rental revenue paid monthly, with contractual minimum annual rent increases on each anniversary of the lease commencement date. We recognize rental revenue on a straight-line basis over the term of the lease. We also earn percentage rents on a quarterly basis equal to a fixed percentage of the gross revenue the preferred operator collects from its residential sub-tenants who occupy the homes. Percentage rental revenue is recorded when the gross revenue collected from the sub-tenants is known and the amount can be calculated.

Mortgage Financings

We hold mortgage financing receivables for investment. The receivables are carried at cost, net of related unamortized premiums or discounts, if any. The mortgage loans are secured by single-family homes.

Interest income on mortgage financings is recognized on the effective interest method applied on a loan-by-loan basis. Direct costs, if any, associated with funding loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related loans using the effective interest method.

Mortgage loans as of December 31, 2012 include approximately $12.2 million of short-term loans with a weighted-average interest rate of approximately 12.1% and a weighted-average remaining term of approximately 155 days and approximately $0.8 million in long-term loans with a weighted-average interest rate of approximately 7.99% and a weighted-average remaining term of approximately 30 years.

Rents and Other Receivables, Net

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of tenants or borrowers to make required rent or other payments. This allowance is estimated based on payment history and current credit status. If a tenant or borrower fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent, interest or principal and deferred rent. We generally do not require collateral or other security from our tenants, other than security deposits. Mortgage loans are secured by single-family homes. If estimates of collectability differ from the cash received, then the timing and amount of our reported revenue could be impacted.

Deferred Leasing Costs and In-Place Lease Intangibles, Net

Deferred leasing commissions and other direct costs associated with leasing our properties (including direct internal costs) and in-place lease intangibles are capitalized and amortized on a straight-line basis over the terms of the related leases.

Investments in Unconsolidated Ventures

Investments in ventures are generally accounted for under the equity method of accounting when we exercise significant influence over the venture but we do not serve as managing member or control the venture. Net income/loss allocations are included in the investment balance along with the contributions made and distributions received over the life of the investment.

Goodwill

Goodwill represents the estimated fair value of the real estate acquisition and management platform acquired from ARM. Goodwill has an indefinite life and, accordingly, we do not amortize this asset but instead analyze it on an annual basis for impairment. Accounting Standards Codification 350, Intangibles – Goodwill and Other, permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than the carrying amount as a basis to determine whether the two-step impairment test is necessary. The first step in the impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, the second step is required to determine the amount of the impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. Impairment charges, if any, are recognized in operating results. No impairments have been recorded for the period from March 30, 2012 (inception) through December 31, 2012.

Income Taxes

We intend to elect to be taxed as a REIT under Sections 856 to 860 of the Code commencing with our short taxable year ended December 31, 2012. We believe that we have operated in such a manner as to satisfy the requirements for qualification as a REIT. Accordingly, we will not be subject to federal income tax, provided that we qualify as a REIT and our distributions to our stockholders equal or exceed our REIT taxable income.

However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code related to the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal and state income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates, and we may be ineligible to qualify as a REIT for four subsequent tax years. Even if we qualify as a REIT, we may be subject to certain state or local income taxes, and our TRS will be subject to federal, state and local taxes on its income.

Stock-Based Payments

We have awarded stock-based compensation to certain employees and members of our Board of Directors in the form of LTIP units and restricted shares of our common stock. We estimate the fair value of the awards and recognize this value over the requisite vesting period. For LTIP units, the fair value is based on the estimated market value of our common stock on the date of grant and a discount for lack of marketability estimated by a third-party consultant.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions provide that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•

be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•

be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

•	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

We will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of our fiscal year following the fifth anniversary of the date of this offering;

•	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;

•	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

•

the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, maintain our assets, fund our operations and make distributions to our stockholders and other general business needs. Our liquidity, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. Our near-term liquidity requirements consist primarily of purchasing our target assets, restoring and leasing properties and funding our operations.

Our long-term liquidity needs consist primarily of funds necessary to pay for the acquisition, restoration and maintenance of properties; HOA fees; real estate taxes; non-recurring capital expenditures; interest and principal payments to the extent we incur indebtedness; payment of quarterly distributions to our stockholders to the extent declared by our Board of Directors; and general and administrative expenses. We expect to incur between 7.5% and 15.0% of the total purchase price of vacant homes acquired on restorations in order to prepare the acquired home for rental activities. On homes that are currently leased or that are acquired with an in-place lease, we expect to incur between $1,500 to $2,500 in restoration costs, in order to prepare the home for rent to a new tenant if and when the existing tenant does not renew their lease and ultimately vacates the home at lease expiration. The nature of our business, our aggressive growth plans and the requirement that we distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, to our stockholders, may cause us to have substantial liquidity needs over the long-term, although we have not had any taxable income to date. We will seek to satisfy our long-term liquidity needs through cash flow from operations, long-term secured and unsecured indebtedness, the issuance of debt and equity securities, including OP units, property dispositions and joint venture transactions. We have financed our operations and acquisitions to date through the issuance of equity securities. We expect to meet our operating liquidity requirements generally through cash on hand and cash provided by operations (as we lease up acquired single-family homes). Upon completion of this offering, we anticipate that cash on hand and provided by operations will be sufficient to meet our liquidity requirements for at least the next 12 months. Our assets are illiquid by their nature. Thus, a timely liquidation of assets might not be a viable source of short-term liquidity should a cash flow shortfall arise that causes a need for additional liquidity. It could be necessary to source liquidity from other financing alternatives should any such scenario arise.

As of December 31, 2012, all of our properties and other assets were purchased with cash on hand and we had no indebtedness. As of April 26, 2013, we had borrowed approximately $61.6 million under our senior secured revolving credit facility. In the future, we expect to prudently finance our operations, in part, with borrowings under our senior secured revolving credit facility and with various other types of indebtedness. We may raise additional capital in the future through the sale of shares of our capital stock.

We have obtained a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us to increase the facility amount up to $300 million subject to meeting certain criteria and obtaining additional commitments from lenders. The credit facility is secured by our ownership interest in American Residential Leasing Company, LLC, which is a wholly owned subsidiary of our operating partnership. The credit facility matures in January 2015, has an optional one-year extension (assuming our compliance with applicable covenants) and bears interest at a rate of LIBOR plus a spread ranging from 2.50% to 3.25% based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the credit facility) ranging from less than or equal to 45% to greater than 55%. Subsequent to December 31, 2012, we borrowed approximately $61.6 million under our senior secured credit facility, which remained outstanding as of April 26, 2013.

The amount available for us to borrow under the credit facility is subject to limitations governed by calculations based on the cost, value and debt yield supported by our properties that form the borrowing base of the credit facility. The credit agreement requires us to comply with various financial covenants, including:

•	a maximum leverage ratio (defined as total indebtedness to total asset value) of 40.0%, increasing up to 60.0% once $300.0 million of our homes are designated as borrowing base properties;

•	a minimum fixed charge coverage ratio (defined as consolidated earnings before interest, taxes, depreciation and amortization to consolidated fixed charges) of 1.00x, stepping up over time to 1.75x;

•	a minimum tangible net worth equal to at least $258.8 million, plus 75.0% of the net proceeds of any additional equity issuances; and

•

a minimum liquidity requirement of $10.0 million in unrestricted cash, stepping up to $15.0 million on June 30, 2013, and remaining at that level until the later of (1) March 31, 2014 and (2) the date that we can demonstrate that the fixed charge coverage ratio is 1.75 to 1.00, at which time it will be reduced to $10.0 million.

In addition to these financial covenants, the credit agreement requires us to comply with various customary affirmative and negative covenants that restrict our ability to, among other things, incur debt and liens, make investments, dispose of properties and make distributions.

The covenant in the credit agreement that restricts the incurrence of debt permits us to incur:

•	unsecured, nonrecourse debt so long as after giving effect thereto we are in pro forma compliance with the financial covenants described above;

•

secured, nonrecourse debt so long as after giving effect thereto we are in pro forma compliance with the financial covenants described above, and subject to (1) limitations on our ability to on-lend proceeds of such debt to fund mortgage loans originated by third parties and (2) a $50 million limit on the incurrence of such debt if we have not designated at least $300.0 million of our homes as borrowing base properties; and

•

up to $50 million of unsecured, recourse debt, subject to satisfaction of certain specified conditions, including a condition that after giving effect to the incurrence thereof we are in pro forma compliance with the financial covenants described above.

The covenant in the credit agreement that restricts distributions includes a restriction that our annual distributions may not exceed the greater of (1) 95.0% of our funds from operations or (2) the amount required for us to (a) qualify and maintain our REIT status and (b) avoid the payment of federal or state income or excise tax. If certain events of default exist or would result from a distribution, or if our obligations under the credit facility are accelerated, we may be limited or precluded from making distributions.

Our liquidity and capital resources as of December 31, 2012 consisted of cash and cash equivalents of $101.7 million, including $0.4 million held by designated brokers to facilitate the acquisition of properties.

On January 25, 2013, we completed a direct private placement of 37,600 shares of our common stock, raising net proceeds of approximately $0.8 million, before expenses.

To date, we have not declared any distributions. To qualify as a REIT, we are required to distribute annually at least 90% of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our net taxable income. Subject to the requirements of the MGCL, we intend to pay quarterly dividends to our stockholders, if and to the extent authorized by our Board of Directors. Any future distributions payable are indeterminable at this time.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We have not participated in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Contractual Obligations

The following table provides information with respect to our commitments as of December 31, 2012, including any guaranteed or minimum commitments under contractual obligations (dollars in thousands).

	2013	2014	2015	2016	2017	Thereafter	Total
Operating lease(1)	$200	$287	$292	$298	$303	$25	$1,405
Property acquisition obligations(2)	7,486	—	—	—	—	—	7,486

	$7,686	$287	$292	$298	$303	$25	$8,891

(1)	Includes operating lease for corporate office space at 7047 East Greenway Parkway, Scottsdale, Arizona.
(2)	Represents purchase offers on single-family rental homes that were accepted by the seller but not closed as of December 31, 2012. Acquisition deposits were paid through December 31, 2012 in connection with these rental home purchase commitments. There is no assurance that we will close on the properties we have under contract.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We may in the future use derivative financial instruments to manage, or hedge, interest rate risks related to any borrowings we may have. We expect to enter into such contracts only with major financial institutions based on their credit rating and other factors. As of December 31, 2012, we did not have any market risk sensitive instruments.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

Unless otherwise indicated, all information in this Industry Overview and Market Opportunity section is derived from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC, or JBREC, a real estate consulting firm. You should read the following discussion together with the information under the caption “Risk Factors.”

Industry Overview

Residential housing is the largest real estate asset class in the United States with a size of approximately $17.7 trillion, according to the 2012 fourth quarter Federal Reserve Flow of Funds release. Historically, according to the U.S. Census Bureau, approximately one-third of this asset class has been rented and single-family homes currently comprise roughly one-third of all residential rental housing.

The following chart provides information about the inventory of U.S. housing as of February 2013 by unit.

U.S. Housing Inventory

(as of February 2013)

Source: JBREC, February 2013.

Market Opportunity

After nearly a decade of solid home price appreciation from 1998 to 2006, which we believe in many markets was in excess of underlying fundamentals, a significant over-correction has occurred in the pricing of the single-family housing sector. Home prices declined approximately 35% in some of the largest U.S. housing markets (as measured by the not-seasonally adjusted S&P/Case-Shiller Composite 20 Home Price Index from its peak on July 1, 2006 to its trough on March 1, 2012). We believe that home prices continue to be significantly below replacement costs in many of these markets. Additionally, we believe there will continue to be a supply of homes at distressed values, as a substantial number of non-performing loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. Accordingly, we believe there is an opportunity to acquire a large volume of single-family homes at attractive pricing.

While a large and growing asset class, single-family rental properties have historically been managed by relatively small-scale, “mom and pop” owner-operators or by a limited number of local and regional property management organizations. More recently, the ownership profile of single-family rental properties has shifted to larger investors and national owner-operators, including our company, seeking to efficiently acquire large numbers of homes at distressed values, generate attractive rental cash flow streams and benefit from any potential future home price appreciation. We believe the return profile, from rental yields and potential for home price appreciation, is significant enough to encourage investment in the systems, structures and technologies that can make possible economies of scale, resulting in an opportunity for broader industry consolidation by larger and better-capitalized investors that are introducing a higher standard of institutional management to this asset class.

The ability to acquire single-family homes at reduced prices, combined with improving housing demand characteristics, may offer a significant opportunity to those with a scalable real estate management and acquisitions platform and access to capital.

While single-family prices are in the early stages of recovery, multi-family prices have been improving during the last two years and have returned to levels on par with early 2006, as measured by the NCREIF Index.

Supply of Single-Family Housing

Following the eight-year period of solid price appreciation that ended in late 2006, home prices fell precipitously. From its peak in 2006 through the second quarter of 2010, the aggregate value of the U.S. housing market depreciated by approximately $5.5 trillion (per Case-Shiller and U.S. Census Bureau), an extraordinary reduction of value in the housing sector. This sudden decrease in home values has contributed to approximately 11.5 million home borrowers with negative equity or in some stage of delinquency as of the fourth quarter 2012 (according to JBREC).

Foreclosure-related activity peaked in 2009 and has since begun to decline, but is still substantially above historical averages. From September 2008 through December 2012, there were approximately 4.1 million completed loan foreclosures (according to CoreLogic). While an unprecedented number of foreclosures have occurred, a large number of delinquent loans remain outstanding. As of December 31, 2012, approximately 11.3% of all mortgage loans (measured by loan count based on Mortgage Bankers Association data) in the nation are in some level of non-performance.

Non-Performing Single-Family Residential Mortgage Loans

(as of December 2012)

(Total Non-Performing Loans: 4.7 million)

Source: MBA Mortgage Bankers Association—4th Quarter 2012 National Delinquency Survey.

The chart below illustrates the increase in the level of delinquency to relatively high levels. According to Mortgage Bankers Association data, a total of 4.7 million single-family residential mortgage loans are currently non-performing.

U.S. Single-Family Residential Mortgage Delinquency and Foreclosure Units

(Q4 1990—Q4 2012)

Source: MBA Mortgage Bankers Association—4th Quarter 2012 National Delinquency Survey.

Over the next five years, a substantial number of non-performing loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. At the current rate of delinquency and non-performance, it appears that over 4.7 million homeowners in the United States will be affected. Even if fewer than half of the delinquent or non-performing loans proceed through the foreclosure process or are sold through the short sale process, the supply of inventory available for acquisition could be large.

Rental Market Demand Overview

Over the past two years, the U.S. rental housing market has begun a sustained recovery. In many markets, rental vacancy has fallen and rents have risen, even in areas hardest hit during the housing and economic downturn.

In addition to a growing trend of a mobile workforce, America is undergoing a shift in demographics. Core baby boomer households are becoming empty nesters, and the number of 20- to 34-year-olds is growing at an accelerated pace, as members of “Generation Y” come of home buying age. In the context of high unemployment, labor insecurity and a desire to maintain mobility, “Generation Y,” defined as those born between 1980 and 1999, numbers more than 80 million members, and is likely to show a higher tendency to rent rather than own residential housing. Additionally, the rising cost of college education and the corresponding burden of student loans leave many young people deep in debt and less willing or able to take on mortgage debt.

The chart below illustrates the strength of the overall rental market (including both single-family and multi-family rental housing), which has seen increases in occupancy and rental rates (despite the macroeconomic headwinds that the United States economy has been facing). According to the U.S. Census Bureau, out of the total 78 million family households in the United States, 32 million have two members, and are more likely candidates for multi-family rentals, whereas 46 million have three or more members, and are more likely candidates for single-family rentals.

Single-Family and Multi-Family Rental Occupancy and Rental Rate

(as of December 31, 2011)

Median Monthly Rent	% of Total Occupied Homes

Source: U.S. Census Bureau.

Single-Family Rental Demand

Many homeowners who have been displaced by the housing bubble are looking to live in a home with similar characteristics and amenities to their former home and, for this population, single-family rentals may present the best available option. In the wake of the worst housing downturn in history, renting has, in many cases, become more compelling for consumers, and, with the growth of the single-family rental market, these consumers are now offered alternative rental options.

While multi-family and single-family housing seem to be natural competitors in the rental sector, each generally appeals to a different type of tenant. The two rental markets are largely segmented by lifecycle stage. Singles, couples without children, people with roommates, newly divorced individuals and empty nesters dominate the multi-family market, because they have smaller space needs, less demand for associated acreage and generally prefer denser, transit-centric submarkets. On the other hand, the single-family market (both owner-occupied and tenant-occupied) serves larger households that are primarily families with children, whose preferences tend to focus on the need for additional space, quality of schools and neighborhood safety.

Within the broader rental market, the single-family rental segment has continued to grow its relative market share compared to other types of rental housing.

Relative Size of the Single-Family Rental Market

(as of December 31, 2011)

Single-Family Rentals as % of Total Rentals)	Total Count of Rental Units

Source: U.S. Census Bureau.

Two of the primary factors driving the increase in demand for single-family rental properties are constraints on home mortgage financing and the displacement of homeowners.

Constraints on Home Mortgage Financing.

Even with the increased affordability of homes, many would-be home buyers—including some with no history of foreclosure—are finding it difficult to qualify for a mortgage. Lenders have reverted to more stringent underwriting standards (such as limitations on aggregate indebtedness and restrictions on the percentage of income allocable to mortgage payments) and require larger down payments, which together have made it difficult for many potential home buyers to obtain mortgage financing.

Displaced Owners Forced to Rent

In some cases, the shift from owning to renting is a function of foreclosure, short sales, or other adverse credit or economic events. A home foreclosure, for example, can have a significant adverse effect on credit status and can limit the ability to obtain mortgage debt to finance future homeownership for up to seven years. Distressed owners are effectively converted to renters, many of whom prefer to live in a single-family unit, which has characteristics and amenities similar to their former homes, as opposed to an apartment.

The recent drop in home prices, constraints on mortgage lending, job volatility requiring greater geographic mobility, economic uncertainty, evolving demographics and expanded rental options are changing the way many Americans live. Many people, who in the past might have become homeowners, are instead becoming long-term renters of single-family homes. According to JBREC, for every 1.0% decline in the homeownership rate, the occupants of approximately 1.1 million homes become prospective tenants, and JBREC believes that the homeownership rate will continue to decrease through 2015 and then begin to increase again.

Single-Family Home Prices

American Residential Properties, Inc. believes that there has been an over-correction in housing prices in certain housing markets, which has led to home prices being significantly below replacement cost in many of these markets. As the economy slowly strengthens and the housing market returns to long-term pricing norms, or reverts to mean pricing levels, American Residential Properties, Inc. believes there is the potential for home price appreciation. The chart below illustrates the magnitude of the decrease in home prices in American Residential Properties, Inc.’s current markets and the subsequent rebound, which remains significantly below the peak in most markets.

Changes in Burns Home Value Index(1)

(December 31, 2002 to December 31, 2012)

Source: JBREC, February 2013.

(1)	Peak occurred during either 2006 or 2007 for most markets, with the exceptions of Indianapolis (2003) and Houston (2008). Trough occurred during 2011 or 2012 for most markets, with the exceptions of Indianapolis (2010) and Houston (2009). Burns Home Value Index estimates all home values in a market, not just recent transactions (sales).

Markets: Economic and Demographic Fundamentals

Projections and Assumptions

The following discussion contains projections regarding home price appreciation, employment growth, residential building permit activity, median household income and household formation. JBREC has made these projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual results because events and circumstances frequently do not occur as expected, and the differences may be material. JBREC does not express any form of assurance that these projections will come true. See “Risk Factors—Risks Related to Our Business—The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.”

Home Value Appreciation

The Burns Home Value Index seeks to provide a reasonable estimate of home value trends in an MSA. The index is calculated based on an “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. The index provides home value trends by analyzing transactions as they are negotiated, not closed, which eliminates the data lag embedded in other home value indices that are based only on completed transactions. The index does not measure the change in the median price of homes sold, which may be subject to the mix of homes being sold and differences by geography. Appreciation projections are highly dependent on JBREC’s assumptions of job growth by market, and mortgage rates staying below 5.2% through 2016.

Employment Growth

JBREC forecasts the Bureau of Labor Statistics’ wage and salary employment totals. Employment growth conditions vary by market, but JBREC believes that an economic recovery that involves global debt reduction is likely to be a slow-growth recovery. Among other things, JBREC has assumed that the economy is gradually expanding, albeit at a slower pace than prior economic recoveries.

Residential Building Permit Activity

JBREC’s residential building permit forecasts consider job growth in each market, as well as home sales activity, household formation and home price appreciation.

Median Household Income

JBREC’s household income forecasts assume generally improving job growth, and assume that incomes are generally rising after declining during the recent economic downturn. As with job growth, the recovery in the rate of household income growth is generally expected to occur at a slower pace in the near term than in previous economic recoveries.

Household Formation

JBREC’s household formation forecasts are based on forecasted changes in population, as well as a return to more normal headship rates, or the percentage of people in an age group who head a household. Headship rates fell for nearly all age groups from 2000 to 2010, particularly in the younger age groups, mostly caused by the economic distress in the latter half of the last decade. JBREC’s forecasts assume immigration that occurs at levels consistent with the 2000s and continued growth in multi-generational families.

Overview

As of March 31, 2013, American Residential Properties, Inc. conducted operations in eight primary markets, which it believes possess attributes that allow it to execute its single-family rental strategy. These markets have generally experienced significant price deterioration during the financial crisis, seen a decrease in homeownership and, in American Residential Properties, Inc.’s view, currently have a positive economic outlook. Additionally, these are markets where American Residential Properties, Inc. has identified partners, vendors and sub-contractors necessary to facilitate its strategy. American Residential Properties, Inc. believes these factors allow it to acquire, restore, lease and manage homes to generate attractive risk-adjusted returns over the long-term. As of March 31, 2013, American Residential Properties, Inc.’s eight primary markets were located in Arizona (Phoenix-Mesa-Glendale, AZ MSA), California (Riverside-San Bernardino-Ontario, CA MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Illinois (Chicago-Joliet-Naperville, IL metropolitan division), Indianapolis (Indianapolis-Carmel, IN MSA), Nevada (Las Vegas-Paradise, NV MSA) and Texas (Dallas-Plano-Irving, TX metropolitan division and Houston-Sugar Land-Baytown, TX MSA).

The following tables provide summaries of actual economic data and estimates, forecasts and projections for these eight primary markets.

	Metro Area
	Phoenix, AZ MSA	Riverside-San Bernardino, CA MSA	Atlanta, GA MSA	Chicago, IL Metro Division	Indianapolis, IN MSA	Las Vegas, NV MSA	Dallas, TX Metro Division	Houston, TX MSA	United States
MSA Rank by Population(1)	14	13	9	3 (7)	34	30	4 (8)	6
Unemployment Rate(2) December 31, 2012	6.7%	10.9%	8.4%	8.6%	8.0%	10.0%	5.9%	6.0%	7.6%
Average Annual Home Value Appreciation Forecast(3)(4) 2013 to 2016	10.7%	9.8%	11.1%	9.1%	5.5%	14.3%	6.9%	5.1%	6.5%
Average Annual Employment Growth Forecast(3)(5) 2013 to 2016	2.6%	2.0%	2.1%	1.6%	1.9%	2.1%	2.5%	2.8%	1.8%
Average Annual Median Income Growth Forecast(3)(5) 2013 to 2016	2.9%	2.3%	2.2%	1.9%	1.2%	1.9%	2.7%	2.0%	1.8%
Average Annual Population Growth Forecast(3)(6) 2013 to 2016	2.6%	1.2%	1.9%	0.4%	1.3%	3.0%	2.1%	1.9%	1.0%
Discount (Premium) of Median Home Price to Cost of Newly Constructed Home(3)(5)	23.6%	4.4%	26.2%	-13.6%	20.4%	26.3%	-5.3%	15.3%	N/A

(1)	Source: 2012 U.S. Census Bureau, Statistical Abstract of the United States.
(2)	Source: Bureau of Labor Statistics.
(3)	JBREC estimate; actual values may differ materially from those estimated.
(4)	Source: JBREC—Burns Home Value Index.
(5)	Source: JBREC.
(6)	Source: Moody’s Analytics (September 2012).
(7)	Represents entire Chicago-Joliet-Naperville, IL-IN-WI MSA.
(8)	Represents entire Dallas-Fort Worth, TX MSA.

Burns Home Value Index—with Year-Over-Year Change

(indexed to 100 in January 2002)

	Metro Area
Period	Phoenix, AZ MSA		Riverside-San Bernardino, CA MSA		Atlanta, GA MSA		Chicago, IL Metro Division		Indianapolis, IN MSA		Las Vegas, NV MSA		Dallas, TX Metro Division		Houston, TX MSA		8-MSA Average		National Average
Jan. 2002	100		100		100		100		100		100		100		100		100		100
2002	103		108		102		104		101		103		101		102		103		105
2003	108	6%	132	22%	106	4%	114	9%	106	4%	117	13%	103	2%	107	4%	111	8%	116	10%
2004	123	13%	178	35%	111	5%	122	7%	103	-3%	168	44%	108	5%	112	5%	128	15%	132	14%
2005	173	41%	223	25%	116	5%	133	9%	105	2%	194	16%	109	1%	112	0%	146	14%	152	15%
2006	189	9%	242	9%	120	4%	140	5%	103	-1%	200	3%	113	4%	118	5%	153	5%	159	5%
2007	170	-10%	214	-12%	121	0%	139	-1%	102	-2%	180	-10%	113	0%	120	2%	145	-6%	153	-4%
2008	135	-20%	152	-29%	111	-8%	125	-10%	95	-6%	138	-24%	108	-5%	121	0%	123	-15%	136	-12%
2009	105	-22%	118	-22%	100	-10%	110	-12%	93	-2%	100	-28%	107	0%	117	-3%	106	-14%	124	-9%
2010	93	-12%	111	-6%	92	-8%	99	-10%	91	-2%	88	-11%	106	-1%	120	3%	100	-6%	119	-4%
2011	85	-9%	107	-4%	82	-12%	92	-7%	90	-2%	79	-10%	101	-5%	120	0%	94	-6%	114	-4%
2012	98	15%	110	3%	80	-2%	90	-2%	91	1%	82	3%	100	-1%	123	3%	97	2%	116	2%
2013E(1)	116	18%	124	12%	88	10%	98	9%	97	7%	92	13%	105	5%	134	8%	107	10%	125	7%
2014E(1)	132	14%	140	13%	101	15%	110	12%	104	7%	110	20%	114	9%	142	7%	119	12%	136	8%
2015E(1)	141	7%	153	9%	113	12%	121	10%	109	5%	129	17%	123	8%	148	4%	130	9%	144	6%
2016E(1)	147	4%	160	5%	122	8%	127	5%	113	3%	140	9%	130	5%	151	2%	136	5%	150	4%

Source: JBREC, Burns Home Value Index data as of February 2013.

(1)	JBREC estimate; actual values may differ materially from those estimated.

Burns Home Value Index—with Month-Over-Month Change

(indexed to 100 in January 2002)

	Metro Area
Period	Phoenix, AZ MSA		Riverside-San Bernardino, CA MSA		Atlanta, GA MSA		Chicago, IL Metro Division		Indianapolis, IN MSA		Las Vegas, NV MSA		Dallas, TX Metro Division		Houston, TX MSA		8-MSA Average		National Average
Dec. 2011	87		106		78		87		90		78		99		120		93		113
Jan. 2012	88	1.4%	106	0.5%	79	0.6%	87	0.2%	90	0.4%	78	0.8%	99	0.3%	119	-0.1%	93	0.5%	113	0.3%
Feb. 2012	90	1.8%	107	0.8%	79	0.6%	88	0.8%	90	0.2%	78	0.4%	100	0.3%	121	0.9%	94	0.7%	114	0.6%
Mar. 2012	91	2.0%	108	0.5%	80	0.5%	89	0.9%	90	0.0%	79	0.8%	100	0.2%	122	1.3%	95	0.8%	115	0.7%
Apr. 2012	94	2.4%	108	0.5%	80	0.5%	90	1.1%	90	-0.3%	80	1.0%	100	-0.2%	123	0.6%	95	0.7%	115	0.7%
May 2012	96	2.4%	109	0.6%	80	-0.4%	90	0.3%	90	0.0%	81	1.1%	99	-0.2%	124	0.6%	96	0.6%	116	0.4%
Jun. 2012	98	2.5%	110	0.9%	80	-0.5%	90	0.4%	90	0.6%	82	1.4%	99	-0.2%	124	0.2%	97	0.7%	116	0.4%
Jul. 2012	100	1.6%	111	0.8%	80	0.0%	91	0.2%	92	1.2%	83	0.9%	99	0.0%	124	-0.1%	97	0.6%	117	0.4%
Aug. 2012	102	2.3%	112	1.0%	80	0.4%	91	0.1%	92	0.5%	84	1.3%	99	0.1%	124	0.0%	98	0.7%	117	0.4%
Sep. 2012	103	1.2%	113	1.0%	80	0.4%	91	0.0%	92	-0.1%	84	0.4%	100	0.2%	124	-0.1%	98	0.4%	117	0.2%
Oct. 2012	104	0.3%	113	0.5%	80	0.2%	91	-0.1%	92	0.3%	84	0.1%	100	0.3%	124	0.5%	99	0.3%	118	0.2%
Nov. 2012	104	0.3%	114	0.6%	81	0.5%	91	0.4%	93	0.3%	84	0.4%	100	0.3%	125	0.6%	99	0.4%	118	0.4%
Dec. 2012	104	0.5%	115	0.8%	81	0.6%	92	0.8%	93	0.4%	85	0.8%	101	0.6%	126	0.8%	100	0.7%	119	0.6%

Source: JBREC, Burns Home Value Index data as of February 2013.

Arizona Market (Phoenix-Mesa-Glendale, AZ MSA: “Phoenix”)

Phoenix Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Phoenix metropolitan area had 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the fourteenth-largest MSA in the United States by population, and is home to approximately 66% of Arizona’s population. The Phoenix metropolitan area consists of Maricopa and Pinal counties Phoenix’s key industries are focused on professional and business services and retail trade, according to the October 2012 Arizona: Economic and Business Research published by the University of Arizona. Following several years of declining employment, employment growth has been positive in the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate, and household income has begun to rise. In addition, Phoenix is projected to experience population growth of 2.6% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in Phoenix, with 42,900 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 9.8% in 2010 to 6.7% as of December 31, 2012. JBREC forecasts employment to grow by an average of 47,875 jobs annually from 2013 through 2016, or annual growth of 2.6%.

Annual Employment Growth and Unemployment Rate—Phoenix, AZ MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Phoenix has risen, experiencing a 0.9% and 1.5% period-over-period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC anticipates the median income in Phoenix to increase to $58,422 by 2016, which is a 2.9% average annual increase.

Median Household Income—Phoenix, AZ MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Phoenix Housing Market Overview

The total market size of housing stock in Phoenix is estimated by the U.S. Census to be $203 billion (approximately 1.8 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 110,823 homes. In addition to the improving economic conditions discussed above, the Phoenix housing market has begun to improve. Household formation has increased from its 2011 trough, and permits to build new single-family and multi-family homes have increased. In addition, home values have begun to appreciate, with an estimated home value increase of 15.1% for 2012, according to JBREC’s Burns Home Value Index. Despite this recovery, homeownership has declined, from a peak of 74.9% in 2004 to a trough of 62.3% as of September 30, 2012, rising only slightly to 63.2% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Phoenix market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 23.6% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Phoenix MSA is $81.20 per square foot for 2011. The estimate is based on the Phoenix MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 22% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 38,605 single-family homes as of December 31, 2012, representing approximately $6.3 billion in value

(assuming the December 31, 2012 median sales price of $163,000 per home). “Shadow inventory” includes homes that are not currently listed for sale but are in various stages of distress (i.e., mortgages that are 30 or more days delinquent or are in foreclosure). JBREC assigns a probability of sale to these homes in order to estimate the shadow inventory of single-family homes becoming available for purchase due to financial distress.

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 15,882 permits issued during the year ended December 31, 2012. During the same time period, Phoenix added an estimated 21,900 households. This represents a 21.7% increase as compared to the number of households formed during the year ended December 31, 2011, though it is well off peak levels reached in 2005. From 2009 through 2012, household formation has outpaced new housing permits by more than 37,000, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. JBREC assumes that households will grow by an average of 47,625 annually from 2013 through 2016, which is generally higher than historical growth levels. By 2016, total permits in Phoenix are expected to reach 46,000 units—the highest since 2006 in this market.

Annual Household Formation and Housing Permits—Phoenix, AZ MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Phoenix was 63.2%, which is down from a high of 74.9% in 2004.

Homeownership Rate—Phoenix, AZ MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Phoenix are showing growth following several years of significant decline. The Burns Home Value Index was up 15.1% in 2012 from 2011, and the median resale price for a detached home was $163,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 23.6% less than estimated replacement cost for a newly constructed home. Home values in the Phoenix MSA are projected to show an average annual increase of 10.7% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Phoenix, AZ MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased in Phoenix from 2010 through 2012. Additionally, the vacancy rate has decreased from 18.3%% to 10.1% from 2009 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Phoenix, AZ MSA

Source: RentRange, LLC.

California Market (Riverside-San Bernardino-Ontario, CA MSA: “Inland Empire”)

Inland Empire Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Inland Empire metropolitan area had 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the third-largest in California and the thirteenth-largest in the nation by population. The Inland Empire metropolitan area consists of Riverside and San Bernardino counties, and, due to its proximity to the Los Angeles port, the Inland Empire has become home to many distribution centers for large manufacturers. Following several years of declining employment, employment growth was positive for the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a declining unemployment rate, and household income has begun to rise. In addition, the Inland Empire is projected to experience population growth of 1.2% from 2013 through 2016, in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in the Inland Empire, with 15,900 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 14.3% in 2010 to 10.9% as of December 31, 2012. The Inland Empire economy appears to be improving, albeit at a slower pace than other parts of the country. JBREC anticipates employment will grow by an average of 24,125 jobs annually from 2013 through 2016, or annual growth of 2.0%.

Annual Employment Growth and Unemployment Rate—Riverside / San Bernardino, CA MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in the Inland Empire has generally risen, experiencing a 1.7% period-over-period growth rate for the year ended December 31, 2011 but a slight decrease of -0.8% for the year ended December 31, 2012, respectively. JBREC anticipates the median income in the Inland Empire will increase to $58,822 by 2016, which is a 2.3% average annual increase.

Median Household Income—Riverside / San Bernardino, CA MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Inland Empire Housing Market Overview

The total market size of housing stock in the Inland Empire is estimated by the U.S. Census to be $205 billion (approximately 1.5 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 70,731 homes. In addition to the improving economic conditions discussed above, the Inland Empire housing market has begun to improve. Household formation has increased from its 2008 trough, and permits to build new single-family and multi-family homes have increased slightly from their 2011 issuance level. In addition, home values have begun to appreciate, with an estimated home value increase of 3.1% for 2012, according to JBREC’s Burns Home Value Index. Despite this recovery, homeownership continues to decline from its peak of 68.5% in 2005 to 55.5% as of December 31, 2012. This decrease indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Inland Empire market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 4.4% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Riverside-San Bernardino MSA is $103.76 per square foot for 2011. The estimate is based on the Riverside-San Bernardino MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 30% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 48,341 single-family homes as of December 31, 2012, representing approximately $10.2 billion in value (assuming the median sales price of $210,000 per home as of December 31, 2012).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits is only slightly above its lowest levels in more than 30 years, with 5,241 permits issued during the year ended December 31, 2012. During the same time period, the Inland Empire added an estimated 18,700 households. From January 1, 2008 to December 31, 2012, household formation has outpaced new housing permits by more than 48,500, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. Household formation is likely to outpace permit activity in the near term, adding an average of 24,325 households per year between 2013 and 2016. JBREC expects that, by 2016, total permit activity will return to 18,000 units issued, which is a significant improvement from the lows of this recent downturn, but significantly lower than the market’s peak.

Annual Household Formation and Housing Permits—Riverside / San Bernardino, CA MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in the Inland Empire was 55.5%, which is down from a high of 68.5% in 2005.

Homeownership Rate—Riverside / San Bernardino, CA MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in the Inland Empire are showing growth following several years of significant decline. The Burns Home Value Index was up an estimated 3.1% in 2012 from 2011, and the median resale price for a detached home was $210,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 4.4% less than estimated cost of a newly constructed home. Home values in the Inland Empire are projected to show an average annual increase of 9.8% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Riverside / San Bernardino, CA MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased slightly in the Inland Empire in 2013 from 2012. Additionally, the vacancy rate decreased from 12.1% in 2009 to 6.9% through February 28, 2013.

Single-Family Rental and Vacancy Rates—Riverside / San Bernardino, CA MSA

Source: RentRange, LLC.

Georgia Market (Atlanta-Sandy Springs-Marietta, GA MSA: “Atlanta”)

Atlanta Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Atlanta metropolitan area had 5.4 million people across 28 counties and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the largest MSA in Georgia and the ninth-largest in the United States by population. Reflecting its broad-based economy, the Atlanta metropolitan area’s top employers include sectors such as trade, transportation, utilities and professional and business services (according to the University of Georgia’s 2012 Economic Yearbook). Following several years of declining employment, employment growth has been positive in the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate. The median household income has begun to rise, though, for 2012, it was only 0.8% above its level in 2010. In addition, Atlanta is projected to experience population growth of 1.9% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in Atlanta, with 34,200 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 10.2% in 2010 to 8.4% as of December 31, 2012. JBREC forecasts employment to grow by an average of 51,375 jobs annually from 2013 through 2016, or annual growth of 2.1%.

Annual Employment Growth and Unemployment Rate—Atlanta, GA MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Atlanta has risen slightly, experiencing a 0.6% and 0.2% period-over-period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC anticipates the median income in Atlanta to increase to $60,544 by 2016, which is a 2.2% average annual increase.

Median Household Income—Atlanta, GA MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Atlanta Housing Market Overview

The total market size of housing stock in Atlanta is estimated by the U.S. Census to be $259 billion (approximately 2.2 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 84,788 homes (limited geographic coverage). In addition to the improving economic conditions discussed above, the Atlanta housing market has begun to improve. Household formation remains near historic lows, but permits to build new single-family and multi-family homes have increased. In addition, home values have begun to decrease at a slower pace, with an estimated home value decrease of 2.1% in 2012 from 2011, according to JBREC’s Burns Home Value Index. Homeownership declined from its peak of 67.9% in 2006 to 60.8% as of September 30, 2012, and began to increase once again to 63.4% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Atlanta market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 26.2% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Atlanta MSA is $81.61 per square foot for 2011. The estimate is based on the Atlanta MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 20% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a large “shadow inventory” of approximately 87,539 single-family homes as of December 31, 2012, representing approximately $8.9 billion in value (assuming the median sales price of $101,536 per home as of December 31, 2012).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 14,331 permits issued during the year ended December 31, 2012. An estimated 25,200 households were added during the same time period in Atlanta, and it appears as if household formation will continue to outpace new housing supply in the near term. JBREC assumes that households will grow by an average of 44,000 annually from 2013 through 2016. Total permits are expected to increase to 38,000 units by 2016, a level that is comparable to permit activity in 1993.

Annual Household Formation and Housing Permits—Atlanta, GA MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Atlanta was 63.4%, which is down from a high of 67.9% in 2006.

Homeownership Rate—Atlanta, GA MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Atlanta are decreasing less rapidly than in previous years. The Burns Home Value Index was down an estimated 2.1% in 2012 from 2011, and the median resale price for a detached home was $101,536 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 26.2% less than estimated replacement cost for a newly constructed home. After reaching a trough in 2012, home values in the Atlanta MSA are forecasted to rise at an average of 11.1% per year from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Atlanta, GA MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased in Atlanta from 2011 through 2012 and into early 2013. Additionally, the vacancy rate has decreased from 16.6% to 10.8% from 2009 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Atlanta, GA MSA

Source: RentRange, LLC.

Illinois Market (Chicago-Joliet-Naperville, IL Metro Division: “Chicago”)

Chicago Economic Overview

According to the U.S. Census Bureau, 2011 Population Estimates, the Chicago metropolitan division had 7.9 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the third-largest MSA in the United States by population when combined with the neighboring Gary, IN and Lake County-Kenosha County, IL-WI metropolitan divisions (an additional 1.6 million people, according to the U.S. Census Bureau, 2011 Population Estimates). The Chicago metropolitan division consists of eight counties. Chicago’s key industries are focused on trade, transportation and utilities, and professional and business services, according to the Bureau of Labor Statistics. Following several years of declining employment, employment growth has been positive in the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate. Household incomes have remained relatively flat in recent years. Chicago is projected to experience population growth of 0.4% from 2013 through 2016, which is below the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive and improving in Chicago, with 34,200 jobs added in the year ended December 31, 2012. The unemployment rate has declined from 10.4% in 2010 to 8.6% as of December 31, 2012. JBREC forecasts employment to grow by an average of 61,375 jobs annually from 2013 through 2016, or annual growth of 1.6%.

Annual Employment Growth and Unemployment Rate—Chicago, IL Metro Division

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Chicago rose 1.3% in the year ended December 31, 2011, but fell 1.3% in the year ended December 31, 2012. JBREC anticipates the median income in Chicago to increase to $61,732 by 2016, which is a 1.9% average annual increase.

Median Household Income—Chicago, IL Metro Division

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Chicago Housing Market Overview

The total market size of housing stock in the greater Chicago MSA is estimated by the U.S. Census to be $604 billion (approximately 3.8 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 85,572 homes for the Chicago metro divisions (including seven of the eight counties in the metro division). Household formation has slowed in recent years, and permits to build new single-family and multi-family homes are beginning to increase once again. Home values have begun to decrease at a slower pace, with an estimated home value decrease of 2.2% in 2012 from 2011, according to JBREC’s Burns Home Value Index. Homeownership has declined, from 70.0% in 2005 to a trough of 66.9% as of September 30, 2012, rising only slightly to 67.5% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Chicago market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 13.6% more than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Chicago metropolitan division is $99.38 per square foot for 2011. The estimate is based on the Chicago metropolitan division median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 17% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 151,957 single-family homes as of December 31, 2012, representing approximately $26.3 billion in value (assuming the December 31, 2012 median sales price of $165,000 per home).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 7,343 permits issued during the year ended December 31, 2012. During the same time period, Chicago added an estimated 13,900 households, which is well off peak levels reached in the early 1990s. From 2008 through 2012, household formation has outpaced new housing permits by more than 48,500, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. JBREC assumes that households will grow by an average of 21,325 annually from 2013 through 2016, which is lower than the average growth during the 1990s. By 2016, total permits in Chicago are expected to reach 18,000 units—the highest since 2007 in this market.

Annual Household Formation and Housing Permits—Chicago, IL Metro Division

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Chicago was 67.5%, which is down from 70.0% in 2005.

Homeownership Rate—Chicago, IL Metro Division

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Chicago are decreasing less rapidly than in previous years. The Burns Home Value Index was down 2.2% in 2012 from 2011, and the median resale price for a detached home was $165,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 13.6% more than estimated replacement cost for a newly constructed home. Home values in the Chicago MSA are projected to show an average annual increase of 9.1% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Chicago, IL Metro Division

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents have increased in Chicago in early 2013 from 2012. Additionally, the vacancy rate has decreased from 12.2% to 7.6% from 2010 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Chicago, IL Metro Division

Source: RentRange, LLC. Vacancy rate represents entire Chicago-Joliet-Naperville, IL-IN-WI MSA.

Indiana Market (Indianapolis-Carmel, IN MSA: “Indianapolis”)

Indianapolis Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Indianapolis MSA had approximately 1.8 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the thirty-fourth-largest MSA in the United States by population. There are ten counties in the Indianapolis MSA. Indianapolis is projected to experience population growth of 1.3% from 2013-2016, which is slightly above the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Indianapolis, with 10,100 jobs added in the 12 months ended December 31, 2011 and 11,900 jobs added in the 12 months ended December 31, 2012. By comparison, the metro area lost a total of 45,200 jobs between 2008 and 2010. The unemployment rate has declined from 9.1% in 2010 to 8.0% as of December 31, 2012. JBREC assumes employment to grow by an average of 17,375 jobs annually from 2013 through 2016, or annual growth of 1.9%.

Annual Employment Growth and Unemployment Rate - Indianapolis, IN MSA

Sources: Bureau of Labor Statistics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Indianapolis has remained relatively flat, experiencing a 0.4% and 0.2% period over period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC assumes the median income in Indianapolis will increase to $53,297 by 2016, which is a 1.2% average annual increase.

Median Household Income - Indianapolis, IN MSA

Sources: Moody’s Analytics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Indianapolis Housing Market Overview

The total market size of housing stock in Indianapolis is estimated by the U.S. Census to be $78 billion (approximately 762,000 homes according to the U.S. Census Bureau, 2011 American Community Survey). Household formation is increasing once again, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 4,895, reaching the trough annual level during this housing cycle in the Indianapolis MSA. Home values dropped modestly from 2003 to 2011, declining 15.0% from peak to trough annual values (according to JBREC’s Burns Home Value Index). The homeownership rate peaked as high as 79.0% in 2006, but has subsequently declined to 67.1% on average for 2012, rising slightly to 67.8% as of December 31, 2012.

We believe that there remains opportunity in the Indianapolis market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 20.4% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement /new construction cost estimate for the Indianapolis metro area is $80.77 per square foot for 2011. The estimate is based on the Indianapolis metro area median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 15% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 27,172 homes as of December 31, 2012, representing approximately $3.5 billion in value (assuming of the median sales price of $129,916 per home as of December 31, 2012).

Supply and Demand Dynamics. The total annual permit issuance of single-family and multi-family permits reached what is expected to be the trough during 2012 in the Indianapolis metro area. Household growth in Indianapolis has increased from lows in 2010 to an estimated 8,900 households added in 2012. JBREC assumes that households will steadily increase from 10,700 households added in 2013 to 11,900 households added in 2016. Total permits are forecasted to reach 11,500 units in 2016, a level that is comparable to permit activity in 2006. Household formation is expected to outpace permit activity in the near term.

Annual Household Formation and Housing Permits - Indianapolis, IN MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. The homeownership rate in the Indianapolis MSA declined from a peak of 79.0% in 2006 to 67.1% on average for 2012, rising slightly to 67.8% as of December 31, 2012.

Homeownership Rate - Indianapolis, IN MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home values in Indianapolis experienced a 1.5% increase in 2012 from 2011 after declining 15.0% from 2003 through 2011. The median resale price for a detached home was $129,916 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 20.4% less than estimated replacement cost for a newly constructed home. Home values in the Indianapolis metro area are forecasted to rise at an average annual rate of 5.5% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index - Indianapolis, IN MSA

Indexed to 100 for January 2002

Source: JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents are rising in the Indianapolis MSA, while the vacancy rate is declining. After peaking at 13.9% in 2010, the vacancy rate has decreased to 8.6% as of February 28, 2013.

Single-Family Rental and Vacancy Rates - Indianapolis, IN MSA

Source: RentRange, LLC.

Nevada Market (Las Vegas-Paradise, NV MSA: “Las Vegas”)

Las Vegas Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Las Vegas metropolitan area, Clark County, had a population of 2.0 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is one of the fastest growing MSAs in the United States and is the thirtieth-largest MSA by population. Las Vegas’ primary economic drivers are tourism, leisure and lodging. Following several years of declining employment, employment growth was positive for the year ended December 31, 2011 and the year ended December 31, 2012, which has resulted in a decrease in the unemployment rate, and household income has begun to rise. In addition, Las Vegas is projected to experience population growth of 3.0% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Las Vegas, but the recovery has been slow, with only 4,700 and 6,400 jobs added for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. This compares to approximately 124,400 jobs lost from January 1, 2008 through December 31, 2010. The unemployment rate has declined from 14.1% in 2010 to 10.0% as of December 31, 2012. JBREC forecasts employment to grow by an average of 17,625 jobs annually from 2013 through 2016, or annual growth of 2.1%.

Annual Employment Growth and Unemployment Rate—Las Vegas, NV MSA

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009 and 2010, the median household income in Las Vegas has risen, experiencing a 1.3% and 1.0% period-over-period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. JBREC anticipates the median income in Las Vegas to increase to $56,560 by 2016, which is a 1.9% average annual increase.

Median Household Income—Las Vegas, NV MSA

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Las Vegas Housing Market Overview

The total market size of housing stock in Las Vegas is estimated by the U.S. Census to be nearly $72 billion (approximately 800,000 homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to DataQuick, in 2012 of 55,049 homes. In addition to the improving economic conditions discussed above, the Las Vegas housing market has begun to improve. Household formation has increased from its 2010 trough, and permits to build new single-family and multi-family homes have increased. In addition, home values have begun to appreciate, with an estimated home value increase of 2.9% for 2012, according to JBREC’s Burns Home Value Index. Despite this recovery, homeownership has declined, from its peak of 63.4% in 2004 to 51.1% as of September 30, 2012, increasing slightly to 52.8% as of December 31, 2012. This decrease in recent years indicates that many traditional homeowners continue to seek housing alternatives, including through single-family rentals.

We believe that there remains significant opportunity in the Las Vegas market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 26.3% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement / new construction cost estimate for the Las Vegas MSA is $87.14 per square foot for 2011. The estimate is based on the Las Vegas MSA median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 25% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a large “shadow inventory” of approximately 32,422 single-family homes as of December 31, 2012, representing approximately $4.7 billion in value (assuming the median single-family existing home sales of $145,000 per home as of December 31, 2012).

Supply and Demand Dynamics. The level of issuance of single-family and multi-family housing permits has begun to rise from its lowest levels in more than 30 years, with 7,379 permits issued during the year ended December 31, 2012. During the same time period, Las Vegas added an estimated 10,600 households—more than the 6,700 household formations reached during the year ended December 31, 2011. From January 1, 2009 to December 31, 2012, household formation has outpaced new housing permits by more than 8,100, resulting in favorable supply and demand dynamics for rental housing and existing housing stock. JBREC assumes household growth will improve, growing by an average of 25,000 households annually from 2013 through 2016. Household formations are forecasted to outpace permit activity in the near term, but permits are expected to rise to 20,000 in 2016.

Annual Household Formation and Housing Permits—Las Vegas, NV MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Las Vegas was 52.8%, which is down from a high of 63.4% in 2004.

Homeownership Rate—Las Vegas, NV MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home prices in Las Vegas are showing growth following several years of significant decline. The Burns Home Value Index was up an estimated 2.9% in 2012 from 2011, and the median resale price for a detached home was $145,000 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 26.3% less than estimated replacement cost for a newly constructed home. Home values in the Las Vegas MSA are projected to show an average annual increase of 14.3% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Las Vegas, NV MSA

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents in Las Vegas appear to be leveling. Additionally, the vacancy rate had decreased from 14.4% in 2009 to 10.8% in 2011, and has risen to 12.6% as of February 2013.

Single-Family Rental and Vacancy Rates—Las Vegas, NV MSA

Source: RentRange, LLC.

Texas Market (Dallas-Plano-Irving, TX Metropolitan Division: “Dallas”)

Dallas Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Dallas metropolitan division had approximately 4.3 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the fourth-largest MSA in the United States by population when combined with the neighboring Fort Worth-Arlington, TX metropolitan division (an additional 2.2 million people, according to the U.S. Census Bureau, 2011 American Community Survey). There are eight counties in the Dallas metropolitan division. Dallas’ primary economic drivers are the financial services, technology and defense industries. The median household income has been rising since 2009 and, as of 2012, is at its highest level ever. In addition, Dallas is projected to experience population growth of 2.1% from 2013 through 2016, well in excess of the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Dallas, and the Dallas market has recovered all the jobs it lost during the recession. During the year ended December 31, 2009, Dallas lost 82,200 jobs, but Dallas has added 85,500 jobs from January 1, 2010 to December 31, 2012. The unemployment rate has declined from 8.2% in 2010 to 5.9% as of December 31, 2012. The Dallas economy appears to be performing well compared to the overall U.S. economy, with robust job growth and an unemployment rate that is below the national average. JBREC forecasts employment to grow by an average of 55,500 jobs annually from 2013 through 2016, or annual growth of 2.5%.

Annual Employment Growth and Unemployment Rate—Dallas, TX Metro Division

Sources: Bureau of Labor Statistics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009, the median household income in Dallas has risen, experiencing a 3.2% and 2.0% period over period growth rate for the year ended December 31, 2011 and the year ended December 31, 2012, respectively. The median household income has surpassed 2008 levels and, as of 2012, was an estimated $60,200. JBREC anticipates the median income in Dallas to increase to $66,894 by 2016, which is a 2.7% average annual increase.

Median Household Income—Dallas, TX Metro Division

Sources: Moody’s Analytics, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Dallas Housing Market Overview

The total market size of housing stock in Dallas-Fort Worth is estimated by the U.S. Census and the National Association of Realtors to be $277 billion (approximately 2.5 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual sales, according to the Texas A&M Real Estate Center and DataQuick, in 2012 of 85,627 homes (including 7 of the 12 counties for new home sales). The Dallas market, unlike many other markets in the United States, did not experience significant price appreciation and price correction in the last 10 years. Values have remained fairly constant, and housing fundamentals have been strong. Household formation is increasing once again, but permits to build new single-family and multi-family homes as of December 31, 2012 were at 25,395 (11,018 permits above the 2009 trough of just 14,377 homes) in the Dallas Metro Division. Home values over the past decade have remained fairly constant (compared to other markets) with only a 12.0% drop from peak to trough values (according to JBREC’s Burns Home Value Index). Homeownership has remained fairly constant over the past decade at approximately 62%, declining to 61.3% as of December 31, 2012.

We believe that there remains significant opportunity in the Dallas market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 5.3% more than the 2011 estimated cost of a newly constructed home. The JBREC total replacement /new construction cost estimate for the Dallas Metro Division is $78.85 per square foot for 2011. The estimate is based on the Dallas Metro Division median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 20% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 43,597 single-family homes as of December 31, 2012, representing approximately $7.8 billion in value (assuming of the median sales price of $179,100 per home as of December 31, 2012).

Supply and Demand Dynamics. Single-family and multi-family permit issuance has increased since the year ended December 31, 2009, driven primarily by growth of issuances of multi-family permits. Household growth in Dallas has remained fairly constant throughout the past 10 years. Since 2008, however, household formation has outpaced housing permits by approximately 11,800 households per year on average. The average household formation reported for the year ended December 31, 2011 and the year ended December 31, 2012 is 33,000 households per year, which is the highest since 2001. JBREC assumes that households will grow by an average of 39,375 annually from 2013 through 2016, which is above historical growth levels (average of 27,000 since 1988). Total permits are expected to reach 37,000 units in 2016, a level that is comparable to permit activity in the mid-2000s.

Annual Household Formation and Housing Permits—Dallas, TX Metro Division

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. As of December 31, 2012, the homeownership rate in Dallas was 61.3%, which is down from a high of 63.8% in 2010.

Homeownership Rate—Dallas, TX Metro Division

Source: U.S. Census Bureau.

Burns Home Value Index. According to the JBREC, home values in Dallas experienced a 0.9% decrease in 2012 from 2011. The median average resale price for a detached home was $179,100 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 5.3% more than estimated replacement cost for a newly constructed home. Home values in the Dallas metro division are forecasted to rise at an average annual rate of 6.9% from 2013 to 2016, surpassing the previous peak values in 2014, according to the Burns Home Value Index.

Burns Home Value Index—Dallas, TX Metro Division

Indexed to 100 for January 2002

Source: JBREC. “P” indicates JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents increased in Dallas from 2011 to 2012. Additionally, the vacancy rate has decreased from 13.5% to 9.7% from 2010 to February 28, 2013.

Single-Family Rental and Vacancy Rates—Dallas, TX Metro Division

Source: RentRange, LLC. Vacancy rate represents entire Dallas-Fort Worth-Arlington, TX MSA.

Texas Market (Houston, TX MSA: “Houston”)

Houston Economic Overview

According to the U.S. Census Bureau, 2011 American Community Survey, the Houston MSA had nearly 6.1 million people and, according to the 2012 U.S. Census Bureau, Statistical Abstract of the United States, is the sixth-largest MSA in the United States by population. There are ten counties in the Houston MSA. The median household income has been rising since 2010 and, as of 2011, had surpassed its highest level ever. In addition, Houston is projected to experience population growth of 1.9% from 2013-2016, which is above the projected national average of 1.0% for the same period, according to Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.

Annual Employment Growth and Unemployment Rate. Employment growth is positive in Houston, with 88,700 jobs added in the 12 months ended December 31, 2012. Between 2009 and 2010, the metro area lost a total of 73,400 jobs, and has added 153,700 jobs from January 1, 2011 to December 31, 2012. The unemployment rate has declined from 8.5% in 2010 to 6.0% as of December 31, 2012. JBREC assumes employment to grow by an average of 79,625 jobs annually from 2013 through 2016, or annual growth of 2.8%.

Annual Employment Growth and Unemployment Rate—Houston, TX MSA

Sources: Bureau of Labor Statistics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Median Household Income. After decreasing in 2009, the median household income in Houston has risen. With cumulative growth of 6.6% between 2010 and 2012, the median household income in 2012 had reached a new peak of $58,400. JBREC assumes the median income in Houston to increase to $63,091 by 2016, which is a 2.0% average annual increase.

Median Household Income—Houston, TX MSA

Sources: Moody’s Analytics, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Houston Housing Market Overview

The total market size of housing stock in Houston is estimated by the U.S. Census to be $237 billion (approximately 2.3 million homes according to the U.S. Census Bureau, 2011 American Community Survey), with annual resale home sales, according to the Texas A&M Real Estate Center, in 2012 of 68,491 homes. Household formation is solid, and permits to build new single-family and multi-family homes as of December 31, 2012 were at 43,450 in the Houston MSA, which is up from fewer than 28,000 permits in 2009 and in 2010. Home values dropped modestly in 2009, and very little in 2011, according to JBREC’s Burns Home Value Index. The homeownership rate peaked as high as 64.8% in 2008, but has subsequently declined to 60.4% as of December 31, 2012.

We believe that there remains significant opportunity in the Houston market to continue to acquire, restore, lease and manage single-family homes. JBREC estimates that, on a per square foot basis, the median home price is 15.3% less than the 2011 estimated cost of a newly constructed home. The JBREC total replacement /new construction cost estimate for the Houston metro area is $79.50 per square foot for 2011. The estimate is based on the Houston metro area median new home size and direct construction cost estimate, and includes a finished lot value estimate (equal to 20% of the median new home price), financing costs at 3% of the median new home price; selling, general and administrative (SG&A) costs of 12% of the median new home price; and developer profit of 8% of the median new home price. This estimate does not include permitting costs and fees because they may vary greatly within a MSA. Additionally, JBREC estimates that there is a “shadow inventory” of approximately 56,820 homes as of December 31, 2012, representing approximately $9.7 billion in value (assuming of the median sales price of $171,300 per home as of December 31, 2012).

Supply and Demand Dynamics. Single-family and multi-family permit issuance has increased since the year ended December 31, 2009, driven largely by growth of issuances of multi-family permits in 2011. However, single-family permits have risen as well. Household growth in Houston has hovered between 41,000 and 47,000 households added per year since 2008. JBREC assumes that households will steadily increase from 45,100 households added in 2013 to 51,000 households added in 2016. Total permits are expected to reach 68,000 units in 2016, a level that is significantly higher than the trough of this past housing cycle, but still short of the 2006 peak. Household formation is expected to lag permit activity in the near term.

Annual Household Formation and Housing Permits—Houston, TX MSA

Sources: Moody’s Analytics, U.S. Census Bureau, JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Homeownership Levels. While the homeownership rate averaged 62.2% in 2012, as of December 31, 2012, the homeownership rate in Houston was 60.4%, which is down from a high of 64.8% in 2008.

Homeownership Rate—Houston, TX MSA

Source: U.S. Census Bureau.

Burns Home Value Index. According to JBREC, home values in Houston experienced a 2.9% increase in 2012 from 2011. The median resale price for a detached home was $171,300 as of December 31, 2012. In addition, as of December 31, 2011, JBREC estimates that, on a per square foot basis, the median home price is 15.3% less than estimated replacement cost for a newly constructed home. Home values in the Houston metro area are forecasted to rise at an average annual rate of 5.1% from 2013 to 2016, according to the Burns Home Value Index.

Burns Home Value Index—Houston, TX MSA

Indexed to 100 for January 2002

Source: JBREC.

(P)	JBREC projection; actual values may differ materially from those projected.

Single-Family Rental and Vacancy Rates. Single-family home average monthly rents in Houston have showed continued increases from 2011. Additionally, the vacancy rate has decreased from 16.2% in 2009 to 11.6% as of February 28, 2013.

Single-Family Rental and Vacancy Rates—Houston, TX MSA

Source: RentRange, LLC.

OUR BUSINESS AND INVESTMENTS

Our Company

We are an internally managed real estate company that acquires, owns and manages single-family homes as rental properties. In 2008, our founders, Stephen G. Schmitz, our Chief Executive Officer and Chairman, and Laurie A. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, identified a unique opportunity to acquire homes at distressed pricing and lease them at attractive rental rates. They subsequently began developing a vertically integrated platform to acquire and manage single-family homes on an institutional scale. We were formed to expand upon our founders’ vision, strategy and platform, through which, as of March 31, 2013, they have acquired 3,139 homes since 2008.

As of March 31, 2013, we owned 2,531 properties in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, South Carolina and Texas with an aggregate investment of $293.1 million, and we managed an additional 608 properties for Phoenix Fund in Arizona and Nevada. For the period from April 1, 2013 to April 12, 2013, we acquired or have contracted to acquire 785 single-family homes for a total purchase price of approximately $84.5 million, of which 43 homes are in Arizona, 4 homes are in California, 66 homes are in Florida, 25 homes are in Georgia, 35 homes are in Illinois, 114 homes are in Indiana, 214 homes are in North Carolina, 9 homes are in South Carolina and 275 homes are in Texas. We actively evaluate new markets to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. There is no assurance that we will close on the properties we have under contract.

Our primary business strategy is to acquire, restore, lease and manage single-family homes as well-maintained investment properties to generate attractive risk-adjusted returns over the long-term. We believe our founders’ four years of direct experience in the single-family rental sector provides us with the expertise to successfully execute our business strategy nationally to institutional standards. We have the infrastructure to acquire large numbers of properties through multiple acquisition channels. We source individual properties through auctions and brokers and portfolios of properties through brokerages or directly from operators, investors or banks, and, in the future, we may source assets from these channels and GSEs. We have the experience and resources necessary to restore homes to “rent-ready” condition in an efficient and cost-effective manner, to a standard that we believe appeals to our target tenants’ preferences, enabling us to attract qualified tenants and to provide a high level of service to retain our tenants. We believe that our vertically integrated acquisition and management platform is critical to executing our strategy.

In addition to our primary business strategy of acquiring, restoring, leasing and managing single-family homes, we have a private mortgage financing strategy that generates attractive returns on invested capital and provides us access to acquisition opportunities and valuable market data. As of March 31, 2013, our private mortgage portfolio had an aggregate outstanding principal balance of $25.3 million, a weighted-average interest rate of 12.1% per annum and a weighted-average remaining term of 146 days. We also owned an additional $1.2 million in long-term mortgage investments. Additionally, for the period from April 1, 2013 to April 12, 2013, we funded or committed to fund approximately $10.0 million in private mortgage loans. There is no assurance that we will fund all of the loans that we have committed to fund.

Our History and Capitalization

In October 2008, Mr. Schmitz and Ms. Hawkes co-founded ARP LLC, a private investment firm, to capitalize on the extraordinary price deterioration in the single-family housing sector following the collapse in the housing and mortgage industries. Using their own capital, Mr. Schmitz and Ms. Hawkes began acquiring single-family homes with the intent of managing them as rental properties and developing a vertically integrated real estate acquisition and management platform. In February 2010, Mr. Schmitz and Ms. Hawkes launched Phoenix Fund, a private investment fund formed to invest opportunistically in single-family homes as rental properties, which is now fully committed and has purchased 608 homes. We were formed in March 2012 to expand upon our founders’ vision, strategy and platform. As part of our formation transactions, we completed an initial private offering of our common stock in May 2012, raising gross proceeds of approximately $223.9 million, and acquired the proprietary, vertically integrated real estate acquisition and management platform developed by our founders. In December 2012, we raised an additional approximately $147.3 million of gross proceeds in a follow-on private offering of our common stock. In January 2013, we raised an additional approximately $0.8 million of gross proceeds in a direct private placement of our common stock.

We are in the process of deploying the net proceeds from the follow-on private offering and the private placement to acquire, restore, lease and manage single-family homes and to provide short-term private mortgage financing in accordance with our business strategy.

Our Competitive Strengths

Our company is differentiated from others in the market by the following strengths, which we believe provide us with a formidable competitive advantage to successfully execute our business strategy:

•

Pioneer in Institutionalizing the Single-Family Rental Sector. Our founders were early to recognize a unique opportunity to institutionalize ownership and management of the single-family rental sector. Mr. Schmitz and Ms. Hawkes successfully acted on this foresight by founding ARP LLC in 2008, launching Phoenix Fund in 2010 and forming our company in 2012. Through our company and Phoenix Fund, our founders have raised a total of approximately $415.8 million of equity capital and, as of March 31, 2013, acquired 3,139 homes. We believe that the expertise, experience and innovative thinking of our founders provide us the foundation necessary to successfully execute our business strategy with institutional quality on a national scale.

•

Proven Track Record Operating in the Single-Family Rental Sector. Our founders have over four years of direct experience acquiring, restoring, leasing and managing single-family rental homes, which we believe is one of the longest track records of any large-scale operator in the single-family rental sector. Specifically, our founders have been instrumental in all activities related to the underwriting, acquisition, restoration, leasing and management of single-family homes. Given the scale, geographic dispersion and asset granularity necessary to successfully operate in the single-family rental sector, we believe our experience and established platform provide us with a meaningful competitive advantage.

•

Internally Managed Company with an Aligned Governance Structure. We believe that our internally managed structure aligns management and stockholder interests, avoiding the conflicts of interest and additional fees common in many externally managed companies. Additionally, we believe that we will achieve greater operational efficiencies and realize superior economies of scale as compared to externally managed companies, as our portfolio grows. By performing property management functions internally for our self-managed properties, we establish direct relationships with our tenants and have tighter control over the quality and the cost of restoration, ongoing tenant services and re-tenanting. In addition, we believe that we will benefit from the significant public REIT experience and other public company experience of our executive team and independent directors.

•

Scalable, Vertically Integrated Real Estate Acquisition and Management Platform. We have a scalable, institutional-quality real estate acquisition and management platform that we believe is one of the most established in the single-family rental sector. We believe our platform is critical to growing a high-volume acquisition business and achieving the national scale contemplated for our company. Our platform integrates proprietary processes and technology that support the functions necessary to grow and manage a large portfolio of single-family rental homes, including: property-sourcing research and analytics; property underwriting; property restoration evaluation, cost budgeting, workflow monitoring and quality control; prospective tenant credit underwriting; property leasing; and ongoing property management and tenant services.

•

Portfolio of Scale in Markets with Attractive Investment Characteristics. We invest in markets that we believe possess attractive housing and rental fundamentals. As of March 31, 2013, we had purchased 2,531 homes in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, South Carolina and Texas. For the period from April 1, 2013 to April 12, 2013, we acquired or have contracted to acquire 785 single-family homes for a total purchase price of approximately $84.5 million, of which 43 homes are in Arizona, 4 homes are in California, 66 homes are in Florida, 25 homes are in Georgia, 35 homes are in Illinois, 114 homes are in Indiana, 214 homes are in North Carolina, 9 homes are in South Carolina and 275 homes are in Texas. We actively evaluate new markets to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. There is no assurance that we will close on the properties we have under contract.

•

Disciplined Investment Strategy and Key Strategic Relationships. We will seek to continue acquiring properties to create a substantial portfolio of appealing, affordable and well-managed single-family homes for rent. We focus on markets that we believe have strong near- and long-term supply and demand fundamentals for rental housing, and we focus on properties that we believe can be rented to qualified tenants at attractive yields. In addition, through our founders’ four years of “hands-on” experience in the single-family rental sector, we have a deep network of relationships with portfolio owner-operators across the country. Through these owner-operators, we have been able to source attractive portfolio acquisitions, and we believe they may provide us with additional attractive privately negotiated acquisition opportunities that in some cases may not be available to other market participants.

•

Demonstrated Ability to Access Institutional Debt and Equity Capital. We believe the ability to access and secure institutional capital is an increasingly important driver of success in the single-family rental sector, and our founders have demonstrated their ability to access and secure significant amounts of institutional debt and equity capital. For example, they secured for Phoenix Fund one of the first institutional asset-based debt financing facilities in the single-family rental sector, and we have obtained a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. In addition, we have raised approximately $372.0 million in gross proceeds from diversified groups of institutional investors and others: approximately $223.9 million in gross proceeds in our initial private offering completed in May 2012, approximately $147.3 million in gross proceeds in our follow-on private offering completed in December 2012 and approximately $0.8 million in gross proceeds in a direct private placement completed in January 2013. We believe that our founders’ extensive capital-raising track record since 2009 and our senior officers’ strong institutional relationships will provide us access to significant amounts of capital, across a wide variety of sources and structures, and at attractive terms, to facilitate our growth.

•

Senior Management Team Depth and Experience. We believe the extensive single-family rental sector experience of our executive team coupled with their relationships and expertise in real estate, public and private capital markets, finance, information technology, systems development and operations will drive our business and growth. Both Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, have more than 30 years of experience originating, underwriting, financing, acquiring and managing various classes of commercial and residential real estate, as both intermediaries and principals, together completing more than $25 billion of commercial and residential real estate transactions. Mr. Schmitz was the Chief Investment Officer at Franchise Finance Corporation of America, or FFCA, then a publicly traded REIT and one of the nation’s largest provider of mortgage and sale- leaseback financing to the chain restaurant, convenience store and retail auto parts industries. As FFCA’s Chief Investment Officer, Mr. Schmitz was instrumental in developing and implementing the same type of high-volume, small-asset, process driven acquisition and management infrastructure that we use, overseeing more than $15 billion in transactions over 20 years, with annual originations in small ($1 million to $5 million) transactions growing to over $2.5 billion per year. Ms. Hawkes was President of U.S. Realty Advisors, a $3 billion real estate private equity firm from 2003 to 2007. Prior to joining U.S. Realty Advisors in 1995, Ms. Hawkes was an investment banker on Wall Street in the real estate and mortgage finance industries, including holding senior investment banking roles at Salomon Brothers Inc. and CS First Boston Corp. During her career, Ms. Hawkes has structured and negotiated over $16 billion of real estate acquisitions and securitized mortgage debt transactions for all property types, utilizing private equity, capital markets, financial institutions and institutional investors.

The other members of our management team possess extensive experience in various aspects of the real estate industry. Shant Koumriqian, our Chief Financial Officer, has over 17 years of experience, including experience as a chief financial officer and a senior executive of a publicly traded REIT. Andrew G. Kent, our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary, has over 22 years of experience, including senior management and legal roles at a publicly traded REIT, and has participated in the origination of several billion dollars in real estate and structured finance transactions. Lani B Porter, our Senior Vice President, Operations, has spent over 17 years working on technology-oriented real estate solutions, particularly in the context of high-volume, small-asset business models.

Several members of our management team have worked together in the past. While at FFCA, Mr. Schmitz, Mr. Kent and Michelle D. Stewart, our Vice President, Transaction Management, worked together and conducted a large number of transactions with Ms. Hawkes while she was at U.S. Realty Advisors. Mr. Kent and Ms. Porter worked together at Hometown Commercial Capital, or Hometown, a commercial mortgage start-up that specialized in smaller balance commercial mortgage-backed securities, or CMBS, loan origination. Paul R. Ladd, III, our Vice President, National Field Operations and Quality Assurance, worked as a consultant for FFCA and with Mr. Kent and Ms. Porter at Hometown.

Our Business and Growth Strategies

Our primary objective is to be a leader in the creation and expansion of the single-family rental business as an institutional-quality asset class with national scale. We believe we can achieve this objective through the following strategies:

•

Active Property Management. We seek to ensure tenant satisfaction by providing high-quality service at our self-managed properties. Our internally managed and vertically integrated property management platform allows us to control all aspects of a rental home, including restoring a newly acquired home, actively supervising its leasing, maintaining property quality and opportunistically selling it when appropriate. Our founders have direct field experience with all aspects of the acquisition, restoration and management of single-family homes and provide “hands-on” oversight to all facets of our business. We believe that our ability to improve asset quality and tenant retention, increase our homes’ useful lives and decrease turnover costs is an important element of our business and is instrumental in driving stockholder returns.

•

Disciplined Acquisition Strategy and Expertise in Privately Negotiated Sourcing. We plan to continue acquiring high-quality, single-family homes in select submarkets that meet our disciplined market selection criteria, such as above-average median household incomes, well-regarded school districts and low crime levels. We believe these characteristics will attract creditworthy tenants, produce high rental rates and occupancy levels, help to generate long-term home price appreciation and provide our stockholders with attractive risk-adjusted returns.

We source acquisition opportunities through a variety of channels. We source individual property purchases through auction, short-sale, REO and traditional MLS processes. We source portfolios of leased and vacant properties through brokerages or directly from operators, investors or banks. Due to the depth of our industry knowledge, experience, relationships and position as a prominent industry operator, we believe we have access to investment opportunities that are “privately negotiated” and not available to other industry participants or capital providers.

In new markets, we sometimes acquire portfolios of leased properties from established and well-respected local operators who share our philosophy of intensive asset management and tenant service through our “preferred operator” program. In this program, we acquire portfolios of leased properties for which the operator retains day-to-day management responsibilities pursuant to a longer-term lease. In these arrangements, the operator is responsible for all property-related expenses and we receive payments from the operator that escalate over the term of the lease. As of March 31, 2013, 1,010 of our properties were leased to and managed by local operators through our preferred operator program.

•

Targeted Geographic Expansion. Our portfolio is diversified across several geographic markets, and we have properties under contract in several new markets. We continually monitor the markets in which we operate and evaluate new markets on an ongoing basis to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. Currently, we are evaluating markets in the following states for investment, each of which we believe meets our investment criteria: Colorado, Idaho, Kansas, Missouri, Oregon, Tennessee and Washington. We believe that our strategy to have and grow a geographically diverse investment portfolio provides us with the ability to expand our market presence where the supply and demand characteristics create the most compelling acquisition and rental opportunities. As further described under “Our Business and Investments—Investment Criteria for Market Selection,” we select our markets based a comprehensive set of investment criteria, including strength of rental demand and rates of job growth, population growth and unemployment.

•

Capitalize on an Industry Consolidation Opportunity. According to JBREC, as of February 2013, approximately 10.5% of the residential market was comprised of single-family rental housing, representing approximately 14.0 million homes. Historically, most of these single-family rental homes have been owned either by local “mom and pop” operators or, more recently, short-term, trade-oriented asset accumulators. Due to our extensive experience in the single-family rental sector and our vertically integrated, internally managed structure, together with the depth of our network of relationships and financial resources, we believe that we are well-positioned as an early-moving industry consolidator to capitalize on this opportunity.

•

Maintain Conservative Growth-Oriented Capital Structure. We believe that having a flexible and conservative capital structure provides us with an advantage over many of our competitors. We have obtained a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. The credit facility matures in January 2015, has an optional one-year extension (assuming our compliance with applicable covenants) and bears interest at a rate of LIBOR plus a spread ranging from 2.50% to 3.25% based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the credit facility) ranging from less than or equal to 45% to greater than 55%. While we expect that debt will be an important component of our capital structure over time, we plan to maintain a conservative balance sheet to facilitate execution of our business strategy.

Our Business Activities and Operations

Since we commenced investment activities in May 2012, we have acquired, restored, leased and operated a significant portfolio of single-family homes. As of March 31, 2013, we owned 2,531 properties in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, South Carolina and Texas.

States in Which We Own Single-Family Homes

(as of March 31, 2013)

The following three tables present summary statistics of our single-family homes by MSA and metro division, as of March 31, 2013. The first table includes our entire portfolio of single-family homes. The second table includes only the single-family homes that we manage. The third table includes only the single-family homes that our preferred operators manage.

Total Portfolio of Single-Family Homes—Summary Statistics

(as of March 31, 2013)

MSA / Metro Division	Number of Homes	Aggregate Investment	Average Investment Per Home(1)	Percent Leased(2)	Average Age (years)	Average Size (square feet)
Phoenix, AZ	1,045	$135,307,596	$129,481	83%	17	1,694
Chicago, IL	304	$39,756,816	$130,779	100%	57	1,396
Inland Empire, CA	209	$36,060,024	$172,536	70%	15	1,914
Winston-Salem, NC	136	$15,733,024	$115,684	82%	11	1,327
Indianapolis, IN	265	$14,194,815	$53,565	95%	57	1,199
Dallas-Fort Worth, TX	78	$12,381,876	$158,742	86%	11	2,141
Atlanta, GA	169	$11,923,660	$70,554	95%	20	1,515
Other-California (non-Inland Empire)	82	$9,597,854	$117,047	28%	36	1,336
Las Vegas, NV	63	$6,465,244	$102,623	94%	14	1,533
Fort Myers, FL	138	$6,347,448	$45,996	100%	9	1,126
Houston, TX	24	$2,867,232	$119,468	100%	7	1,808
Raleigh-Cary, NC	6	$1,181,004	$196,834	—%	13	2,347
Charlotte, NC-SC	11	$1,120,097	$101,827	100%	6	1,859
Charleston, SC	1	$136,520	$136,520	—%	7	1,360

Total / Weighted Average	2,531	$293,073,210	$115,793	86%	25	1,563

(1)	For self-managed homes, represents average purchase price (including broker commissions and closing costs) plus average capital expenditures. For preferred operator program homes, represents purchase price (including broker commissions and closing costs) paid by us for the portfolio divided by the number of homes in the portfolio and does not include past, expected or budgeted general and administrative expenses associated with ongoing monitoring activities of our investment. The preferred operator is obligated to pay for all taxes, insurance, other expenses and capital expenditures (including significant capital improvements) required for the management, operation and maintenance of the properties. Accordingly, absent a default by the preferred operator under a long-term lease agreement with us, we expect to incur no expenses related to properties under our preferred operator program, other than general and administrative expenses associated with ongoing monitoring activities of our investment.
(2)	Includes both self-managed homes and preferred operator program homes. We classify homes in our preferred operator program as 100% leased, because each preferred operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants. This does not mean that 100% of the homes leased to preferred operators are occupied by residential sub-tenants. If a preferred operator is unable to lease a material portion of the homes it leases from us to residential sub-tenants, it may adversely affect such operator’s ability to pay rent to us under the lease. We are also eligible to receive percentage rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes.

Portfolio of Self-Managed Single-Family Homes—Summary Statistics

(as of March 31, 2013)

									Leased Homes
MSA / Metro Division	Number of Homes	Average Purchase Price Per Home(1)	Average Capital Expenditures Per Home(2)	Average Investment Per Home(3)	Aggregate Investment	Percentage Leased	Average Age (years)	Average Size (square feet)	Average Monthly Rent Per Leased Home	Annual Average Rent per Leased Home as a Percentage of Average Investment Per Leased Home(4)
Phoenix, AZ	887	$138,686	$1,804	$140,490	$124,614,630	80%	11.2	1,775	$1,032	8.9%
Inland Empire, CA	209	$155,931	$16,605	$172,536	$36,060,024	70%	15.4	1,914	$1,393	9.8%
Winston-Salem, NC	136	$115,619	$65	$115,684	$15,733,024	82%	11.0	1,327	$1,076	11.3%
Dallas-Fort Worth, TX	78	$157,904	$838	$158,742	$12,381,876	86%	11.3	2,141	$1,505	11.3%
Other-California (non-Inland Empire)	82	$107,776	$9,271	$117,047	$9,597,854	28%	35.6	1,336	$1,215	10.5%
Las Vegas, NV	50	$103,084	$9,012	$112,096	$5,604,800	92%	6.7	1,620	$1,052	11.4%
Houston, TX	24	$119,372	$96	$119,468	$2,867,232	100%	6.8	1,808	$1,213	12.2%
Indianapolis, IN	20	$101,500	$65	$101,565	$2,031,300	40%	7.8	1,480	$1,047	13.4%
Atlanta, GA	28	$66,659	$2,174	$68,833	$1,927,324	68%	26.0	1,429	$884	15.1%
Raleigh-Cary, NC	6	$196,536	$298	$196,834	$1,181,004	—%	13.3	2,347	$—	—%
Charleston, SC	1	$136,455	$65	$136,520	$136,520	—%	7.3	1,360	$—	—%

Total /Weighted Average	1,521	$135,249	$4,222	$139,471	$212,135,588	76%	13.1	1,736	$1,115	9.6%

(1)	Average purchase price includes broker commissions and closing costs.
(2)	Represents average capital expenditures per home as of March 31, 2013. Does not include additional expected or future capital expenditures.
(3)	Represents average purchase price plus average capital expenditures.
(4)	Represents annualized average monthly rent per leased home as a percentage of our average investment (average purchase price per home plus average capital expenditures) per leased home. Does not include a provision for payment of ongoing property expenses (such as insurance, taxes, HOA fees and maintenance) or an allocation of our general and administrative expense, all of which materially impact our results. Accordingly, it should not be interpreted as a measure of profitability, and its utility in evaluating our business is limited. Average monthly rent for leased homes may not be indicative of average rents we may achieve on our vacant homes.

Portfolio of Preferred Operator Program Single-Family Homes—Summary Statistics

(as of March 31, 2013)

MSA / Metro Division	Number of Homes	Average Investment Per Home(1)	Aggregate Investment	Percent Leased(2)	Average Age (years)	Average Size (square feet)	Average Monthly Rent Per Home Paid by Preferred Operator to Us(3)	Annual Rent as a Percentage of Average Investment Per Home(4)
Chicago, IL	304	$130,779	$39,756,816	100%	57	1,396	$781	7.2%
Indianapolis, IN	245	$49,647	$12,163,515	100%	62	1,176	$372	9.0%
Phoenix, AZ	158	$67,677	$10,692,966	100%	47	1,239	$451	8.0%
Atlanta, GA	141	$70,896	$9,996,336	100%	19	1,532	$473	8.0%
Fort Myers, FL	138	$45,996	$6,347,448	100%	9	1,126	$307	8.0%
Charlotte, NC-SC	11	$101,827	$1,120,097	100%	6	1,859	$636	7.5%
Las Vegas, NV	13	$66,188	$860,444	100%	42	1,198	$441	8.0%

Total /Weighted Average	1,010	$80,136	$80,937,622	100%	44	1,303	$516	7.7%

(1)

Represents purchase price (including broker commissions and closing costs) paid by us for the portfolio divided by the number of homes in the portfolio and does not include past, expected or budgeted general and administrative expenses associated with ongoing monitoring activities of our investment. The preferred operator is obligated to pay for all taxes, insurance, other expenses and capital expenditures (including significant capital improvements) required for the management, operation and maintenance of the properties. Accordingly, absent a default by the preferred operator under a long-term lease agreement with us, we expect to incur no expenses related to properties under our preferred operator program, other than general and administrative expenses associated with ongoing monitoring activities of our investment.
(2)	We classify homes in our preferred operator program as 100% leased, because each preferred operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants. This does not mean that 100% of the homes leased to preferred operators are occupied by residential sub-tenants. If a preferred operator is unable to lease a material portion of the homes it leases from us to residential sub-tenants, it may adversely affect such operator’s ability to pay rent to us under the lease. We are also eligible to receive percentage rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes.
(3)	Represents the initial annual base rent payable to us by the preferred operator pursuant to the portfolio lease divided by 12 and then divided by the number of homes included in the lease. Does not include percentage rents we are also eligible to receive in addition to base rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes. The percentage rents we are eligible to receive fluctuate based on both the occupancy rates of the underlying homes and the rental rates paid by the residential sub-tenants.
(4)	Represents annualized average monthly rent paid by preferred operator to us as a percentage of our average investment per home.

The following charts present our homes as of March 31, 2013 by purchase price and by square footage.

Stabilized Properties

When we acquire a property that is not leased, we must possess, restore, market and lease the property before it becomes a revenue generating asset. We refer to this process as property stabilization. Based on our founders’ prior experience, we anticipate that, on average, the stabilization period for each non-leased property will range from 90 to 180 days, depending on factors such as the channel through which the property was acquired, the age and condition of the property and whether the property was vacant when we acquired it. Similarly, the time to market and lease a property is driven by local demand, our marketing techniques and the size of our available inventory. Consequently, we expect that most properties that were not leased at the time of acquisition should be stabilized within six months thereafter and that properties owned for more than six months provide the best indication of how our portfolio will perform over the long-term. As of March 31, 2013, we had owned 729 properties for six months or longer, 82% of which were leased (classifying 138 homes in our preferred operator program as 100% leased because each preferred operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants).

The following table presents summary statistics of our portfolio of self-managed single-family homes we owned for at least six months as of March 31, 2013.

Portfolio of Self-Managed Properties Owned for Six Months or Longer—Summary Statistics

(as of March 31, 2013)

								Leased Homes
MSA / Metro Division	Number of Homes	Average Purchase Price Per Home(1)	Average Capital Expenditure Per Home(2)	Average Investment Per Home(3)	Homes Leased	Homes Vacant(4)	Percentage Leased	Average Monthly Rent Per Leased Home	Annual Average Rent Per Leased Home as a Percentage of Average Investment Per Leased Home(5)
Phoenix, AZ	327	$124,923	$2,007	$126,930	281	46	86%	$979	9.4%
Inland Empire, CA	193	$158,136	$16,834	$174,970	136	57	71%	$1,403	9.8%
Las Vegas, NV	34	$100,374	$8,100	$108,474	33	1	97%	$1,019	11.3%
Other-California (non-Inland Empire)	32	$102,837	$12,198	$115,035	6	26	19%	$1,285	12.3%
Dallas-Fort Worth, TX	5	$173,024	$2,312	$175,336	5	—	100%	$1,725	11.8%

Total / Weighted Average	591	$133,568	$7,754	$141,322	461	130	78%	$1,119	9.7%

(1)	Average purchase price includes broker commissions and closing costs.
(2)	Represents average capital expenditures per home as of March 31, 2013. Does not include additional expected or future capital expenditures.
(3)	Represents average purchase price plus average capital expenditures.
(4)	As of March 31, 2013, 87 homes were available for rent, 36 homes were undergoing renovation and seven homes had unauthorized occupants.
(5)	Represents annualized average monthly rent per leased home as a percentage of our average investment (average purchase price per home plus average capital expenditures) per leased home. Does not include a provision for payment of ongoing property expenses (such as insurance, taxes, HOA fees and maintenance) or an allocation of our general and administrative expense, all of which materially impact our results. Accordingly, it should not be interpreted as a measure of profitability, and its utility in evaluating our business is limited. Average monthly rent for leased homes may not be indicative of average rents we may achieve on our vacant homes.

Private Mortgage Portfolio

As a supplement to our primary business strategy of acquiring, restoring, leasing and managing single-family homes, we also have a private mortgage financing strategy that generates attractive returns on invested capital and provides us access to acquisition opportunities and valuable market data. Private mortgage financings are generally secured by first mortgage liens on single-family homes and are generally structured as interest only notes with short-term balloon maturities. Proceeds from these loans generally are used to finance the acquisition of homes for short-term resale or to provide temporary financing to investors who intend to refinance their acquisition of homes with longer term bank financing. As of March 31, 2013, our private mortgage portfolio had an aggregate outstanding principal balance of $25.3 million, a weighted-average interest rate of 12.1% per annum and a weighted-average remaining term of 146 days. We also owned an additional $1.2 million in long-term mortgage investments. To date, the properties securing the mortgage loans we have funded have been in Arizona, California and Nevada. Additionally, for the period from April 1, 2013 to April 12, 2013, we funded or committed to fund approximately $10.0 million in private mortgage loans. There is no assurance that we will fund all of the loans that we have committed to fund.

Acquisition Activity

We have aggressively grown our portfolio of single-family homes and our portfolio of private mortgage loans in a disciplined manner and intend to continue to do so. The following chart and table illustrate our monthly acquisition activity for the period from June 1, 2012 through March 31, 2013.

Acquisition Activity

(June 1, 2012 through March 31, 2013)

Note:	Items marked “(LHS)” in graph above are measured against the left-hand-side vertical axis, and items marked “(RHS)” are measured against the right-hand-side vertical axis.

Home Acquisitions By Month

(as of March 31, 2013)

	June 2012	July 2012	August 2012	September 2012	October 2012	November 2012	December 2012	January 2013	February 2013	March 2013	Total/ Weighted Average(2)
Phoenix, AZ
Number of Homes Acquired—Self-Managed	57	16	206	48	44	13	454	8	11	30	887
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	77	42	22	5	12	—	158
Aggregate Investment ($000)(1)	$7,297	$2,649	$25,511	$6,049	$10,223	$4,503	$71,519	$1,349	$2,250	$3,958	$135,308
Average Investment per Home ($000)	$128.0	$165.6	$123.8	$126.0	$84.5	$81.9	$150.2	$103.8	$97.8	$131.9	$129.5
Average Size per Home (square feet)	1,386	1,972	1,682	1,893	1,310	1,338	1,854	1,436	1,373	1,900	1,694

Chicago, IL
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	—	—	—
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	204	—	—	100	304
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$—	$27,576	$—	$—	$12,181	$39,757
Average Investment per Home ($000)	—	—	—	—	—	—	$135.2	—	—	$121.8	$130.8
Average Size per Home (square feet)	—	—	—	—	—	—	1,379	—	—	1,432	1,396

Inland Empire, CA
Number of Homes Acquired—Self-Managed	12	38	77	66	15	1	—	—	—	—	209
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	—	—	—	—
Aggregate Investment ($000)(1)	$2,339	$6,979	$13,032	$11,419	$2,194	$97	$—	$—	$—	$—	$36,060
Average Investment per Home ($000)	$194.9	$183.7	$169.3	$173.0	$146.2	$96.9	—	—	—	—	$172.5
Average Size per Home (square feet)	2,089	1,999	1,846	1,971	1,696	1,285	—	—	—	—	1,914

Winston-Salem, NC
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	114	22	136
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	—	—	—	—
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$—	$—	$—	$13,651	$2,082	$15,733
Average Investment per Home ($000)	—	—	—	—	—	—	—	—	$119.7	$94.7	$115.7
Average Size per Home (square feet)	—	—	—	—	—	—	—	—	1,306	1,434	1,327

Indianapolis, IN
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	—	20	20
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	72	75	98	245
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$—	$—	$3,565	$3,616	$7,014	$14,195
Average Investment per Home ($000)	—	—	—	—	—	—	—	$49.5	$48.2	$59.4	$53.6
Average Size per Home (square feet)	—	—	—	—	—	—	—	1,103	1,142	1,295	1,199

	June 2012	July 2012	August 2012	September 2012	October 2012	November 2012	December 2012	January 2013	February 2013	March 2013	Total/ Weighted Average(2)
Dallas-Fort Worth, TX
Number of Homes Acquired—Self-Managed	—	1	3	1	5	3	30	6	25	4	78
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	—	—	—	—
Aggregate Investment ($000)(1)	$—	$183	$551	$143	$841	$528	$3,828	$933	$4,783	$592	$12,382
Average Investment per Home ($000)	—	$182.9	$183.8	$142.5	$168.3	$176.0	$127.6	$155.5	$191.3	$148.0	$158.7
Average Size per Home (square feet)	—	1,937	2,334	1,761	2,333	2,878	1,978	2,053	2,256	1,978	2,141

Atlanta, GA
Number of Homes Acquired—Self-Managed	—	—	—	—	—	1	12	1	10	4	28
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	14	46	39	8	34	141
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$996	$4,294	$2,435	$1,458	$2,741	$11,924
Average Investment per Home ($000)	—	—	—	—	—	$66.4	$74.0	$60.9	$81.0	$72.1	$70.6
Average Size per Home (square feet)	—	—	—	—	—	1,404	1,549	1,505	1,707	1,424	1,515

Other-California (non-Inland Empire)
Number of Homes Acquired—Self-Managed	—	4	18	10	27	14	9	—	—	—	82
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	—	—	—	—
Aggregate Investment ($000)(1)	$—	$463	$2,116	$1,102	$3,147	$1,794	$976	$—	$—	$—	$9,598
Average Investment per Home ($000)	—	$115.7	$117.5	$110.2	$116.6	$128.1	$108.4	—	—	—	$117.0
Average Size per Home (square feet)	—	1,424	1,435	1,220	1,243	1,354	1,474	—	—	—	1,336

Las Vegas, NV
Number of Homes Acquired—Self-Managed	1	2	27	4	5	3	1	4	1	2	50
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	4	—	—	9	—	13
Aggregate Investment ($000)(1)	$139	$219	$2,902	$428	$641	$581	$110	$443	$734	$268	$6,465
Average Investment per Home ($000)	$139.4	$109.4	$107.5	$107.0	$128.1	$82.9	$110.3	$110.9	$73.4	$134.1	$102.6
Average Size per Home (square feet)	2,151	1,416	1,591	1,587	1,774	1,395	1,322	1,595	1,233	1,791	1,533

Fort Myers, FL
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	—	—	—
Number of Homes Acquired—Preferred Operator Program	—	—	—	138	—	—	—	—	—	—	138
Aggregate Investment ($000)(1)	$—	$—	$—	$6,347	$—	$—	$—	$—	$—	$—	$6,347
Average Investment per Home ($000)	—	—	—	$46.0	—	—	—	—	—	—	$46.0
Average Size per Home (square feet)	—	—	—	1,126	—	—	—	—	—	—	1,126

	June 2012	July 2012	August 2012	September 2012	October 2012	November 2012	December 2012	January 2013	February 2013	March 2013	Total/ Weighted Average(2)
Houston, TX
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	—	24	24
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	—	—	—	—
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$2,867	$2,867
Average Investment per Home ($000)	—	—	—	—	—	—	—	—	—	$119.5	$119.5
Average Size per Home (square feet)	—	—	—	—	—	—	—	—	—	1,808	1,808

Raleigh-Cary, NC
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	—	6	6
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	—	—	—	—
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$1,181	$1,181
Average Investment per Home ($000)	—	—	—	—	—	—	—	—	—	$196.8	$196.8
Average Size per Home (square feet)	—	—	—	—	—	—	—	—	—	2,347	2,347

Charlotte, NC-SC
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	—	—	—
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	7	—	4	11
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$—	$—	$756	$—	$364	$1,120
Average Investment per Home ($000)	—	—	—	—	—	—	—	$108.0	—	$91.0	$101.8
Average Size per Home (square feet)	—	—	—	—	—	—	—	1,979	—	1,650	1,859

Charleston, SC
Number of Homes Acquired—Self-Managed	—	—	—	—	—	—	—	—	—	1	1
Number of Homes Acquired—Preferred Operator Program	—	—	—	—	—	—	—	—	—	—	—
Aggregate Investment ($000)(1)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$136	$136
Average Investment per Home ($000)	—	—	—	—	—	—	—	—	—	$136.5	$136.5
Average Size per Home (square feet)	—	—	—	—	—	—	—	—	—	1,360	1,360

TOTAL PORTFOLIO
Number of Homes Acquired—Self-Managed	70	61	331	129	96	35	506	19	161	113	1,521
Number of Homes Acquired—Preferred Operator Program	—	—	—	138	77	60	272	123	104	236	1,010
Aggregate Investment ($000)(1)	$9,775	$10,493	$44,112	$25,488	$17,046	$8,499	$108,303	$9,481	$26,492	$33,384	293,073
Average Investment per Home ($000)	$139.6	$172.0	$133.3	$95.5	$98.5	$89.4	$139.2	$66.8	$100.0	$95.7	$115.8
Average Size per Home (square feet)	1,517	1,934	1,705	1,485	1,376	1,403	1,706	1,344	1,380	1,477	1,563

(1)	Represents purchase price (including broker commissions and closing costs) plus capital expenditures for self-managed homes plus the purchase price (including broker commissions and closing costs) paid by us for homes in the preferred operator program.
(2)	May not sum horizontally due to rounding.

Our Investment Process

We have a scalable real estate acquisition and management platform that we believe is among the most advanced in the single-family rental sector. Our founders began developing our platform in 2008, and the platform has been expanded and refined based upon actual operating experience over the past four years. Our platform integrates proprietary processes and technology that support the functions necessary for the acquisition and management of single-family homes on an institutional scale. We use our proven technology to identify attractive markets and investments and to restore and manage our properties.

Investment Criteria for Market Selection

Our acquisition strategy is based upon extensive market research. Notwithstanding the large number of homeowners experiencing financial distress, not all regions of the country offer attractive investment opportunities. When identifying desirable markets, we focus on factors such as the magnitude of housing price declines, strength of rental demand and rates of job growth, population growth and unemployment. We use data from a variety of sources and evaluate macroeconomic and microeconomic inputs (including housing market, demographic and economic data). Within markets that meet our selection criteria, we seek to identify the submarkets, subdivisions and neighborhoods that offer the most attractive mix of housing prices, rental demand and rental rates, which are often characterized by good access to transportation networks and employment centers, good schools and low levels of crime.

The following table provides housing, demographic and economic data for our primary markets.

	Phoenix, AZ(9)	Inland Empire, CA(10)	Atlanta, GA(11)	Chicago, IL(12)	Indianapolis, IN(13)	Las Vegas, NV(14)	Dallas-Fort Worth, TX(15)	Houston, TX(16)	U.S. Average
Housing Data
Total Housing Units(1)	1,813,074	1,509,320	2,169,873	3,797,411	762,101	848,156	2,532,937	2,344,060	132,316,248
Median SF Resale Home Price (Dec. 2012)(2)	$163,000	$210,000	$101,536	$165,000	$131,123	$145,000	$179,100	$171,200	$180,300
% Change in Home Price since Dec. 2011(2)	30.4%	23.5%	13.3%	2.5%	6.4%	23.0%	11.7%	6.9%	10.9%
Total Market Value(3)	$203 billion	$205 billion	$259 billion	$604 billion	$78 billion	$72 billion	$277 billion	$237 billion	$17 trillion
Number of Homes Sold(4)
2012	110,823	70,731	84,788	85,572	31,057	55,049	85,627	87,649	5,027,000
2011	105,743	68,915	71,026	66,649	28,416	55,518	72,282	74,134	4,566,000
2010	97,333	74,644	75,426	67,420	28,097	52,334	72,008	72,589	4,513,000
2009	103,591	86,670	84,219	65,548	30,200	55,950	79,810	80,239	4,715,000
Single- and Multi-Family Residential Rental Vacancy Rates Combined (Dec. 2012)(5)	11.0%	7.0%	12.8%	9.8%	11.2%	15.3%	11.3%	10.1%	8.7%
Median Gross Rent(1)	$893	$1,076	$914	$928	$764	$957	$863	$849	$871
% of Housing Units occupied by renters(1)	37.4%	35.7%	35.7%	34.5%	33.8%	46.4%	38.9%	38.4%	35.4%

Demographic and Economic Data
Population (Total MSA)(1)	4,263,236	4,304,997	5,365,726	9,504,024	1,777,684	1,969,975	6,526,566	6,086,895	311,591,919
Projected Population Growth (2013-2016)(6)	2.6%	1.2%	1.9%	0.4%	1.9%	3.0%	2.1%	1.9%	1.0%
Total Households(1)	1,529,943	1,294,496	1,896,087	3,403,363	674,976	696,834	2,300,151	2,067,012	114,991,725
Median Household Income(7)	$52,663	$54,194	$56,145	$57,701	$50,915	$52,917	$60,942	$59,106	$50,502
Unemployment Rate (Dec. 2012)(8)	6.7%	10.9%	8.4%	8.6%	8.0%	10.0%	5.9%	6.0%	7.6%

(1)	Source: U.S. Census Bureau, 2011 American Community Survey.
(2)	Sources: Moody’s Analytics (Atlanta), Texas A&M Real Estate Center (Dallas metro division only; includes attached homes), DataQuick (Inland Empire, Las Vegas, Phoenix, Chicago metro division), National Association of Realtors (U.S. Average) (December 2012).
(3)	Source: U.S. Census Bureau, 2011 American Community Survey.
(4)	Sources: DataQuick (Atlanta, Chicago, Dallas-Fort Worth new home sales, Houston new home sales, Inland Empire, Indianapolis, Las Vegas, Phoenix), Texas A&M Real Estate Center (Dallas-Fort Worth, Houston existing home sales), National Association of Realtors, U.S. Census Bureau (U.S. Average).
(5)	Source: U.S. Census Bureau, Housing Vacancy Survey.
(6)	Sources: Moody’s Analytics (September 2012); Moody’s Analytics / Précis U.S. Macro / December 2012.
(7)	Source: Moody’s Analytics (October 2012).
(8)	Source: Bureau of Labor Statistics U.S. Census MSAs.
(9)	U.S. Census MSAs: Phoenix-Mesa-Glendale, AZ MSA.
(10)	U.S. Census MSAs: Riverside-San Bernardino-Ontario, CA MSA.
(11)	U.S. Census MSAs: Atlanta-Sandy Springs-Marietta, GA MSA. Home sales activity may have limited geographic coverage.
(12)	U.S. Census MSAs: Chicago-Joliet-Naperville, IL MSA. Home sales activity and median resale price shown for 7 of 8 counties in the Chicago metro division.
(13)	U.S. Census MSAs: Indianapolis-Carmel, IN MSA. Only existing home sales are shown. Home sales activity may have limited geographic coverage.
(14)	U.S. Census MSAs: Las Vegas-Paradise, NV MSA.
(15)	U.S. Census MSAs: Dallas-Fort Worth-Arlington, TX MSA. Home sales activity includes new home sales for 7 of 12 counties in the combined Dallas and Fort Worth metro divisions.
(16)	U.S. Census MSAs: Houston-Sugar Land-Baytown, TX MSA. Home sales activity includes new home sales for 4 of the 10 counties in the MSA.

Despite increases in the supply of rental housing, single-family rental vacancy rates have declined in several of our markets.

Rental Vacancy Rates for Certain Major Markets

(Single- and Multi-Family Residential Combined)

Source: U.S. Census Bureau.

Acquisitions

Our proprietary acquisition model combines conservative acquisition criteria, multiple sourcing channels, rigorous screening and underwriting, and efficient closing processes.

Conservative Acquisition Criteria

Our acquisition platform benefits from over four years of acquiring, renovating, leasing and managing single-family rental homes and rapidly accommodates adjustments to our acquisition strategies, underwriting criteria and processes to account for the latest information collected and institutional knowledge of our markets. Having significant presence in the markets in which we invest allows us to draw upon substantial institutional knowledge when identifying acquisition targets that we believe have the greatest potential for premium rental rates and long-term capital appreciation and allows us to quickly and efficiently evaluate potential acquisitions, regardless of the acquisition channel from which they were sourced.

Market Segment	• Entry-level homes • Affordability metrics
Location

•   Proximity to employment centers, quality school systems and lifestyle amenities, such as shopping centers, healthcare facilities and parks

•   Access to transportation routes/public transit

•   In master planned communities with HOAs

•   Price reduction for “significant detriments to value” (e.g., presence of power lines and proximity to commercial sites or vacant lots)

Property Attributes

•   Square footage and structure (i.e., one versus two-story properties)

•   Lot size

•   Number of bedrooms and bathrooms (target 3 to 4 bedrooms)

•   Additional amenities (e.g., granite, tile, builder upgrades)

Construction

•   Prefer post-1990 construction with known builders

•   Favor homes built at height of “easy credit” cycle in 2004 to 2006, which often include desirable amenities and builder upgrades

•   Older homes with compelling economics and desirable locations

Property Condition

•   Generally target “restoration light” properties (e.g., paint, appliance replacement, deep cleaning, pruning and minor landscaping) and “restoration moderate” properties (e.g., carpet replacement and new air conditioner)

Pricing	• Significant discount to replacement cost • Above median condition properties at or below median prices

Multiple Sourcing Channels

Auction Purchases. We acquire properties in auctions. Properties become available at auction when a lien holder forecloses on the lien. The property is then sold at auction, either by a court or trustee, in order to satisfy the debt owed to the lien holder. Auction processes vary significantly between jurisdictions driven by differences in state and local laws. The successful evaluation and purchase of properties at auction requires experience in evaluating the opportunity and the ability to be flexible and disciplined in the bidding process. Our significant presence in the markets in which we invest provides us with substantial institutional knowledge from which to draw upon when completing diligence and making investment decisions under the short-time frames required and permitted in the auction process. We have the added benefit of our ability to reference true “comparable” properties that we already own in numerous sub-divisions within our markets, often with numerous existing properties in the specific neighborhoods or sub-markets in which the acquisition targets are located.

Broker Purchases, Including REO and Short Sales. We acquire properties through direct contracts with various property owners. Most of the single property purchases made outside of the auction channel involve sales of REO property or short sales listed through a broker or a local MLS. REO refers to real estate owned by financial institutions or GSEs that they acquired by foreclosing on a mortgage or deed of trust and successfully bidding for the property at the ensuing foreclosure auction. Short sales refer to properties sold by the homeowner for an amount less than the amount owed to lenders with a lien on the property. Because the purchase price will not satisfy the amounts owed, short sales require lender consent. We regularly assess a significant number of listed properties and make offers on many such properties, which requires a substantial amount of experience and infrastructure and is fully supported by our proprietary technology.

Portfolio Purchases. We acquire properties via portfolio purchases sourced from our network of relationships, which include financial institutions and other property owners, and through our “preferred operator program.” We acquire from other property owners (typically smaller investors or aggregators) portfolios of single-family rental homes ranging in size from several homes to several hundred homes. Generally, homes acquired in a portfolio purchase were aggregated by the seller over the last few years via auction, REO or short sale, were partially or fully renovated shortly after their acquisition by the seller and were subsequently leased to tenants. At the time we acquire them, portfolio purchases are generally 70% to 85% leased to existing tenants under short-term leases that typically have original terms of approximately one year. We believe portfolio acquisitions provide us with an efficient means to acquire larger numbers of properties that require less near-term restoration to prepare the homes for lease to tenants, and to the extent they are already leased, provide an in-place rental stream to ease the integration of the acquired assets into our operating platform. In markets where we already own homes, we believe our experience allows us to evaluate and acquire portfolios more quickly and accurately than competitors with less operational experience. From March 30, 2012 (inception) through March 31, 2013, we purchased 64 portfolios having an aggregate of 2,106 single-family homes.

Through our preferred operator program, we acquire portfolios from established and well-respected operators who share our philosophy of intensive asset management and tenant service. In this program, we acquire portfolios of leased properties for which the operator retains day-to-day management responsibilities pursuant to a lease. In these arrangements, the operator is responsible for all property expenses and we receive payments from the operator that escalate over the term of the agreement. We believe this structure incentivizes our preferred operators to operate an efficient and well maintained portfolio. At the same time, the structure offers us a cost-effective way to enter new markets in scale with minimal incremental overhead expense and the opportunity to earn attractive returns on our capital. Due to our founders’ tenure and reputation in the industry, we believe that we will have access to numerous operators and may be able to acquire portfolios in privately negotiated transactions that will not be available to others. When structuring preferred operator transactions, we look for portfolios that meet our underwriting standards, as well as operators who share our operating philosophy.

Under the preferred operator program leases, we earn a fixed annual base rent paid monthly, with contractual minimum annual rent increases on each anniversary of the lease commencement date. The initial annual base rent is established as a percentage of the acquisition price for the underlying homes. We also earn percentage rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes. The percentage rents we earn fluctuate based on both the occupancy rates of the underlying homes and the rental rates paid by the residential sub-tenants. The preferred operator is obligated to pay for all taxes, insurance, other expenses and capital expenditures (including significant capital improvements) required for the management, operation and maintenance of the properties. Accordingly, absent a default by the preferred operator under a long-term lease agreement with us, we expect to incur no expenses related to properties under our preferred operator program, other than general and administrative expenses associated with ongoing monitoring activities of our investment. We are obligated to pay the preferred operator, as a lease termination payment, a portion of the net proceeds in excess of our initial purchase price if we sell a property that it operates during the lease term. We are under no obligation to sell any properties during the lease term. We believe the preferred operator program motivates the preferred operators to operate the properties efficiently because incremental profit generated from property operations inures to their benefit under the lease agreements on a current basis, while the potential for sharing a portion of the gain upon sale of a property provides incentives to maintain the properties over the long-term.

Rigorous Screening and Underwriting

We have developed screening processes that we use to regularly evaluate large amounts of data relating to our markets, such as pricing trends and rental rates. These screening processes allow us to identify attractive opportunities within our multiple sourcing channels. Preliminary screening results are analyzed to determine where site visits are warranted for REO properties. In contrast, site visits for short-sale properties are conducted only after offers are accepted by the sellers and approved by lenders. For auction properties, we evaluate drive-by reports with photos before the auction. After satisfying our initial criteria, we analyze the “rent-to-improved cost” ratio (defined as the expected annual rent as a percentage of the property’s purchase price plus expected broker commissions, closing costs and restoration costs). We draw from various resources, including local MLS services, third-party brokerage relationships, paid information service listings and Internet searches, but most importantly from our substantial presence in the markets in which we invest, which gives us a unique view of achievable rents on a portfolio of existing single-family rental homes that we believe is broader than those of most of our competitors. Finally, individual properties are typically physically inspected before closing. When making a portfolio acquisition, we physically inspect a sampling of the properties before closing, with the size of the sampling determined on a case-by-case basis depending on various factors, such as quality attributes of the portfolio’s constituents.

Efficient Closing Processes

We have developed streamlined closing procedures that allow us to efficiently consummate large numbers of acquisitions. Upon acquisition, all properties are inspected to record their physical condition, and, where appropriate, our restoration team generates a work plan specifying the required level of restoration.

Restoration

Once an offer to purchase a property is accepted, a detailed assessment is completed with an on-site review to identify the scope of desired restoration. Beyond customary restoration, we identify improvements that we believe will optimize the property’s overall appeal and ability to generate premium rents. We will complete such improvements when we believe we can generate an appropriate return on our invested capital. As of March 31, 2013, our average restoration costs per property in Arizona, California and Nevada were $6,133, $14,222 and $11,606, respectively. We have performed an insufficient number of restorations in our other markets for our average restoration costs in those markets to be meaningful. Detailed work plans are distributed electronically to our restoration team, which solicits bids and establishes sequential work schedules, so that restoration can begin as soon as possible after closing in an effort to minimize the amount of time before a property can be rented and begin producing revenue. We oversee all restorations, including reviewing bids, managing the restoration process and maintaining quality control oversight. We have established relationships with many home improvement professionals, including contractors, electricians, plumbers, painters, HVAC specialists, locksmiths, carpet installers, landscapers and cleaning companies. Due to our scale, we have been able to negotiate discounted pricing in local markets with various suppliers of appliances, floor coverings, kitchen cabinetry, window treatments, replacement windows, lighting fixtures and plumbing supplies, among other items. Additionally, we are often able to negotiate discounted pricing with various home improvement professionals. We continuously seek to reduce costs, while we also constantly evaluate vendors and suppliers to ensure they are providing high-quality workmanship and materials.

Leasing

We establish rental rates based on local market conditions. Factors considered when establishing rents include, prevailing rental rates for comparable properties, weighing factors such as the size of the home, neighborhood characteristics and proximity to lifestyle amenities, such as schools, medical facilities and transportation. We use local leasing agents who interface with potential tenants and our internal leasing staff. Properties are marketed using a variety of methodologies, including yard signage, MLS and Internet-based marketing strategies.

Our leases with residential tenants are typically written with a term of one year, using standardized leases appropriate for each jurisdiction, and generally contain customary provisions applicable to that market. Security deposits for repair of the property and other customary conditions are typically required. We also enter into longer-term leases with preferred operators whom we believe share our operating philosophy and commitment to quality management. Under these arrangements, which typically have a term of five to ten years, the operator is responsible for all property-level expenses, including taxes, insurance, maintenance and other similar expenses.

The following four tables present: (i) for our portfolio of homes owned as of December 31, 2012, the leasing status of those homes as of the date of their purchase by us and as of December 31, 2012; and (ii) for our portfolio of homes owned as of March 31, 2013, the leasing status of those homes as of the date of their purchase by us and as of March 31, 2013. The four charts present that same information in graphical form.

Leasing Status at Purchase			Leasing Status at December 31, 2012
Home Status	Number of Homes	Percentage of Homes	Home Status	Number of Homes	Percentage of Homes
Leased—Self Managed	653	37%	Leased—Self Managed	803	45%
Leased—Preferred Operator Program(1)	547	31%	Leased—Preferred Operator Program(1)	547	31%
Vacant	575	32%	Ready-for-Lease(2)	272	16%

Total	1,775	100%	Under Restoration(3)	112	6%

			Occupied—No Lease(4)	41	2%

			Total	1,775	100%

68% Leased	76% Leased

Leasing Status at Purchase			Leasing Status at March 31, 2013
Home Status	Number of Homes	Percentage of Homes	Home Status	Number of Homes	Percentage of Homes
Leased—Self Managed	859	34%	Leased—Self Managed	1,156	46%
Leased—Preferred Operator Program(1)	1,010	40%	Leased—Preferred Operator Program(1)	1,010	40%
Vacant	662	26%	Ready-for-Lease(2)	249	10%

Total	2,531	100%	Under Restoration(3)	107	4%

			Occupied—No Lease(4)	9	—%

			Total	2,531	100%

74% Leased	86% Leased

(1)	We classify homes in our preferred operator program as 100% leased, because each preferred operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants. This does not mean that 100% of the homes leased to preferred operators are occupied by residential sub-tenants. If a preferred operator is unable to lease a material portion of the homes it leases from us to residential sub-tenants, it may adversely affect such operator’s ability to pay rent to us under the lease. We are also eligible to receive percentage rents on a quarterly basis equal to a fixed percentage of gross revenue that the preferred operator collects from its residential sub-tenants who occupy the homes.
(2)	Homes that have been restored and are available for lease.
(3)	Homes undergoing restoration.
(4)	Homes that are wrongfully occupied by a non-rent paying occupant.

Rigorous tenant underwriting is critical in our effort to lease our self-managed properties to creditworthy tenants that we believe are likely to maintain their residence and be good neighbors. We evaluate prospective tenants based on guidelines established by our founders and review financial data and metrics, such as household income, tenure at current job, rent as a percentage of household income and income-to-rent ratio. We also review non-financial factors, such as household size, number of children and rental history. In addition, when underwriting prospective tenants, we typically conduct a tenant credit check and criminal background checks for all proposed occupants over the age of 18. We rely on information submitted by prospective tenants in rental applications to evaluate household income. We also seek tenants with household income that exceeds the median household income of the market in which the property is located.

The following table presents certain aggregate financial and demographic characteristics of our tenants, as of December 31, 2012.

Tenant Profile at Self-Managed Properties Based on Rental Applications(1)

(As of December 31, 2012)

Tenant Profile	Dallas-Fort Worth, TX	Inland Empire, CA	Las Vegas, NV	Phoenix, AZ	Average
Average Household Income of Portfolio Tenants(2)	$105,360	$78,074	$59,643	$63,938	$69,960
Median Household Income of Portfolio Tenants(2)	$111,600	$68,250	$53,400	$60,000	$60,000
Median Household Income of Market(3)	$60,845	$54,932	$53,441	$52,968	$55,547
Average Years at Current Job(2)	6.5	6.0	5.6	3.7	5.3
Average Monthly Rent	$1,730	$1,391	$1,047	$1,133	$1,231
Median Home Price in Market(4)	$163,000	$183,000	$130,700	$148,400	$158,900
Rent as % of Household Income(5)	19.7%	21.4%	21.1%	21.3%	21.1%
Income to Rent Ratio(6)	5.08	4.68	4.75	4.70	4.74
Percentage of Households with Children(2)	60%	76%	63%	50%	66%
Median Number of Children(2)	2	2	2	1	2
Percentage of Households with Pets(2)	50%	59%	25%	54%	45%

(1)	Excludes properties that are either leased to third-party operators in our preferred operator program or properties that were acquired through a portfolio transaction for which we were not able to obtain such information.
(2)	Based upon information furnished to us by tenants in their rental applications at the time we initially entered into leases with them. Tenant information may, and often does, change after submission of a leasing application, and we do not obtain updated information from tenants. While we believe our tenant underwriting processes are robust, we cannot and do not verify all information contained in rental applications. No assurance can be given as to the accuracy of the information, including information regarding income, supplied to us by our tenants. Accordingly, while our management regularly evaluates the overall average credit characteristics of our portfolio based on these metrics, because of their inherent limitations, you should not place undue reliance on them. See “Risk Factors—We rely on information supplied by prospective tenants in managing our business.”
(3)	Sources: Moody’s Analytics (October 2012), 2011 American Community Survey.
(4)	Source: JBREC.
(5)	Equals monthly rent specified in the lease as a percentage of monthly household income as reported by tenant in its initial lease application.
(6)	Equals annual household income as reported by tenant in its initial lease application divided by annual rent specified in a signed lease.

Our Property Management Process

We have the infrastructure, systems and personnel to provide the continuum of property management services, including securing a property upon acquisition, coordinating with utility companies, controlling the restoration process, managing the leasing process, communicating with tenants, collecting rents, conducting periodic inspections, managing routine property maintenance and repair, paying sales taxes and HOA fees and interfacing with vendors and contractors.

We currently own properties in ten states, and we have a total of approximately 29 employees (26 in Arizona, one in Illinois, one in Maine and one in Texas) who perform property management functions. We are directing several hundred restoration and re-tenancy projects, supervising the efforts of general contractors and sub-contractors nationwide and managing HOA memberships and utility services of all of our self-managed properties. The following functions are performed internally by our employees with respect to our self-managed properties: communicate with and receive all general inquiries and maintenance requests from our tenants; coordinate, supervise, approve and monitor completion of required work with third-party vendors, including but not limited to electricians, general contractors, HVAC technicians, landscaping professionals and plumbers; coordinate and supervise periodic property inspections performed by a combination of internal employees and service providers; coordinate, bid, award, supervise, monitor and inspect restoration and re-tenancy projects performed by third party general contractors; establish and cancel utility services upon lease commencement or lease expiration; communicate, monitor, coordinate and comply with all HOAs of which we are a member. By performing these functions internally with respect to our self-managed portfolio, we believe that we establish improved communications, foster direct relationships with tenants and gain tighter control over the quality and cost of restorations and property maintenance. In addition, we believe that our bottom-line focus will allow us to provide property management services for our self-managed portfolio more efficiently than other market participants who may contract with third parties on a fee-for-services approach.

Additionally, our tenants can make maintenance requests on a 24-hour basis through our website or emergency telephone hotline, both of which are administered and managed from our headquarters office. Upon receiving a maintenance request, our maintenance personnel and systems quickly identify an appropriate service provider from our network of vendor relationships and dispatch repair personnel to the home. We continually strive to exceed our tenants’ expectations with respect to maintenance and service in an effort to retain tenants and maintain the value of our properties.

Technology and Systems

We believe that robust information technology is essential to efficiently acquire and manage a large-scale portfolio of single-family rental homes. We have a scalable real estate acquisition and management platform, which our founders began developing in 2008 and have been expanding and refining over the past four years, that we believe is among the most advanced in the single-family rental sector. This technology is critical to expanding our business, seeking to maximize revenues and minimize expenses and achieving economies of scale. Our systems are designed to enable us to gather and evaluate large amounts of housing, demographic and economic data to support our ongoing acquisition activities. We are able to quickly evaluate opportunities presented through our various acquisition channels and adjust to rapidly changing market conditions. Additionally, the economic and market data captured by our systems allow us to evaluate potential mortgage investments as a supplement to our home acquisition activities as a means of seeking enhanced current return. Our systems also accumulate and analyze data at the individual property and portfolio levels. We capture, update and monitor economic and physical information about a property throughout the period of our ownership and management. This allows us to efficiently develop a restoration program, negotiate with and engage third-party vendors and service providers, market and lease our properties and monitor the value, market position and physical condition of our properties on an ongoing basis.

Technology is also essential to enhance tenant satisfaction, which we believe is an important means of reducing tenant turnover. In addition to offering 24-hour maintenance requests by telephone or through our website, we offer our tenants convenient ways to pay rent, including electronically.

Management of Phoenix Fund

As of March 31, 2013, we managed 608 properties for Phoenix Fund, a fully committed private investment fund formed by Mr. Schmitz and Ms. Hawkes in 2010 to invest opportunistically in single-family homes as rental properties. From the completion of our initial private offering through February 11, 2013, our TRS managed the properties of Phoenix Fund for a fee pursuant to a sub-management agreement with ARM. Since February 11, 2013, our TRS has managed the properties of Phoenix Fund for a fee pursuant to a management agreement with Phoenix Fund. See “Certain Relationships and Related Party Transactions.”

Operating Performance of Phoenix Fund Properties Owned by Phoenix Fund for At Least Six Months As of January 1, 2012

This section presents certain historical operating data of the Comparable Phoenix Fund Properties (as defined below). Phoenix Fund is a Delaware limited partnership that was formed by our founders, Mr. Schmitz and Ms. Hawkes. Our structure and investment strategy are different from those of Phoenix Fund, and our performance will depend on factors that may not affect the performance of Phoenix Fund. In addition, our geographic footprint is much broader than that of Phoenix Fund. Although both we and Phoenix Fund own properties located in the Phoenix, Arizona and Las Vegas, Nevada markets, we also own properties located in a variety of other markets in which Phoenix Fund does not own properties. As a result, our financial performance and returns will differ from those of the Comparable Phoenix Fund Properties and Phoenix Fund as a whole. An investment in our common stock is not an investment in Phoenix Fund, and investors should not assume that they will experience returns, if any, that are comparable to those experienced by investors in Phoenix Fund.

Phoenix Fund was formed in October 2009 and began operations in February 2010. It was formed to acquire and invest in single-family residential properties as rental properties in and around the Phoenix, Arizona and Las Vegas, Nevada metropolitan areas. Phoenix Fund’s investment objective is to generate attractive risk-adjusted returns for its investors through a combination of home price appreciation in the single-family homes it owns and operates as rental properties and, to a lesser extent, distributions. From its inception through December 31, 2012, Phoenix Fund received approximately $43.5 million in capital contributions from approximately 66 investors. As of January 1, 2012, Phoenix Fund owned 348 homes, 226 of which it owned for at least six months. We refer to these 226 homes as the Comparable Phoenix Fund Properties. As of December 31, 2012, Phoenix Fund was fully committed and had invested approximately $73.1 million in a portfolio of 605 single-family homes, including the Comparable Phoenix Fund Properties.

Upon completion of our initial private offering in May 2012, our TRS began managing the properties of Phoenix Fund for a fee pursuant to a sub-management agreement with ARM. In February 2013, our TRS began managing the properties of Phoenix Fund for a fee pursuant to a management agreement with Phoenix Fund.

Information regarding the operating performance of the Comparable Phoenix Fund Properties is set forth below. Our results will differ from those of the Comparable Phoenix Fund Properties and Phoenix Fund as a whole. Our results will depend on a variety of factors, some of which are beyond our control or are difficult to predict, including without limitation, changes in housing market conditions, differences in the market characteristics of markets in which we invest but where Phoenix Fund has not invested, changes in the residential mortgage industry and macroeconomic conditions. You should not assume that the performance of the Comparable Phoenix Fund Properties or Phoenix Fund will be indicative of our performance. In considering the performance information related to Phoenix Fund set forth below, potential investors should bear in mind that the information presented is a reflection of past performance and is not a guarantee or prediction of the returns that either we or Phoenix Fund may achieve in the future.

When a property that is not leased is acquired, it must be possessed, restored, marketed and leased for it to become a revenue generating asset. We refer to this process as property stabilization. We believe that the stabilization period for properties acquired that are not leased at acquisition generally ranges from 90 to

180 days, depending on factors such as the channel through which the property is acquired, the age and condition of the property and whether the property is vacant at acquisition. Similarly, the time to market and lease each property is driven by local demand, marketing techniques and the size of available inventory. Accordingly, we regard properties that have been owned for at least six months, whether or not they have actually been leased during that time, as providing the best indication of how properties will perform as a portfolio over the long run and, consequently, as the properties that are most comparable over time.

The table below shows combined operating data for the 226 homes that Phoenix Fund acquired from February 10, 2010 (commencement of operations) through June 30, 2011, or the Comparable Phoenix Fund Properties, for the year ended December 31, 2012. The table presents the combined financial information for the Comparable Phoenix Fund Properties and shows their performance over an entire year after having been owned by Phoenix Fund for at least six months.

For the Year Ended December 31, 2012
($ in thousands)
Revenues:
Rental revenue	$2,996
Expenses:
Property operating and maintenance	495
Real estate taxes	313
Property management fees	180
Homeowners’ association fees	161
Other(1)	149

Total expenses	1,298

Revenues in excess of certain expenses	$1,698

(1)	Includes external lease commissions and bad debt expense.

We believe the Comparable Phoenix Fund Properties provide investors with a more reliable view of the operating performance of single-family homes as rental properties over time, because all of these homes were acquired vacant, possessed, renovated and leased as of or prior to December 31, 2011 and were owned for all of 2012. Some of the Comparable Phoenix Fund Properties were in their second or third lease-renewal periods during 2012. The Comparable Phoenix Fund Properties do not include 379 homes owned by Phoenix Fund as of December 31, 2012, including 122 homes acquired from July 1, 2011 to December 31, 2011 and 257 homes acquired during 2012. We believe the inclusion of these homes would not be meaningful, as none of these homes had been owned for at least six months before January 1, 2012.

The following table presents certain additional operating data for the Comparable Phoenix Fund Properties for the year ended December 31, 2012 that we believe provides investors a clearer understanding of the operating performance of a portfolio of single-family rental homes that has been owned for at least six months as of the beginning of 2012:

For the Year Ended December 31, 2012
Operating Data for the Comparable Phoenix Fund Properties:
Number of Homes	226
Percentage Leased – December 31, 2011	92%
Percentage Leased – December 31, 2012	94%
Homes Leased – December 31, 2011	208
Homes Leased – December 31, 2012	212
Contractual Lease Expirations in 2012	183
Lease Turnover in 2012(1)	58
2012 Re-Tenancy Costs Expensed(2)	$252,075
2012 Improvement Costs Capitalized(3)	$149,730
Average Monthly Rent Per Leased Home	$1,149
Annual Average Rent Per Leased Home as a Percentage of Average Investment Per Leased Home(4)	11.7%

(1)	Represents the number of homes that were leased at December 31, 2011 and were vacated upon lease expiration in 2012.
(2)	Represents costs expensed to prepare Comparable Phoenix Fund Properties for lease to new tenants after existing tenants vacate at lease expiration, which is included in property operating and maintenance expense in the table of combined financial information for the Comparable Phoenix Fund Properties. Amounts exclude leasing commissions paid to external leasing agents of approximately $69,000 for the year ended December 31, 2012 to secure new tenants, which is included in other expense in the table of combined financial information for the Comparable Phoenix Fund Properties.
(3)	Represents costs incurred to improve the Comparable Phoenix Fund Properties that were capitalized for the year ended December 31, 2012. Such costs include both capital expenditures to prepare Comparable Phoenix Fund Properties for lease to new tenants as well other recurring and non-recurring capital expenditures.
(4)	Represents annualized average monthly rent per leased home as a percentage of average investment (average purchase price per home plus average capital expenditures) per leased home. Does not include a provision for payment of ongoing property expenses (such as insurance, taxes, HOA fees, property management fees and maintenance) or an allocation of general and administrative expenses of Phoenix Fund, all of which materially impact the results of the Comparable Phoenix Fund Properties. Accordingly, it should not be interpreted as a measure of profitability, and its utility in evaluating the Comparable Phoenix Fund Properties is limited. Average monthly rent for stabilized homes may not be indicative of average rents which may be achieved on homes that are currently vacant or that have not yet stabilized.

Our Financing Strategy

As of April 26, 2013, all of our assets were purchased with cash on hand and borrowings of approximately $61.6 million under our senior secured revolving credit facility. In the future, we expect to prudently finance our operations, in part, with borrowings under our senior secured revolving credit facility and with various other types of indebtedness. In January 2013, we obtained a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. The credit facility is secured by our ownership interest in American Residential Leasing Company, LLC, which is a wholly owned subsidiary of our operating partnership. The credit facility matures in January 2015, has an optional one-year extension (assuming our compliance with applicable covenants) and bears interest at a rate of LIBOR plus a spread ranging from 2.50% to 3.25% based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the credit facility) ranging from less than or equal to 45% to greater than 55%. In addition to customary affirmative and negative covenants, the credit agreement requires us to comply with various financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth and a minimum liquidity amount. As of March 31, 2013, we had cash and cash equivalents of approximately $46.0 million, and, as of April 26, 2013, we had approximately $61.6 million outstanding under our senior secured revolving credit facility.

Competition

We face competition from different sources in each of our two primary activities: acquiring properties and renting our properties. We believe our primary competitors in acquiring our target properties through individual acquisitions are individual investors, small private investment partnerships looking for one-off acquisitions of investment properties that can either be rented or restored and sold, and larger investors, including private equity funds and other REITs, that are seeking to capitalize on the same market opportunity that we have identified. Our primary competitors in acquiring portfolios are private equity investors, other REITs and sizeable institutional investors. These same competitors may also compete with us for tenants. Competition may increase the prices for properties that we would like to purchase, reduce the amount of rent we may charge at our properties, reduce the occupancy of our portfolio and adversely impact our ability to achieve attractive yields. However, we believe that our well-developed vertically integrated real estate acquisition and management platform, local presence and market knowledge in markets that meet our selection criteria provide us with competitive advantages.

Risk Management

We face various forms of risk in our business ranging from broad economic, housing market and interest rate risks, to more specific factors, such as credit risk related to our tenants, re-leasing of properties and competition for properties. We believe that the housing market and credit risk expertise developed by our management team will allow us to navigate these risks. Credit research and developing sophisticated analytical tools to help us manage various risks that we face in our business has been a focus of our company since May 2012, when we commenced investment activities, and for our founders since 2008, when they began developing the platform we acquired from ARM.

Insurance

We carry liability and property insurance covering most of the properties in our portfolio under a blanket insurance policy. All of our properties are covered by liability and property insurance, either carried by us or by preferred operators under longer-term arrangements with the operators. We believe the policy specifications and insured limits are appropriate and adequate for our properties given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to cover all losses we may sustain. In addition, there are certain types of extraordinary losses, such as losses from terrorism and earthquakes, for which we do not have insurance. We specifically review those areas that are at a higher risk of potential loss from natural catastrophes as part of our initial property acquisition criteria. We will continue to monitor third-party earthquake insurance pricing and conditions for our properties located in earthquake prone areas and may consider obtaining third-party coverage if it is cost-effective. We obtain title insurance policies for all properties at the time we purchase such properties, except, in the case of auction properties, where policies are not available at the time of purchase and accordingly are obtained subsequent to such purchases.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Regulation

General

Our properties are subject to various covenants, laws and ordinances and certain of our properties are also subject to the rules of the various HOAs where such properties are located. We believe that we are in compliance with such covenants, laws, ordinances and rules, and we also require that our tenants agree to comply with such covenants, laws, ordinances and rules in their leases with us.

Fair Housing Act

The Fair Housing Act, or FHA, its state law counterparts and the regulations promulgated by HUD and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18), handicap or, in some states, financial capability. We believe that our properties are in substantial compliance with the FHA and other regulations.

Environmental Matters

As a current or prior owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances, and we could be liable to third parties as a result of environmental contamination or noncompliance at our properties, even if we no longer own such properties. See “Risk Factors—Risks Related to the Real Estate Industry Generally—Contingent or unknown liabilities could adversely affect our financial condition.”

REIT Qualification

We intend to elect to qualify as a REIT commencing with our short taxable year ended December 31, 2012. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we fail to qualify as a REIT. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income or property. In addition, our TRS will be subject to federal, state and local taxes on its income or property.

Investment Company Act of 1940

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Employees

As of the date of this prospectus, we had 48 employees. We do not expect any of our employees to be covered by a collective bargaining agreement.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Directors, without stockholder approval. Any change to any of these policies by our Board of Directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board of Directors believes that it is advisable to do so in our and our stockholders’ best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objective will be attained.

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. We invest principally in single-family homes and other assets related to the single-family housing sector in select markets in the United States that we believe exhibit housing, economic, demographic, employment and other characteristics that make investments in single-family homes as investment properties for rental attractive.

We will conduct our investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes. We pursue our investment objective through the ownership by our operating partnership of our assets, but we may also make equity investments in other entities, including joint ventures that own portfolios of properties. Our management team identifies and negotiates acquisition and other investment opportunities, subject to the oversight of our Board of Directors.

We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the 1940 Act.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income, although we generally target properties that we believe will generate income in the near term. From time to time, we may make investments that do not generate current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with achieving sustainable long-term growth for our stockholders.

No limits have been set on the concentration of our investments in any one geographic location or property type. We currently anticipate that our real estate investments will continue to be concentrated in single-family homes and other assets related to the single-family housing sector. We anticipate that, over time, our real estate investments will become more diversified in terms of geographic market, but we expect our assets to be concentrated in certain markets that exhibit the characteristics that support our business and investment strategy.

Investments in Real Estate Mortgages

While we emphasize equity real estate investments in single-family homes, we may selectively acquire or fund loans secured by single-family homes or entities that own portfolios of single-family homes to the extent that those investments are consistent with our qualification as a REIT. The mortgages in which we may invest will generally be first-lien mortgages secured by residential properties. Investments in real estate mortgages are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Investments in Other Securities

Although we do not have any current intention to invest in investment securities, other than in interest-bearing, short-term, investment-grade securities or money market accounts on a temporary basis pending the deployment of offering proceeds, we may, subject to the gross income and asset requirements required to qualify as a REIT, acquire partnership interests or other equity interests in joint venture entities through which we make some of our investments in our target assets.

Purchase and Sale of Investments

We expect to invest in our properties primarily for generation of current income and long-term capital appreciation. Although we do not currently intend to sell our properties, we may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and development opportunities that align with our strategic objectives.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons, although our ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act. We may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by us for the asset sold.

Issuance of Additional Securities

If our Board of Directors determines that obtaining additional capital would be advantageous to us, we may, without stockholder approval, issue debt or equity securities, including preferred stock and including causing our operating partnership to issue additional units, retain earnings (subject to the distribution requirements applicable to REITs for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional common or preferred units, which will dilute the ownership interests of the other limited partners.

We may offer shares of our common stock, OP units, or other debt or equity securities in exchange for cash, real estate assets or other investment targets and to repurchase or otherwise re-acquire shares of our common stock, OP units or other debt or equity securities. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our Board of Directors without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

Repurchase of Our Securities

We may repurchase shares of our common stock or OP units from time to time. In addition, holders of OP units have the right, subject to a 12-month holding period after issuance, to require us to redeem their OP units in exchange for cash or, at our option, shares of our common stock.

Reporting Policies

Pursuant to the Exchange Act, after completion of this offering, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC. After completion of this offering, we will make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports or statements available free of charge on our website at www.americanresidentialproperties.com, under “Investor Relations—SEC Filings,” as soon as reasonably practicable after we file these materials with, or furnish them to, the SEC.

Policies with Respect to Certain Transactions

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K, which include transactions in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) our company or one of our subsidiaries will be a participant and (3) an executive officer, a director, a major stockholder or an immediate family member of the foregoing has a direct or indirect material interest. For a discussion of our policy with respect to related person transactions, see “Certain Relationships and Related Party Transactions.” Under our bylaws, our directors and officers may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to our company.

MANAGEMENT

Executive Officers and Directors

Our Board of Directors consists of six directors. Of these six directors, we believe that four, constituting a majority, are considered “independent,” with independence being determined in accordance with the listing standards established by the NYSE.

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position with Our Company

Stephen G. Schmitz	58	Chief Executive Officer and Chairman of our Board of Directors

Laurie A. Hawkes	57	President, Chief Operating Officer and Director

Shant Koumriqian	40	Chief Financial Officer and Treasurer

Andrew G. Kent	53	Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary

Lani B Porter	53	Senior Vice President, Operations

Douglas N. Benham	56	Independent Director

David M. Brain	57	Independent Director

Keith R. Guericke	64	Independent Director

Todd W. Mansfield	55	Independent Director

Set forth below is biographical information for each of our six directors, including Mr. Schmitz and Ms. Hawkes, who also serve as executive officers.

Stephen G. Schmitz—Chief Executive Officer and Chairman of our Board of Directors. Mr. Schmitz has held the positions of Chief Executive Officer and Chairman since our formation in May 2012. In October 2008, with our President and Chief Operating Officer, Ms. Hawkes, Mr. Schmitz co-founded ARP LLC, a private investment firm formed to capitalize on the extraordinary price deterioration in the single-family housing sector following the collapse in the housing and mortgage industries. The two founded Phoenix Fund, a fully committed private investment fund that owned 608 single-family homes as rental properties as of March 31, 2013, and ARM, the entity from which we acquired our real estate acquisition and management platform, in early 2010. In 2007, Mr. Schmitz was the Managing Partner of Grayhawk Capital Partners, a private real estate investment firm. In 2006, he served as Chief Executive Officer of AutoStar Realty, L.P., an automobile dealership financing firm. From 2001 to 2005, Mr. Schmitz was an Executive Vice President at GE Franchise Finance, which acquired Mr. Schmitz’s prior employer, FFCA, in 2001. Mr. Schmitz served as FFCA’s Chief Investment Officer for 15 years from 1986 to 2001, during which time it was a publicly traded REIT and one of the nation’s largest provider of mortgage and sale-leaseback financing to the chain restaurant, convenience store and retail auto parts industries. From 1982 to 1986, Mr. Schmitz was a commercial lender at Mellon Bank. A specialist in sale-leaseback acquisitions and mortgage financing on a programmatic scale, Mr. Schmitz has spent the majority of his finance career creating and managing teams of professionals that generate high volumes of small asset size real estate transactions, resulting in the production of transactions exceeding $2 billion in new investments on an annual basis. He attended the University of Wisconsin and received a BS from Franklin University and an MBA from Pennsylvania State University. Mr. Schmitz, as a co-founder of our company, is qualified to serve as a director due to his familiarity with our history and operations, his experience as an early participant in the emerging institutionalization of the single-family rental sector, his extensive real estate experience and his familiarity with business models emphasizing large volumes of acquisition activity.

Laurie A. Hawkes—President, Chief Operating Officer and member of our Board of Directors. Ms. Hawkes has held the position of President since our formation in May 2012 and the position of Chief Operating Officer since March 2013. As described above, Ms. Hawkes co-founded ARP LLC, Phoenix Fund and ARM with

Mr. Schmitz, our Chief Executive Officer. From 1995 to 2007, Ms. Hawkes worked at U.S. Realty Advisors, a $3 billion real estate private equity firm, becoming a Partner in 1997 and serving as President of the firm from 2003 to 2007. In the fifteen years prior to joining U.S. Realty Advisors, Ms. Hawkes was a Wall Street investment banker specializing in real estate and mortgage finance. From 1993 to 1995, Ms. Hawkes was a Managing Director in the Real Estate Investment Banking Division at CS First Boston Corp., and, from 1979 to 1993, was a Director in the Real Estate Investment and Mortgage Banking Departments at Salomon Brothers Inc. During her investment banking career, she structured and negotiated more than $16 billion in real estate acquisitions and securitized mortgage debt transactions for all property types utilizing many types of financing, including private equity, capital markets, financial institutions and institutional investors. She received a BA from Bowdoin College and an MBA from Cornell University. Ms. Hawkes, as a co-founder of our company, is qualified to serve as a director due to her familiarity with our history and operations, her experience as an early participant in the emerging institutionalization of the single-family rental sector, her extensive experience as an investment banker focusing on the real estate and mortgage industries, and her experience as an executive at a private equity firm focusing on real estate investment acquisition and financing.

Douglas N. Benham—Member of our Board of Directors. Mr. Benham has served on our Board of Directors since completion of our initial private offering in May 2012. He is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm, and served as President and Chief Executive Officer of Arby’s Restaurant Group, or Arby’s, a quick-service restaurant company, from January 2004 to April 2006. Prior to Arby’s, from August 2003 until January 2004, Mr. Benham was President and Chief Executive Officer of DNB Advisors, LLC. For a period of fourteen years, from January 1989 until August 2003, Mr. Benham was Chief Financial Officer and, from 1997 until 2003, served on the Board of Directors of RTM Restaurant Group, Inc., an Arby’s franchisee. Currently, Mr. Benham also serves as a director of Sonic Corp. (NASDAQ: SONC), and a director of Global Income Trust, Inc., a non-traded public REIT. He received a BA in accounting from the University of West Florida. Mr. Benham is qualified to serve as a director because of his experience as a senior executive officer at, and consultant to, various business enterprises, his experience as a board member of other publicly traded companies and his expertise in accounting and finance.

David M. Brain—Member of our Board of Directors. Mr. Brain has served on our Board of Directors since the completion of our initial private offering in May 2012. Since October 1999, he has been the President and Chief Executive Officer of Entertainment Properties Trust, or Entertainment Properties, a NYSE-listed REIT (NYSE: EPR), before which he served as the Chief Financial Officer from 1997 to 1999, and as the Chief Operating Officer from 1998 to 1999. In 1997, Mr. Brain, while acting as a Senior Vice President in the investment banking and corporate finance department of George K. Baum & Company, an investment banking firm based in Kansas City, Missouri, acted as a consultant to AMC Entertainment, Inc. in the formation of Entertainment Properties. Before joining George K. Baum & Company in 1996, Mr. Brain was Managing Director of the Corporate Finance Group of KPMG LLP, a practice unit he organized and managed for over 12 years. He received a BA in Economics and an MBA from Tulane University, where he was awarded an academic fellowship. Mr. Brain is qualified to serve as a director because of his extensive leadership experience at a publicly traded REIT, his experience in investment banking and his extensive contacts with senior real estate executives throughout the United States.

Keith R. Guericke—Member of our Board of Directors. Mr. Guericke has served on our Board of Directors since completion of our initial private offering in May 2012. He has served on the Board of Directors of Essex Property Trust, Inc., or Essex, a NYSE-listed multi-family REIT (NYSE: ESS), since June 1994. In 2001, Mr. Guericke was elected to the position of Vice Chairman of the Board of Essex, a position he still holds. Mr. Guericke served as the President and Chief Executive Officer of Essex from 1994 through 2010. Since his retirement, he continues to provide services to Essex on a part-time basis. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of Essex’s multi-family portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of NAREIT, the National Multi-Housing Council and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received a BS in Accounting from Southern Oregon College in 1971. Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded REIT, his expansive knowledge of the real estate industry and his strong relationships with many executives at real estate companies throughout the United States.

Todd W. Mansfield— Member of our Board of Directors. Mr. Mansfield has served on our Board of Directors since March 2013. Since December 2011, he has been President and Chief Executive Officer of Crescent Communities, LLC, or Crescent, after serving as a member of its board of managers and as lead director in 2011. Crescent is a real estate investment company that primarily develops single-family, multifamily and resort residential communities throughout the southeastern United States and also owns and manages business and industrial parks. From 1999 to 2010, Mr. Mansfield served as Chairman and Chief Executive Officer of Crosland LLC, a diversified real estate investment and development company. Before joining Crosland, Mr. Mansfield was Managing Director at Security Capital Group (formerly NYSE: SCG) and spent 11 years at The Walt Disney Company (NYSE: DIS), where, as Executive Vice President, he had operating responsibility for its development and corporate real estate activities worldwide. He is a director and former chairman of Charlotte City Center Partners and serves on the Board of Directors of the Foundation for the Carolinas. He also serves on the Board of Trustees of the North Carolina Chapter of The Nature Conservancy and is a director and past chairman of the Urban Land Institute. Mr. Mansfield has also served on the boards of Carolinas HealthCare System, CarrAmerica Realty Corporation (formerly NYSE: CRE) and Kforce Inc. (NASDAQ: KFRC). He received a BA from Claremont McKenna College and an MBA from Harvard University. Mr. Mansfield is qualified to serve as a director because of experience as a senior executive officer of various real estate enterprises, three decades of experience with residential investment and operations and his experience as a board member of other publicly traded companies.

Set forth below is biographical information for each of our other executive officers and certain key employees.

Shant Koumriqian—Chief Financial Officer and Treasurer. Shant Koumriqian has served as our Chief Financial Officer and Treasurer since October 2012. Mr. Koumriqian served as Executive Vice President, Chief Financial Officer of MPG Office Trust, Inc. (NYSE: MPG) from December 2008 to March 2012, as Senior Vice President, Finance and Chief Accounting Officer from January 2008 to November 2008 and as Vice President, Finance from July 2004 to January 2008. Prior to joining MPG Office Trust, Mr. Koumriqian spent a total of nine years in real estate practice groups, first at Arthur Andersen LLP and then at Deloitte & Touche LLP, where he was a senior manager, serving public and private real estate companies. Mr. Koumriqian received a BA in Business Administration, cum laude, from California State University, Los Angeles.

Andrew G. Kent—Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary. Mr. Kent, who became our Senior Vice President, Investments in October 2012, has been with our company since May 2012. Currently, he also serves as our General Counsel and Chief Compliance Officer. He has more than 22 years of experience in real estate and real estate finance. Prior to joining us, Mr. Kent served from 2008 to May 2012 as Vice President and Underwriting Counsel for the Phoenix National Title Services office of Fidelity National Title Company. From 2005 to 2008, he was Director of Capital Markets for Hometown, a commercial mortgage start-up that specialized in smaller balance CMBS loan origination. Prior to joining Hometown, Mr. Kent held senior management and legal roles from 1996 to 2005 at GE Franchise Finance and FFCA. Before joining FFCA in 1996, he spent six years as an associate at the New York office of the multinational law firm, Jones Day. He received a JD, magna cum laude, from New York Law School and a BA in English and Psychology from the University of Rochester.

Lani B Porter—Senior Vice President, Operations. Ms. Porter has been our Senior Vice President, Operations since October 2012 after joining us in July 2012 as Vice President, Operations. She has been an executive in the Real Estate Industry since 1995, when, as a founding executive serving as Senior Vice President of Operations, she helped create the first online marketplace for mortgage lending at Getsmart.com. In 2000, after Providian Bank’s acquisition of Getsmart.com, she joined nCommand as Co-Founder, Chief Operating Officer and Chief Financial Officer, where she developed an end-to-end virtual loan process for residential lending. After the acquisition of nCommand by Ellie Mae in 2002, she served as Chief Financial Officer and Vice President of Operations at Accruent, a company whose products are used in managing over 1 billion square feet of commercial space for many Fortune 500 companies and large retailers. In addition, beginning in 2005, Ms. Porter served as Director of Operations for Hometown, where she developed the systems technology and processes to underwrite, fund, manage, securitize and sell more than $2 billion in assets. Ms. Porter has served on the Mortgage Bankers Association-sanctioned Governance Board of MISMO (Mortgage Industry Standards Maintenance Organization), attended Arizona State University, and completed the Oracle RDBMS Master’s program for Database Administrators.

Michelle D. Stewart—Vice President, Transactions Management. Ms. Stewart has been our Vice President, Transaction Management since July 2012 and served as our Vice President, Operations from May 2012 to July 2012. Ms. Stewart is responsible for managing our acquisitions, due diligence and closing processes. Ms. Stewart served in a similar capacity as the Vice President of Operations of ARM beginning in January 2012 and as an independent contractor to ARP LLC beginning in August 2009. Prior to working with ARP LLC, from September 2006 until August 2009 Ms. Stewart worked in different positions not related to real estate. From June 1993 until August 2006, Ms. Stewart spent over 13 years in a similar role with FFCA and GE Franchise Finance, ultimately reporting either to Mr. Schmitz or Mr. Kent during that period. In that capacity, she successfully closed and documented over 3,000 individual investment properties. Ms. Stewart has over 25 years of diverse administrative experience and is highly experienced in all areas of real estate acquisition, including documentation and closing processes, title insurance, due diligence, property management, internal audit processes, credit report evaluation and database system management, among other property-related functions. While with FFCA, her property acquisition files became the standard for institutional real estate securitizations and she received numerous awards and recognition for top production during her tenure with FFCA and GE Franchise Finance.

Paul R. Ladd, III—Vice President, National Field Operations and Quality Assurance. Mr. Ladd has 25 years of broad-based consulting experience focused primarily on due diligence for multi-family and commercial real estate acquisition and refinancing. Before joining our company, he was a principal with Criterium Engineers, a nationwide building inspection and construction quality assurance firm. Previously, Mr. Ladd served as Director of Risk Management with Hometown, where he was responsible for environmental and engineering due diligence and pre-closing inspections on all assets. Prior to Hometown, Mr. Ladd held senior management positions with several large consulting firms including Jacques Whitford (now Stantec) and Vertex Engineering, where he provided program management for national clients including GE Capital, Verizon, Hertz, CVS Pharmacy, BJ’s Wholesale Club, and BP Oil Company. Mr. Ladd received a BA from the University of Rhode Island.

Josh E. Kellner—Director of Underwriting. Mr. Kellner serves as our Director of Underwriting, responsible for real estate underwriting, financial modeling, assisting with investor reporting, lender/ bank compliance and bidding at courthouse auctions. From August 2008 until September 2010, Mr. Kellner was an Associate at Dinan & Company, LLC, a middle-market investment advisory firm, where he was responsible for initiating private middle-market acquisition searches for globally recognized private equity groups and for real estate acquisition opportunity identification, transaction negotiation and financial modeling across a wide band of asset classes and product types, including whole loan residential and commercial portfolios, REO, securitizations (residential mortgage-backed securities and CMBS), sale-leasebacks, corporate debt and new credit opportunities. Prior to September 2008, Mr. Kellner was also a Senior Loan Officer with Savannah Mortgage Company, where he was involved in residential loan origination in the greater Phoenix area. He has extensive knowledge of FHA, VA and reverse mortgage underwriting guidelines. Mr. Kellner received a BS in Accountancy from Miami University, Oxford, Ohio.

David J. Sliwicki—Vice President, Private Mortgage Financing. From 2008 to early 2013, Mr. Sliwicki was Senior Vice President within the Special Assets Group at Bank of America where he was responsible for a portfolio of troubled commercial real estate loans and properties throughout the central United States, with a focus on implementing permanent resolutions for troubled loans and the asset management and disposition of other real estate owned properties. From 2005 until 2008, Mr. Sliwicki was a Managing Director with Deerfield Capital Management, an alternative asset manager based in Chicago, where he was responsible for the acquisition/origination and portfolio management of commercial real estate debt and equity investments. Prior to joining Deerfield Capital, Mr. Sliwicki was the Vice President – Midwest Region for National Equity Fund, a syndicator and asset manager of affordable housing investments. At National Equity Fund, Mr. Sliwicki oversaw a team of professionals dedicated to the origination, structuring and asset management of equity investments in multi-family, affordable housing projects via the Low Income Housing Tax Credit. Mr. Sliwicki also spent six years originating and structuring commercial real estate loans on value-add properties with a team of professionals first employed by Sanwa Business Credit and later with Transamerica Commercial Real Estate Finance. Mr. Sliwicki began his career with Citicorp Real Estate, Inc, having completed Citicorp’s credit training program in New York City, and later being placed in New York, Boston, and Chicago. He holds a Bachelor of Business Administration from Marquette University and a Master of Science in Real Estate from the University of Wisconsin-Madison.

Judith Klein Romero—Vice President, Portfolio Investments. From 2006 to 2012, Mrs. Romero was Associate Partner and Senior Vice-President of Ensemble Real Estate Services LLC, a commercial real estate company providing management, leasing, development, brokerage and acquisition services with a specific concentration in medical office buildings. From 1986 until 1993, and again from 1996 through 2006, Mrs. Romero was a Senior Vice President with Amerimar Enterprises, or Amerimar, a national commercial real estate firm based in Philadelphia. Mrs. Romero opened and ran offices for Amerimar in such primary cities as Boston, Chicago, and Philadelphia before relocating and running Amerimar’s Phoenix-based operations for seven of the 17 years she was part of Amerimar’s team. Mrs. Romero also spent three years working for the Government of Singapore Investment Corporation’s, or GSIC, North American office where she gained additional institutional experience working on the management of assets owned by GSIC in both Massachusetts and Florida. Mrs. Romero’s experience includes an extensive concentration in retail and high-rise office properties. Mrs. Romero has been responsible for the oversight of numerous successful properties located throughout several states, and has directly supervised tens of millions of dollars in construction, development, re-development and tenant improvements. She received a BA degree from the University of New Hampshire, the Institute of Real Estate Management’s Real Property Administrator (RPA) designation and received the CCIM designation (Certified Commercial Investment Member) from the CCIM Institute. Mrs. Romero is a licensed Real Estate Agent in the State of Arizona.

Board of Directors

The number of members of our Board of Directors will be determined from time-to-time by resolution of our Board of Directors. Our Board of Directors currently consists of six persons. Our directors are nominated each year by the Nominating and Corporate Governance Committee of our Board of Directors.

Upon completion of this offering, we will become subject to the rules of the NYSE. Generally, these rules require a number of directors serving on our Board of Directors to meet standards of independence. Our Board of Directors has determined that the directors listed above as “independent” meet the independence standards of the NYSE. Our independent directors meet regularly in executive sessions without members of management present.

Our Board of Directors believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our company and a dedication to enhancing stockholder value.

Committees of Our Board of Directors

Our Board of Directors has established three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees currently consists of three members, each of whom satisfies the NYSE’s independence standards. Mr. Mansfield will be joining one or more of these committees following completion of this offering. Matters put to a vote at one of our three independent committees of our Board of Directors must be approved by a majority of the directors on the committee who are present at the meeting at which there is a quorum or in an action by unanimous written consent of the directors serving on the committee.

Audit Committee

The Audit Committee, which is composed of Messrs. Benham, Brain and Guericke and for which Mr. Benham currently serves as the Chairman, assists our Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Our Board of Directors has affirmatively determined that each of the Audit Committee members meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has also determined that Mr. Benham, the chair of the Audit Committee, qualifies as an “audit committee financial expert” under SEC rules and regulations and that each of the other members of the Audit Committee is financially literate within the meaning of Rule 10A-3 of the Exchange Act.

Compensation Committee

The Compensation Committee, which is composed of Messrs. Benham, Brain and Guericke and for which Mr. Brain currently serves as the Chairman, supports our Board of Directors in fulfilling its oversight responsibilities relating to senior management and director compensation, including the administration of our 2012 Equity Incentive Plan.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is composed of Messrs. Benham, Brain and Guericke and for which Mr. Guericke currently serves as the Chairman, assists our Board of Directors in identifying and recommending candidates to fill vacancies on our Board of Directors and for election by the stockholders, recommending committee assignments for directors, overseeing our Board of Directors’ annual evaluation of the performance of our Board of Directors, its committees and individual directors, reviewing compensation received by directors for service on our Board of Directors and its committees and developing and recommending to our Board of Directors appropriate corporate governance policies, practices and procedures for our company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers, directors or employees may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or stock exchange regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

For information concerning limitations of liability and indemnification applicable to our directors, executive officers and, in certain circumstances, employees, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Directors’ and Officers’ Liability and Indemnification” and “Certain Relationships and Related Party Transactions.”

Interests in Our Investments

We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.

Director Compensation

Our Board of Directors has established a compensation program for our independent directors. Pursuant to this compensation program, we pay the following fees to each of our independent directors:

•	an annual cash retainer of $50,000;

•	an initial grant of 2,500 LTIP units upon becoming a director;

•

at the time of each annual meeting of our stockholders, beginning with the 2013 annual meeting, each independent director who will continue to serve on our Board of Directors will receive an annual grant of LTIP units having a value of $50,000 if and as determined by our Board of Directors;

•	an additional annual cash retainer of $10,000 to the chair of the Audit Committee;

•	an additional annual cash retainer of $7,500 to the chair of the Compensation Committee; and

•	an additional annual cash retainer of $7,500 to the chair of the Nominating and Corporate Governance Committee.

We also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at meetings of our Board of Directors and its committees. Directors who are employees do not receive any compensation for their services as directors.

Executive Compensation

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers and the principal factors relevant to an analysis of these policies and decisions. Currently, our “named executive officers” and their positions are: Mr. Schmitz, our Chief Executive Officer and Chairman; Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors; Mr. Koumriqian, our Chief Financial Officer and Treasurer; Mr. Kent, our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary; and Ms. Porter, our Senior Vice President, Operations. The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Determination of Compensation

Roles of Our Board of Directors and Chief Executive Officer in Compensation Decisions

Since our formation, the Compensation Committee of our Board of Directors, in conjunction with our Chief Executive Officer, has been responsible for overseeing our executive compensation program, as well as determining and approving, subject to the oversight of our Board of Directors, the ongoing compensation arrangements for our named executive officers. Our Compensation Committee, Board of Directors and Chief Executive Officer meet periodically throughout the year to review adjustments, if any, to the compensation, including base salary, annual bonus and long-term equity awards, for our named executive officers. Equity awards are subject to approval by our Board of Directors.

Since our formation, our Chief Executive Officer has been responsible for evaluating the individual performance and contributions of each other named executive officer, other than Ms. Hawkes, our President and Chief Operating Officer, and reporting to our Compensation Committee and Board of Directors his determinations regarding such other named executive officers’ compensation. Our Chief Executive Officer has not participated in any formal discussion with our Compensation Committee and Board of Directors regarding decisions on his own compensation or the compensation of Ms. Hawkes, and he has recused himself from meetings at which his compensation and Ms. Hawkes’ compensation have been discussed.

We do not generally rely on formulaic guidelines or react to short-term changes in business performance for determining the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual named executive officers within the context of our desire to attain financial and operational goals. Subjective factors considered in compensation determinations include a named executive officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team, contributions to our overall performance and whether the total compensation potential and structure is sufficient to ensure the retention of a named executive officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants

Our Compensation Committee has retained FTI Consulting Inc., or FTI, a professional compensation consulting firm, to provide advice regarding the executive compensation program for our senior executive management team following the completion of this offering. Under the engagement agreement between the Compensation Committee and FTI, FTI has provided, and will in the future provide, analysis and recommendations regarding base salaries, annual bonuses and long-term incentive compensation for our executive management team, and a director compensation program for non-employee members of our Board of Directors. FTI has not performed and does not currently provide any other services to management or our company, other than providing de minimis advice to our company for no additional fee relating to company-paid health insurance premiums for our broad-based group health plan.

Executive Compensation Philosophy and Objectives

The market for experienced management is highly competitive in our industry. Our goal is to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after by similarly sized REITs and other real estate companies. Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly qualified executives to manage each of our business functions.

We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, financial, operational, individual and other goals that are consistent with increasing stockholder value. We also believe that our executive compensation program should include a long-term incentive component that aligns executives’ interests with our stockholders’ interests. The objective of our long-term incentive awards, including equity-based compensation, will be to encourage executives to focus on our long-term growth and incentivize executives to manage our company from the perspective of stockholders with a meaningful stake in our success.

We view the components of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our named executive officers to ensure that our overall compensation objectives are met. To date, not all components have been provided to our named executive officers. We have considered, but not relied upon exclusively, the following factors in determining the appropriate level for each compensation component: our understanding of the competitive market based on the collective experience of members of our Compensation Committee and our Board of Directors and their review of compensation surveys; our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; the recommendations of FTI; and other considerations our Compensation Committee and our Board of Directors and/or Chief Executive Officer determines are relevant.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary and to serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.

Elements of Executive Compensation Program

The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for that component and how compensation amounts are determined.

Base Salary

We provide our executive officers, including our named executive officers, with a base salary to compensate them for services rendered to our company during the fiscal year. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts were established based on consideration of, among other factors, the scope of the named executive officer’s responsibilities, period of service and the general knowledge of our Compensation Committee and our Board of Directors or our Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our named executive officers will be reviewed periodically by our Compensation Committee and our Board of Directors or our Chief Executive Officer and merit salary increases will be made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance. The table below shows the base salary for each of our named executive officers as of January 1, 2013.

Named Executive Officer	Title	Base Salary
Stephen G. Schmitz	Chairman and Chief Executive Officer	$500,000
Laurie A. Hawkes	President and Chief Operating Officer	$500,000
Shant Koumriqian	Chief Financial Officer and Treasurer	$325,000
Andrew G. Kent	Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary	$225,000
Lani B Porter	Senior Vice President, Operations	$225,000

Annual Performance-Based Compensation

We use cash bonuses to motivate our named executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In 2012, we did not establish a formal bonus program, and annual bonuses for Mr. Kent and Ms. Porter were determined by our Chief Executive Officer in his sole discretion based on his assessment of the executives’ performance and the performance of our company. Beginning in 2013, the Compensation Committee has made and will in the future make all final determinations regarding annual bonuses for each of our named executive officers based on the recommendations of our Chief Executive Officer (other than for our Chief Executive Officer and President and Chief Operating Officer), the performance of our named executive officers relative to any individual and corporate performance goals established by the Compensation Committee (with the assistance of any independent compensation consultant it may engage), market factors and such other factors as the Compensation Committee (with the assistance of any compensation consultant it may engage), deem appropriate. In April 2013, the Compensation Committee awarded discretionary annual cash bonuses to Mr. Schmitz, Ms. Hawkes and Mr. Koumriqian of 100%, 100% and 75%, respectively, of the executive’s 2012 annual base salary, pro rated for the period of the executive’s employment by us in 2012, due to these executives’ outstanding performance in that year. See “2012 Summary Compensation Table.” For 2013, the Compensation Committee has established target percentages of base salary for annual cash performance bonuses for our named executive officers as follows: 100% for each of Mr. Schmitz and Ms. Hawkes, 75% for Mr. Koumriqian and 60% for each of Mr. Kent and Ms. Porter. Actual cash performance bonuses, if any, will be determined by the Compensation Committee in its discretion.

Long-Term Equity-Based Awards

The goals of our long-term equity-based awards are to reward and encourage long-term corporate performance based on the value of our stock and, thereby, to align the interests of our executive officers, including our named executive officers, with those of our stockholders. The size and form of the initial equity awards for our named executive officers typically have been established through arm’s-length negotiation at the time the individual was hired or at the time at which we entered into an employment agreement with the named executive officer. In making these awards, we considered, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, our Board of Directors’ collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

2012 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our named executive officers for the period from March 30, 2012 (inception) through December 31, 2012.

Name	Date of Grant	All other LTIP Awards (# of Units)	Grant Date Fair Value of LTIP Awards ($)(1)
Stephen G. Schmitz	May 11, 2012	224,961	3,824,337
Laurie A. Hawkes	May 11, 2012	224,961	3,824,337
Shant Koumriqian	November 7, 2012	5,000	85,000
Andrew G. Kent	May 14, 2012	2,500	42,500
	November 7, 2012	12,500	212,500
Lani B Porter	November 7, 2012	11,500	195,500

(1)	Assumes each LTIP unit has a fair value of $17, which reflects the inherent uncertainty that the LTIP units will reach parity with OP units, the appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us at the time and other data that we deem relevant. For information regarding the assumptions made in the valuation of LTIP unit awards, see Note 5 to our consolidated financial statements included elsewhere in this prospectus.

Offering Grants of Plan-Based Awards

Upon completion of this offering, we will grant our named executive officers, pursuant to our 2012 Equity Incentive Plan, an aggregate of 416,665 LTIP unit awards having an aggregate value of $8.75 million, as shown in the following table:

Name	All Other Stock Awards: Number of LTIP Units (#)	Grant Date Fair Value of LTIP Awards ($)(1)
Stephen G. Schmitz	142,857	3,000,000
Laurie A. Hawkes	142,857	3,000,000
Shant Koumriqian	78,571	1,650,000	(2)
Andrew G. Kent	26,190	550,000
Lani B Porter	26,190	550,000

(1)	Assumes each LTIP unit has a fair value of $21.00, which is the initial price to public. The actual grant date fair value will be determined at a later date, taking into account the inherent uncertainty that the LTIP units will reach parity with OP units, the appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us at the time and other data that we deem relevant. For information regarding the assumptions made in the valuation of LTIP unit awards made in 2012, see Note 5 to our consolidated financial statements included elsewhere in this prospectus.
(2)	Includes $1.1 million of LTIP units or restricted shares of common stock, as elected by Mr. Koumriqian in his discretion, that we will grant to Mr. Koumriqian upon completion of this offering pursuant to his employment agreement. These LTIP units or restricted shares of our common stock will vest in equal one-third increments on each of the first three anniversaries of their date of grant.

These LTIP units, other than the $1.1 million of LTIP units or restricted shares of our common stock referred to in footnote 2 above, will vest ratably on each of the first five anniversaries of their date of grant, subject to the satisfaction of performance-based criteria to be determined by the Compensation Committee of our Board of Directors after completion of this offering.

Retirement Savings

We intend to establish a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may match contributions made by participants in the plan up to a specified percentage of the employee contributions, and these matching contributions may be fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax deferred retirement savings though our 401(k) plan, and potentially making fully vested matching contributions, will add to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical and dental benefits, as well as vision discounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We will pay 75% and 100% of the premiums for each of our employee’s medical and dental plans, respectively, for the 2013 plan year. We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives, including our named executive officers. We also reimburse certain of our named executive officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement. In addition, we may under certain circumstances agree to pay directly or reimburse our named executive officers for certain relocation expenses incurred in connection with a relocation made at the request of our company. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by our Board of Directors or Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

Severance and Change in Control-Based Compensation

As more fully described below under the captions “—Employment Agreements” and “—2012 Equity Incentive Plan—Change in Control,” certain of our named executive officers’ employment agreements provide for certain payments and/or benefits upon certain termination of employment events or in connection with a change in control. The employment agreements also provide for gross-up payments to reimburse these executives for any excise taxes imposed on the executive in connection with a change in control. We believe that job security and terminations of employment, both within and outside of the change in control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our named executive officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our company in all situations.

2012 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers for the year ended December 31, 2012.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Stephen G. Schmitz Chief Executive Officer and Chairman	2012	312,500	320,548	3,824,337	(3)	—	1,442	(4)	4,458,827
Laurie A. Hawkes President and Chief Operating Officer	2012	312,500	320,548	3,824,337	(3)	—	1,442	(4)	4,458,827
Shant Koumriqian Chief Financial Officer and Treasurer	2012	67,708	51,421	85,000	(5)	—	369	(6)	204,498
Andrew G. Kent Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary	2012	94,904	75,000	255,000	(7)	—	361	(8)	425,266
Lani B Porter Senior Vice President, Operations	2012	75,000	65,000	195,500	(9)	—	647	(10)	336,148

(1)	Amounts in this column represent each named executive officer’s annual base salary for 2012, prorated to reflect partial year service beginning on May 11, 2012 in the case of Mr. Schmitz and Ms. Hawkes, October 15, 2012 in the case of Mr. Koumriqian, May 14, 2012 in the case of Mr. Kent and July 2, 2012 in the case of Ms. Porter.

(2)	Each amount in this column is the grant date fair value of LTIP units awarded to the executive. For information regarding the assumptions made in the valuation of LTIP unit awards, see Note 5 to our consolidated financial statements included elsewhere in this prospectus.
(3)	Reflects 224,961 LTIP units, of which 5,245 vested upon grant and 219,716 vest as follows: 88,486 vest ratably on May 11, 2013, May 11, 2014 and May 11, 2015; and 131,230 vest on the first to occur of (i) the date on which any shares of our common stock become registered with the SEC under Section 5 of the Securities Act and listed on a national securities exchange; (ii) the date on which a change in control (as defined in our 2012 Equity Incentive Plan) occurs; and (iii) May 11, 2015.
(4)	Amount includes $1,306 in health insurance premiums and $136 in dental, life and long-term disability insurance premiums.
(5)	Reflects 5,000 LTIP units that vest ratably on November 7, 2013, November 7, 2014 and November 7, 2015.
(6)	Amount includes $233 in health insurance premiums and $136 in dental, life and long-term disability insurance premiums.
(7)	Reflects 2,500 LTIP units that vest ratably on May 14, 2013, May 14, 2014 and May 14, 2015 and 12,500 LTIP units that vest ratably on November 7, 2013, November 7, 2014 and November 7, 2015.
(8)	Amount includes $233 in health insurance premiums and $128 in dental, life and long-term disability insurance premiums.
(9)	Reflects 11,500 LTIP units that vest ratably on November 7, 2013, November 7, 2014 and November 7, 2015.
(10)	Amount includes $519 in health insurance premiums and $128 in dental, life and long-term disability insurance premiums.

Tax and Accounting Considerations

Code Section 162(m)

Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” within the meaning of the Code. As we are not currently publicly traded, our Board of Directors and Chief Executive Officer have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, certain awards under our 2012 Equity Incentive Plan and other pre-existing plans will not be subject to Section 162(m) until the expiration of a post-closing transition period, which will occur on the earliest to occur of our annual stockholders’ meeting in 2017, a material modification or expiration of the applicable plan or the exhaustion of the shares or other compensation reserved for issuance under the plan. Following this offering, we expect that the Compensation Committee may design awards of variable compensation paid to our named executive officers in a manner that is generally consistent with the “performance-based compensation” requirements of Section 162(m). However, the Compensation Committee, in its judgment, may authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Code Section 409A

Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain employees and other service providers of companies which undergo a change in control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers following this offering, the Compensation Committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G. Our 2012 Equity Incentive Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under our 2012 Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits.

Accounting for Stock-Based Compensation

We follow FASB Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted shares of our common stock, restricted stock units and other equity-based awards under our 2012 Equity Incentive Plan will be accounted for under ASC Topic 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our 2012 Equity Incentive Plan. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Employment Agreements

Upon completion of our initial private offering in May 2012, we entered into employment agreements with Mr. Schmitz and Ms. Hawkes. In April 2013, we amended and restated those agreements and entered into employment agreements with Mr. Koumriqian (whose agreement is effective as of October 15, 2012), Mr. Kent (whose agreement is effective as of January 1, 2013) and Ms. Porter (whose agreement is effective as of January 1, 2013). Each of the employment agreements has an initial term expiring December 31, 2015. Each employment agreement provides for an automatic one-year extension after the expiration of the initial term, unless either party provides the other with at least 90 days’ prior written notice of non-renewal. The employment agreements require the applicable executive officer to dedicate substantially all of his or her business time and efforts to the performance of his or her duties as our executive officers, except that Mr. Schmitz and Ms. Hawkes are permitted to spend a portion of their time and efforts assisting the general partner of Phoenix Fund in the performance of its duties to Phoenix Fund.

The employment agreements provide for, among other things:

•

an annual base salary of $500,000 for each of Mr. Schmitz and Ms. Hawkes, $325,000 for Mr. Koumriqian and $225,000 for each of Mr. Kent and Ms. Porter, subject to future increases from time to time at the discretion of our Board of Directors or the Compensation Committee;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by the Compensation Committee;

•	participation in our 2012 Equity Incentive Plan and any subsequent equity incentive plans approved by our Board of Directors and stockholders; and

•

participation in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, relocation programs and similar benefits that may be available to our other senior executive officers.

Each of Mr. Schmitz and Ms. Hawkes has a target annual cash performance bonus equal to 100% of his or her annual base salary, subject to approval of any such bonus by the Compensation Committee in its discretion. Mr. Koumriqian has a target annual cash performance bonus equal to 75% of his annual base salary and each of Mr. Kent and Ms. Porter has a target annual cash performance bonus equal to 60% of his or her annual base salary; in each case actual bonuses will be determined by the Compensation Committee of our Board of Directors in its discretion. Upon commencing his employment with our company, Mr. Koumriqian received a one-time grant of 5,000 LTIP units that will vest ratably on each of the first three anniversaries of their date of grant.

In addition, the employment agreements of Mr. Schmitz, Ms. Hawkes and Mr. Koumriqian provide for bonuses relating to the registration and listing or the public issuance of our common stock. Each of Mr. Schmitz and Ms. Hawkes became entitled to be paid a special cash bonus of $250,000 upon the filing with the SEC of the registration statement of which this prospectus forms a part registering the shares sold in our initial private offering for resale in accordance with the registration rights agreement that we entered into upon completion of our initial private offering. Each of Mr. Schmitz and Ms. Hawkes is also entitled to be paid an additional special cash bonus of $250,000 if, prior to October 29, 2013 (or 60 days later if deferred as a result of our completion of our initial public offering prior to October 29, 2013), the shares sold in our initial private offering have become registered with the SEC and become listed on a national securities exchange. Upon completion of this offering, Mr. Schmitz and Ms. Hawkes will earn this additional bonus. Upon completion of this offering, we will grant Mr. Koumriqian a number of LTIP units or restricted shares of our common stock, at his election, equal to the lesser of (i) 10% of the number of shares added to our 2012 Equity Incentive Plan as a result of our follow-on private offering in December 2012, our private placement in January 2013 and this offering and (ii) the number of shares having an aggregate market value of $1.1 million based on the price to public of our common stock sold in this offering. These LTIP units or restricted shares of our common stock will vest ratably on each of the first three anniversaries of their date of grant.

Under the terms of their respective employment agreements, our executive officers are entitled to receive long-term disability coverage equal to 75% of the executive officer’s annual base salary and group life insurance coverage with a face amount equal to $1,000,000. We pay the premiums on all primary or supplemental disability and supplemental life insurance policies provided for the benefit of our executive officers and their designated beneficiaries, and the value of these premiums is treated as taxable income to the executive officer.

If we terminate the executive officer’s employment for “cause,” the executive officer will be entitled to receive his or her annual base salary and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination. “Cause” is defined as any of the following events:

•	the executive’s conviction for (or pleading guilty or nolo contendere to) any felony or a misdemeanor involving moral turpitude;

•	the executive’s indictment for any felony or misdemeanor involving moral turpitude, if such indictment is not discharged or otherwise resolved within 18 months;

•

the executive’s commission of an act of fraud, theft, dishonesty or breach of fiduciary duty related to our company or the performance of the executive’s duties under the executive’s employment agreement;

•

the continuing failure or habitual neglect by the executive to perform the executive’s duties, except that, if such failure or neglect is curable, the executive shall have 30 days from his or her receipt of a notice of such failure or neglect to cure such condition and, if the executive does so to the reasonable satisfaction of our Board of Directors (such cure opportunity being available only once), then such failure or neglect will not constitute cause;

•

any violation by the executive of the restrictive covenants set forth in the employment agreement except that, if such violation is not willful and is curable, the executive will first have 30 days from his or her receipt of notice of such violation to cure such condition and, if the executive does so to the reasonable satisfaction of our Board of Directors, such violation will not constitute cause; or

•

the executive’s material breach of the employment agreement, except that, if such breach is curable, the executive shall first have 30 days from his or her receipt of such notice of such breach to cure such breach and, if the executive does so to the reasonable satisfaction of our Board of Directors, such breach will not constitute cause.

If the executive officer resigns without “good reason,” the executive officer will be entitled to receive his or her annual base salary and other benefits that have been earned and accrued prior to the date of resignation and reimbursement of expenses incurred prior to the date of resignation. “Good reason” is defined as any of the following events:

•

any material diminution in the executive’s title, authorities, duties or responsibilities (including without limitation the assignment of duties inconsistent with his or her position, or a significant adverse alteration of the nature or status of his or her responsibilities, or a significant adverse alteration of the conditions of his or her employment), including, in the case of Mr. Schmitz and Ms. Hawkes, any failure of the Nominating and Corporate Governance Committee to nominate the executive for re-election to our Board of Directors at any annual meeting of our stockholders while the executive serves as our Chief Executive Officer or President and Chief Operating Officer, respectively, provided that, at the time of each annual meeting, (1) if the executive is unable to perform his or her duties due to a disability or other incapacity, it is reasonably certain that the executive will be able to resume his or her duties on a regular full-time basis prior to such time as the executive’s employment may be terminated by us due to disability, (2) we have not notified the executive of our intention to terminate the executive’s employment for cause and (3) the executive has not notified us of his or her intention to resign from his or her position of Chief Executive Officer or President and Chief Operating Officer, respectively;

•

in the case of Mr. Schmitz and Ms. Hawkes, any material diminution in the title, authority, duties, or responsibilities of the supervisor to whom the executive is required to report, specifically including, a requirement that the executive report to a corporate officer or employee instead of reporting directly to our Board of Directors, or any or significant adverse change of the supervisor to whom the executive is required to report (including assignment to a new supervisor which results in a material adverse alteration of the nature or conditions of executive’s employment) and, in the case of Mr. Koumriqian, any requirement that he report to a corporate officer or employee other than the President and Chief Operating Officer and/or the Chief Executive Officer of our company;

•

after there has occurred a “change in control” (as defined in the employment agreement), any of the following has occurred: (1) a duplication with other company personnel of the executive’s title, authorities, duties or responsibilities; (2) a significant adverse alteration of the budget over which the executive retains authority; or (3) a duplication with other company personnel of the title, authority, duties, or responsibilities of the supervisor to whom the executive is required to report, specifically including a requirement that the executive report to a corporate officer or employee instead of reporting directly to our Board of Directors;

•	any material reduction of the executive’s annual salary;

•	our material breach of the employment agreement; or

•	a determination by us to relocate our corporate headquarters to a new location that is more than 50 miles from the current address of our corporate headquarters in Scottsdale, Arizona.

Notwithstanding the forgoing, the executive will not be deemed to have terminated the employment agreement for good reason unless: (1) the executive terminates the agreement no later than six months following the initial existence of the event or condition which is the basis for such termination (it being understood that each instance of any such event shall constitute a separate basis for such termination and a separate event or condition occurring on the date of such instance for purposes of calculating the six-month period); and (2) the executive provides to us a written notice of the existence of the event or condition which is the basis for the termination within 60 days following the initial existence of such event or condition, and we fail to remedy such event or condition within 30 days following the receipt of such notice.

If we terminate the executive officer’s employment without cause, the executive officer resigns for good reason or if we elect not to renew the employment agreement and the executive resigns within 90 days after receipt of the non-renewal notice, the executive officer will be entitled to the severance benefits described below. The severance benefits include the following:

•

In each case, the executive officer will be entitled to receive his or her annual base salary and other benefits that have been earned and accrued prior to the date of termination, reimbursement of expenses incurred prior to the date of termination and any cash or equity bonus compensation that has been earned and accrued prior to the date of termination.

•

In the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason, the executive officer will be entitled to receive a cash payment in an amount equal to the sum of (1) the executive officer’s then-current annual base salary, plus (2) the greater of the annual cash bonus compensation most recently earned (whether or not paid) and the average annual cash bonus compensation actually paid for the last three full fiscal years, which sum will be multiplied by three for each of Mr. Schmitz and Ms. Hawkes and by one for each of Mr. Koumriqian, Mr. Kent and Ms. Porter. In the event we elect not to renew the executive officer’s employment agreement and the executive officer elects to resign within 90 days after receipt of the notice of non-renewal, the foregoing sum will be multiplied by two for each of Mr. Schmitz and Ms. Hawkes and one for each of Mr. Koumriqian, Mr. Kent and Ms. Porter.

•

We will reimburse the COBRA premium under our major medical health and dental plan for up to 18 months after termination, and, in each case, the executive officer and his or her dependents will be entitled to receive continuing coverage under health, dental, disability and life insurance benefit plans at the same cost as payable by our other executives for a period of 18 months after the executive officer’s termination. We will have no obligation to provide these continuing benefits if the executive officer becomes entitled to receive them from another employer.

•

In each case, all equity awards granted to the executive officer under our 2012 Equity Incentive Plan or any subsequent equity incentive plan approved by our Board of Directors will immediately vest, any forfeiture restrictions will immediately lapse and any target bonus performance criteria for the year in which such termination occurs will be treated as satisfied and, in the case of any options, will become vested and exercisable or, at the discretion of our Board of Directors, may be cashed out or cancelled.

Each employment agreement provides that the executive officer or his or her estate is entitled to certain benefits in the event of his death or disability. Specifically, each executive officer, or in the event of the executive officer’s death, his or her beneficiaries, will be entitled to receive:

•	the executive officer’s annual salary and other benefits that are earned and accrued under the employment agreement and the applicable benefit plans prior to the date of termination;

•	any cash or equity bonus compensation that has been earned and accrued prior to the date of termination;

•

immediate vesting of any unvested equity incentive awards, with any applicable performance criteria for the year in which such death or disability occurs being treated as satisfied, and any options will become vested and exercisable or, at the discretion of our Board of Directors, be cashed out or cancelled;

•	reimbursement for and/or continuing coverage under our benefit plans for a period of 18 months after the executive officer’s termination; and

•	reimbursement for expenses incurred prior to the date of termination.

The employment agreements provide that, if a “change in control” (as defined in the employment agreements) occurs, all equity awards granted to the executive officer under our 2012 Equity Incentive Plan and any subsequent equity incentive plans approved by our Board of Directors will immediately vest (and the performance criteria will be treated as satisfied) and, if applicable, become exercisable.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely and non-competition and non-solicitation provisions which apply during the term of the employment agreement and for one year following the executive officer’s termination under certain circumstances.

Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, have shared the same residence for the last six years.

Vesting of Long-Term Equity Incentive Awards

The terms of the time-based LTIP unit awards granted to each of the executive officers and the event-based LTIP unit awards granted to Mr. Schmitz and Ms. Hawkes provide that:

•	upon termination of the executive’s employment with our company because of his or her death or disability, the unvested awards vest;

•	upon resignation of the executive for good reason, the unvested awards vest;

•	upon termination of the executive’s employment with our company without cause, the unvested awards vest; and

•	upon termination of the executive’s employment with our company, any awards that are not vested on or before the date of termination are forfeited.

The time-based and event-based LTIP unit awards granted to Mr. Schmitz, Ms. Hawkes and Mr. Koumriqian also provide that the unvested awards vest upon the executive’s resignation within 90 days after receipt of notice from our company that the executive’s employment agreement will not be renewed. The time-based LTIP unit awards granted to Mr. Kent and Ms. Porter also provide that the unvested awards will vest upon a change in control (as defined in our 2012 Equity Incentive Plan).

Termination Payment Table

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of the 2012 Equity Incentive Plan, the agreements governing awards made under the 2012 Equity Incentive Plan and their employment agreements. The table assumes that termination of the named executive officer from the Company under the scenario shown occurred on December 31, 2012.

Name and Termination Scenario	Cash Payment(1)		Acceleration of Vesting of Long- Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Stephen G. Schmitz—Chairman and Chief Executive Officer
For Cause or Without Good Reason	—		—	—	—
Upon Death or Disability	—		$3,735,172	—	$3,735,172
For Good Reason or Without Cause	$3,000,000		$3,735,172	—	$6,735,172
Non-Renewal	$2,000,000		$3,735,172	—	$5,735,172
Laurie A. Hawkes—President and Chief Operating Officer
For Cause or Without Good Reason	—		—	—	—
Upon Death or Disability	—		$3,735,172	—	$3,735,172
For Good Reason or Without Cause	$3,000,000		$3,735,172	—	$6,735,172
Non-Renewal	$2,000,000		$3,735,172	—	$5,735,172
Shant Koumriqian—Chief Financial Officer and Treasurer
For Cause or Without Good Reason	—		—	—	—
Upon Death or Disability	—		$85,000	—	$85,000
For Good Reason or Without Cause	$568,750		$85,000	—	$653,750
Non-Renewal	$568,750		$85,000	—	$653,750
Andrew G. Kent—Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary
For Cause or Without Good Reason	—		—	—	—
Upon Death or Disability	—		$255,000	—	$255,000
For Good Reason or Without Cause	—	(4)	$255,000	—	$255,000
Non-Renewal	—	(4)	$255,000	—	$255,000
Lani B Porter—Senior Vice President, Operations
For Cause or Without Good Reason	—		—	—	—
Upon Death or Disability	—		$195,000	—	$195,000
For Good Reason or Without Cause	—	(5)	$195,000	—	$195,000
Non-Renewal	—	(5)	$195,000	—	$195,000

(1)	This column assumes that there was neither accrued but unpaid salary or bonus compensation nor expense reimbursements unpaid as of December 31, 2012. An executive who is entitled to receive a cash severance payment is also entitled to reimbursement for up to 18 months of COBRA coverage (which is not reflected in this column).
(2)	Amounts in this column reflect accelerated vesting of awards of LTIP units granted pursuant to our 2012 Equity Incentive Plan that were outstanding at December 31, 2012. For information regarding the assumptions made in the valuation of our equity awards, see Note 5 to our consolidated financial statements included elsewhere in this prospectus.
(3)

Our executive officers are not entitled to indemnification for any change in control excise tax liability. Our 2012 Equity Incentive Plan provides that our executives will receive either (a) all promised “parachute” payments (with the executive responsible for paying any excise tax) or (b) reduced benefits equal to the maximum amount that can be paid without excise tax liability, whichever provides the greater after-tax benefit to the executive.
(4)	No amount is included because Mr. Kent’s employment agreement became effective after the assumed termination date for this table. If his employment agreement had been effective on December 31, 2012 or earlier, this amount would have been $354,502.
(5)	No amount is included because Ms. Porter’s employment agreement became effective after the assumed termination date for this table. If her employment agreement had been effective on December 31, 2012 or earlier, this amount would have been $358,452.

2012 Equity Incentive Plan

Prior to completion of our initial private offering in May 2012, our Board of Directors adopted, and our two stockholders of record approved, our 2012 Equity Incentive Plan to attract and retain independent directors, executive officers and other key employees and service providers, including officers and employees of our affiliates. Our 2012 Equity Incentive Plan provides for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards (including LTIP units).

Administration of our 2012 Equity Incentive Plan

Our 2012 Equity Incentive Plan is administered by the Compensation Committee, except that our 2012 Equity Incentive Plan will be administered by our Board of Directors with respect to awards made to directors who are not employees. This summary uses the term “administrator” to refer to the Compensation Committee or our Board of Directors, as applicable. The administrator approves all terms of awards under our 2012 Equity Incentive Plan. The administrator also approves who will receive grants under our 2012 Equity Incentive Plan and the number of shares of our common stock subject to each grant.

Eligibility

All of our employees and employees of our affiliates and our independent directors are eligible to receive grants under our 2012 Equity Incentive Plan. In addition, individuals who provide significant services to us or an affiliate, including individuals who provide services to us or an affiliate by virtue of employment with, or providing services to, our operating partnership, may receive grants under our 2012 Equity Incentive Plan.

Share Authorization

Prior to completion of this offering and after giving effect to outstanding awards, the aggregate number of shares of our common stock that may be issued under our 2012 Equity Incentive Plan equals 863,586 shares, which equals 4.687325% of the total number of shares of our common stock that we issued and sold in our initial private offering, our follow-on private offering and our direct private placement. We refer to that percentage as the “Plan Percentage.” The number of shares of our common stock that may be issued under our 2012 Equity Incentive Plan will be increased by multiplying the Plan Percentage by the total number of shares sold in any subsequent public or private offering of our common stock, including this offering, subject to a maximum of 1,500,000 shares.

In connection with stock splits, dividends, recapitalizations and certain other events, our Board of Directors will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under our 2012 Equity Incentive Plan and the terms of outstanding awards.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our common stock subject to such awards will again be available for purposes of our 2012 Equity Incentive Plan. Shares of our common stock tendered or withheld to satisfy the exercise price or for tax withholding are not available for future grants under our 2012 Equity Incentive Plan.

Prior to completion of this offering, we have granted a total of 522,297 awards, in the form of LTIP units or restricted shares of our common stock, under our 2012 Equity Incentive Plan, and 341,289 shares remain available for future issuance under our 2012 Equity Incentive Plan before giving effect to the increase in the number of available shares that will result from this offering. In connection with this offering, we will issue an aggregate of 416,665 LTIP units having an aggregate value of $8.75 million to our named executive officers under our 2012 Equity Incentive Plan. In lieu of receiving LTIP units, one of our executives may elect to receive up to $1.1 million of this award in the form of a like number restricted shares of our common stock.

Options

Our 2012 Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders. The exercise price for any option is generally payable (1) in cash, (2) by certified check, (3) by the surrender of shares of our common stock (or attestation of ownership of shares of our common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (4) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”). Incentive stock options may only be granted to our employees and employees of our subsidiaries.

Stock Awards

Our 2012 Equity Incentive Plan also provides for the grant of stock awards. A stock award is an award of shares of our common stock that may be subject to restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and rights to receive distributions. During the period, if any, when stock awards are non-transferable or forfeitable, (1) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (2) we will retain custody of the certificates and (3) a participant must deliver a stock power to us for each stock award.

Stock Appreciation Rights

Our 2012 Equity Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of our common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted in tandem with an incentive stock option awarded to a “ten percent stockholder.”

Performance Units

Our 2012 Equity Incentive Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our common stock, if performance goals established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our common stock, other securities or property or a combination thereof.

Incentive Awards

Our 2012 Equity Incentive Plan also authorizes the Compensation Committee to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The Compensation Committee will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the Compensation Committee. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment which may be in cash, common stock or a combination of cash and common stock.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards under our 2012 Equity Incentive Plan, including LTIP units. Other equity-based awards are payable in cash, shares of our common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of our common stock under our 2012 Equity Incentive Plan, reducing the plan’s share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as OP units, which distributions will generally equal per-share distributions on shares of our common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Dividend Equivalents

The administrator may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our common stock or otherwise reinvested) and may be payable in cash, shares of our common stock or other property or a combination of the two. The administrator will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity-based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that outstanding options and stock appreciation rights will be fully exercisable upon the change in control, restrictions and conditions on outstanding stock awards will lapse upon the change in control and performance units, incentive awards or other equity-based awards will become earned and nonforfeitable in their entirety. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity based awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, a change of control under our 2012 Equity Incentive Plan occurs if:

•

a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the outstanding shares of our common stock on a fully diluted basis or the total combined voting power of our outstanding securities;

•

there occurs a merger, consolidation, reorganization or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;

•	we sell or dispose of all or substantially all of our assets; or

•	incumbent directors cease to be a majority of our Board of Directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments, and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under our 2012 Equity Incentive Plan could be treated as parachute payments. In that event, our 2012 Equity Incentive Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under our 2012 Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits.

Amendment; Termination

Our Board of Directors may amend or terminate our 2012 Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under our 2012 Equity Incentive Plan, materially increases the aggregate number of shares of our common stock that may be issued under our 2012 Equity Incentive Plan (other than on account of stock dividends, stock splits, other changes in capitalization or increases by the Plan Percentage in connection with offerings of our common stock, in each case, as described above) or materially modifies the requirements as to eligibility for participation in our 2012 Equity Incentive Plan. Unless terminated sooner by our Board of Directors or extended with stockholder approval, our 2012 Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our Board of Directors adopted our 2012 Equity Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and shares of our common stock issuable upon redemption of OP units (without giving effect to the 12-month restriction on redemption applicable to OP units) and LTIP units, upon completion of this offering, by (1) each of our named executive officers, (2) each of our directors, (3) all of our executive officers and directors as a group and (4) each person known by us to be the beneficial owner of five percent or more of shares of our common stock.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares, LTIP units and OP units beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after the date of this prospectus, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock, LTIP units and OP units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o American Residential Properties, Inc., 7047 East Greenway Parkway, Suite 350, Scottsdale, Arizona 85254.

Name of Beneficial Owner	Number of Shares, LTIP Units and OP Units Beneficially Owned		Percentage of All Shares(1)	Percentage of All Shares, LTIP Units and OP Units Beneficially Owned(2)
Stephen G. Schmitz	491,471	(3)	1.5%	1.5%
Laurie A. Hawkes	491,471	(3)	1.5%	1.5%
Shant Koumriqian	11,500		*	*
Andrew G. Kent	1,834		*	*
Lani B Porter	500		*	*
Douglas N. Benham	3,720		*	*
David M. Brain	3,720		*	*
Keith R. Guericke	3,720		*	*
Todd W. Mansfield	2,500		*	*
All directors and executive officers as a group (9 persons)	685,436		2.1%	2.1%
Anchorage Capital Master Offshore, Ltd.(4)	3,509,362		10.9%	10.6%
Kendall Family Investments, LLC(5)	1,800,000		5.6%	5.4%

*	Represents less than 1%.
(1)	Assumes 32,140,732 shares of our common stock are outstanding upon completion of this offering. In addition, amounts shown for individuals assume that all OP units and LTIP units held by the person are exchanged for shares of our common stock on a one-for-one basis. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the OP units or LTIP units held by other persons are exchanged for shares of our common stock.
(2)

Assumes a total of 33,238,819 shares of our common stock, OP units and LTIP units are outstanding upon completion of this offering. OP units may be redeemed for cash or, at our election, shares of our common stock on a one-for-one basis as described in “Operating Partnership and the Partnership Agreement.” Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached.
(3)	Includes:
(a)	500 shares of our common stock issued and sold in connection with our initial capitalization to each of Mr. Schmitz and Ms. Hawkes;
(b)	150,000 shares of our common stock owned by Phoenix Fund. ARP Phoenix Fund I GP, LLC is the general partner of Phoenix Fund and exercises voting and dispositive power over these shares. Each of Mr. Schmitz and Ms. Hawkes owns a 50% membership interest in ARP Phoenix Fund I GP, LLC. Accordingly, Mr. Schmitz and Ms. Hawkes share voting and dispositive power over these shares. Except to the extent of their pecuniary interest in Phoenix Fund, each of Mr. Schmitz and Ms. Hawkes disclaims beneficial ownership of these shares;
(c)	175,000 OP units owned by ARM, which is jointly owned by Mr. Schmitz and Ms. Hawkes. Accordingly, Mr. Schmitz and Ms. Hawkes share dispositive power over these OP units. Except to the extent of their pecuniary interest in ARM, each of Mr. Schmitz and Ms. Hawkes disclaims beneficial ownership of these OP units; and
(d)	165,971 LTIP units issued to each of Mr. Schmitz and Ms. Hawkes that have vested or will vest upon completion of this offering.
(4)

Anchorage Advisors Management, L.L.C., is the sole managing member of Anchorage Capital Group, L.L.C., which is the investment manager to Anchorage Capital Master Offshore, Ltd. Anthony Davis is the President of Anchorage Capital Group, L.L.C. and a managing member of Anchorage Advisors Management, L.L.C. Kevin Ulrich is the Chief Executive Officer of Anchorage Capital Group, L.L.C. and the other managing member of Anchorage Advisors Management, L.L.C. The address of the stockholder is 610 Broadway, 6th Floor, New York, New York 10012.

(5)	Voting and investment control over the shares held by Kendall Family Investments, LLC is exercised by Louis M. Bacon. The address of the stockholder is 1251 Avenue of the Americas, New York, New York 10020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to a contribution and sale agreement between our operating partnership and ARM, an entity jointly owned by Mr. Schmitz and Ms. Hawkes, entered into on May 11, 2012 upon completion of our initial private offering, our operating partnership issued an aggregate of 175,000 OP units to ARM, having an aggregate value of $3,500,000 based on the offering price per share of our common stock in our initial private offering, as consideration for the contribution by ARM of substantially all of ARM’s assets to our operating partnership. All of these OP units were fully vested upon the contribution of the ARM assets, but one-half of these OP units are subject to transfer restrictions that will lapse upon the earlier of the registration and the listing on a national securities exchange of the shares sold in our initial private offering, a change in control of our company or the third anniversary of the completion date of our initial private offering. Our operating partnership also assumed various contracts and liabilities of ARM, hired all of ARM’s employees in connection with the contribution transaction and purchased certain ARM assets for an aggregate of approximately $85,000 in cash. We did not conduct arm’s-length negotiations with respect to the terms of the contribution by Mr. Schmitz and Ms. Hawkes of the ARM assets to our operating partnership. In the course of structuring these transactions, Mr. Schmitz and Ms. Hawkes had the ability to influence the type and level of benefits that they received from us.

On May 11, 2012, upon completion of our initial private offering and the contribution to our operating partnership of the ARM assets as described above, our TRS entered into a cancelable sub-management agreement with ARM pursuant to which, from May 11, 2012 through February 11, 2013, our TRS provided services to ARM to enable ARM to perform its obligations under the management agreement between ARM and Phoenix Fund. These services included property restoration, leasing, management and disposition services with respect to the properties owned by Phoenix Fund. These were essentially the same services that the ARM employees whom we hired in connection with the contribution transaction referenced above provide to us with respect to our self-managed properties. Under the sub-management agreement, ARM was required to reimburse our TRS for the actual expenses incurred by our TRS to perform its obligations under the sub-management agreement, plus a fee in an amount equal to 1.0% of the gross rental revenue earned by Phoenix Fund with respect to the properties managed by ARM. For the period from March 30, 2012 (inception) through December 31, 2012, ARM paid a management fee to us of $238,000. ARM in turn earned a property management fee equal to 6.0% of Phoenix Fund’s gross rental revenue under the management agreement between ARM and Phoenix Fund. In order to simplify the relationships among these parties, on February 11, 2013, ARM, Phoenix Fund and our TRS terminated these arrangements, and our TRS entered into a management agreement directly with Phoenix Fund, pursuant to which our TRS provides the same services to Phoenix Fund for a fee in an amount equal to 6.0% of the gross rental revenue received by Phoenix Fund with respect to the properties managed by our TRS. ARM no longer receives any fees from Phoenix Fund. The general partner of Phoenix Fund is ARP Phoenix Fund I GP, LLC, or Phoenix Fund GP, which is owned by Mr. Schmitz and Ms. Hawkes. Phoenix Fund GP earns fees for providing acquisition, investment analysis, day-to-day management and administrative services to Phoenix Fund. Phoenix Fund GP is also entitled to out-performance distributions after the limited partners receive a return of their invested capital and a pre-defined return on investment. Phoenix Fund GP is not entitled to be paid disposition fees upon the sale of the properties. To date, Phoenix Fund has made no distributions or dispositions.

Phoenix Fund purchased 150,000 shares of our common stock in our initial private offering at the offering price without payment of any initial purchaser’s discount or placement fee. We granted Phoenix Fund the same registration rights with respect to the shares of our common stock it purchased that other investors in our initial private offering received. We will bear expenses incident to the registration of these shares.

Upon completion of our initial private offering in May 2012, we granted an aggregate of 474,922 LTIP units under our 2012 Equity Incentive Plan to certain of our executive officers and independent directors.

Upon completion of our initial private offering in May 2012, we entered into employment agreements with Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating

Officer and a member of our Board of Directors. In April 2013, we amended and restated those employment agreements and entered into employment agreements with Mr. Koumriqian, our Chief Financial Officer, Mr. Kent, our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary, and Ms. Porter, our Senior Vice President, Operations. See “Management—Employment Agreements.”

Upon completion of our initial private offering in May 2012 (and in Mr. Mansfield’s case, upon his joining our Board of Directors in April 2013), we entered into indemnification agreements with each of our directors under which we are required to indemnify our directors against claims and liabilities that they incur as a result of their service to us as directors, subject to certain exceptions.

Each holder of OP units, including ARM, which is jointly owned by Mr. Schmitz and Ms. Hawkes, have certain registration rights. See “Operating Partnership and the Partnership Agreement—Redemption Rights.”

In November 2012, we granted an aggregate of 29,000 LTIP units under our 2012 Equity Incentive Plan to Mr. Koumriqian, our Chief Financial Officer, Mr. Kent, our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary, and Ms. Porter, our Senior Vice President, Operations.

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy, which is part of the charter of the Nominating and Corporate Governance Committee, provides that that committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) our company or one of our subsidiaries will be a participant and (3) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

In April 2013, we granted 2,500 LTIP units to Mr. Mansfield upon his joining our Board of Directors.

In connection with this offering, we will issue an aggregate of 416,665 LTIP units having an aggregate value of $8.75 million to our named executive officers under our 2012 Equity Incentive Plan. In lieu of receiving LTIP units, one of our executives may elect to receive up to $1.1 million of this award in the form of a like number restricted shares of our common stock.

SELLING STOCKHOLDER

The following table sets forth information, as of May 8, 2013, with respect to the selling stockholder and shares of our common stock beneficially owned by the selling stockholder that the selling stockholder proposes to offer pursuant to this prospectus. In accordance with SEC rules, the listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•

all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days or warrants that are immediately exercisable or exercisable within 60 days). The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for purposes of computing percentage ownership of any other person.

The shares of our common stock offered by the selling stockholder pursuant to this prospectus were originally issued and sold by us in connection with our initial private offering in May 2012. The term selling stockholder includes the holder of our common stock listed below and the beneficial owner of the common stock and the beneficial owner’s transferees, pledgees, donees or other successors.

Percentage ownership calculations are based on 18,424,857 shares of our common stock outstanding as of January 31, 2013.

Name of Beneficial Owner	Shares of Our Common Stock Beneficially Owned Before This Offering		Number of Shares of Our Common Stock to Be Sold in This Offering	Shares of Our Common Stock Beneficially Owned After This Offering
	Shares	Percentage		Shares	Percentage
HighVista I Limited Partnership(1)	500	*	500	—	—%

*	Represents less than 1%.
(1)	Voting and investment control over the shares held by HighVista I Limited Partnership is exercised by Andre Perold. The address of the stockholder is 200 Clarendon Street, 50th Floor, Boston, Massachusetts 02116.

The selling stockholder does not have, and has not had since our inception, any position, office or other material relationship with us or any of our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and of certain provisions in our charter and bylaws. For a complete description, you are urged to review in their entirety our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and applicable Maryland law. See “Where You Can Find Additional Information.”

General

Our charter provides that we may issue up to 600,000,000 shares of our stock, consisting of 500,000,000 shares of our common stock, $0.01 par value per share, and up to 100,000,000 shares of our preferred stock, $0.01 par value per share. Our charter authorizes our Board of Directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. Upon completion of this offering, we will have 32,140,732 outstanding shares of our common stock and no outstanding shares of our preferred stock. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board of Directors and declared by us; and

•

are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Power to Reclassify and Issue Stock

Our Board of Directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of our common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common and Preferred Stock

Our charter authorizes our Board of Directors, with the approval of a majority of the entire board, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our Board of Directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our Board of Directors believes it is at present in our best interests for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the Ownership Limit.

Our charter also prohibits any person from:

•

beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

•

transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons, effective beginning on the date on which we first have 100 stockholders;

•

beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•

beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions in our charter and may establish or increase an excepted holder percentage limit for such person if our Board of Directors obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT. Our Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above. We do not expect to issue certificates representing shares of our capital stock.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions is no longer necessary in order for us to qualify as a REIT.

Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

We have retained American Stock Transfer & Trust Company, LLC as the transfer agent and registrar for our common stock.

Registration Rights

The purchasers of common stock in our initial private offering and our follow-on private offering are entitled to the benefits of registration rights agreements between us and the initial purchaser and placement agent in those offerings, acting for itself and for the benefit of the investors in those offerings, the forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Under the registration rights agreements, we agreed, at our expense, to use our commercially reasonable efforts to file with the SEC as soon as reasonably practicable but in no event later than April 30, 2013 a shelf registration statement registering for resale the registrable shares (as defined in the registration rights agreements) plus any additional shares of our common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise. We refer to this registration statement as the “resale shelf registration statement.” We are obligated to use our commercially reasonable efforts to cause the resale shelf registration statement to be declared effective by the SEC as soon as practicable but in any event prior to October 29, 2013.

If, by April 30, 2013, we have not filed the resale shelf registration statement, other than as a result of the SEC being unable to accept such filings, then each of Mr. Schmitz and Ms. Hawkes, if employed by us and owed a bonus with respect to services performed in 2012, will forfeit 50% of their annual and/or discretionary bonus that otherwise would be payable to him or her with respect to services performed in 2012, and shall thereafter forfeit an additional 10% of that bonus for each complete calendar month such default continues after April 30, 2013, whether under an employment agreement with us, a bonus plan or any other bonus arrangement, until the shelf registration statement is filed. No bonuses, compensation, awards, equity compensation or other amounts will be payable or granted in lieu of or to make Mr. Schmitz and Ms. Hawkes whole for any such forfeited bonuses.

In addition, if, prior to October 29, 2013, either (1) a shelf registration statement for the resale of the registrable shares has not been declared effective by the SEC and we have not completed an initial public offering of our common stock pursuant to a registration statement filed for that purpose or (2) our common stock has not been listed for trading on a national securities exchange, then the registration rights agreements and our bylaws require that we hold a special meeting of our stockholders for the purpose of considering and voting on the removal of our directors then in office and electing the successors of any directors so removed, unless the holders of at least 75% of the outstanding shares of our common stock entitled to vote thereon (other than shares held by our executive officers) consent to a waiver or deferral of the requirement that we hold the special meeting.

All holders of the shares of our common stock sold in our initial private offering in May 2012 and each of their respective direct and indirect transferees may elect to participate in this offering as selling stockholders, subject to:

•

execution of a customary underwriting agreement; completion and execution of any questionnaires, powers of attorney, indemnities, custody agreements, securities escrow agreements and other documents, including opinions of counsel, reasonably required under the terms of such underwriting agreement; and provision to us of such information as we may reasonably request in writing for inclusion in the registration statement;

•	compliance with the registration rights agreement in connection with our initial private offering;

•	cutback rights on the part of the underwriters; and

•	other conditions and limitations that may be imposed by the underwriters.

The holders of the shares of our common stock sold in our follow-on private offering in December 2012 and in the direct private placement in January 2013, and each of their respective direct and indirect transferees, do not have the right to elect to participate in this offering as selling stockholders.

The selling stockholder has agreed with us not to directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of our common stock (other than the shares the selling stockholder is selling in this offering) for 180 days after the date of this prospectus. We have agreed not to waive or otherwise modify this agreement without the prior written consent of the representatives of the underwriters of this offering.

We will agree to indemnify the selling stockholder for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholder sells its shares of our common stock pursuant to these registration rights.

The preceding summary of certain provisions of the registration rights agreements is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreements, the forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have 32,140,732 shares of our common stock outstanding (assuming the over-allotment option granted to the underwriters in this offering to purchase up to an additional 2,055,000 shares is not exercised). Of the total number of shares of our common stock to be outstanding upon completion of this offering:

•	13,700,500 shares are being offered and sold in this offering;

•

12,842,040 shares will be registered for resale on a continuous basis pursuant to the resale prospectus we have filed with the SEC as part of the registration statement of which this prospectus forms a part. These shares are subject to a lock-up agreement for 60 days after the date of this prospectus (or 180 days in the case of any such shares held by our officers and directors); and

•

the remaining 5,598,192 shares have not been registered and may be “restricted” securities within the meaning of Rule 144 under the Securities Act. These shares may not be sold unless they are registered under the Securities Act or the restrictions under Rule 144 have lapsed or another exemption from registration is available. In addition, these shares are subject to lock-up agreements for 60 days after the date of this prospectus (or 180 days in the case of any such shares held by our officers and directors).

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration, subject to the continued availability of current public information about us after only a six-month holding period. Any sales by affiliates under Rule 144, even after the applicable holding periods, are subject to requirements and/or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.

No assurance can be given as to the likelihood that an active trading market for our common stock will develop, the liquidity of any such market, the ability of our stockholders to sell their shares or the prices that our stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock.”

For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see “Underwriting.”

2012 Equity Incentive Plan

In connection with our initial private offering in May 2012, we adopted our 2012 Equity Incentive Plan. As of the date of this prospectus, a total of 522,297 LTIP units or restricted shares of our common stock have been granted to our officers, employees and directors, and 341,289 shares remain available for future issuance under our 2012 Equity Incentive Plan. In connection with this offering, we will issue an aggregate of 416,665 LTIP units having an aggregate value of $8.75 million to our named executive officers under our 2012 Equity Incentive Plan. In lieu of receiving LTIP units, one of our executives may elect to receive up to $1.1 million of this award in the form of a like number restricted shares of our common stock. Upon completion of this offering, the number of shares of our common stock that will be available for issuance under our 2012 Equity Incentive Plan will increase by an amount equal to 4.687325% of the number of shares sold in this offering, subject to a maximum increase of 636,414 additional shares. The number of shares of our common stock that may be issued under our 2012 Equity Incentive Plan will be increased by multiplying the total number of shares sold in any subsequent public or private offering of our common stock by 4.687325%, subject to an aggregate maximum of 1,500,000 shares.

Upon completion of this offering, we expect to have 561,038 shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan. For a description of our 2012 Equity Incentive Plan, see “Management—2012 Equity Incentive Plan.”

LTIP units, which are a class of partnership units in our operating partnership, may be converted into OP units upon achieving economic parity with the OP units. If such parity is reached, LTIP units whose forfeiture restrictions, if any, have lapsed may be converted into an equal number of OP units at any time, and thereafter enjoy all rights of OP units. See “Operating Partnership and the Partnership Agreement—LTIP Units.”

OP Units

In connection with our formation transactions, upon completion of our initial private offering in May 2012, our operating partnership issued an aggregate of 175,000 OP units to the former property manager of Phoenix Fund, an entity jointly owned by Mr. Schmitz and Ms. Hawkes, having an aggregate value of $3,500,000 based on the offering price per share of common stock in our initial private offering, as consideration for the contribution by the former property manager of substantially all of its assets to our operating partnership. All of these OP units were fully vested upon issuance, but one-half are subject to transfer restrictions that will lapse upon the earlier of the registration and listing on a national securities exchange of the shares sold in our initial private offering, a change in control of our company or the third anniversary of the completion date of our initial private offering.

In general, beginning 12 months after the date of issuance, OP units whose forfeiture restrictions, if any, have lapsed are redeemable by limited partners of our operating partnership (other than us) for cash or, at our election, shares of our common stock on a one-for-one basis. For more information, see “Operating Partnership and the Partnership Agreement—Redemption Rights.”

We have granted registration rights to those persons who have received or will receive shares of our common stock issuable upon redemption of OP units. See “Operating Partnership and the Partnership Agreement—Registration Rights.”

Lock-Up Periods

For a description of certain lock-up periods, see “Description of Capital Stock—Registration Rights” and “Underwriting.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen, and the number of directors of our company may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire Board of Directors. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL and subject to the rights of holders of one or more classes or series of preferred stock and subject to the rights of stockholders to fill any vacancy that results from the removal of a director at a special election meeting as described above under the caption “Description of Capital Stock—Registration Rights,” any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter and bylaws, each member of our Board of Directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

In general, our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Except as described below, this provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

As described above under the caption “Description of Capital Stock—Registration Rights,” we may be required by the registration rights agreements and our bylaws to hold a special meeting of our stockholders for the purpose of considering and voting on the removal of our directors then in office and electing the successors of any directors so removed (a special election meeting) unless the requirement is waived or deferred in accordance with the registration rights agreements and our bylaws. At a special election meeting, a director may be removed with or without cause by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation first had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation first had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination between the

Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

As permitted by the MGCL, our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such persons). However, our Board of Directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

•	the number of directors may be fixed only by vote of the directors;

•

a vacancy on the board be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•

the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

Without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our Board of Directors, (2) vest in our Board of Directors the exclusive power to fix the number of directors, by vote of a majority of the entire board, and (3) require, unless called by the Chairman of our Board of Directors, our President, our Chief Executive Officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our charter provides that, at such time as we become eligible to make the election provided for under Subtitle 8, vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and directors elected to fill a vacancy will serve for the full term of the directorship in which the vacancy occurred. Our Board of Directors is not currently classified. In the future, our Board of Directors may elect, without stockholder approval, to classify our Board of Directors or elect to be subject to any of the other provisions of Subtitle 8.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our Board of Directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. The next annual meeting of our stockholders after completion of this offering will be held in 2013. In addition, our Chief Executive Officer and Chairman, our President or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary may prepare and mail the notice of the special meeting.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding the removal of directors and restrictions on ownership and transfer of our stock may be amended only if such amendment is declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

Bylaws Amendments

Except as described below, our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Pursuant to our bylaws, we are required to hold a special meeting of our stockholders for the purpose of considering and voting on the removal of our directors then in office and electing the successors of any directors so removed (a special election meeting) if, prior to October 29, 2013, the resale shelf registration statement we are required to file with the SEC pursuant to the registration rights agreements has not been declared effective by the SEC and either (1) we have not completed an initial public offering of our common stock or (2) the shares sold in this offering have not been listed for trading on a national securities exchange. The provisions in our bylaws relating to a special election meeting and the amendment thereof may not be amended without the affirmative vote or written or electronic consent of holders of at least 75% of the outstanding shares of our common stock entitled to vote thereon (other than shares held by our executive officers).

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

•	business combination provisions;

•	supermajority vote and cause requirements for removal of directors;

•

requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

•	provisions that vacancies on our Board of Directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•	the power of our Board of Directors to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

•	the power of our Board of Directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

•	the restrictions on ownership and transfer of our stock; and

•	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL were repealed or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of our operating partnership.

Management

A wholly owned subsidiary of our company is the sole general partner of our operating partnership, which we organized as a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of tenants, to make distributions to partners and to cause changes in our operating partnership’s business activities.

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly-traded partnership” taxable as a corporation under Section 7704 of the Code.

Transferability of Interests

We may not voluntarily withdraw from our operating partnership or transfer or assign our interest in our operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);

•

as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

we are the surviving entity in the transaction and either (1) our stockholders do not receive cash, securities or other property in the transaction or (2) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partnership interest to (a) a wholly owned subsidiary or (b) a parent company or a majority-owned subsidiary of a parent company, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

We also may (1) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (2) sell all or substantially all of the assets of our operating partnership, and may amend the partnership agreement in connection with any such transaction, if we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries).

Capital Contribution

We will contribute, directly, to our operating partnership substantially all of the net proceeds from this offering as capital contribution in exchange for OP units. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over OP units with respect to distributions from our operating partnership, including the OP units we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, beginning one year after the issuance of any OP units, limited partners (other than us) have redemption rights, which enable them to cause our operating partnership to redeem their OP units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stocks in excess of the Ownership Limit;

•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of ours, our operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to residential properties that are owned by us directly rather than by our operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we, through our wholly owned subsidiary, the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through our wholly owned subsidiary, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, our wholly owned subsidiary is acting for the benefit of our operating partnership, the limited partners and our stockholders collectively.

Distributions

The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership’s property in connection with the liquidation of our operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit distributions as outstanding OP units. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP units with respect to liquidating distributions. However, the partnership agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of our OP units. The partnership agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership. We expect to revalue the assets of our operating partnership in connection with our contribution of the net proceeds from this offering to our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of our OP units, the LTIP units will achieve full parity with the OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP units would achieve full parity with the OP units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluation dates to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. Notwithstanding the foregoing, our operating partnership will allocate gain on the sale of all or substantially all of its assets first to holders of LTIP units and will, upon the occurrence of certain specified events, revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the average capital account per unit of the general partner’s OP units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the sole member of the general partner, shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Registration Rights

Our operating partnership’s limited partners (other than us and our subsidiaries) will have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our common stock. We have granted registration rights to those persons who will receive shares of our common stock issuable upon redemption of OP units. These registration rights require us to seek to register all such shares of our common stock approximately 12 months after issuance of such OP units. Our operating partnership will bear expenses incident to these registration requirements. However, neither we nor our operating partnership will bear the costs of (1) any underwriting discounts or commissions or (2) any fees or expenses incurred by holders of such shares of our common stock in connection with such registration that we or our operating partnership are not permitted to pay according to the rules of any regulatory authority.

Tax Matters

The partnership agreement provides that our wholly owned subsidiary, as the sole general partner of our operating partnership, is the tax matters partner of our operating partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of our common stock. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON

STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We were formed in March 2012 as a Maryland corporation. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended December 31, 2012 upon filing our federal income tax return for that year. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP will render an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our short taxable year ended December 31, 2012, and our current and proposed method of operations will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2013 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with our TRS, or any taxable REIT subsidiaries we form in the future, that are not conducted on an arm’s-length basis.

•

If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate- level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including our TRS and any taxable REIT subsidiaries we form in the future, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, our TRS and any other taxable REIT subsidiaries we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2013 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” We believe that we will have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We have control of our operating partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries

A REIT may own up to 100% of the shares of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a taxable REIT subsidiary. We are not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable REIT subsidiary, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we do not include the assets and income of taxable REIT subsidiaries in determining our compliance with the REIT requirements, we may use such entities to indirectly undertake activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries.

A taxable REIT subsidiary pays income tax at regular corporate rates on any income that it earns. In addition, the “earnings stripping” rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the taxable REIT subsidiary rules impose a 100% excise tax on REITs for transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage any health care facilities assets or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A taxable REIT subsidiary is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the taxable REIT subsidiary directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests—Rents from Real Property.” If we lease space to a taxable REIT subsidiary in the future, we will seek to comply with these requirements.

We have elected to treat our TRS as a taxable REIT subsidiary. Our TRS provides property acquisition, restoration, leasing, management and disposition services to Phoenix Fund. As explained below in “—Gross Income Tests—Fee Income,” fee income earned by a REIT is generally not qualifying income for purposes of the 75% and 95% gross income tests. Our TRS may also provide services with respect to our properties to the extent we determine that having our TRS provide those services will assist us in complying with the gross income tests applicable to REITs. See “—Gross Income Tests—Rents From Real Property.” In addition, if we decide to acquire properties opportunistically to restore in anticipation of immediate resale, we will need to conduct that activity through our TRS to avoid the 100% prohibited transactions tax. See “—Gross Income Tests—Prohibited Transactions.” We may form one or more additional taxable REIT subsidiaries in the future.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•

Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a taxable REIT subsidiary.

•

Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, none of the rent from that property would qualify as “rents from real property.”

Our operating partnership and its subsidiaries lease most of our properties to tenants that are individuals. Our leases with individual tenants typically have a term of one year and require the tenant to pay fixed rent. Our operating partnership also leases some of our properties pursuant to long-term, triple net master leases where a portion of the rent we receive from the tenant is based on a percentage of the tenant’s gross receipts. We do not lease significant amounts of personal property pursuant to our leases. Moreover, we do not perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or our TRS. Accordingly, we believe that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We acquire private mortgage loans, which are generally secured by a first lien on real property. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of: (1) the date we agreed to acquire or originate the loan; or (2) as discussed further below, in the event of a “significant modification,” the date we modified the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will likely be a non-qualifying asset for purposes of the 75% asset test. We anticipate that the interest on our private mortgage loans will generally be treated as qualifying income for purposes of the 75% gross income test.

Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2011-16 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (1) occasioned by a borrower default; or (2) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. If we modify a mortgage loan in the future, no assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2011-16. To the extent we significantly modify a private mortgage loan in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. If the fair market value of the real property securing a loan has decreased, a portion of the interest income from the loan would not be qualifying income for the 75% gross income test and a portion of the value of the loan would not be a qualifying asset for purposes of the 75% asset test.

Dividends

Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties are held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transactions tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•

either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted basis of all such properties sold by the REIT during the year did not exceed 10% of the aggregate basis of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•

if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. If we decide to acquire properties opportunistically to restore in anticipation of immediate resale, we will need to conduct that activity through our TRS to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which any such properties are contributed to our TRS and even if the contribution transaction is respected, our TRS may incur a significant tax liability as a result of any such sales.

Fee Income

Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by our TRS, such as fees for providing services to Phoenix Fund, will not be included for purposes of the gross income tests.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions

From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other non-taxable REIT subsidiary taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As discussed above under “—Gross Income Tests,” we acquire private mortgage loans which are secured by first liens on real property. In general, under the applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of: (1) the date we agreed to acquire or originate the loan; or (2) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% vote or value test. IRS Revenue Procedure 2011-16 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of: (1) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan; or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. Under the safe harbor, when the current value of a mortgage loan exceeds the fair market value of the real property that secures the loan, determined as of the date we committed to acquire or originate the loan, the excess will be treated as a non-qualifying asset. We anticipate that our private mortgage loans will generally be treated as qualifying assets for the 75% asset test.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

We believe that the assets that we hold, and that we will acquire in the future, will allow us to satisfy the foregoing asset test requirements. However, we do not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Sale-Leaseback Transactions

A portion of our investments is expected to be in the form of sale-leaseback transactions. We intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the asset tests or the income tests described above and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the sum of (a) the amounts we actually distribute and (b) the amounts we retain and upon which we pay income tax at the corporate level.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we failed to qualify as a REIT in any taxable year and did not qualify for certain statutory relief provisions, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (See “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non REIT corporations, such as our TRS, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock, generally should prevent us from becoming a pension trust and generally should prevent a pension trust from having to treat any of the dividends received from us as UBTI.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on such a distribution to the extent it exceeds the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporation that is a stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

In addition, if our common stock is regularly traded on an established securities market, another exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we anticipate that our common stock will be regularly traded on an established securities market following this offering.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Furthermore, a

non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

For taxable years beginning after December 31, 2016, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. stockholders who own our capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2016, on proceeds from the sale of our common stock by U.S. stockholders who own our common stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes) for federal income tax purposes. Our operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We anticipate that our operating partnership and any other partnership in which we own an interest will qualify for the private placement exception.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties

ARM was treated for federal income tax purposes as contributing its assets to our operating partnership in exchange for OP units, and we may acquire properties in exchange for OP units in the future. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership

(1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We intend to use the “traditional” method for the book-tax difference caused by the contribution of ARM’s assets to our operating partnership. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired in exchange for OP units by our operating partnership in the future.

Our operating partnership will revalue its assets upon the grant of LTIP units and thereafter upon the occurrence of certain specified events permitted under the Treasury Regulations (including a subsequent issuance of LTIP units and the contribution of the net proceeds from this offering to our operating partnership), and any increase in valuation since the time of grant of such LTIP units or the last revaluation event from the time of grant until such event will be allocated first to the existing LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding OP units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our OP units, the LTIP units will achieve full parity with our other OP units for all purposes, including with respect to liquidating distributions. See “Operating Partnership and the Partnership Agreement—LTIP Units.” The liquidation value of an LTIP unit upon grant will be zero because liquidating distributions are required to be made in accordance with the partners’ positive capital account balances (and at the time of the grant of an LTIP unit, the capital account of the holder of such LTIP unit is zero with respect to such LTIP unit).

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Partnerships and their Partners—Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% prohibited transactions tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of our common stock by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, or, collectively, Similar Laws, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, or, each, a Plan. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING ASSETS OF A PLAN IN US AND TO MAKE THEIR OWN INDEPENDENT DECISION.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are subject to ERISA) prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not the underlying assets of American Residential Properties, Inc. are deemed to include “plan assets,” as described below, the acquisition and/or holding of shares of our common stock by an ERISA Plan with respect to which we or the initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

The DOL Plan Asset Regulations, promulgated under ERISA by the DOL, generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA (the “insignificant participation test”) or that the entity is an “operating company,” as defined in the DOL Plan Asset Regulations.

For purposes of the DOL Plan Asset Regulations, (1) a “publicly-offered security” is a security that is (a) ”freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (x) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (y) is part of a class of securities that is registered under Section 12 of the Exchange Act; and (2) an “operating company” includes an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service, other than the investment of capital. Our common stock will not qualify as a “publicly-offered security” immediately after this offering and will not qualify until such time as we register our common stock under Section 12 of the Exchange Act.

For purposes of the “insignificant participation test,” the DOL Plan Asset Regulations provide that equity participation in an entity by benefit plan investors is not significant if their aggregate interest is less than 25% of the value of each class of equity securities in the entity, disregarding, for purposes of such determination, any interests held by persons and their affiliates (other than Controlling Persons), who have discretionary authority or control with respect to the assets of the entity or who provide investment advice for a fee with respect to such assets. In order to satisfy the “insignificant participation test,” our charter generally provides that until such time as each outstanding class or securities of our capital stock becomes a “publicly-offered security” under the DOL Plan Asset Regulations or we qualify for another exception under the DOL Plan Asset Regulations, equity participation in each outstanding series or class of our capital stock will be limited to less than 25% of the value of such series or class, disregarding for such purposes, any interests held by persons or their affiliates (other than benefit plan investors) who have discretionary authority or control with respect to our assets or who provide investment advice for a fee with respect to our assets. In addition, our charter generally provides that until such time as each outstanding series or class or our capital stock becomes a “publicly-offered security” or we qualify for another exception under the DOL Plan Asset Regulations, no person may sell or transfer our capital stock to a benefit plan investor or controlling person.

As noted above, the assets of a benefit plan investor do not include the underlying assets of the entity when the benefit plan investor acquires an equity interest in an “operating company.” Under the DOL Plan Asset Regulations, an entity is an “operating company” if it is primarily engaged, either directly or through a majority- owned subsidiary or subsidiaries, in the production or sale of a product or services other than the investment of capital. The term “operating company” includes, among other things, a “real estate operating company” or a REOC. In general, an entity may qualify as a REOC if (1) at least 50% of its assets value at cost, other than short-term investments pending long-term commitment or distribution to investors are invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities and (2) such entity in the ordinary course of its business is engaged directly in real estate management or development activities. We believe that we may qualify as a REOC for purposes of the DOL Plan Asset Regulations. However, there can be no assurance that such qualification will be available initially or will continue indefinitely. In order to assure that our assets are not deemed to be “plan assets” under ERISA, our charter includes ownership and transfer restrictions intended to satisfy the “insignificant participation test” in the event that we do not qualify as a REOC.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (1) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (2) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Representation

Accordingly, by acceptance of the shares of our common stock each purchaser or subsequent transferee of shares of our common stock will be deemed to have represented and warranted either that (1) no portion of such purchaser’s or transferee’s assets used to acquire such shares constitutes assets of any benefit plan investor or (2) the purchase of shares of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws. Each purchaser or subsequent transferee of shares of our common stock also will be deemed to have represented or warranted that the shares will not be transferred to any benefit plan investor or Controlling Person until each outstanding series and class of our capital stock qualifies as a “publicly-offered security” or we qualify for another exception to the DOL Plan Asset Regulations (other than the exception for insignificant participation).

The foregoing discussion is general in nature, is not intended to be all-inclusive, and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Laws to such investment and whether an exemption would be applicable to the purchase of shares of our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, FBR Capital Markets & Co. and Jefferies LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholder have agreed to sell them, severally, and not jointly, the number of shares of our common stock indicated below.

Name	Number of Shares
Morgan Stanley & Co. LLC	3,288,120
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	3,288,120
FBR Capital Markets & Co.	2,603,095
Jefferies LLC	2,603,095
Raymond James & Associates, Inc.	1,370,050
Zelman Partners LLC	548,020

Total	13,700,500

The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and the selling stockholder subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the price to public listed on the front cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.819 per share. After the initial offering of the shares of our common stock, the price to public and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,055,000 additional shares of our common stock at the price to public listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total price to public, underwriting discounts and commissions and proceeds before expenses to us and the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 2,055,000 shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Price to public	$21.000	$287,710,500.00	$330,865,500.00
Underwriting discounts and commissions to be paid by:
Us	$1.365	$18,700,500.00	$21,505,575.00
The selling stockholder	$1.365	$682.50	$682.50
Proceeds, before expenses, to us(1)	$19.635	$268,999,500.00	$309,349,425.00
Proceeds, before expenses, to the selling stockholder	$19.635	$9,817.50	$9,817.50

(1)	Excludes an aggregate structuring fee equal to 0.50% of the gross proceeds of this offering, or $1,438,500 ($1,654,275 if the underwriters exercise their over-allotment option in full), payable by us to certain of the underwriters.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and the structuring fee, are approximately $3.0 million. We will pay the filing fees and up to $25,000 of the expenses (including the reasonable fees and disbursements of counsel to the underwriters) related to obtaining the required approval of certain terms of this offering from FINRA. In the ordinary course of its business, an affiliate of FBR Capital Markets & Co. acquired 50,000 shares of our common stock in the secondary market from a third-party seller on September 28, 2012. To the extent that the price paid for these shares is less than the initial public offering price of the shares, the difference between these amounts is deemed by FINRA to be underwriting compensation.

The underwriters have informed us that they do not intend sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of our common stock offered by them.

Our common stock has been approved for listing on the NYSE under the symbol “ARPI,” subject to official notice of issuance.

Subject to certain exceptions, we, all of our officers, directors and Phoenix Fund have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•	file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Additionally, all of our other stockholders have agreed with us not to directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of our common stock for 180 days, in the case of the holder who is the selling stockholder in this offering, and 60 days, in the case of holders who are not selling stock in this offering, in each case after the date of this prospectus. We have agreed not to waive or otherwise modify this agreement without the prior written consent of the representatives of the underwriters of this offering.

The restrictions described in the immediately preceding paragraph do not apply to the sale of shares to the underwriters or transactions by any person other than us, our directors and officers and Phoenix Fund relating to shares of our common stock or other securities acquired in this offering or in open market transactions after completion of this offering.

The representatives, in their sole discretion, may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Immediately prior to this offering, there was no public market for our common stock. The initial price to public was determined by negotiations between us and the representatives. Among the factors considered in determining the initial price to public were our future prospects and those of our industry in general, our revenues, results of operations and certain other financial and operating information in recent periods, and the valuation measures, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved five percent of the shares of our common offered by this prospectus for sale, at the initial price to public, to our directors, officers, employees, business associates and related persons. Any such shares purchased by such person will be subject to a 180-day lock-up restriction. The number of shares of our common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Conflicts of Interest

Affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC and Raymond James & Associates, Inc. are lenders under our $150 million senior secured revolving credit facility and will receive a pro rata portion of the net proceeds from this offering used to repay amounts outstanding thereunder. Because affiliates of one or more of the underwriters are lenders under our senior secured revolving credit facility, it is possible that more than 5% of the proceeds from this offering (not including the underwriting discount) may be received by an underwriter and/or its affiliates. Nonetheless, the appointment of a qualified independent underwriter is not necessary in connection with this offering because REITs are excluded from the requirement of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Other Relationships

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and/or our affiliates. In the future, they may receive customary fees and commissions for these transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

This prospectus is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto, including Directive 2010/73/EU) as implemented in member states of the European Economic Area, or the Prospectus Directive. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares of our common stock through any financial intermediary, other than offers made by an underwriter which constitutes the final placement of shares of our common stock contemplated in this prospectus.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our common stock, which are the subject of the offering contemplated by this prospectus, may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100, or if that Relevant Member State has implemented the relevant provisions of Directive 2010/73/EU 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of our common stock shall require the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe to any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus is only being distributed to, and is only directed at, persons who either (1) have professional experience in matters relating to investments and fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (2) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Order (each such person being referred to as a “Relevant Person”). Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus must not be acted or relied on by persons who are not Relevant Persons.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act) in relation to shares of our common stock has been or will be lodged with the Australian Securities & Investments Commission, or the ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(1)	you confirm and warrant that you are either:

(a)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(b)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(c)	a person associated with the company under section 708(12) of the Corporations Act; or

(d)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(2)	you warrant and agree that you will not offer any shares of our common stock for resale in Australia within 12 months of those shares of our common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

Shares of our common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of shares of our common stock do not constitute a public offer of, or an invitation to subscribe for or purchase, shares of our common stock in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in Hong Kong

Shares of our common stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock that are, or are intended to be, disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Shares of our common stock offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the Financial

Instruments and Exchange Law. Shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (2) otherwise in compliance with the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly shares of our common stock being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, shares of our common stock have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and shares of our common stock offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. Shares of our common stock may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to shares of our common stock are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of shares of our common stock on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. Shares of our common stock may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of shares of our common stock offered should conduct their own due diligence on shares of our common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the description of the federal income tax consequences contained in the section of this prospectus captioned “Material Federal Income Tax Considerations” is based upon the opinion of Hunton & Williams LLP. Venable LLP will issue an opinion as to certain matters of Maryland law, including the validity of the shares of our common stock offered in this prospectus. Sidley Austin LLP has acted as counsel to the underwriters. Hunton & Williams LLP and Sidley Austin LLP may rely on the opinion of Venable LLP as to certain matters of Maryland law. Nelson Mullins Riley & Scarborough LLP has acted as counsel to the selling stockholder.

EXPERTS

The consolidated financial statements and schedules of American Residential Properties, Inc. at December 31, 2012, and for the period from March 30, 2012 (inception) through December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statement of Empire Arizona Properties for the year ended December 31, 2012 appearing in this prospectus and registration statement has been audited by Semple, Marchal & Cooper, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statement of Wymont Arizona Properties for the year ended December 31, 2012 appearing in this prospectus and registration statement has been audited by EKS&H LLLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Unless otherwise indicated, all economic and demographic data and forecasts included in this prospectus, including information relating to the historical and forecasted economic and demographic conditions in our markets contained in the sections of this prospectus captioned “Prospectus Summary,” “Industry Overview and Market Opportunity” and “Our Business and Investments,” is derived from a market study prepared for us by JBREC, and is included in this prospectus in reliance on JBREC’s authority as an expert in such matters. We have agreed to pay JBREC a total fee of $62,572 for the market information and reports it provides to us, of which $16,202 has been paid and $46,370 will be paid upon completion of this offering. Under our agreement with JBREC, we have agreed to indemnify JBREC and its affiliates and employees against claims and damages, including claims and damages under the Securities Act, arising out of our use of the market information provided to us by JBREC in connection with this offering, except to the extent such claims or damages result from the bad faith, gross negligence, willful misconduct or knowing violation of law by JBREC or its affiliates or employees.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about our company and the shares of our common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and we will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

All other schedules are omitted, because they are not applicable or the required information is shown in the financial statements or notes thereto.

Empire Arizona Properties—Financial Statement
Independent Auditors’ Report	F-22
Statement of Revenues and Certain Expenses	F-23
Notes to Statement of Revenues and Certain Expenses	F-24

Wymont Arizona Properties—Financial Statement
Independent Auditors’ Report	F-26
Statement of Revenues and Certain Operating Expenses	F-27
Notes to Statement of Revenues and Certain Operating Expenses	F-28

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

American Residential Properties, Inc.

We have audited the accompanying consolidated balance sheet of American Residential Properties, Inc. (the Company) as of December 31, 2012, and the related consolidated statements of operations and comprehensive loss, equity, and cash flows for the period March 30, 2012 (inception) through December 31, 2012. Our audit also included the financial statement schedules listed in the accompanying index to consolidated financial statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Residential Properties, Inc. at December 31, 2012, and the consolidated results of its operations and its cash flows for the period March 30, 2012 (inception) through December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                     /s/ Ernst & Young LLP

Phoenix, Arizona

March 22, 2013, except for Note 11, as to which the date is April 22, 2013

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEET

(amounts in thousands, except share amounts)

As of December 31, 2012

Assets
Investment in real estate:
Land	$44,381
Building and improvements	171,598
Furniture, fixtures and equipment	1,994

217,973
Less: accumulated depreciation	(1,277)

Investment in real estate, net	216,696
Mortgage financings	13,025
Cash and cash equivalents	101,725
Acquisition deposits	217
Rents and other receivables, net	1,703
Due from related party	26
Deferred leasing costs and lease intangibles, net	1,576
Investment in unconsolidated ventures	10,060
Goodwill	3,500
Other, net	899

Total assets	$349,427

Liabilities and equity
Liabilities:
Accounts payable and accrued expenses	$2,438
Security deposits	626
Prepaid rent	132

Total liabilities	3,196
Equity:
American Residential Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 18,387,257 shares issued and outstanding	184
Additional paid-in capital	346,851
Accumulated deficit	(6,139)

Total American Residential Properties, Inc. stockholders’ equity	340,896
Non-controlling interests	5,335

Total equity	346,231

Total liabilities and equity	$349,427

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per-share amounts)

Period from March 30, 2012 (Inception) through December 31, 2012

Revenue:
Self-managed rental revenue	$1,746
Preferred operator rental revenue	449
Management services (related party)	238
Interest and other	497

Total revenue	2,930
Expenses:
Property operating and maintenance	912
Real estate taxes	608
Homeowners’ association fees	330
Acquisition	760
Depreciation and amortization	1,804
General, administrative and other	4,837

Total expenses	9,251

Loss from continuing operations before equity in net income of unconsolidated ventures	(6,321)
Equity in net income of unconsolidated ventures	83

Net loss and comprehensive loss	(6,238)

Net loss and comprehensive loss attributable to non-controlling interests	99

Net loss and comprehensive loss attributable to common stockholders	$(6,139)

Basic and diluted loss per share:
Net loss attributable to common stockholders	$(0.53)

Weighted-average number of shares of common stock outstanding	11,536,193

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENT OF EQUITY

(amounts in thousands, except share amounts)

Period from March 30, 2012 (Inception) through December 31, 2012

	Number of Shares Common Stock	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interests	Total Equity
Balance, March 30, 2012 (inception)	—	$—	$—	$—	$—	$—	$—
Issuance of common equity	18,387,257	184	—	346,851	—	—	347,035
Issuance of non-controlling interests	—	—	—	—	—	3,500	3,500
Net loss	—	—	—	—	(6,139)	(99)	(6,238)
Other comprehensive loss	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	1,934	1,934

Balance, December 31, 2012	18,387,257	$184	$—	$346,851	$(6,139)	$5,335	$346,231

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands)

Period from March 30, 2012 (Inception) through December 31, 2012

Operating activities
Net loss	$(6,238)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,804
Amortization of stock-based compensation	1,934
Bad debt expense	49
Straight line rent revenue	(46)
Equity in net income of unconsolidated ventures	(83)
Distributions from unconsolidated ventures	83
Changes in operating assets and liabilities:
Rent and other receivables, net	(1,708)
Due from related party	(26)
Deferred leasing costs	(178)
Other assets, net	(927)
Accounts payable and other liabilities	2,564

Net cash used in operating activities	(2,772)
Investing activities
Additions to investment in real estate	(2,819)
Property acquisitions, including acquired in-place leases	(216,417)
Investment in mortgage financings	(14,410)
Repayment from mortgage financings	1,385
Contributions to unconsolidated ventures	(10,156)
Distributions from unconsolidated ventures	96
Increase in acquisition deposits	(217)

Net cash used in investing activities	(242,538)
Financing activities
Proceeds from issuance of common stock	371,222
Common stock issuance transaction costs	(24,187)

Net cash provided by financing activities	347,035

Net increase in cash and cash equivalents	101,725
Cash and cash equivalents—beginning of period	—

Cash and cash equivalents—end of period	$101,725

Supplemental schedule of noncash investing and financing activities
Accounts payable and accrued liabilities for additions to investments in real estate	$634
Acquisition of management company business in exchange for operating partnership units	$3,500

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012

1. Company’s Organization and Operations

As used in these consolidated financial statements and related notes, the terms “American Residential Properties, Inc.,” “us,” “we” and “our” refer to American Residential Properties, Inc. We are an internally managed real estate company that acquires, owns and manages single-family homes as rental properties. As of December 31, 2012, we own 1,775 properties in Arizona, California, Florida, Georgia, Illinois, Nevada and Texas. We conduct substantially all of our operations through (1) American Residential Properties OP, L.P., a Delaware limited partnership, or our Operating Partnership, in which we have a 99.0% interest as of December 31, 2012 and for which, through our wholly owned subsidiary, American Residential GP, LLC, we serve as sole general partner, and (2) American Residential Properties TRS, LLC, or our TRS.

Upon closing our initial private offering in May 2012, we issued 11,198,757 shares of our common stock to various institutional investors and accredited investors at an offering price of $20.00 per share, and we received approximately $208.7 million of net proceeds. Upon closing our follow-on private offering in December 2012, we issued 7,187,500 shares of our common stock to various institutional investors and accredited investors at an offering price of $20.50 per share, and we received approximately $138.3 million of net proceeds. We contributed the net proceeds from these offerings and our incorporation to our Operating Partnership in exchange for an aggregate of 18,387,257 units of limited partnership interest in our Operating Partnership, or OP units. In addition, upon closing our initial private offering, we acquired substantially all of the assets of American Residential Management, Inc., or ARM, a company co-owned by our founders, Stephen G. Schmitz, our Chief Executive Officer and Chairman, and Laurie A. Hawkes, our President and Chief Operating Officer, pursuant to a contribution and sale agreement between our Operating Partnership and ARM (Note 7). ARM is the vehicle within which our founders further developed our proprietary real estate acquisition and management platform. Our Operating Partnership issued 175,000 OP units to ARM and we paid $85,000 in cash as consideration for our acquisition of the ARM assets. As a result, upon completion of our initial private offering, we owned our founders’ proprietary real estate acquisition and management platform. We consider May 11, 2012, the closing date of our initial private offering and of our acquisition of the ARM assets, to be the date on which we first commenced investment activities.

We intend to make an election to qualify, and believe we are operating so as to qualify, as a real estate investment trust, or REIT, for federal income tax purposes beginning with our short taxable year ended December 31, 2012. Assuming that we qualify for taxation as a REIT, we will generally not be subject to federal income taxes to the extent that we distribute substantially all of our taxable income to our stockholders and meet other specific requirements.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements include the accounts of American Residential Properties, Inc., our Operating Partnership and the wholly owned subsidiaries of our Operating Partnership. All majority-owned subsidiaries are consolidated and included in our consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared on the accrual basis of accounting, in accordance with U.S. generally accepted accounting principles, or GAAP.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Investment in Real Estate

Property acquired not subject to an existing lease is accounted for as an asset acquisition, with the property recorded at the purchase price, including acquisition costs, allocated between land and building and improvements based upon their relative fair values at the date of acquisition. Property acquired with an existing lease is recorded as a business combination. For properties acquired through portfolio transactions, we determine whether the acquisition qualifies as a business combination based on the nature and status of the properties as of the acquisition date. A portfolio comprised of properties that are substantially leased at acquisition is treated as a business combination. A portfolio comprised of properties that are substantially vacant at acquisition is treated as an asset acquisition. To date, portfolio acquisitions were comprised of properties that were substantially leased at acquisition and accordingly were accounted for as business combinations. For property acquisitions accounted for as business combinations, the land, building and improvements and the existing lease are recorded at fair value at the date of acquisition, with acquisition costs expensed as incurred.

Fair value is determined under the guidance of Accounting Standards Codification, or ASC, Topic ASC 820, Fair Value Measurements, primarily based on unobservable market data inputs, which are categorized as Level 3 inputs. In making estimates of fair values for purposes of allocating purchase price, we utilize our market knowledge and published market data. Our real estate portfolio is depreciated using the straight–line method over the estimated useful lives of the respective assets, ranging from 5 to 27.5 years.

In-place lease intangibles associated with the preferred operator program are valued based on management’s estimates of lost rent and carrying costs while in-place lease intangibles associated with the acquisition of self-managed homes are valued based on management’s estimate of lost rent during the time it would take to locate a tenant and execute a lease if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases (including leasing commissions) and other related costs. The value assigned to in-place leases is amortized on a straight-line basis as a component of depreciation and amortization expense over the remaining initial term of the related lease. The leases reflect market rental rates.

We incur costs to prepare our acquired properties to be rented. These costs (including direct internal costs) are capitalized and allocated to building costs. Costs related to the restoration or improvement of our properties (including direct internal costs, primarily comprised of payroll expense) that improve and extend their useful lives are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Significant indicators of impairment may include, but are not limited to, declines in home values, rental rates and occupancy percentages and significant changes in the economy. We make our assessment at the individual property level because it represents the lowest level of cash flows. If an impairment indicator exists, we compare the expected future undiscounted cash flows from the

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

property against its net carrying amount. We prepare our future undiscounted cash flow analysis using estimates based on current rental rates, renewals and occupancy, operating expenses and inputs from our annual planning process and historical performance. When preparing these estimates, we consider each property’s historical results, current operating trends and current market conditions. These estimates may be impacted by variable factors, including inflation, expected rental rates, the general health of the economy and market competition. If the sum of the estimated undiscounted cash flows is less than the net carrying amount of the property, we record an impairment loss for the difference between the estimated fair value of the individual property and the carrying amount of the property at that date. To determine the estimated fair value, we consider both recent comparable homes sales and the use of discounted projected future cash flows. The rates used to discount projected future cash flows reflect market discount rates. No impairments were recorded during the period ended December 31, 2012.

Revenue Recognition

We lease single-family residences we own and manage directly to tenants who occupy the properties under operating leases, generally, with terms of one year. Generally we perform credit investigations on prospective tenants and obtain security deposits. Rental revenue, net of any concessions, is recognized on a straight-line basis over the term of the lease, which is not materially different than if it were recorded when due from tenants and recognized monthly as it is earned. Properties that are subject to longer-term operating arrangements with preferred operators are leased to the operator for a minimum of five to ten years with renewal options. These operators are responsible for taxes, insurance and maintenance of the properties under the terms of the operating arrangements. Under our preferred operator program, we earn base rental revenue paid monthly, with contractual minimum annual rent increases on each anniversary of the lease commencement date. We recognize rental revenue on a straight-line basis over the term of the lease. We also earn percentage rents on a quarterly basis equal to a fixed percentage of the gross revenue the preferred operator collects from its residential sub-tenants who occupy the homes. Percentage rental revenue is recorded when the gross revenue collected from the sub-tenants is known and the amount can be calculated.

Mortgage Financings

We hold mortgage financing receivables for investment. The receivables are carried at cost, net of related unamortized premiums or discounts, if any. The mortgage loans are secured by single-family homes.

Interest income on mortgage financings is recognized on the effective interest method applied on a loan-by-loan basis. Direct costs, if any, associated with funding loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related loans using the effective interest method.

Mortgage loans as of December 31, 2012 include approximately $12.2 million of short-term loans with a weighted-average interest rate of approximately 12.1% and a weighted-average remaining term of approximately 155 days and approximately $0.8 million in long-term loans with a weighted-average interest rate of approximately 7.99% and a weighted-average remaining term of approximately 30 years.

Cash and Cash Equivalents

Cash and cash equivalents are held in depository accounts with financial institutions that are members of the Federal Deposit Insurance Corporation, or FDIC. Cash balances with institutions may be in excess of federally insured limits or may be invested in time deposits that are not insured by the institution, the FDIC or any other

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

government agency. We have not realized any losses in such cash investments and we believe that these investments are not exposed to any significant credit risk. Cash equivalents consist of highly liquid investments with original maturities of three months or less when acquired. Such investments are stated at cost, which approximates fair value.

Included in the cash and cash equivalents balance is approximately $0.4 million of cash held with designated brokers to facilitate the acquisition of properties.

Rents and Other Receivables, Net

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of tenants or borrowers to make required rent or other payments. This allowance is estimated based on payment history and current credit status. If a tenant or borrower fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent, interest or principal and deferred rent. We generally do not require collateral or other security from our tenants, other than security deposits. Mortgage loans are secured by single-family homes. If estimates of collectability differ from the cash received, then the timing and amount of our reported revenue could be impacted.

Our rents and other receivables are presented net of an allowance for doubtful accounts in our consolidated balance sheet of approximately $41,000 as of December 31, 2012. We recorded a provision for doubtful accounts of approximately $49,000 for the period from March 30, 2012 (inception) through December 31, 2012.

Deferred Leasing Costs and In-Place Lease Intangibles, Net

Deferred leasing commissions and other direct costs associated with leasing our properties (including direct internal costs) and in-place lease intangibles are capitalized and amortized on a straight-line basis over the terms of the related leases.

Investments in Unconsolidated Ventures

Investments in ventures are generally accounted for under the equity method of accounting when we exercise significant influence over the venture but we do not serve as managing member or control the venture. Net income/loss allocations are included in the investment balance along with the contributions made and distributions received over the life of the investment.

Goodwill

Goodwill represents the estimated fair value of the real estate acquisition and management platform acquired from ARM (Note 7). Goodwill has an indefinite life and, accordingly, we do not amortize this asset but instead analyze it on an annual basis for impairment. ASC 350, Intangibles – Goodwill and Other, permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The first step in the impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, the second step is required to determine the amount of the impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Impairment charges, if any, are recognized in operating results. No impairments have been recorded for the period from March 30, 2012 (inception) through December 31, 2012.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

Other Assets, Net

Other assets include prepaid expenses, deposits and other miscellaneous assets, including office property and equipment. Office property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets of three to seven years.

Acquisition Deposits

We have made earnest money deposits relating to offers to purchase rental properties. If the offers to purchase rental properties are not accepted, the deposits will be returned to us.

Income Taxes

We intend to elect to be taxed as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended, or the Code, commencing with our short taxable year ended December 31, 2012. We believe that we have operated in such a manner as to satisfy the requirements for qualification as a REIT. Accordingly, we will not be subject to federal income tax, provided that we qualify as a REIT and our distributions to our stockholders equal or exceed our REIT taxable income.

However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code related to the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal and state income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates, and we may be ineligible to qualify as a REIT for four subsequent tax years. Even if we qualify as a REIT, we may be subject to certain state or local income taxes, and our TRS will be subject to federal, state and local taxes on its income.

We have elected to treat our TRS as a taxable REIT subsidiary. Certain activities that we undertake must be conducted in our TRS, such as third-party property management and non-customary services for our tenants and holding assets that we cannot hold directly. Our TRS is subject to both federal and state income taxes. We recorded an approximately $16,000 tax provision as part of general, administrative and other expense in our consolidated statement of operations and comprehensive loss for the period from March 30, 2012 (inception) through December 31, 2012.

The tax benefit of uncertain tax positions is recognized only if it is “more likely than not” that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of relevant information. The measurement of a tax benefit for an uncertain tax position that meets the “more likely than not” threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority, having full knowledge of all the relevant information. As of December 31, 2012, we had no unrecognized tax benefits. We do not anticipate a significant change in the total amount of unrecognized tax benefits during 2013.

Stock-Based Payments

We have awarded stock-based compensation to certain employees and members of our Board of Directors in the form of long-term incentive plan, or LTIP, units (Note 5). We estimate the fair value of the awards and

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

recognize this value over the requisite vesting period. For LTIP units, the fair value is based on the estimated market value of our common stock on the date of grant and a discount for lack of marketability estimated by a third-party consultant. We recorded stock-based compensation cost of approximately $1.9 million as part of general, administrative and other expense in the consolidated statement of operations and comprehensive loss for the period from March 30, 2012 (inception) through December 31, 2012.

Unrecognized compensation cost of approximately $6.6 million, relating to unvested stock-based payments, is expected to be recognized in the consolidated statement of operations and comprehensive loss over a weighted-average period of approximately 2.4 years.

Comprehensive Loss

Net loss and comprehensive loss are the same for the period from March 30, 2012 (inception) through December 31, 2012.

Segment Reporting

ASC Topic 280, Segment Reporting, established standards for the manner in which public enterprises report information about operating segments. We view our operations as one reportable segment.

3. Lease Intangibles

Our identifiable intangible assets as of December 31, 2012 are summarized as follows (in thousands):

Acquired in-place leases
Gross amount	$1,897
Accumulated amortization	(453)

$1,444

The impact of the amortization of acquired in-place leases on our depreciation and amortization expense is as follows (in thousands):

Period from March 30, 2012 (inception) through December 31, 2012	$453

Our estimate of the future amortization of these intangible assets is as follows (in thousands):

2013	$1,430
2014	14

$1,444

4. Earnings (Loss) per Share

Basic net income or loss attributable to common stockholders is computed by dividing reported net income or loss attributable to common stockholders by the weighted-average number of common and contingently issuable shares outstanding during each period.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

A reconciliation of our net loss per share is as follows (in thousands, except share amount):

Period from March 30, 2012 (inception) through December 31, 2012
Net loss attributable to common stockholders	$(6,139)

Weighted-average number of shares of common stock outstanding:
Basic and diluted	11,536,193

Net loss per share attributable to common stockholders	$(0.53)

A total of 493,433 unvested LTIP units were excluded from the calculation of diluted loss per share because they were anti-dilutive due to our net loss. The effect of the conversion of the OP units and vested LTIP units is not dilutive and is therefore not included in the calculations as we reported a loss. If the OP units and vested LTIP units were converted to common stock, the additional number of shares outstanding for the period ended December 31, 2012 would be 185,490.

5. Stock Compensation

Equity Compensation Plan Approved by Security Holders

The number of shares of our common stock available for grant under the American Residential Properties, Inc. 2012 Equity Incentive Plan, or our 2012 Equity Incentive Plan, is subject to an aggregate limit which is equal to the lesser of (1) 1,500,000 shares and (2) the number of shares determined by multiplying a percentage (as defined in our 2012 Equity Incentive Plan) by the number of shares of our common stock sold by us in any public or private offering. As of December 31, 2012, the aggregate limit under this formula was 861,823 shares. Our 2012 Equity Incentive Plan expires on May 11, 2022, except as to any grants which are then outstanding. As of December 31, 2012, there were 357,901 shares of our common stock available for grant under our 2012 Equity Incentive Plan. Under our 2012 Equity Incentive Plan, the Compensation Committee of our Board of Directors has the ability to grant nonqualified stock options, incentive stock options, restricted shares of our common stock, restricted stock units, dividend equivalents, stock appreciation rights and other awards to our officers, employees, directors and other persons providing services to our Operating Partnership and its subsidiaries.

In connection with our common equity offering on May 11, 2012, a total of 474,922 LTIP units were issued to members of senior management and our Board of Directors. The LTIP units are a special class of partnership interests in our Operating Partnership with certain restrictions, which are convertible into Operating Partnership units, or OP units, subject to satisfying vesting and other conditions. LTIP unit holders are entitled to receive the same distributions as holders of our OP units (only if we pay such distributions) on the unvested portion of their LTIP units. A total of 10,490 LTIP units were fully vested on the date of grant. A total of 7,500 LTIP units will vest on May 11, 2013. A total of 194,472 LTIP units have a vesting schedule in which one-third of the grant vests in equal annual installments on each of May 11, 2013, 2014 and 2015. A total of 262,460 LTIP units vest upon the first to occur of (1) the date on which a “change in control” (as defined in our 2012 Equity Incentive Plan) occurs, (2) the date on which any shares of our common stock become registered with the Securities and Exchange Commission, or SEC, under Section 5 of the Securities Act of 1933, as amended, and listed on a national securities exchange or (3) May 11, 2015. On November 7, 2012, a total of 29,000 LTIP units were issued to members of senior management, with a vesting schedule in which one-third of each grant vests in equal annual installments on each of November 7, 2013, 2014 and 2015. Any unvested LTIP unit is forfeited, except in

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

limited circumstances, as determined by the Compensation Committee of our Board of Directors, when the recipient is no longer employed by us or when a director leaves our Board of Directors for any reason. LTIP units may be subject to full or partial accelerated vesting under certain circumstances, as described in the applicable award agreement. LTIP units are valued at fair value on the date of grant, with compensation expense recorded in accordance with the applicable vesting schedule over the periods in which the restrictions lapse, that approximates a straight line basis. We valued the LTIP units at a per-unit value equivalent to the per-share offering price of our common stock sold in our initial private offering less a discount for lack of marketability estimated by a third-party consultant.

6. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The three levels of fair value defined in ASC Topic 820, Fair Value Measurements, are as follows:

•	Level 1—Valuations based on quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access.

•

Level 2—Valuations based on quoted market prices for similar assets or liabilities, quoted market prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•

Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, which are typically based on the reporting entity’s own assumptions.

Companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair value. The fair values of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2012. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

Our financial instruments include cash and cash equivalents, acquisition deposits, rents and other receivables, due from related party, and accounts payable and accrued expenses. The carrying amount of these instruments approximates fair value because of their short-term nature.

Our mortgage financings are also financial instruments, and we estimated their fair value based on market quotes for comparable instruments or discounted cash flow analysis using estimates of the amount and timing of future cash flows, market rates and credit spreads. The estimated fair value using Level 3 assumptions approximates the carrying amount of our mortgage financing receivables.

7. Transactions With Related Parties

In connection with the closing of our initial private offering on May 11, 2012, we acquired from ARM the proprietary, vertically integrated real estate acquisition and management platform that Mr. Schmitz and Ms. Hawkes developed in exchange for 175,000 OP units, valued at $3.5 million, representing a 1.5% limited partnership interest in our Operating Partnership, and approximately $85,000 in cash. The OP units were valued at $20 per unit, equivalent to the offering price of each share of our common stock sold in our initial private offering.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

We earn management services fees from ARM pursuant to a cancellable sub-management agreement for the provision of real estate management services to ARM. These services allowed ARM to fulfill its obligations to ARP Phoenix Fund I, LP, or Phoenix Fund, pursuant to a management agreement between ARM and Phoenix Fund. The general partner of Phoenix Fund is ARP Phoenix Fund I GP, LLC, which is owned by Mr. Schmitz and Ms. Hawkes. These services included property restoration, leasing and property management and disposition services with respect to the properties owned by Phoenix Fund. Under the sub-management agreement, ARM is required to reimburse our TRS for the actual expenses incurred by our TRS to perform its obligations under the sub-management agreement, plus a fee of 1.0% of the gross rental revenue earned from Phoenix Fund with respect to the properties managed by ARM. We earned approximately $238,000 in property management fees during the period from March 30, 2012 (inception) through December 31, 2012, which are included in management services (related party) in our consolidated statement of operations and comprehensive loss. Accounts receivable of approximately $26,000 due from ARM are included in due from related party in our consolidated balance sheet and were current as of December 31, 2012.

Phoenix Fund purchased 150,000 shares of our common stock in our initial private offering and agreed not to commit to purchase any additional single-family homes.

8. Non-Controlling Interests

Non-controlling common units of our Operating Partnership relate to the interest in our Operating Partnership that is not owned by us and are presented as non-controlling interests in the equity section of our consolidated balance sheet.

Non-controlling common units of our Operating Partnership have essentially the same economic characteristics as shares of our common stock as they share equally in the net income or loss and distributions of our Operating Partnership. Our limited partners have the right to redeem all or part of their non-controlling common units of our Operating Partnership following the one-year anniversary of issuance. At the time of redemption, we have the right to determine whether to redeem the non-controlling common units of our Operating Partnership for cash, based upon the fair value of an equivalent number of shares of our common stock at the time of redemption, or exchange them for unregistered shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distribution and similar events. In the event of a termination or liquidation of us and our Operating Partnership, it is expected that in most cases each common unit would be entitled to a liquidating distribution equal to the amount payable with respect to each share of our common stock. As of December 31, 2012, there were 185,490 outstanding non-controlling common units of our Operating Partnership, representing an approximate 1.0% ownership interest in our Operating Partnership. These units are comprised of 175,000 units issued in connection with our acquisition of the assets and management platform from ARM and 10,490 vested LTIP units.

Net income or loss attributable to non-controlling common units of our Operating Partnership is allocated based on their relative ownership percentage of the Operating Partnership during the period. The non-controlling ownership interest percentage is determined by dividing the number of non-controlling common units outstanding by the total of the shares of our common stock and non-controlling units outstanding at the balance sheet date. The issuance or redemption of additional shares of our common stock or common units results in changes to our limited partners’ ownership interest in our Operating Partnership, as well as our net assets. As a result, all equity-related transactions result in an allocation between stockholders’ equity and the non-controlling common units of our Operating Partnership in the consolidated balance sheet and statement of equity to account for any change in ownership percentage during the period. Our limited partners’ weighted-average share of our net loss was 1.6% for the period from March 30, 2012 (inception) through December 31, 2012.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

9. Commitments and Contingencies

Operating Lease

We entered into operating lease agreements to provide office space for our corporate offices.

Our future minimum obligations under the operating leases as of December 31, 2012 are as follows (in thousands):

2013	$200
2014	287
2015	292
2016	298
2017	303
Thereafter	25

$1,405

Rent expense for the period ended December 31, 2012 was $81,000.

Litigation

From time to time, we are subject to potential liability under various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal claims that would have a material effect on our consolidated financial statements and therefore no accrual is required as of December 31, 2012.

Accepted Purchase Offers

As of December 31, 2012, we have committed to purchase rental properties totaling approximately $7.5 million. These are offers to purchase rental properties that were accepted by the seller but not closed as of December 31, 2012. Acquisition deposits were paid through December 31, 2012 related to these rental property purchase commitments.

Homeowners’ Association Fees

Certain of our properties are located in communities that are subject to homeowners’ association fees. The fees are generally billed monthly and subject to annual adjustments. The fees cover the costs of maintaining common areas and are generally paid for by us.

Concentrations

Approximately 72% of our properties are located in Arizona and California, which exposes us to greater economic risks than if we owned a more geographically dispersed portfolio.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

Executive Bonus

We entered into employment agreements with our Chief Executive Officer and our President under which we are committed to pay bonuses relating to the registration and listing or the public issuance of our common stock. Each of the two executives is entitled to be paid a special cash bonus of $250,000 if, by April 30, 2013, we file with the SEC a shelf registration statement relating to the registration of the shares sold in our initial private offering for resale in accordance with the terms set forth in the related registration rights agreements, and each of the two executives is entitled to be paid an additional special cash bonus of $250,000 if, prior to October 29, 2013 (or 60 days later if deferred as a result of our completion of our initial public offering prior to October 29, 2013), the shares sold in our initial private offering have become registered with the SEC and listed on a national securities exchange.

10. Rental Revenue

Our properties are leased to tenants under operating leases with initial expiration dates ranging from 2012 to 2022. Our leases on self-managed properties are leased to residential tenants with a term of one year, where the tenant is responsible for the payment of the property utilities and we are responsible for the payment of the property taxes, insurance, homeowners’ association fees and property operating and maintenance costs (including ordinary repair and maintenance). Our longer-term operating leases with preferred operators have lease terms with a minimum of five to ten years with renewal options. The operators/lessees under these longer-term leases are responsible for all property-level operating expenses, including taxes, insurance and maintenance, and other similar expenses of the property. The future minimum rental revenue to be received from tenants or lessees as of December 31, 2012 is as follows (in thousands):

2013	$8,962
2014	3,946
2015	3,850
2016	3,921
2017	4,039
Thereafter	9,820

$34,538

11. Subsequent Events

From January 1, 2013 to March 31, 2013, we acquired 756 single-family homes. For the period from April 1, 2013 to April 12, 2013, we acquired or have under contract 785 single-family homes. Additionally, for the period from January 1, 2013 to March 31, 2013, we funded approximately $13.6 million in private mortgage loans. There is no assurance that we will close on the properties or loans we have under contract.

On January 18, 2013, we finalized a $150 million senior secured revolving credit facility from a syndicate of major national banks with an accordion feature that allows us, assuming our compliance with applicable covenants and at the lenders’ discretion, to borrow up to $300 million thereunder if certain criteria are met. The credit facility matures in January 2015, has an optional one-year extension (assuming our compliance with applicable covenants) and bears interest at a rate of LIBOR plus a spread ranging from 2.50% to 3.25% based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the credit facility) ranging from less than or equal to 45% to greater than 55%. In addition to customary affirmative and negative covenants, the credit agreement requires us to comply with various financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth and a minimum liquidity amount.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

December 31, 2012

On January 25, 2013, we issued 37,600 shares of our common stock at a price of $20.50 per share in a private placement pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, receiving gross proceeds of approximately $0.8 million.

On February 11, 2013, ARM, Phoenix Fund and our TRS terminated the property management and sub-management agreements for the provision of real estate management services to Phoenix Fund, and our TRS entered into a management agreement directly with Phoenix Fund, pursuant to which our TRS performs the same services to Phoenix Fund for a fee in an amount equal to 6.0% of the gross rental revenue received by Phoenix Fund with respect to the properties managed by our TRS.

AMERICAN RESIDENTIAL PROPERTIES, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

AS OF DECEMBER 31, 2012

(dollar amounts in thousands)

			Initial Cost to Company(1)		Cost Capitalized Subsequent to Acquisition (Improvements)		Gross Amounts at December 31, 2012
County	State	Number of Single-Family Homes	Land	Depreciable Property	Land	Depreciable Property	Land	Depreciable Property	Total	Accumulated Depreciation(2)	Date of Acquisition
Clark	NV	47	$928	$3,718	—	$356	$928	$4,074	$5,002	$56	2012
Clayton	GA	24	292	1,197	—	—	292	1,197	1,489	4	2012
Cobb	GA	2	25	101	—	—	25	101	126	—	2012
Collin	TX	6	204	823	—	2	204	825	1,029	3	2012
Cook	IL	200	5,252	21,308	—	—	5,252	21,308	26,560	69	2012
Dallas	TX	11	283	1,147	—	2	283	1,149	1,432	4	2012
DeKalb	GA	8	94	389	—	—	94	389	483	2	2012
Denton	TX	2	47	193	—	—	47	193	240	1	2012
Douglas	GA	3	43	175	—	—	43	175	218	1	2012
Fulton	GA	27	386	1,565	—	1	386	1,566	1,952	6	2012
Gwinnett	GA	2	35	140	—	—	35	140	175	1	2012
Henry	GA	2	27	110	—	—	27	110	137	—	2012
Kern	CA	5	154	438	—	1	154	439	593	3	2012
Lee	FL	138	581	5,450	—	—	581	5,450	6,031	58	2012
Los Angeles	CA	24	864	2,460	—	14	864	2,474	3,338	18	2012
Maricopa	AZ	897	22,616	91,514	—	740	22,616	92,254	114,870	518	2012
Newton	GA	2	26	106	—	—	26	106	132	—	2012
Parker	TX	1	20	82	—	—	20	82	102	—	2012
Paulding	GA	2	26	105	—	—	26	105	131	—	2012
Pinal	AZ	82	2,107	8,547	—	35	2,107	8,582	10,689	87	2012
Riverside	CA	145	6,130	17,605	—	1,625	6,130	19,230	25,360	283	2012
Rockdale	GA	1	12	49	—	—	12	49	61	—	2012
Rockwall	TX	9	307	1,228	—	2	307	1,230	1,537	13	2012
San Bernardino	CA	66	2,306	6,531	—	572	2,306	7,103	9,409	103	2012
Stanislaus	CA	52	1,242	3,535	—	103	1,242	3,638	4,880	42	2012
Tarrant	TX	13	289	1,176	—	—	289	1,176	1,465	4	2012
Will	IL	4	105	427	—	—	105	427	532	1	2012

		1,775	$44,401	$170,119	—	$3,453	$44,401	$173,572	$217,973	$1,277

(1)	All properties acquired to date for cash and no debt has been incurred. Excludes $1,897 of acquired in-place leases.
(2)	Except for amounts attributed to land, real estate related assets are depreciated over their estimated useful lives of 5 to 27.5 years using the straight-line method.

AMERICAN RESIDENTIAL PROPERTIES, INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(CONTINUED)

AS OF DECEMBER 31, 2012

(dollar amounts in thousands)

A summary of activity for real estate and accumulated depreciation for the period from March 30, 2012 (inception) through December 31, 2012 is as follows:

Investments in Real Estate (includes balance sheet line items under investment in real estate):

Balance as of March 30, 2012	$—
Acquisitions(1)	214,520
Improvements	3,453

Balance as of December 31, 2012	$217,973

Accumulated Depreciation (includes balance sheet line items under investment in real estate):

Balance as of March 30, 2012	$—
Depreciation Expense	(1,277)

Balance as of December 31, 2012	$(1,277)

(1)	Excludes $1,897 of acquired in-place leases.

AMERICAN RESIDENTIAL PROPERTIES, INC.

SCHEDULE IV

MORTGAGE LOANS ON REAL ESTATE

AS OF DECEMBER 31, 2012

(dollar amounts in thousands)

	Stated Interest Rate	Final Maturity Date(1)	Periodic payment terms	Face Amount	Carrying Amount of Mortgages
Mortgage
Mortgage Financings Secured by Single-Family Homes	12.0-16.0%	Feb-2013 to Nov-2014	Interest	$12,200	$12,200
Long-term Mortgage Financings Secured by Single-Family Homes	8.0%	Dec-2042 to Jan-2043	30-year Amortization	$825	$825

(1)	Reflects scheduled maturity of the investment and does not consider any options to extend beyond the scheduled maturity.

2012
Reconciliation of Mortgage Loans on Real Estate Balance March 30,	$—
Additions during period
New mortgage loans	14,410
Deductions during period
Collections of principal	(1,385)

Mortgage loans receivable December 31,	$13,025

Independent Auditors’ Report

The Board of Directors and Stockholders of

American Residential Properties, Inc.

We have audited the accompanying statement of revenues and certain expenses of Empire Arizona Properties, as more fully described in Note 1, for the year ended December 31, 2012.

Management’s Responsibility for the Financial Statements

Management of American Residential Properties, Inc. is responsible for the preparation and fair presentation of the statement of revenues and certain expenses in accordance with the basis of accounting described in Note 1; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues and certain expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Empire Arizona Properties for the year ended December 31, 2012, on a basis of accounting described in Note 1.

Basis of Accounting

The accompanying statement of revenues and certain expenses of Empire Arizona Properties was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the inclusion in a Form S-11 of American Residential Properties, Inc. As described in Note 1, material amounts that would not be comparable to those resulting from the proposed future operations of Empire Arizona Properties are excluded from the statement of revenues and certain expenses, and the statement of revenues and certain expenses is not intended to be a complete presentation of Empire Arizona Properties’ revenues and expenses.

                                     /s/ Semple, Marchal & Cooper, LLP

Phoenix, Arizona

April 18, 2013

EMPIRE ARIZONA PROPERTIES

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(amounts in thousands)

For the Year Ended December 31, 2012

Revenues:
Rental revenue	$3,051
Certain Expenses:
Property operating and maintenance	959
Real estate taxes	330
Homeowners’ association fees	217

Total certain expenses	1,506

Revenues in excess of certain expenses	$1,545

See Independent Auditors’ report and accompanying notes.

EMPIRE ARIZONA PROPERTIES

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

December 31, 2012

1. General Information

On December 31, 2012, American Residential Properties, Inc. (the “Company”) acquired 276 single-family rental properties (collectively the “Empire Arizona Properties”) for approximately $41.1 million, exclusive of transfer taxes, due diligence expenses and other closing costs. The properties are located in and around the Phoenix, Arizona metropolitan area and were previously substantially acquired during the second half of 2011 by a private limited liability company (the “Seller”). Prior to their acquisition by the Seller, the Empire Arizona Properties were generally owned by their primary residents and were not rental properties. The accompanying statement of revenues and certain expenses include the operations of Empire Arizona Properties.

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X (“Rule 3-14”) of the United States Securities and Exchange Commission (the “Commission”) for inclusion on the Registration Statement on Form S-11 of American Residential Properties, Inc. Accordingly, the statement of revenues and certain expenses includes historical revenues and certain expenses of Empire Arizona Properties, exclusive of items that may not be comparable to the proposed future operations of Empire Arizona Properties. Such excluded items include depreciation, amortization and other overhead costs, which are not expected to be comparable to the future operations of the Empire Arizona Properties.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, and in accordance with the provisions of Rule 3-14, requires management to make estimates and assumptions that affect the amounts of revenue and certain expenses during the period. Actual results could differ materially from those estimates in the near term.

Revenue Recognition

Rental income attributable to leases is recorded when earned from the tenants. Leases entered into by tenants are primarily for one year. Rent received in advance is deferred and recognized in income when earned.

Repair and Maintenance

The initial costs to make a home ready for rental are capitalized, which typically include improvements to the property. Once a home is made rent-ready, ongoing expenditures for repairs and maintenance are expensed as incurred.

3. Commitments and Contingencies

Litigation

Empire Arizona Properties may be subject to legal claims in the ordinary course of business as a property owner. Management currently believes that the ultimate settlement of any potential claims will not have a material impact on the results of operations of Empire Arizona Properties.

Environmental Matters

In connection with the ownership and operation of real estate, Empire Arizona Properties may be liable for costs and damages related to environmental matters. Management has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations for Empire Arizona Properties.

EMPIRE ARIZONA PROPERTIES

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES—(CONTINUED)

December 31, 2012

4. Subsequent Events

Events subsequent to December 31, 2012 were evaluated through the date this financial statement was issued and no additional events were identified requiring further disclosure in this financial statement.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of

American Residential Properties, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of the Wymont Arizona Properties for the year ended December 31, 2012.

MANAGEMENT’S RESPONSIBILITY FOR THE STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Management is responsible for the preparation and fair presentation of the statement of revenues and certain operating expenses in accordance with basis of accounting described in Note 1; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation the of statement of revenues and certain operating expenses that is free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on the statement of revenues and certain operating expenses based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain operating expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues and certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the Wymont Arizona Properties’ preparation and fair presentation of the statement of revenues and certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Wymont Arizona Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the statement of revenues and certain operating expenses of the Wymont Arizona Properties’ present fairly, in all material respects, the results of their operations for the year ended December 31, 2012 in accordance with the basis of accounting described in Note 1.

BASIS OF ACCOUNTING

We draw attention to Note 1 of the statement of revenues and certain operating expenses, which describes the basis of accounting. The statement of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for the inclusion in a Registration Statement on Form S-11 of American Residential Properties, Inc. The presentation is not intended to be a complete presentation of the Wymont Arizona Properties’ revenues and expenses.

                                     /s/ EKS&H LLLP

April 15, 2013

Denver, Colorado

WYMONT ARIZONA PROPERTIES

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

(amounts in thousands)

For the Year Ended December 31, 2012

Revenues:
Rental revenue	$1,025
Operating Expenses:
Property, operating, and maintenance	275
Real estate taxes	101
Homeowners’ association fees	61
Other	5

Total expenses	442

Revenues in excess of certain operating expenses	$583

The accompanying notes are an integral part of this financial statement.

WYMONT ARIZONA PROPERTIES

NOTES TO STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2012

1. Background and Basis of Presentation

On December 28, 2012, American Residential Properties, Inc. (the “Company”) acquired 85 single-family residential rental properties (collectively, the “Wymont Arizona Properties”) for approximately $13.2 million, exclusive of transfer taxes, due diligence expenses and other closing costs. The properties are located in and around the Phoenix, Arizona metropolitan area and were previously acquired between May 2011 and March 2012 by a private limited liability company (the “Seller”). Prior to acquisition by the Seller, the Wymont Arizona Properties were generally owned by their primary residents and were not rental properties.

The accompanying statement of revenues and certain operating expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission for inclusion on Form S-11 of American Residential Properties, Inc., and exclude certain material items. Such material items include mortgage interest, depreciation and amortization, and other administrative costs not directly related to the future operations of the Wymont Arizona Properties. Accordingly, this financial statement is not intended to be a complete presentation of the Wymont Arizona Properties revenues and expenses, due to the exclusion of certain expenses which may not be comparable to the proposed future operations of the Wymont Arizona Properties.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period. Actual results could differ materially from those estimates. The future results of operations could be significantly impacted by the rental markets in which the Wymont Arizona Properties are located, as well as by general overall economic conditions. Management is not aware of any material factors, other than those discussed above, that would cause the information included herein to not be necessarily indicative of results to be expected for the year.

Revenue Recognition

Rental income attributable to leases is recorded when earned from the tenants. Leases entered into by tenants are primarily for one year. Rent received in advance is deferred and recognized in income when earned.

Repair and Maintenance

The initial costs to make a home ready for rental are capitalized. Once a home is made rent-ready, ongoing expenditures for repairs and maintenance are expensed as incurred.

3. Subsequent Events

The Company has evaluated all subsequent events through the report date, which is the date the financial statement was available to be issued, and has determined no additional events requiring disclosure in this financial statement.

*A New Door to Real Estate Investment*

AMERICAN RESIDENTIAL
PROPERTIES

Phoenix, AZ

Lithonia, GA

Chicago, IL

Las Vegas, NV